As filed with the Securities and Exchange Commission on July 28, 2011

Registration No. 333-173180

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALERIS INTERNATIONAL, INC.

and the Guarantor Registrants Listed in the Table Below

(Exact name of registrant as specified in its charter)

Delaware	3341	27-1539680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392

(216) 910-3400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christopher R. Clegg, Esq.

25825 Science Park Drive, Suite 400

Beachwood, OH 44122-7392

(216) 910-3400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Daniel J. Bursky, Esq.

Bonnie A. Barsamian, Esq.

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

(212) 859-8000

(212) 859-4000 (facsimile)

Approximate date of commencement of proposed exchange offer: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transactions:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d01(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Note	Proposed maximum aggregate offering price	Amount of registration fee
7 5/8% Senior Notes due 2018	$500,000,000	100%	$500,000,000(1)	$58,050.00(2)
Guarantees of 7 5/8% Senior Notes due 2018	$500,000,000	—	—	(3)

(1)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.
(3)	Pursuant to Rule 457(n) of the Securities Act, no separate filing fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant Guarantor as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Aleris Rolled Products, Inc.	Delaware	3350	27-1539745
Aleris Rolled Products, LLC	Delaware	3350	61-1378491
Aleris Rolled Products Sales Corporation	Delaware	3350	95-1398512
IMCO Recycling of Ohio, LLC	Delaware	3341	75-2421405
Aleris Recycling, Inc.	Delaware	3341	27-1539798
Aleris Recycling Bens Run, LLC	Delaware	3341	27-2383083
Aleris Specification Alloys, Inc.	Delaware	3341	27-1539849
Aleris Specialty Products, Inc.	Delaware	3341	27-1539911
ETS Schaefer, LLC	Ohio	3341	34-1769350
Aleris Ohio Management, Inc.	Delaware	9995	27-1539961

(1)	The address for each of the additional registrant guarantors is c/o Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

SUBJECT TO COMPLETION, DATED JULY 28, 2011

Prospectus

Aleris International, Inc.

Exchange Offer for

$500,000,000 7 5/8% Senior Notes due 2018

The Exchange Offer:

•

We are offering to exchange up to $500,000,000 of our new 7 5/8% Senior Notes due 2018, which we refer to as the exchange notes, for up to $500,000,000 of our outstanding 7 5/8% Senior Notes due 2018, which we refer to as the outstanding notes.

•	The exchange offer will expire at 5:00 p.m., New York City time on , 2011, unless we extend it. We do not currently intend to extend the expiration date.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

The Exchange Notes:

•	We are offering exchange notes to satisfy certain obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

•	The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes.

•

The exchange notes are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes.

•	There is no existing public market for the outstanding notes or the exchange notes offered hereby.

•	We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

Broker-dealers receiving exchange notes in exchange for outstanding notes acquired for their own account through market-making or other trading activities must acknowledge that they will deliver this prospectus in any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the exchange notes received in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

You should consider carefully the “Risk Factors” beginning on page 28 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

You should rely only on the information contained in this prospectus and any applicable prospectus supplement or amendment. We have not authorized any person to provide you with any additional or different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but our business, prospects, financial condition or results of operations may have changed since that date.

Aleris International, Inc. is a Delaware corporation. We are a wholly-owned subsidiary of Aleris Corporation, a Delaware corporation. Our principal executive offices are located at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122 and our telephone number at that address is (216) 910-3400. You may find additional information about us and our subsidiaries on our website at www.aleris.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in, and is not a part of, this prospectus.

BASIS OF PRESENTATION

As used in this prospectus, unless otherwise specified or the context otherwise requires, “Aleris,” “we,” “our,” “us” and the “Company” refer to Aleris International, Inc. and its consolidated subsidiaries. Aleris Corporation is our direct parent and changed its name from Aleris Holding Company to Aleris Corporation in April 2011.

We emerged from bankruptcy protection on June 1, 2010 (the “Effective Date” or the “Emergence Date”). This resulted in the emerged Company being considered a new entity for financial reporting purposes and dramatically impacted 2010 second quarter net income as certain pre-bankruptcy debts were discharged in accordance with our joint plan of reorganization, filed with the U.S. Bankruptcy Court, District of Delaware (the

i

“Bankruptcy Court”) and as amended (the “Plan of Reorganization”) immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, our financial statements for periods after the Effective Date (references to the Company and the related financial statements for such periods, the “Successor”) are not comparable to the financial statements prior to that date (references to the Company and the related financial statements for such periods, the “Predecessor”). For certain percentages and amounts presented in this prospectus, the Successor and Predecessor results have been combined to derive “Combined” results for the year ended December 31, 2010.

We have restated our previously issued financial statements to reflect a change in the presentation of the cancellation of Predecessor equity resulting from the Predecessor’s emergence from Chapter 11 and the application of fresh-start accounting. All applicable financial information in this prospectus gives effect to this restatement. For information on the restatement and the specific adjustments made, see the notes to our consolidated financial statements included in this prospectus, including Note 1, “Basis of Presentation and Restatement.”

Unless otherwise stated, references to the “pro forma” balance sheet gives pro forma effect to the June Stockholder Dividend (as defined herein) and references to “pro forma” results of operations give pro forma effect to (i) the issuance of the outstanding notes and (ii) certain adjustments related to our Plan of Reorganization and fresh-start accounting as described under “Unaudited Pro Forma Condensed Consolidated Financial Information” herein, on a combined basis as if they had occurred in each case on January 1, 2010.

INDUSTRY DATA

Information in this prospectus concerning processing volumes, production capacity, rankings and other industry information, including our general expectations concerning the rolled aluminum products and aluminum industries, are based on estimates prepared by us using certain assumptions and our knowledge of these industries as well as data from third party sources. Our estimates, in particular as they relate to our general expectations concerning the aluminum industry, involve risks and uncertainties and are subject to changes based on various factors, including those discussed under “Risk Factors” in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us and the industry in which we operate and beliefs and assumptions made by our management. Forward-looking statements should be read in conjunction with the cautionary statements and other important factors included in this prospectus under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” which include descriptions of important factors which could cause actual results to differ materially from those contained in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith, and we believe we have a reasonable basis to make these statements through our management’s examination of historical operating trends, data contained in our records and other data available from third parties, but there can be no assurance that our management’s expectations, beliefs or projections will result or be achieved.

The discussions of our financial condition and results of operations may include various forward-looking statements about future costs and prices of commodities, production volumes, industry trends, demand for our products and services and projected results of operations. Statements contained in this prospectus that are not historical in nature are considered to be forward-looking statements. They include statements regarding our expectations, hopes, beliefs, estimates, intentions or strategies regarding the future. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “will,” “look forward to” and similar expressions are intended to identify forward-looking statements.

The forward-looking statements set forth in this prospectus regarding, among other things, achievement of production efficiencies, capacity expansions, estimates of volumes, revenues, profitability and net income in future quarters, future prices and demand for our products, and estimated cash flows and sufficiency of cash flows to fund capital expenditures, reflect only our expectations regarding these matters. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	our ability to successfully implement our business strategy;

•	the cyclical nature of the aluminum industry, our end-use segments and our customers’ industries;

•	our ability to fulfill our substantial capital investment requirements;

•	variability in general economic conditions on a global or regional basis;

•	our ability to retain the services of certain members of our management;

•

our ability to enter into effective aluminum, natural gas and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals;

•	our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur;

•	increases in the cost of raw materials and energy;

•	the loss of order volumes from any of our largest customers;

•	our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us;

•	our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations;

•	competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry segments we serve;

•	risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors;

•	current environmental liabilities and the cost of compliance with and liabilities under health and safety laws;

•	labor relations (i.e., disruptions, strikes or work stoppages) and labor costs;

•	our levels of indebtedness and debt service obligations;

•	the possibility that we may incur additional indebtedness in the future;

•	limitations on operating our business as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under the notes; and

•	our ability to repurchase the notes upon a change of control.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found under “Risk Factors” contained in this prospectus.

These factors and other risk factors disclosed in this prospectus and elsewhere are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.

The forward-looking statements contained in this prospectus are made only as of the date of this prospectus. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

SUMMARY

This summary provides a brief overview of certain information appearing elsewhere in this prospectus. Because it is abbreviated, this summary does not contain all of the information that may be important to you. You should read the entire prospectus carefully before participating in the exchange offer, including the section entitled “Risk Factors” and the financial statements and the related notes.

EBITDA and Adjusted EBITDA are defined and discussed in footnotes (a) and (b) in “Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data.” Segment Adjusted EBITDA is defined and discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Segments.”

Our Company

Overview

We are a leader in the manufacture and sale of aluminum rolled and extruded products, as well as in aluminum recycling and specification alloy manufacturing with locations in North America, Europe and China. Our business model strives to reduce the impact of aluminum price fluctuations on our financial results and protect and stabilize our margins, principally through pass-through pricing (market-based aluminum price plus a conversion fee), tolling arrangements (conversion of customer-owned material) and derivative financial instruments.

We operate 41 production facilities worldwide, with 14 production facilities that provide rolled and extruded aluminum products and 27 recycling and specification alloy manufacturing plants. We recently broke ground on our 42nd production facility, a state-of-the-art aluminum rolling mill in China, through our 81% owned joint venture. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located to service our customers, which include a number of the world’s largest companies in the aerospace, automotive and other transportation industries, building and construction, containers and packaging and metal distribution industries.

For the seven months ended December 31, 2010 and the five months ended May 31, 2010, we generated revenue of $2.5 billion and $1.6 billion, net income of $71.4 million and $2.2 billion, and Adjusted EBITDA of $162.1 million and $102.0 million, respectively. Approximately 51% of our revenues were derived from North America and the remaining 49% derived from the rest of the world. Adjusted EBITDA is a non-U.S. GAAP financial measure. Please see footnote (b) in “Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data” for a definition and discussion of Adjusted EBITDA and a reconciliation to net income.

We operate our business in the following segments: Rolled Products North America (“RPNA”); Recycling and Specification Alloys Americas (“RSAA”); and Europe. The following charts present the percentage of our consolidated revenue by segment and by end-use for the year ended December 31, 2010:

Revenue by Segment	Revenue by End-Use

Rolled Products North America

We are a producer of rolled aluminum products with leading positions in the North American transportation, building and construction, and metal distribution end-use industries. We produce aluminum sheet and fabricated products using direct-chill and continuous-cast processes at eight production facilities in North America. We believe that many of our facilities are low cost, flexible and allow us to maximize our use of scrap with proprietary manufacturing processes providing us with a competitive advantage.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our rolling mills have the flexibility to utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. Approximately 95% of our RPNA segment’s revenues are derived utilizing a formula pricing model which allows us to pass through risks from the volatility of aluminum price changes by charging a market-based aluminum price plus a conversion fee.

The following table presents our volume, revenues, segment income, and segment Adjusted EBITDA for our RPNA segment for the periods presented:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Rolled Products North America
Pounds Invoiced	471.2	345.6	690.7
Revenues	$699.4	$507.2	$893.6
Segment Income	$21.0	$38.1	$55.8
Segment Adjusted EBITDA (1)	$42.5	$42.5	$61.1

(1)	Note: Segment Adjusted EBITDA is a non-U.S. GAAP financial measure. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Segments” for a definition and discussion of segment Adjusted EBITDA and a reconciliation to segment income.

Recycling and Specification Alloys Americas

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America. Our recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. We believe that the benefits of recycling, which include substantial energy and capital investment savings relative to the cost of smelting primary aluminum, support the long-term growth of this method of aluminum production, especially as concerns over energy use and carbon emissions grow. Our specification alloy operations principally service customers in the automotive industry. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. For the combined year ended December 31, 2010, approximately 60% of the total volumes shipped by our RSAA segment were under tolling arrangements. We use tolling arrangements to both reduce our metal commodity exposure and our overall working capital requirements. We operate 21 strategically located production plants in North America, with 19 in the United States, one in Canada and one in Mexico.

The following table presents our volume, revenues, segment income (loss), and segment Adjusted EBITDA for our RSAA segment for the periods presented:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009

Recycling and Specification Alloys Americas
Pounds Invoiced	1,247.3	787.5	1,537.2
Revenues	$540.5	$373.7	$564.2
Segment Income (Loss)	$27.2	$26.4	$(7.2)
Segment Adjusted EBITDA (1)	$34.6	$29.1	$20.7

(1)	Note: Segment Adjusted EBITDA is a non-U.S. GAAP financial measure. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Segments” for a definition and discussion of segment Adjusted EBITDA and a reconciliation to segment income (loss).

Europe

Our Europe segment consists of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet (clad aluminum material used for, among other things, vehicle radiators and HVAC systems), automotive sheet, and heat treated plate for engineering uses, as well as for other uses in the transportation, construction, and packaging industries. Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. We compete successfully in these highly technical applications based on our industry-leading research and development capabilities as well as our state-of-the-art facilities.

Our Europe segment also produces extruded aluminum products for the automotive, transportation (rail and shipbuilding), electrical, mechanical engineering, and building and construction industries. We further serve our customers by performing value-added fabrication on most of our extruded products.

We are also a leading European recycler of aluminum scrap and magnesium through our Europe segment. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled metal and specification alloys. We sell a significant percentage of these products through tolling arrangements.

The following table presents our volume, revenues, segment income (loss), and segment Adjusted EBITDA for our Europe segment and for products within this segment for the periods presented:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Europe
Pounds Invoiced	989.2	668.7	1,343.5
Rolled Products	405.5	265.3	511.7
Extruded Products	97.0	69.0	147.0
Recycled Products	486.7	334.4	684.8

Revenues	$1,242.1	$769.1	$1,558.4
Intrasegment Eliminations	(68.9)	(42.5)	(75.0)
Rolled Products	763.5	464.5	936.8
Extruded Products	214.7	132.5	343.0
Recycled Products	332.8	214.6	353.6

Segment Income (Loss)	$54.6	$60.1	$(79.7)

Segment Adjusted EBITDA (1)	$104.3	$39.7	$23.9
Rolled Products	73.8	28.2	32.6
Extruded Products	10.1	0.9	(2.3)
Recycled Products	20.4	10.6	(6.4)

(1)	Note: Segment Adjusted EBITDA is a non-U.S. GAAP financial measure. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Our Segments” for a definition and discussion of segment Adjusted EBITDA and a reconciliation to segment income (loss).

Our Industry

We participate in select segments of the aluminum fabricated products industry, including rolled and extruded products; we also recycle aluminum and produce aluminum specification alloys. We do not smelt aluminum, nor do we participate in other upstream activities, including mining bauxite or processing alumina. Our industry is cyclical and is affected by global economic conditions, industry competition and product development. We believe several factors support fundamental long-term growth in aluminum consumption generally and demand for those products we produce specifically, including urbanization in emerging economies, economic recovery in developed economies and the global focus on sustainability. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Also, aluminum can be recycled repeatedly without any material decline in performance or quality which delivers both energy and capital investment savings relative to the cost of smelting primary aluminum.

Primary aluminum prices are cyclical and are determined by worldwide forces of supply and demand; as a result, prices are volatile. This volatility has a significant impact on the profitability of primary aluminum producers whose selling prices are typically based upon prevailing LME prices while their costs to manufacture are not highly correlated to LME prices. Aluminum rolled and extruded product prices are generally determined on a metal cost plus basis. As a result, the impact of aluminum price changes on the manufacturers of these products is significantly less than the impact on primary aluminum producers.

Our Competitive Strengths

We believe that a combination of the following competitive strengths differentiates our business and allows us to maintain and build upon our strong industry position:

Well positioned to benefit from long-term growth in aluminum consumption

As a leader in the manufacture and sale of aluminum rolled and extruded products, as well as in aluminum recycling and specification alloy manufacturing, we believe we are well positioned to participate in the long-term growth in aluminum consumption generally, and demand for those products we produce specifically. We also believe the trend toward aluminum recycling will continue, driven by its lower energy and capital equipment costs as compared to those of primary aluminum producers.

In certain industries, such as automotive, aluminum, because of its strength-to-weight ratio, is the metal of choice for “light-weighting” and increasing fuel efficiency. As a result, aluminum is replacing other materials more rapidly than before. We believe that this trend will accelerate as increased European Union and U.S. regulations relating to reductions in carbon emissions and fuel efficiency, as well as high fuel prices, will force the automotive industry to increase its use of aluminum to “light-weight” vehicles. According to the International Aluminum Institute, global greenhouse gas savings from the use of aluminum for light-weighting vehicles have the potential to double between 2005 and 2020 to 500 million metric tonnes of carbon dioxide per year.

Leading positions in attractive industry segments

We believe we are the number one supplier by volume of recycled aluminum specification alloy material in the United States and Europe to the automotive industry and also the number two supplier by volume of aluminum automotive sheet to the European automotive industry.

We believe we are the third largest global supplier of aerospace sheet and plate based on capacity. We have benefited from the historical growth trends of the aerospace industry and have diversified into commercial, regional and business jet end-use industries, as well as defense applications. The technical and quality requirements needed to participate in aerospace provide a significant competitive advantage. We believe our volumes sold into the aerospace industry are recovering from cyclical low points due to de-stocking that has occurred with global aerospace aluminum customers even though build rates and aircraft production remain strong. China is projected to be a key driver of aluminum plate demand for the manufacture of aircraft and other industrial applications. We recently formed our 81% owned joint venture and broke ground on our state-of-the-art aluminum rolling mill, which we believe will be the first facility in China capable of meeting the exacting standards of the global aerospace industry. As the first mover for these products in this important region, we believe we are well positioned to grow our share of global aerospace plate as well as additional value-added products as we can expand the mill’s capabilities over time.

We are also one of the largest suppliers of aluminum to the building and construction industry in North America. We believe the building and construction industry is at a cyclical low from a volume perspective. We are well-positioned to capture increasing volumes as these industries recover. Additionally, by volume, we believe we are the second largest global supplier of brazing sheet, a technically demanding material that is used in heat exchangers by automotive manufacturers and in other heat exchanger applications. Aluminum continues to replace brass, copper and other materials in heat exchangers and its growth is being augmented by the increasing prevalence of air conditioners in automobiles.

Global platform with a broad and diverse customer base

Our main end-use industries served are aerospace, automotive and other transportation industries, building and construction, containers and packaging, as well as metal distribution in numerous geographic regions. Our business is not dependent on any one industrial segment or any particular geographic region. Our geographic diversification will be further enhanced by increased exposure to China as a result of our recent formation of our joint venture for the construction of a state-of-the-art aluminum rolling mill in Zhenjiang City, Jiangsu Province. See “Recent Developments—China Joint Venture.”

The following charts present the percentage of our consolidated revenue by end-use and by geographic region for the year ended December 31, 2010:

Revenue by End-Use	Revenue by Geographic Region

Long-term customer relationships

We have long-standing relationships with many of our largest customers, which include the following leading global companies in our key end-use industries.

Aerospace	Automotive and Transportation
• Airbus	• Audi	• Great Dane
• Boeing	• BMW	• General Motors
• Embraer	• Bosch	• Honda
	• Chrysler	• Joseph Behr
	• Daimler	• Visteon

Building and Construction	Distribution	Packaging and Other
• Norandex/Reynolds	• Reliance Steel & Aluminum	• Constellium (Alcan)
• Ply Gem Industries	• Ryerson	• Alcoa
	• Thyssen-Krupp	• Novelis

We believe these relationships are mutually beneficial, offering us a consistent base of customer demand and allowing us to plan and manage our operations more effectively. Our ten largest customers were responsible for 27% of our consolidated revenues for the year ended December 31, 2010 and no one customer accounted for more than approximately 5% of those revenues. We have long standing relationships with our customers, including an average of 18 years of service to our top 10 customers. Knowledge gained from long-term customer relationships helps us provide our customers with superior service, including product innovation and just-in-time inventory management.

Industry-leading research, development and technology capabilities

We have industry-leading research, development and technology capabilities. We believe our aerospace and automotive products have the most technically demanding customer quality and product performance requirements in the industry. Our efforts in research and development and technology allow us to focus on technically demanding processes, products and applications, which create a potential to differentiate us from our competitors by allowing us to supply higher quality value-added products. Because of these capabilities and our reputation for technical excellence, we often participate on the product design teams of our customers. We believe our research and development and technology capabilities will allow us to continue to grow in higher value-added applications that meet the developing needs of our customers.

Broad range of efficient manufacturing capabilities

We possess a broad range of capabilities within our manufacturing operations that allow us to compete effectively in numerous end-use industries and geographies.

•

Our rolled products businesses compete across a number of end-use industries ranging from the most demanding heat treat aerospace plate and sheet applications to higher volume applications such as building and construction and general distribution. These operations benefit from our efficiency, flexibility and technical competence, and include our best-in-class rolling mill in Koblenz, Germany, one of the most technically sophisticated rolling mills in the world, as well as our scrap-based low-cost continuous-cast operations in Uhrichsville, Ohio, both of which we believe are among the lowest cost rolled aluminum production facilities in the world for their targeted industries.

•	Our extruded products business produces a wide range of hard and soft alloy extruded aluminum products serving a number of end-use industries.

•

Our recycling and specification alloy manufacturing operations rely on a network of facilities that have rotary and reverbatory melting furnaces, which are among the lowest cost and most efficient furnaces in the industry, and supply molten aluminum and cast ingots to some of the largest aluminum and automotive companies in the world.

Our ability to manufacture a wide range of product offerings across multiple end-use industries and geographies reduces our dependence on any single industry, region or product. Our flexible manufacturing operations allow us to increase or decrease production levels to meet demand. During the recent economic downturn, we adjusted our production levels by temporarily idling our Richmond rolling mill facility and furnaces in our recycling and specification alloy manufacturing operations, restructuring our German extrusion and Duffel, Belgium rolled and extruded products operations, which permanently reduced headcount by over 500 employees, and reducing overhead costs in our German manufacturing operations through Kurzarbeit, a short-term work scheme in which the German Federal Employment Agency subsidizes the wages of employees while employers cut back their working time.

Experienced management team and Board of Directors

Our executive officers and key leaders have a diversity of industry experience, including on average more than 20 years of experience with various manufacturing companies, including managing Aleris when it was a public company prior to its leveraged buyout in 2006. Our management team has expertise in the commercial, technical and management aspects of our business, which provides for focused marketing efforts, quality and cost controls and safety and environmental improvement. Our management team successfully led us through our emergence from bankruptcy and continues to focus on implementing our business strategies. Aleris’s Board of Directors includes current and former executives from Exelon, General Motors and The Mosaic Company who bring extensive experience in operations, finance, governance and corporate strategy. See “Management.”

Our Business Strategies

We expect to sustain and grow our Company and build on our strong industry position by pursuing the following strategies:

Continue to grow our core business and enhance our product mix

We will continue to grow our core business by:

•	capturing the full benefits of the economic recovery in our key end-use industries; and

•

optimizing our production facilities to ensure we remain one of the lowest cost producers for our product portfolio through targeted technology upgrades and the application of the Aleris Operating System (“AOS”).

Furthermore, we believe we have numerous opportunities to enhance our product mix. Currently, we are:

•

transitioning many of our transportation customers from direct-chill based products to lower cost scrap-based continuous cast products, thereby providing our customers lower price points while enhancing our operating efficiencies and profitability;

•	enhancing our recycling capabilities in North America and Europe to increase flexibility and capacity to leverage lower-cost scrap types and broaden our alloy product offerings;

•

leveraging and expanding our rolled products technology to capture fast growing demand in select segments, such as auto body sheet in Europe, which we believe will grow as automakers work to meet stringent regulatory requirements on carbon reductions by using aluminum to reduce vehicles’ weight and increase fuel efficiency;

•	proactively assessing and managing profitability of our customer and product portfolio to focus on higher value business; and

•	targeting research and development efforts towards collaboration with customers to enhance our product offerings.

We intend to continue to supply higher value alloys targeting aerospace, automotive and other transportation industries. We will seek to extend our lower cost continuous casting operations to produce higher value rolled aluminum products.

Expand in China and select international regions

We intend to expand our global operations where we see the opportunity to enhance our manufacturing capabilities, grow with existing customers, gain new customers or penetrate higher-growth industries and regions. We believe disciplined expansion focused on these objectives will allow us to achieve attractive returns. Our international expansion has followed these principles. Recently, we:

•

formed the 81% Aleris owned China Joint Venture and broke ground for the construction of a state-of-the-art aluminum rolling plate mill in Zhenjiang City, Jiangsu Province in China to produce value-added plate products for the aerospace, general engineering and other transportation industry segments in China; and designed the China mill with the capability to expand into other high value-added products.

•

announced our plan to expand our existing operations in China by moving our idled extrusion press from Duffel, Belgium to our Tianjin, China extrusion plant, which will enable us to continue to capture growth in China and better serve our existing customers with operations in that region.

We expect demand for aluminum plate in China will grow, driven by the development and expansion of domestic industries serving aerospace, engineering and other heavy industrial applications. As the first mover for high technology aerospace products in this important region, we believe we are well positioned to grow our share of aerospace and other plate demand.

We intend to continue to pursue global expansion opportunities in a disciplined, deliberate manner. Additionally, we believe that the combination of our efficient furnaces, scrap processing techniques and global customer base provides us with a highly competitive business model that is capable of operating in emerging economies.

Continue to focus on the Aleris Operating System to drive productivity

Our culture focuses on continuous improvement, achievement of synergies and optimal use of capital resources. As such, we have established the AOS, a company-wide ongoing initiative, to align and coordinate all key processes of our operations. AOS is an integrated system of principles, operating practices and tools that engages all employees in the transformation of our core business processes and the relentless pursuit of value creation. We focus on key operating metrics for all of our global businesses and plants and strive to achieve best practices both internally and in comparison with external benchmarks. The AOS initiative utilizes various tools including Six Sigma and Lean methodologies to drive sustainable productivity improvements. Our AOS and productivity programs generated approximately $107.0 million of cost savings for the year ended December 31, 2010.

We believe there are significant opportunities to further reduce our manufacturing and other costs and improve profitability by continuing to deploy AOS. We believe AOS initiatives will generate productivity gains and enable us to more than offset base inflation within our operations by continuous process improvements.

Limiting our exposure to commodity price fluctuations

We continuously seek to reduce the impact of aluminum price fluctuations on our business by:

•

using formula pricing in our rolled and extruded products businesses, based on a market-based primary aluminum price plus a conversion fee which effectively passes aluminum costs through to our customers for 90% of our global rolled products sales;

•	aligning physical aluminum purchases with aluminum sales;

•

hedging fixed price forward sales with the use of financial and commodity derivatives to protect transaction margins, which are margins associated with the sale of products and the conversion fees we earn on such sales;

•	hedging uncommitted or open inventory positions to protect our operating results and financial condition from the impact of changing aluminum prices on inventory values; and

•

pursuing tolling arrangements that reduce exposure to aluminum and other commodity price fluctuations where customer metal is available and which accounted for approximately 57% of the total pounds invoiced in our global recycling and specification alloy manufacturing operations for the year ended December 31, 2010.

These techniques minimize both transactional margin and inventory valuation risk. Additionally, we seek to reduce the effects of natural gas and electricity price volatility through the use of financial derivatives and forward purchases as well as through price escalators and pass-throughs contained in some of our customer supply agreements.

Selectively pursue strategic transactions

We have grown significantly through the successful completion of 11 strategic acquisitions from 2004 through 2008 targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We believe that a number of acquisition opportunities exist in the industries in which we operate. We focus on acquisitions that we expect would increase earnings and from which we typically would expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. We prudently evaluate these opportunities as potential enhancements to our existing operating platforms. We also consider strategic alliances, where appropriate, to achieve operational efficiencies or expand our product offerings. In addition, we consider potential divestitures of non-strategic businesses from time to time. We continue to consider strategic alternatives on an ongoing basis, including having discussions concerning potential acquisitions and divestitures, certain of which may be material, that may take place following the completion of this offering.

Recent Developments

China Joint Venture

During the first quarter of 2011, we formed a joint venture with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd. We are an 81% owner in the joint venture, Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. (the “China Joint Venture”), and broke ground for the construction of a state-of-the-art aluminum rolling mill in Zhenjiang City, Jiangsu Province in China that will produce semi-finished rolled aluminum products.

Construction of the mill is expected to be completed within two years. The mill is designed for an eventual capacity of approximately 250,000 metric tons, with approximately 100,000 square meters initially under roof. Production capacity for the first phase is expected to be 35,000 metric tons, with significant additional hot mill capacity available. We currently anticipate that the cost of this phase of the facility will be approximately $300.0 million. We also anticipate that two-thirds of the financing will be provided by a third-party as a non-recourse loan and the remainder will consist of equity capital contributed by each partner. The China Joint Venture entered into a non-recourse multi-currency secured revolving and term loan facility to finance a portion of the construction and certain other costs of the China Joint Venture (the “China Loan Facility”). See “Description of Other Indebtedness—China Loan Facility.”

Issuance of $500.0 million 7 5/8% Senior Notes due 2018

On February 9, 2011, we issued $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 under an indenture (the “Indenture”) with U.S. Bank National Association, as trustee. The notes are unconditionally guaranteed on a senior unsecured basis by each of our restricted subsidiaries that is a domestic subsidiary and that guarantees our obligations under our asset backed multi-currency revolving credit facility (the “ABL Facility”). Interest on the outstanding notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. The outstanding notes mature on February 15, 2018. We used a portion of the net proceeds from the sale of the outstanding notes to pay a cash dividend of approximately $300.0 million to Aleris Corporation on February 28, 2011, which was then paid as a dividend, pro rata, to Aleris Corporation’s stockholders (the “February Stockholder Dividend”). The remaining net proceeds will be used for general corporate purposes, including to finance the construction of an aluminum rolling mill in China. The exchange notes offered hereby are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities law, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes. See “Description of Exchange Notes.”

June Stockholder Dividend

On June 15, 2011, our Board of Directors declared a cash dividend of approximately $100.0 million to Aleris Corporation, which was paid as a dividend on June 30, 2011, pro rata, to Aleris Corporation’s stockholders out of cash on hand (the “June Stockholder Dividend”).

ABL Facility

On June 30, 2011, we amended and restated our ABL Facility to, among other things, increase the amount of available borrowings under the ABL Facility from $500.0 million to $600.0 million. See “Description of Indebtedness—ABL Facility.”

Our Reorganization

On February 12, 2009, we, along with certain of our U.S. subsidiaries, filed voluntary petitions for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. The bankruptcy filings were the result of a liquidity crisis brought on by the global recession and financial crisis. Our ability to respond to the liquidity crisis was constrained by our highly leveraged capital structure, which at filing included $2.7 billion of debt, resulting from our 2006 leveraged buyout. As a result of the severe economic decline, we experienced sudden and significant volume reductions across each end-use industry we serve and a precipitous decline in the LME price of aluminum. These factors reduced the availability of financing under our revolving credit facility and required us to post cash collateral on our aluminum metal hedges. Accordingly, we sought bankruptcy protection to alleviate our liquidity constraints and restructure our operations and financial position. We emerged from bankruptcy on June 1, 2010 with sufficient liquidity and a capital structure that allows us to pursue our growth strategy.

Our Principal Stockholders

In connection with our emergence from bankruptcy, three of our largest lender groups while we were in bankruptcy, certain investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries, certain investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”) and certain investment funds managed or advised by Sankaty Advisors, LLC entered into an equity commitment agreement, pursuant to which they agreed to backstop an equity rights offering of our parent, Aleris Corporation.

Oaktree Capital Management, L.P. (“Oaktree”) is a leading global investment management firm focused on alternative markets, with over $80 billion in assets under management as of March 31, 2011. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Oaktree was founded in 1995 by a group of principals who have worked together since the mid-1980s. Headquartered in Los Angeles, the firm has over 600 employees and offices in 13 cities worldwide. The investment funds managed by Oaktree Capital Management, L.P. or their respective subsidiaries that are invested in the Company are referred to collectively in this prospectus as the “Oaktree Funds.”

Founded in 1990, Apollo is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of March 31, 2011, Apollo had assets under management of $70 billion in its private equity, capital markets and real estate businesses. The investment funds managed by Apollo that are invested in the Company are referred to collectively in this prospectus as the “Apollo Funds.”

Sankaty Advisors, LLC (“Sankaty”), the credit affiliate of Bain Capital, LLC, is one of the nation’s leading private managers of fixed income and credit instruments. With approximately $18 billion assets under management, funds managed or advised by Sankaty invests in a wide variety of securities and investments, including leveraged loans, high-yield bonds, distressed/stressed debt, mezzanine debt, structured products and equities. Headquartered in Boston and with offices in London, New York and Chicago, Sankaty has over 165 employees. The investment funds managed or advised by Sankaty that are invested in the Company are referred to collectively in this prospectus as the “Sankaty Funds.”

The Oaktree Funds, the Apollo Funds and the Sankaty Funds are referred to collectively in this prospectus as the “Investors.”

Corporate Structure

A simplified overview of our corporate structure is shown in the diagram below. See “Principal Stockholders” and “Capitalization.”

(1)

Our ABL Facility is a $600.0 million revolving credit facility which permits multi-currency borrowings of (a) up to $600.0 million by us and our U.S. subsidiaries, (b) up to $240.0 million by Aleris Switzerland GmbH, our wholly owned Swiss subsidiary (referred to in this diagram as the Swiss Borrower), and (c) up to $15.0 million by Aleris Specification Alloy Products Canada Company, our wholly owned Canadian subsidiary (referred to in this diagram as the Canadian Borrower). Our ABL Facility is secured, subject to certain exceptions by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of the current assets and related intangible assets of the Canadian Borrower located in Canada and substantially all of the current assets (other than inventory located outside of the United Kingdom) and related intangible assets of Aleris Recycling (Swansea) Ltd., of Aleris Switzerland GmbH and certain of its subsidiaries. The borrowers’ obligations under our ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. See “Description of Other Indebtedness—ABL Facility.”
(2)	The outstanding notes are and the exchange notes offered hereby will be guaranteed on a senior unsecured basis by all of our domestic restricted subsidiaries that guarantee our obligations under our ABL Facility. See “Description of Exchange Notes—Subsidiary Guarantees.”
(3)	Our 6% senior subordinated exchangeable notes are not guaranteed by any of our subsidiaries. See “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.”
(4)	We issued $5.0 million aggregate liquidation amount ($5.3 million aggregate liquidation amount as of March 31, 2011, after giving effect to the accrual of dividends) of redeemable preferred stock upon emergence from bankruptcy.
(5)	Our domestic subsidiaries that guarantee our ABL Facility, the outstanding notes and the exchange notes offered hereby are also borrowers under our ABL Facility.
(6)	We are an 81% owner in Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. (referred to in this diagram as the China Joint Venture). See “—Recent Developments—China Joint Venture.” The China Joint Venture is an unrestricted subsidiary under the indenture governing the notes and is a party to the non-recourse China Loan Facility. See “Description of Other Indebtedness—China Loan Facility.”

Corporate Information

Aleris International, Inc. is incorporated in the state of Delaware. Our principal executive offices are located at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122. Our telephone number is (216) 910-3400.

The Exchange Offer

The following summary contains basic information about the exchange offer and the exchange notes. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Exchange Notes.”

On February 9, 2011, we issued $500.0 million in aggregate principal amount of our 7 5/8% senior notes due 2018, which we refer to as the outstanding notes, in a private offering to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus forms a part and to complete an exchange offer for the outstanding notes. The following is a summary of the exchange offer.

Exchange Notes	$500.0 million aggregate principal amount of 7 5/8% senior notes due 2018, which we refer to as the “exchange notes.” We refer to the exchange notes and the outstanding notes collectively as the “notes.”

The terms of the exchange notes are substantially identical to the terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.

The Exchange Offer	We are offering exchange notes in exchange for a like principal amount of our outstanding notes. You may tender your outstanding notes for exchange notes by following the procedures described under the heading “The Exchange Offer.”

Expiration Date; Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we extend it. You may withdraw any outstanding notes that you tender for exchange at any time prior to the expiration of this exchange offer. See “The Exchange Offer—Terms of the Exchange Offer” for a more complete description of the tender and withdrawal period.

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions, other than that the exchange offer does not violate any applicable law or any interpretations of the staff of the SEC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Material U.S. Federal Income and Estate Tax Consequences	Your exchange of outstanding notes for exchange notes to be issued in the exchange offer will not result in any gain or loss to you for U.S. federal income tax purposes. See “Material U.S. Federal Income and Estate Tax Consequences” for a summary of U.S. federal income and estate tax consequences associated with the exchange of outstanding notes for the exchange notes and the purchase, ownership and disposition of those exchange notes.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Consequences of Failure to Exchange Your Outstanding Notes	Outstanding notes not exchanged in the exchange offer will continue to be subject to the restrictions on transfer that are described in the legend on the outstanding notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not currently intend to register the outstanding notes under the Securities Act. If your outstanding notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your outstanding notes.

Resales of the Exchange Notes	Based on interpretations of the staff of the SEC, we believe that you may offer for sale, resell or otherwise transfer the exchange notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you are not a broker-dealer tendering notes acquired directly from us;

•	you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

•

you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an “affiliate” of our company, as that term is defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you incur.

Any broker-dealer that acquires exchange notes in the exchange offer for its own account in exchange for outstanding notes which it acquired through market-making or other trading activities must acknowledge that it will deliver this prospectus when it resells or transfers any exchange notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all outstanding notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration of the exchange offer.

Exchange Agent	U.S. Bank National Association, the trustee under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under the heading “The Exchange Offer—The Exchange Agent.”

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. A more detailed description of the terms and conditions of the exchange notes is set forth in “Description of Exchange Notes.”

The exchange offer applies to the $500.0 million aggregate principal amount of the outstanding notes outstanding as of the date hereof. The form and terms of the exchange notes will be identical in all respects to the form and the terms of the outstanding notes except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the outstanding notes; and

•	will not be subject to any increase in annual interest rate as described below under “The Exchange Offer—Purpose of the Exchange Offer.”

The exchange notes evidence the same debt as the outstanding notes exchanged for the exchange notes and will be entitled to the benefits of the same indenture under which the outstanding notes were issued, which is governed by New York law.

Issuer	Aleris International, Inc.

Notes Offered	$500.0 million aggregate principal amount of 7 5/8% senior notes due 2018.

Maturity	The exchange notes will mature on February 15, 2018.

Interest Rate	The exchange notes will accrue interest at the rate of 7 5/8% per annum.

Interest Payment Dates	The exchange notes will pay interest semi-annually in cash in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest will accrue from February 9, 2011.

Ranking	The exchange notes will be our unsecured senior obligations and will:

•	rank equally in right of payment to all of our existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including any borrowings under our ABL Facility), to the extent of the value of the assets securing such debt; be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of our subsidiaries that is not a guarantor of the exchange notes; and

•

rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes, including our 6% senior subordinated exchangeable notes.

Similarly, the exchange note guarantees will be unsecured senior obligations of the guarantors and will:

•

rank equally in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to such guarantor’s exchange note guarantee;

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our ABL Facility), to the extent of the value of the assets securing such debt; be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of such guarantor’s subsidiaries that do not guarantee the exchange notes; and

•

rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to such guarantor’s exchange note guarantee, including such guarantor’s guarantee of our 6% senior subordinated exchangeable notes.

As of March 31, 2011, we estimate that our borrowing base would have supported borrowings in excess of $570.0 million, $70.0 million in excess of the maximum borrowings permitted. After giving effect to the outstanding letters of credit of $38.0 million, we had $462.0 million available for borrowings as of March 31, 2011.

As of March 31, 2011, our non-guarantor subsidiaries had consolidated assets of $1.1 billion, which represented 53% of the consolidated total assets of the Company and its subsidiaries and consolidated total liabilities of approximately $590.7 million, including trade payables, which accounted for approximately 41% of our consolidated liabilities, and approximately $7.9 million of indebtedness outstanding, with no indebtedness under our ABL Facility. For the three months ended March 31, 2011, our non-guarantor subsidiaries generated revenues of $687.5 million, which represented 58% of the consolidated revenues of the Company and its subsidiaries and operating income of $55.4 million, which represented 79% of the consolidated operating income of the Company and its subsidiaries. For the seven months ended December 31, 2010 our non-guarantor subsidiaries generated revenues of approximately $1.4 billion, which represented 57% of the consolidated revenues of the Company and its subsidiaries, and operating income of $64.7 million, which represented 82% of the consolidated operating income of the Company and its subsidiaries. For the five months ended May 31, 2010 our non-guarantor subsidiaries generated revenues of $879.9 million, which represented 54% of the consolidated revenues of the Company and its subsidiaries, and operating income of $35.5 million, which represented 48% of the consolidated operating income of the Company and its subsidiaries.

Guarantees	All of our domestic restricted subsidiaries that guarantee our obligations under the ABL Facility will unconditionally guarantee the exchange notes. See “Description of Exchange Notes—Subsidiary Guarantees.”

Optional Redemption	Prior to February 15, 2014, we may redeem some or all of the exchange notes at a price equal to 100% of the principal amount thereof, plus the Applicable Premium set forth under “Description of Exchange Notes—Optional Redemption.” Beginning on February 15, 2014, we may redeem some or all of the notes at the redemption prices listed under “Description of Exchange Notes—Optional Redemption” plus accrued and unpaid interest to the redemption date. Additionally, once during each 12-month period prior to February 15, 2014, we may redeem up to 10% of the original principal amount of the exchange notes at a redemption price equal to 103% of the principal amount of the exchange notes redeemed, plus accrued and unpaid interest.

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) until February 15, 2014, we can choose to redeem up to 35% of the original aggregate principal amount of the exchange notes (plus the aggregate principal amount of any additional notes issued after the issue date) with money that we raise in certain equity offerings, so long as:

•	we pay 107.625% of the face amount of the exchange notes, plus accrued and unpaid interest;

•	we redeem the exchange notes within 180 days of completing such equity offering; and

•

at least 65% of the aggregate principal amount of the exchange notes originally issued (plus the aggregate principal amount of any additional notes issued after the issue date) remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued and unpaid interest. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, permanently reduce senior debt, permanently reduce senior subordinated debt, permanently reduce debt of a restricted subsidiary that is not a subsidiary guarantor or make an offer to purchase a principal amount of the exchange notes equal to the net cash proceeds, subject to certain exceptions. The purchase price of the exchange notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants	The indenture governing the exchange notes will contain covenants limiting our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt; pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•	issue preferred stock of restricted subsidiaries; make certain investments;

•	create liens on our or our subsidiary guarantors’ assets to secure debt;

•	enter into sale and leaseback transactions; create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the exchange notes; and

•	enter into transactions with affiliates; merge or consolidate with another company; and sell assets, including capital stock of our subsidiaries.

These covenants are subject to a number of important limitations and exceptions.

No Public Market	The exchange notes will be new securities for which there is currently no market. We cannot assure as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. See “Risk Factors—There is no public market for the exchange notes and an active trading market may not develop for the exchange notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in the exchange notes.

Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated

Financial and Other Data

The following summary historical consolidated financial data for the seven months ended December 31, 2010, the five months ended May 31, 2010 and for the years ended December 31, 2009 and 2008 and as of December 31, 2010 and 2009 and May 31, 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary historical financial data for the three months ended March 31, 2011 and 2010 and as of March 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2008 and March 31, 2010 has been derived from our consolidated financial statements not included in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The historical results included here and elsewhere in this prospectus are not necessarily indicative of future performance or results of operations.

We emerged from bankruptcy protection on June 1, 2010. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations,” we applied fresh-start accounting upon the emergence and became a new entity for financial reporting purposes as of the Effective Date. This dramatically impacted 2010 second quarter operating results as certain pre-bankruptcy debts were discharged in accordance with the Plan of Reorganization immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, our financial statements for periods after the Effective Date (reference to the Company and the related financial statements for such periods, the “Successor”) are not comparable to the financial statements prior to that date (references to the Company and the related financial statements for such periods, the “Predecessor”).

The following table also sets forth summary unaudited pro forma condensed consolidated financial and other data for the combined year ended December 31, 2010. The summary unaudited pro forma condensed consolidated results of operations data give pro forma effect to (i) the issuance of our outstanding notes and (ii) certain adjustments related to our Plan of Reorganization and fresh-start accounting as if such events and the Effective Date in each case had occurred on January 1, 2010.

The summary unaudited pro forma financial data is subject, and gives effect, to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this prospectus. The summary unaudited pro forma financial data is presented for informational purposes only and does not purport to be indicative of actual results of operations that would have been achieved had the events described above been consummated on the dates indicated, and do not purport to be indicative of balance sheet data or results of operations as of any future date or for any future period.

The historical and unaudited pro forma consolidated financial data presented below is only a summary and should be read together with “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, including the notes to those consolidated financial statements, appearing elsewhere in this prospectus. All numbers are in millions, except ratios.

	Historical								Pro Forma
	For the seven months ended December 31, 2010		For the five months ended May 31, 2010 (Restated)		For the year ended December 31,		For the three months ended March 31,		For the year ended December 31, 2010
					2009	2008	2011	2010
	(Successor)		(Predecessor)				(Successor)	(Predecessor)	(Combined)
Statement of Operations Data:
Revenues	$2,474.1		$1,643.0		$2,996.8	$5,905.7	$1,191.2	$961.9	$4,117.1
Operating income (loss)	78.5		74.4		(911.0)	(1,661.4)	70.5	72.7	145.3
Net income (loss)	71.4		2,204.1		(1,187.4)	(1,744.4)	57.3	9.7	85.5
Net income (loss) attributable to Aleris International, Inc.	71.4		2,204.1		(1,187.4)	(1,744.4)	57.4	9.7	85.5
Balance Sheet Data (at end of period):
Cash and cash equivalents	$113.5		$60.2		$108.9	$48.5	$227.4	$71.0
Total assets	1,779.7		1,697.6		1,580.3	2,676.0	2,167.1	1,711.6
Total debt	50.4		585.1		842.7	2,600.3	542.2	540.6
Total Aleris International, Inc. equity (deficit)	936.6		(2,189.4)		(2,180.4)	(1,019.7)	717.1	(2,151.9)
Other Data:
Pounds invoiced:
Rolled Products North America	471.2		345.6		690.7	941.9	194.6	202.7	816.8
Recycling and Specification Alloys Americas	1,247.3		787.5		1,537.2	2,456.5	493.9	458.3	2,034.8
Europe	989.2		668.7		1,343.5	1,800.8	456.1	395.6	1,657.9

Total pounds invoiced	2,707.7		1,801.8		3,571.4	5,199.2	1,144.6	1,056.6	4,509.5

Net cash provided (used) by:
Operating activities	$120.3		$(174.0)		$56.7	$(60.1)	$(56.8)	$(102.7)
Investing activities	(26.2)		(15.7)		(59.8)	132.5	(22.5)	(8.9)
Financing activities	(84.8)		187.5		60.8	(108.3)	189.1	77.0
Depreciation and amortization	38.4		20.2		168.4	225.1	16.6	12.3	$63.9
Capital expenditures	46.5		16.0		68.6	138.1	22.9	9.3	62.5
EBITDA (a)	117.1		2,289.2		(855.4)	(1,428.5)	88.1	67.7	209.6
Adjusted EBITDA (b)	162.1		102.0		81.7	193.1	78.5	55.9	264.1
Ratio of earnings to fixed charges (c)	9.4	x	30.3	x	(d )	(d )	8.0x	1.2x

(a)

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA is an example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or as superior to, our measures of financial performance prepared in accordance with GAAP. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our noteholders and lenders under our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indenture governing our notes. EBITDA as defined in the indenture governing our notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. However, EBITDA was not impacted by these limits for the periods presented.

Our EBITDA calculations represent net income (loss) attributable to Aleris International, Inc. before income from discontinued operations, interest income and expense, benefit from (provision for) income taxes and depreciation and amortization. EBITDA should not be construed as an alternative to net income attributable to Aleris International, Inc. as an indicator of our performance, or cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. EBITDA as we use it may not be comparable to similarly titled measures used by other entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA.”

Our reconciliation of EBITDA to net income (loss) attributable to Aleris International, Inc. and cash flows (used) provided by operating activities is as follows (amounts are in millions):

	Historical						Pro Forma
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31,		For the three months ended March 31,		For the year ended December 31, 2010
			2009	2008	2011	2010
	(Successor)	(Predecessor)			(Successor)	(Predecessor)	(Combined)
EBITDA	$117.1	$2,289.2	$(855.4)	$(1,428.5)	$88.1	$67.7	$209.6
Income from discontinued operations	—	—	—	0.8	—	—	—
Interest expense, net	(7.0)	(73.6)	(225.4)	(226.0)	(8.4)	(44.4)	(51.8)
(Provision for) benefit from income taxes	(0.3)	8.7	61.8	134.4	(5.7)	(1.3)	(8.4)
Depreciation and amortization	(38.4)	(20.2)	(168.4)	(225.1)	(16.6)	(12.3)	(63.9)

Net income (loss) attributable to Aleris International, Inc.	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)	$57.4	$9.7	$85.5

Net loss attributable to noncontrolling interest	—	—	—	—	(0.1)	—

Net income (loss)	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)	$57.3	$9.7

Income from discontinued operations	—	—	—	(0.8)	—	—
Depreciation and amortization	38.4	20.2	168.4	225.1	16.6	12.3
(Benefit from) provision for deferred income taxes	(4.8)	(11.4)	(54.2)	(152.1)	0.2	(0.7)
Restructuring and impairment charges:
Charges (gains)	12.1	(0.4)	862.9	1,427.4	0.1	(1.3)
Payments	(3.3)	(5.5)	(45.6)	(31.6)	(1.5)	(3.9)
Reorganization items:
Charges (gains)	7.4	(2,227.3)	123.1	—	0.6	4.7
Payments	(33.7)	(31.2)	(25.2)	—	(2.2)	(4.9)
Adjustment to reflect inventories at lower of cost or market	—	—	—	55.6	—	—
Currency exchange losses (gains) on debt	—	25.5	(14.9)	—	(4.6)	8.7
Stock-based compensation expense	4.9	1.3	2.1	2.5	2.4	0.8
Unrealized (gains) losses on derivative financial instruments	(19.8)	39.2	(11.2)	119.2	(5.0)	(0.5)
Amortization of debt costs	2.5	27.8	109.1	14.0	1.3	17.4
Other	(15.4)	18.3	1.7	20.5	(4.5)	6.2
Change in operating assets and liabilities	60.6	(234.6)	127.9	4.5	(117.5)	(151.2)

Cash flows provided (used) by operating activities	$120.3	$(174.0)	$56.7	$(60.1)	$(56.8)	$(102.7)

(b)	Adjusted EBITDA is another example of a non-U.S. GAAP financial measure that we believe provides investors and other users of our financial information with useful information. Non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or as superior to, our measures of financial performance prepared in accordance with GAAP. Management uses Adjusted EBITDA as a performance metric and believes this measure provides additional information used by our noteholders and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, Adjusted EBITDA, without adjustments for metal price lag, is a component of certain financial covenants under the credit agreement governing our ABL Facility. Adjusted EBITDA as defined under our ABL Facility also limits the amount of adjustments for restructuring charges incurred after the Emergence Date and requires additional adjustments be made if certain annual pension funding levels are exceeded. These thresholds were not met as of March 31, 2011.

We define Adjusted EBITDA as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring and impairment charges, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Adjusted EBITDA should not be construed as an alternative to net income attributable to Aleris International, Inc. as an indicator of our performance, or cash flows from our operating activities, investing activities or financing activities as a measure of liquidity, in each case as such measure is determined in accordance with U.S. GAAP. Adjusted EBITDA as we use it is likely to differ from the methods used by other companies in computing similarly titled or defined terms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA.”

Our reconciliation of net income (loss) attributable to Aleris International, Inc. to EBITDA and Adjusted EBITDA is as follows (amounts are in millions):

	Historical						Pro Forma
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31,		For the three months ended March 31,		For the year ended December 31 2010
			2009	2008	2011	2010
	(Successor)	(Predecessor)			(Successor)	(Predecessor)	(Combined)
Net income (loss) attributable to Aleris International, Inc.	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)	$57.4	$9.7	$85.5
Income from discontinued operations	—	—	—	(0.8)	—	—	—
Interest expense, net	7.0	73.6	225.4	226.0	8.4	44.4	51.8
Provision for (benefit from) income taxes	0.3	(8.7)	(61.8)	(134.4)	5.7	1.3	8.4
Depreciation and amortization	38.4	20.2	168.4	225.1	16.6	12.3	63.9

EBITDA	$117.1	$2,289.2	$(855.4)	$(1,428.5)	$88.1	$67.7	$209.6
Reorganization items, net (i)	7.4	(2,227.3)	123.1	—	0.6	4.7	—
Unrealized (gains) losses on derivative financial instruments	(19.8)	39.2	(11.2)	119.2	(5.0)	(0.5)	19.4
Restructuring and impairment charges (gains) (ii)	12.1	(0.4)	862.9	1,414.0	0.1	(1.3)	11.7
Impact of recording inventory and other items at fair value through fresh-start and purchase accounting (iii)	24.4	1.6	2.5	21.0	—	1.0	26.0
Currency exchange (gains) losses on debt	(5.8)	32.0	(17.0)	—	(4.6)	8.7	0.7
Stock-based compensation expense	4.9	1.3	2.1	2.5	2.4	0.8	8.5
Other (iv)	0.8	1.0	4.2	25.6	(2.2)	0.4	1.8
Metal price lag (v)	21.0	(34.6)	(29.5)	39.3	(0.9)	(25.6)	(13.6)

Adjusted EBITDA	$162.1	$102.0	$81.7	$193.1	$78.5	$55.9	$264.1

(i)	See Note 4 “Fresh-Start Accounting (Restated)” and Note 3 “Reorganization Under Chapter 11” to our audited consolidated financial statements included elsewhere in this prospectus.
(ii)	See Note 5 “Restructuring and Impairment Charges” to our audited consolidated financial statements, included elsewhere in this prospectus.
(iii)	Represents the impact of applying fresh-start and purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. The amounts represent $33.0 million, $0.0 million, $0.0 million, $0.3 million, $0.0 million and $0.0 million of adjustments to the recording of inventory for the seven months ended December 31, 2010, the five months ended May 31, 2010, the years ended 2009 and 2008 and the three months ended March 31, 2011 and 2010, respectively. The amounts in the table also represent the fair value of derivative financial instruments as of the date of the acquisition by TPG Capital (formerly Texas Pacific Group) (“TPG”) in 2006 or our emergence from bankruptcy in 2010 that settled in each of the periods presented. These amounts are included in Adjusted EBITDA to reflect the total economic gains or losses associated with these derivatives. Absent adjustment, Adjusted EBITDA would reflect the amounts recorded in the financial statements as realized gains and losses, which represent only the change in value of the derivatives from the date of TPG’s acquisition of us or our emergence from bankruptcy to settlement.
(iv)	Includes management fees charged by TPG, the write-down of inventories associated with plant closures, gains and losses on the disposal of assets, start-up expenses, and losses on the extinguishment of debt.
(v)	Represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices. We now seek to reduce this impact through the use of derivative financial instruments. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations.

(c)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income tax expense (benefit), plus cash dividends received from equity interests less the equity income recorded and the noncontrolling interest in pre-tax income (loss) of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest capitalized and the interest portion of rental expense.
(d)	For the years ended December 31, 2009 and 2008, earnings were insufficient to cover fixed charges by approximately $1.2 billion and $1.9 billion, respectively.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus before making an investment decision. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment in the exchange notes.

Risks Related to Our Business

If we fail to implement our business strategy, our financial condition and results of operations could be adversely affected.

Our future financial performance and success depend in large part on our ability to successfully implement our business strategy. We cannot assure you that we will be able to successfully implement our business strategy or be able to continue improving our operating results. In particular, we cannot assure you that we will be able to achieve all operating cost savings targeted through focused productivity improvements and capacity optimization, further enhancements of our business and product mix, expansion in selected international regions, opportunistic pursuit of strategic acquisitions and management of key commodity exposures.

Furthermore, we cannot assure you that we will be successful in our growth efforts or that we will be able to effectively manage expanded or acquired operations. Our ability to achieve our expansion and acquisition objectives and to effectively manage our growth effectively depends on a number of factors, including the following:

•	our ability to introduce new products and end-use applications;

•	our ability to identify appropriate acquisition targets and to negotiate acceptable terms for their acquisition;

•	our ability to integrate new businesses into our operations; and

•	the availability of capital on acceptable terms.

Implementation of our business strategy could be affected by a number of factors beyond our control, such as increased competition, legal and regulatory developments, general economic conditions or an increase in operating costs. Any failure to successfully implement our business strategy could adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

The cyclical nature of the metals industry, our end-use segments and our customers’ industries could limit our operating flexibility, which could negatively affect our financial condition and results of operations.

The metals industry in general is cyclical in nature. It tends to reflect and be amplified by changes in general and local economic conditions. These conditions include the level of economic growth, financing availability, the availability of affordable energy sources, employment levels, interest rates, consumer confidence and housing demand. Historically, in periods of recession or periods of minimal economic growth, metals companies have often tended to underperform other sectors. We are particularly sensitive to trends in the transportation and building and construction industries, which are both seasonal, highly cyclical and dependent upon general economic conditions. For example, during recessions or periods of low growth, the transportation and building and construction industries typically experience major cutbacks in production, resulting in decreased demand for aluminum. This leads to significant fluctuations in demand and pricing for our products and services. Because we generally have high fixed costs, our near-term profitability is significantly affected by decreased processing volume. Accordingly, reduced demand and pricing pressures may significantly reduce our profitability and adversely affect our financial condition. Economic downturns in regional and global economies or a prolonged recession in our principal industry segments have had a negative impact on our operations in the past and could have a negative impact on our future financial condition or results of operations. In addition, in recent years global economic and commodity trends have been increasingly correlated. Although we continue to seek to diversify our business on a geographic and industry end-use basis, we cannot assure you that diversification will significantly mitigate the effect of cyclical downturns.

Our business requires substantial amounts of capital to operate; failure to maintain sufficient liquidity will have a material adverse effect on our financial condition and results of operations.

Our business requires substantial amounts of cash to operate and our liquidity can be adversely affected by a number of factors outside our control. Fluctuations in the LME prices for aluminum may result in increased cash costs for metal or scrap. In addition, if aluminum price movements result in a negative valuation of our current financial derivative positions, our counterparties may require posting of cash collateral. Furthermore, in an environment of falling LME prices, our borrowing base and availability under our ABL Facility may shrink and constrain our liquidity.

The loss of certain members of our management may have an adverse effect on our operating results.

Our success will depend, in part, on the efforts of our senior management and other key employees. These individuals possess sales, marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our financial condition and results of operations may be negatively affected. Moreover, the pool of qualified individuals may be highly competitive and we may not be able to attract and retain qualified personnel to replace or succeed members of our senior management or other key employees, should the need arise.

We may be unable to manage effectively our exposure to commodity price fluctuations, and our hedging activities may affect profitability in a changing metals price environment and subject our earnings to greater volatility from period-to-period.

Significant increases in the price of primary aluminum, aluminum scrap, alloys or energy would cause our cost of sales to increase significantly and, if not offset by product price increases, would negatively affect our financial condition and results of operations. We are substantial consumers of raw materials, and by far the largest input cost in producing our goods is the cost of aluminum. The cost of energy used by us, however, is also substantial. Customers pay for our products based on the price of the aluminum contained in the products, plus a “rolling margin” or “conversion margin” fee (the “Price Margin”), or based on a fixed price. In general, we use this pricing mechanism to pass changes in the price of aluminum, and, sometimes, in the price of natural gas, through to our customers. In most end-uses and by industry convention, however, we offer our products at times on a fixed price basis as a service to the customer. This commitment to supply an aluminum-based product to a customer at a fixed price often extends months, but sometimes years, into the future. Such commitments require us to purchase raw materials in the future, exposing us to the risk that increased aluminum or natural gas prices will increase the cost of our products, thereby reducing or eliminating the Price Margin we receive when we deliver the product. These risks may be exacerbated by the failure of our customers to pay for products on a timely basis, or at all.

Furthermore, the RPNA and Europe segments are exposed to variability in the market price of a premium differential (referred to as “Midwest Premium” in the United States and “Duty Paid/Unpaid Rotterdam” in Europe) charged by industry participants to deliver aluminum from the smelter to the manufacturing facility. This premium differential also fluctuates in relation to several conditions. The RPNA and Europe segments follow a pattern of increasing or decreasing their selling prices to customers in response to changes in the Midwest Premium and the Duty Paid/Unpaid Rotterdam.

Similarly, as we maintain large quantities of base inventory, significant decreases in the price of primary aluminum would reduce the realizable value of our inventory, negatively affecting our financial condition and results of operations. In addition, a drop in aluminum prices between the date of purchase and the final settlement date on derivative contracts used to mitigate the risk of price fluctuations may require us to post additional margin, which, in turn, can be a significant demand on liquidity.

We purchase and sell LME forwards, futures and options contracts to seek to reduce our exposure to changes in aluminum prices. The ability to realize the benefit of our hedging program is dependent upon factors beyond our control such as counterparty risk as well as our customers making timely payment to us for product. In addition, at certain times, hedging options may be unavailable or not available on terms acceptable to us. In certain scenarios when market price movements result in a decline in value of our current derivatives position, our mark-to-market expense may exceed our credit line and counterparties may request the posting of cash collateral. Despite the use of LME forwards, futures and options contracts, we remain exposed to the variability in prices of aluminum scrap. While aluminum scrap is typically priced in relation to prevailing LME prices, certain scrap types used in our RSAA operations are not highly correlated to an underlying LME price and, therefore, are not hedged. Scrap is also priced at a discount to LME aluminum (depending upon the quality of the material supplied). This discount is referred to in the industry as the “scrap spread” and fluctuates depending upon industry conditions. In addition, we purchase forwards, futures or options contracts to reduce our exposure to changes in natural gas prices. We do not account for our forwards, futures, or options contracts as hedges of the underlying risks. As a result, unrealized gains and losses on our derivative financial instruments must be reported in our consolidated results of operations. The inclusion of such unrealized gains and losses in earnings may produce significant period to period earnings volatility that is not necessarily reflective of our underlying operating performance. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Risk.”

Our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur.

Each quarter, our chief executive officer and chief financial officer evaluate our internal controls over financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls relating to the information generated for use in our financial reports. In the course of our controls evaluation, we seek to identify data errors or control problems and to confirm that appropriate corrective action, including process improvements, are being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls over financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls over financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. These inherent limitations include the possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. We cannot provide absolute assurance that all possible control issues within our company have been detected. The design of our system of controls is based in part upon certain assumptions about the likelihood of events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals. Because of the inherent limitations in any control system, misstatements could occur and not be detected.

We may encounter increases in the cost of raw materials and energy, which could cause our cost of goods sold to increase thereby reducing operating results and limiting our operating flexibility.

We require substantial amounts of raw materials and energy in our business, consisting principally of primary-based aluminum, aluminum scrap, alloys and other materials, and natural gas. Any substantial increases in the cost of raw materials or energy could cause our operating costs to increase and negatively affect our financial condition and results of operations.

Aluminum scrap, primary aluminum, rolling slab, billet and hardener prices are subject to significant cyclical price fluctuations. Metallics (primary aluminum metal, aluminum scrap and aluminum dross) represent the largest component of our costs of sales. We purchase aluminum primarily from aluminum scrap dealers, primary aluminum producers and other intermediaries. We meet our remaining requirements with purchased primary-based aluminum. We have limited control over the price or availability of these supplies in the future.

The availability and price of aluminum scrap, rolling slab and billet depend on a number of factors outside our control, including general economic conditions, international demand for metallics and internal recycling activities by primary aluminum producers and other consumers of aluminum. We rely on third parties for the supply of alloyed rolling slab and billet for certain products. The availability and price of rolling slab and billet could impact our margins or our ability to meet customer volumes. Increased regional and global demand for aluminum scrap can have the effect of increasing the prices that we pay for these raw materials thereby increasing our cost of sales. We often cannot adjust the selling prices for our products to recover the increases in scrap prices. If scrap and dross prices were to increase significantly without a commensurate increase in the traded value of the primary metals, our future financial condition and results of operations could be affected by higher costs and lower profitability. In addition, a significant decrease in the pricing spread between aluminum scrap and primary aluminum could make recycling less attractive compared to primary production, and thereby reduce customer demand for our recycling business.

After raw material and labor costs, utilities represent the third largest component of our cost of sales. The price of natural gas, and therefore the costs, can be particularly volatile. Price, and volatility, can differ by global region based on supply and demand, political issues and government regulation, among other things. As a result, our natural gas costs may fluctuate dramatically, and we may not be able to reduce the effect of higher natural gas costs on our cost of sales. If natural gas costs increase, our financial condition and results of operations may be adversely affected. Although we attempt to mitigate volatility in natural gas costs through the use of hedging and the inclusion of price escalators in certain of our long-term supply contracts, we may not be able to eliminate the effects of such cost volatility. Furthermore, in an effort to offset the effect of increasing costs, we may have also limited our potential benefit from declining costs.

If we were to lose order volumes from any of our largest customers, our sales volumes, revenues and cash flows could be reduced.

Our business is exposed to risks related to customer concentration. Our ten largest customers were responsible for approximately 27% of our consolidated revenues for the year ended December 31, 2010. No one customer accounted for more than 5% of those revenues. A loss of order volumes from, or a loss of industry share by, any major customer could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability. In addition, our strategy of having dedicated facilities and arrangements with customers subject us to the inherent risk of increased dependence on a single or a few customers with respect to these facilities. In such cases, the loss of such a customer, or the reduction of that customer’s business at one or more of our facilities, could negatively affect our financial condition and results of operations, and we may be unable to timely replace, or replace at all, lost order volumes. In addition, several of our customers have become involved in bankruptcy or insolvency proceedings and have defaulted on their obligations to us in recent years. Similar incidents in the future would adversely impact our financial conditions and results of operations.

We do not have long-term contractual arrangements with a substantial number of our customers, and our sales volumes and revenues could be reduced if our customers switch their suppliers.

Approximately 80% of our consolidated revenues for the year ended December 31, 2010 were generated from customers who do not have long-term contractual arrangements with us. These customers purchase products and services from us on a purchase order basis and may choose not to continue to purchase our products and services. Any significant loss of these customers or a significant reduction in their purchase orders could have a material negative impact on our sales volume and business.

Our business requires substantial capital investments that we may be unable to fulfill.

Our operations are capital intensive. Our total capital expenditures were approximately $22.9 million, $46.5 million, $16.0 million, $68.6 million and $138.1 million for the three months ended March 31, 2011, the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

We may not generate sufficient operating cash flows and our external financing sources may not be available in an amount sufficient to enable us to make anticipated capital expenditures, service or refinance our indebtedness or fund other liquidity needs. If we are unable to make upgrades or purchase new plants and equipment, our financial condition and results of operations could be affected by higher maintenance costs, lower sales volumes due to the impact of reduced product quality, and other competitive influences.

We may not be able to compete successfully in the industry segments we serve and aluminum may become less competitive with alternative materials, which could reduce our share of industry sales, sales volumes and selling prices.

Aluminum competes with other materials such as steel, plastic, composite materials and glass for various applications. Higher aluminum prices tend to make aluminum products less competitive with these alternative materials.

We compete in the production and sale of rolled aluminum products with a number of other aluminum rolling mills, including large, single-purpose sheet mills, continuous casters and other multi-purpose mills, some of which are larger and have greater financial and technical resources than we do. We compete with other rolled products suppliers, principally multipurpose mills, on the basis of quality, price, timeliness of delivery, technological innovation and customer service. Producers with a different cost basis may, in certain circumstances, have a competitive pricing advantage.

We also compete with other aluminum recyclers in segments that are highly fragmented and characterized by smaller, regional operators. The principal factors of competition in our aluminum recycling business include price, metal recovery rates, proximity to customers, customer service, molten metal delivery capability, environmental and safety regulatory compliance and types of services offered.

As we increase our international business, we encounter the risk that non-U.S. governments could take actions to enhance local production or local ownership at our expense.

Additional competition could result in a reduced share of industry sales or reduced prices for our products and services, which could decrease revenues or reduce volumes, either of which could have a negative effect on our financial condition and results of operations.

A portion of our sales is derived from our international operations, which exposes us to certain risks inherent in doing business abroad.

We have aluminum recycling operations in Germany, the United Kingdom, Mexico and Canada and magnesium recycling operations in Germany. We also have rolled products and extrusions operations in Germany, Belgium and China. We continue to explore opportunities to expand our international operations. Through our China Joint Venture we have broken ground for the construction of a rolling mill in China. Our international operations generally are subject to risks, including:

•	changes in U.S. and international governmental regulations, trade restrictions and laws, including tax laws and regulations;

•	currency exchange rate fluctuations;

•	tariffs and other trade barriers;

•	the potential for nationalization of enterprises or government policies favoring local production;

•	interest rate fluctuations;

•	high rates of inflation;

•	currency restrictions and limitations on repatriation of profits;

•	differing protections for intellectual property and enforcement thereof;

•	divergent environmental laws and regulations; and

•	political, economic and social instability.

The occurrence of any of these events could cause our costs to rise, limit growth opportunities or have a negative effect on our operations and our ability to plan for future periods, and subject us to risks not generally prevalent in the United States.

The financial condition and results of operations of some of our operating entities are reported in various currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these currencies may have a negative impact on reported revenues and operating profit, and the resulting accounts receivable, while depreciation of the U.S. dollar against these currencies may generally have a positive effect on reported revenues and operating profit. In addition, a portion of the revenues generated by our international operations are denominated in U.S. dollars, while the majority of costs incurred are denominated in local currencies. As a result, appreciation in the U.S. dollar may have a positive impact on earnings while depreciation of the U.S. dollar may have a negative impact on earnings.

Current environmental liabilities as well as the cost of compliance with, and liabilities under, health and safety laws could increase our operating costs and negatively affect our financial condition and results of operations.

Our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage and disposal of hazardous substances and wastes, the remediation of contaminated sites and employee health and safety. Future environmental regulations could impose stricter compliance requirements on the industries in which we operate. Additional pollution control equipment, process changes, or other environmental control measures may be needed at some of our facilities to meet future requirements.

Financial responsibility for contaminated property can be imposed on us where current operations have had an environmental impact. Such liability can include the cost of investigating and remediating contaminated soil or ground water, fines and penalties sought by environmental authorities, and damages arising out of personal injury, contaminated property and other toxic tort claims, as well as lost or impaired natural resources. Certain environmental laws impose strict, and in certain circumstances joint and several, liability for certain kinds of matters, such that a person can be held liable without regard to fault for all of the costs of a matter even though others were also involved or responsible. These costs of all such matters have not been material to net income (loss) for any accounting period since January 1, 2006. However, future remedial requirements at currently owned or operated properties or adjacent areas could result in significant liabilities.

Changes in environmental requirements or changes in their enforcement could materially increase our costs. For example, if salt cake, a by-product from some of our recycling operations, were to become classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase and could result in significant increased expenditures.

We could experience labor disputes that could disrupt our business.

Approximately 44% of our U.S. employees and substantially all of our non-U.S. employees, located primarily in Europe where union membership is common, are represented by unions or equivalent bodies and are covered by collective bargaining or similar agreements which are subject to periodic renegotiation. Although we believe that we will successfully negotiate new collective bargaining agreements when the current agreements expire, these negotiations may not prove successful, may result in a significant increase in the cost of labor, or may break down and result in the disruption or cessation of our operations.

Labor negotiations may not conclude successfully, and, in that case, work stoppages or labor disturbances may occur. Any such stoppages or disturbances may have a negative impact on our financial condition and results of operations by limiting plant production, sales volumes and profitability.

New governmental regulation relating to greenhouse gas emissions may subject us to significant new costs and restrictions on our operations.

Climate change is receiving increasing attention worldwide. Many scientists, legislators and others attribute climate change to increased levels of greenhouse gases, including carbon dioxide, which has led to significant legislative and regulatory efforts to limit greenhouse gas emissions. There are bills pending in Congress that would regulate greenhouse gas emissions through a cap-and-trade system under which emitters would be required to buy allowances to offset emissions of greenhouse gas. In addition, several states, including states where we have manufacturing plants, are considering various greenhouse gas registration and reduction programs. Certain of our manufacturing plants use significant amounts of energy, including electricity and natural gas, and certain of our plants emit amounts of greenhouse gas above certain minimum thresholds that are likely to be affected by existing proposals. Greenhouse gas regulation could increase the price of the electricity we purchase, increase costs for our use of natural gas, potentially restrict access to or the use of natural gas, require us to purchase allowances to offset our own emissions or result in an overall increase in our costs of raw materials, any one of which could significantly increase our costs, reduce our competitiveness in a global economy or otherwise negatively affect our business, operations or financial results. While future emission regulation appears likely, it is too early to predict how this regulation may affect our business, operations or financial results.

Further aluminum industry consolidation could impact our business.

The aluminum industry has experienced consolidation over the past several years, and there may be further industry consolidation in the future. Although current industry consolidation has not negatively impacted our business, further consolidation in the aluminum industry could possibly have negative impacts that we cannot reliably predict.

The profitability of our scrap-based recycling, rolling and extrusion operations depends, in part, on the availability of an adequate source of supplies.

We depend on scrap for our operations and acquire our scrap inventory from numerous sources. These suppliers generally are not bound by long-term contracts and have no obligation to sell scrap metals to us. In periods of low industry prices, suppliers may elect to hold scrap waiting for higher prices. In addition, the slowdown in industrial production and consumer consumption in the U.S. during the current economic crisis has reduced and is expected to continue to reduce the supply of scrap metal available to us. If an adequate supply of scrap metal is not available to us, we would be unable to recycle metals at desired volumes and our results of operations and financial condition would be materially and adversely affected.

Our rolled and extrusion operations depend on external suppliers for rolling slab and billet for certain products. The availability of rolling slab and billet is dependent upon a number of factors, including general economic conditions, which can impact the supply of available rolling slab and billet, and LME pricing, where lower LME prices may cause certain rolling slab and billet producers to curtail production. If rolling slab and billet are less available, our margins could be impacted by higher premiums that we may not be able to pass along to our customers or we may not be able to meet the volume requirements of our customers. We maintain long-term contracts for certain volumes of our rolling slab and billet requirements, for the remainder we depend on annual and spot purchases. If we enter into a period of persistent short supply, we could incur significant capital expenditures to internally produce 100% of our rolling slab and billet requirements.

Our operations present significant risk of injury or death. We may be subject to claims that are not covered by or exceed our insurance.

Because of the heavy industrial activities conducted at our facilities, there exists a risk of injury or death to our employees or other visitors, notwithstanding the safety precautions we take. Our operations are subject to regulation by federal, state and local agencies responsible for employee health and safety, including the Occupational Safety and Health Administration, which has from time to time levied fines against us for certain isolated incidents. While we have in place policies to minimize such risks, we may nevertheless be unable to avoid material liabilities for any employee death or injury that may occur in the future. These types of incidents may not be covered by or may exceed our insurance coverage and may have a material adverse effect on our results of operations and financial condition.

New derivatives legislation could have an adverse impact on our ability to hedge risks associated with our business and on the cost of our hedging activities.

We use over-the-counter (“OTC”) derivatives products to hedge our metal commodity risks and, historically, our interest rate and currency risks. Recent legislation has been adopted to increase the regulatory oversight of the OTC derivatives markets and impose restrictions on certain derivative transactions, which could affect the use of derivatives in hedging transactions. Final regulations pursuant to this legislation defining which companies will be subject to the legislation have not yet been adopted. If future regulations subject us to additional capital or margin requirements or other restrictions on our trading and commodity positions, they could have an adverse effect on our ability to hedge risks associated with our business and on the cost of our hedging activities.

Risks Related to the Exchange Notes and Our Indebtedness

Our substantial leverage and debt service obligations could adversely affect our financial condition and restrict our operating flexibility.

We have substantial consolidated debt and, as a result, significant debt service obligations. As of March 31, 2011, our total consolidated indebtedness was $542.2 million, excluding $38.0 million of outstanding letters of credit. We also would have had the ability to borrow up to $462.0 million under our ABL Facility. Our China Joint Venture, which is an unrestricted subsidiary under the indenture governing the notes, has the ability to borrow up to approximately $215.0 million (on a U.S. dollar equivalent subject to exchange rate fluctuations) under the non-recourse China Loan Facility. Our substantial level of debt and debt service obligations could have important consequences including the following:

•

making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the exchange notes, which could result in an event of default under the indenture governing the exchange notes and the agreements governing our other indebtedness;

•

limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•

increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged and therefore we may be unable to take advantage of opportunities that our leverage prevents us from exploiting;

•	exposing our cash flows to changes in floating rates of interest such that an increase in floating rates could negatively impact our cash flows;

•

imposing additional restrictions on the manner in which we conduct our business under financing documents, including restrictions on our ability to pay dividends, make investments, incur additional debt and sell assets; and

•

reducing the availability of our cash flows to fund our working capital requirements, capital expenditures, acquisitions, investments, other debt obligations and other general corporate requirements, because we will be required to use a substantial portion of our cash flows to service debt obligations.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. Although the indenture governing the notes and our ABL Facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial. Our ability to borrow under our ABL Facility will remain limited by the amount of the borrowing base. In addition, our ABL Facility and the notes allow us to incur a significant amount of indebtedness in connection with acquisitions and a significant amount of purchase money debt. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased.

Covenant restrictions under our indebtedness may limit our ability to operate our business and, in such event, we may not have sufficient assets to pay amounts due under the notes.

The terms of our ABL Facility and the exchange notes restrict us and our subsidiaries from taking various actions such as incurring additional debt under certain circumstances, paying dividends, making investments, entering into transactions with affiliates, merging or consolidating with other entities and selling all or substantially all of our assets. In addition, under certain circumstances, our ABL Facility requires us to comply with a minimum fixed charge coverage ratio and may require us to reduce our debt or take other actions in order to comply with this ratio. These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand future downturns in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of limitations imposed on us by the restrictive covenants under our ABL Facility and the notes. A breach of any of these provisions could result in a default under our ABL Facility or the notes, as the case may be, that would allow lenders or noteholders to declare our outstanding debt immediately due and payable. If we are unable to pay those amounts because we do not have sufficient cash on hand or are unable to obtain alternative financing on acceptable terms, the lenders or noteholders could initiate a bankruptcy proceeding or, in the case of our ABL Facility, proceed against any assets that serve as collateral to secure such debt.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to pay interest on and principal of the exchange notes and to satisfy our other debt obligations will primarily depend upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments to satisfy our debt obligations. Included in such factors are the requirements, under certain scenarios, of our counterparties that we post cash collateral to maintain our hedging positions. In addition, price declines, by reducing our borrowing base, could limit availability under our ABL Facility and further constrain our liquidity.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the notes may restrict us from adopting some of these alternatives, which in turn could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial condition and results of operations, may restrict our current and future operations, particularly our ability to respond to business changes or to take certain actions, as well as on our ability to satisfy our obligations in respect of the exchange notes.

The outstanding notes are not and the exchange notes will not be secured by our assets and the lenders under our ABL Facility are entitled to remedies available to secured lenders, which gives them priority over holders of the notes, and the exchange notes will be effectively subordinated to our and our subsidiary guarantors’ indebtedness under our ABL Facility to the extent of the value of the assets securing such indebtedness.

The outstanding notes and the related guarantees are and the exchange notes and the related guarantees will be effectively subordinated in right of payment to all of our and our subsidiary guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness, including our ABL Facility. Loans under our ABL Facility are secured by security interests in substantially all of our and the guarantors’ assets (subject to certain exceptions). See “Description of Other Indebtedness—ABL Facility.” Under our ABL Facility as of March 31, 2011, we had no secured indebtedness outstanding, $38.0 million of outstanding letters of credit and the ability to borrow up to an additional $462.0 million. If we become insolvent or are liquidated, or if payment under our ABL Facility or of any other secured indebtedness is accelerated, the lenders under our ABL Facility and holders of other secured indebtedness (or an agent on their behalf) will be entitled to exercise the remedies available to secured lenders under applicable law (in addition to any remedies that may be available under documents pertaining to our ABL Facility or other senior debt). For example, the secured lenders could foreclose and sell those assets in which they have been granted a security interest to the exclusion of the holders of the notes, even if an event of default exists under the indenture governing the notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient, or any, funds to pay amounts due on the notes. In addition, certain of our hedging obligations with respect to aluminum and natural gas will constitute secured indebtedness permitted to be incurred by the indenture governing the notes. If we experience unforeseeable changes in the prices of these commodities related to our derivative positions, the amount of this secured indebtedness could increase significantly. We expect to incur additional secured hedging obligations as part of our ongoing commodity risk management activities.

The outstanding notes are and the exchange notes will be structurally subordinated to the obligations of our foreign subsidiaries and to the obligations of our domestic subsidiaries that do not guarantee the notes.

None of our existing or future foreign subsidiaries guarantee the outstanding notes or will guarantee the exchange notes. The outstanding notes are and the exchange notes will be structurally subordinated to the obligations of our foreign subsidiaries, and to the obligations of our domestic subsidiaries that do not guarantee the outstanding notes and will not guarantee the exchange notes. As of March 31, 2011, our non-guarantor subsidiaries had approximately $590.7 million of consolidated total liabilities, including trade payables, and approximately $7.9 million of indebtedness outstanding, with no indebtedness under our ABL Facility. Our China Joint Venture entered into the non-recourse China Loan Facility pursuant to which it has the ability to borrow up to approximately $215.0 million (on a U.S. dollar equivalent subject to exchange rate fluctuations). Our non-guarantor subsidiaries may, in the future, incur substantial additional liabilities, including indebtedness. Furthermore, we may, under certain circumstances described in the indenture governing the notes, designate subsidiaries as unrestricted subsidiaries, and any domestic subsidiary that is designated as unrestricted will not guarantee the notes. The indenture provides that Imsamet of Arizona, one of our less than wholly owned domestic subsidiaries, is not a guarantor of the notes. This subsidiary accounted for less than 1% of our revenues and assets for the combined year ended December 31, 2010 and the three months ended March 31, 2011. In the event of our non-guarantor subsidiaries’ bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, the assets of those non-guarantor subsidiaries will not be available to pay obligations on the notes until after all of the liabilities (including trade payables) of those non-guarantor subsidiaries have been paid in full.

Certain of our foreign subsidiaries guarantee our ABL Facility. In the event of a liquidation of the Company, or similar event, indebtedness under the ABL Facility would be repaid from these assets before the exchange notes.

As of March 31, 2011, our non-guarantor subsidiaries had consolidated assets of approximately $1.1 billion, which represented 53% of the consolidated total assets of the Company and its subsidiaries. For the three months ended March 31, 2011, our non-guarantor subsidiaries generated revenues of $687.5 million, which represented 58% of the consolidated revenues of the Company and its subsidiaries and operating income of $55.4 million, which represented 79% of the consolidated operating income of the Company and its subsidiaries. For the seven months ended December 31, 2010, our non-guarantor subsidiaries generated revenues of approximately $1.4 billion, which represented 57% of the consolidated revenues of the Company and its subsidiaries and operating income of $64.7 million, which represented 82% of the consolidated operating income of the Company and its subsidiaries. For the five months ended May 31, 2010 our non-guarantor subsidiaries generated revenues of $879.9 million, which represented 54% of the consolidated revenues of the Company and its subsidiaries, and operating income of $35.5 million, which represented 48% of the consolidated operating income of the Company and its subsidiaries.

The terms of our ABL Facility and the indenture governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The credit agreement governing our ABL Facility and the indenture governing the notes contain, and the terms of any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests. The indenture governing the notes and the credit agreements governing our ABL Facility include covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends on our capital stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

In addition, our ability to borrow under our ABL Facility is limited by a borrowing base. See “Description of Other Indebtedness—ABL Facility.” Moreover, our ABL Facility provides discretion to the agent bank acting on behalf of the lenders to impose additional availability and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of any of the restrictive covenants in our ABL Facility would result in a default thereunder. If any such default occurs, the lenders under our ABL Facility may elect to declare all outstanding borrowings thereunder, together with accrued interest and other fees, to be immediately due and payable, or enforce their security interest, any of which could result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings.

The operating and financial restrictions and covenants in these debt agreements and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indentures.

Upon the occurrence of certain change of control events, we will be required to offer to repurchase all of the notes. Our ABL Facility provides that certain change of control events (including a change of control as defined in the indenture governing the notes) constitute a default. Any future credit agreement or other agreements relating to our indebtedness to which we become a party would likely contain similar provisions. If we experience a change of control that triggers a default under our ABL Facility, we could seek a waiver of such default or seek to refinance such facilities. In the event we do not obtain such a waiver or refinance the facilities, such default could result in amounts outstanding under the facilities being declared due and payable. In the event we experience a change of control that requires us to repurchase the notes, we may not have sufficient financial resources to satisfy all of our obligations under our ABL Facility and the notes. A failure to make the applicable change of control offer or to pay the applicable change of control purchase price when due could result in a default under the indenture governing the notes.

In addition, the change of control and other covenants in the indenture governing the notes do not cover all corporate reorganizations, mergers or similar transactions and may not provide holders with protection in a transaction, including a highly leveraged transaction.

Federal and state statutes may allow courts, under specific circumstances, to void the exchange notes and the guarantees, subordinate claims in respect of the exchange notes and the guarantees and require note holders to return payments received.

The proceeds of the sale of the outstanding notes were applied, directly or indirectly, to pay a cash dividend to Aleris Corporation on February 28, 2011, which then paid a dividend with such funds, pro rata, to its stockholders, for general corporate purposes, including the financing of the greenfield expansion of our rolling mill in China, and to pay the costs related to this notes offering. See “Use of Proceeds.” Certain of our existing domestic subsidiaries guarantee the notes, and certain of our future domestic subsidiaries may guarantee the notes. Our issuance of the exchange notes, the issuance of the guarantees by the guarantors, and the granting of liens by us and the guarantors in favor of the lenders under our ABL Facility, may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by us, by the guarantors or on behalf of our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce the exchange notes or a guarantor’s guarantee, or a court may subordinate the exchange notes or such guarantee to our or the applicable guarantor’s existing and future indebtedness.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the exchange notes, or guarantees of the exchange notes, if it found that when we issued the exchange notes or when the applicable guarantor entered into its guarantee or, in some states, when payments became due under the exchange notes or such guarantee, we or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	we were, or the applicable guarantor was, insolvent, or rendered insolvent by reason of such incurrence;

•	we were, or the applicable guarantor was, engaged in a business or transaction for which our or the applicable guarantor’s remaining assets constituted unreasonably small capital;

•

we or the applicable guarantor intended to incur, or believed or reasonably should have believed that we or the applicable guarantor would incur, debts beyond our or such guarantor’s ability to pay such debts as they mature; or

•

we were, or the applicable guarantor was, a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void the exchange notes or a guarantee without regard to the above factors if the court found that we issued the exchange notes or the applicable guarantor entered into its guarantee with actual intent to hinder, delay or defraud our or its creditors.

A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the exchange notes or such guarantee if we or such guarantor did not substantially benefit directly or indirectly from the issuance of the exchange notes or the applicable guarantee. As a general matter, value is given for a note or guarantee if, in exchange for the note or guarantee, property is transferred or an antecedent debt is satisfied.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets;

•

if the present fair saleable value of its assets were less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the exchange notes or any of the guarantees, which could mean that you may not receive any payments on the exchange notes and the court may direct you to repay any amounts that you have already received from us or any guarantor to us, such guarantor or a fund for the benefit of our or such guarantor’s creditors. Furthermore, the holders of voided exchange notes would cease to have any direct claim against us or the applicable guarantor. Consequently, our or the applicable guarantor’s assets would be applied first to satisfy our or the applicable guarantor’s other liabilities, before any portion of our or such applicable guarantor’s assets could be applied to the payment of the exchange notes. Sufficient funds to repay the exchange notes may not be available from other sources, including the remaining guarantors, if any. Moreover, the voidance of the exchange notes or a guarantee could result in an event of default with respect to our and our guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ insolvency or other proceeding).

Although each guarantee contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Furthermore, under the circumstances discussed more fully above, a court under federal or state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of Exchange Notes—Subsidiary Guarantees.”

We are indirectly owned and controlled by the Investors, and the Investors’ interests as equity holders may conflict with yours as a creditor.

We are a wholly owned subsidiary of Aleris Corporation. The Investors have the ability to control our policies and operations through their ownership of the equity of Aleris Corporation. The interests of the Investors may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with your interest as a note holder. In addition, our equity holders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes. Furthermore, the Investors may in the future own businesses that directly or indirectly compete with us. The Investors also may pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. For information concerning our contractual arrangements with the Investors, see “Certain Relationships and Related Party Transactions.”

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

We expect that the exchange notes will have a non-investment grade rating. There can be no assurances that any rating assigned to our exchange notes will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant.

There is no public market for the exchange notes and an active trading market may not develop for the exchange notes.

The exchange notes are a new issue of securities and there is no existing trading market for the exchange notes. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

The exchange notes are not listed for trading on any exchange and we do not intend to seek to have them listed. The liquidity of any market for the exchange notes and the prices at which the exchange notes will trade, if a trading market develops, will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial conditions;

•	the condition of the overall economy and the automotive industry;

•	our ability to complete the offer to exchange the outstanding notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

The market price for the exchange notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices and liquidity of these securities. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the exchange notes.

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Risks Related to the Exchange Offer

You must comply with the exchange offer procedures in order to receive new, freely tradable exchange notes.

We will not accept your outstanding notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your outstanding notes. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your outstanding notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your outstanding notes, we will not accept your outstanding notes for exchange. Neither we nor the exchange agent is required to notify you of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of outstanding notes, we will not accept your outstanding notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

Any outstanding notes that are outstanding after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of outstanding notes after the consummation of the exchange offer may not be able to sell their outstanding notes.

We did not register the outstanding notes under the Securities Act or any state securities laws, nor do we intend to do so after the exchange offer. As a result, outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. If you continue to hold outstanding notes after the exchange offer, you may be unable to sell the outstanding notes because there will be fewer outstanding notes outstanding. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange” and “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to the Chapter 11 Cases

Our actual financial results may vary significantly from the projections filed with the Bankruptcy Court.

In connection with the disclosure statement and the hearing to consider confirmation of the Plan of Reorganization, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan of Reorganization and our ability to continue operations upon our emergence from the Chapter 11 reorganization cases (the “Chapter 11 Cases”). This information was not audited or reviewed by our independent public accountants. These projections were prepared solely for the purpose of the Chapter 11 Cases and not for the purpose of an offering of the exchange notes and have not been, and will not be, updated on an ongoing basis. These projections are not included in this prospectus and have not been incorporated by reference into this prospectus and should not be relied upon in connection with the offering or sale of the exchange notes. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance and with respect to prevailing and anticipated industry and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and the assumptions underlying the projections and/or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections. As a result, you should not rely upon the projections in deciding whether to invest in the exchange notes.

Neither our financial condition nor our results of operations covering periods after the Emergence Date will be comparable to the financial condition or results of operations reflected in our historical financial statements covering periods before the Emergence Date.

As of our emergence from bankruptcy, we have adopted fresh-start accounting rules as a result of the bankruptcy reorganization as prescribed in accordance with the Reorganizations topic of the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. As required by fresh-start accounting, assets and liabilities have been recorded at fair value, based on values determined in connection with the implementation of our Plan of Reorganization. Accordingly, our consolidated financial condition and results of operations from and after our emergence from Chapter 11 will not be comparable to the financial condition or results of operations reflected in our historical financial statements included elsewhere in this prospectus.

Further, during the course of the Chapter 11 Cases, our financial results were volatile as asset impairments, government regulations, bankruptcy professional fees, contract terminations and rejections and claims assessments, among other things, significantly impacted our consolidated financial statements. As a result, the amounts reported in our financial statements after our emergence from Chapter 11 will materially differ from our historical financial statements included elsewhere in this prospectus.

When we emerged from bankruptcy protection, the emergence was structured as an asset acquisition. Although we expect the asset acquisition to be treated as a taxable transaction, there is no assurance that the IRS would not take a contrary position. Were the transfer of assets to the Company determined to constitute a tax-free reorganization, the Company’s consolidated group would carry over the tax attributes of Old AII, Inc. and its subsidiaries (including tax basis in assets), subject to the required attribute reduction attributable to the substantial cancellation of debt incurred and other applicable limitations. The required attribute reduction would be expected to leave the Company’s consolidated group with little or no net operating loss carryforwards and with a significantly diminished tax basis in its assets (with the result that the Company’s consolidated group could have increased taxable income over time, as such assets are sold or would otherwise be depreciated or amortized).

We may be subject to claims that were not discharged in the Chapter 11 Cases, which could have a material adverse effect on our results of operations and profitability.

Substantially all claims against us that arose prior to the date of our bankruptcy filing were resolved during the Chapter 11 Cases. Subject to certain exceptions (such as certain employee and customer claims), all claims against and interests in the debtors that arose prior to the initiation of the Chapter 11 Cases (1) are subject to compromise and/or treatment under the Plan of Reorganization and (2) were discharged, in accordance with and subject to the Bankruptcy Code and the terms of the Plan of Reorganization. Pursuant to the terms of the Plan of Reorganization, the provisions of the Plan of Reorganization constitute a good faith compromise or settlement of all such claims. The entry of the order confirming the Plan of Reorganization constituted the Bankruptcy Court’s approval of the compromise or settlement arrived at with respect to all such claims. Circumstances in which claims and other obligations that arose prior to our bankruptcy filing may not have been discharged include instances where a claimant had inadequate notice of the bankruptcy filing or a valid argument as to when its claim arose as a matter of law or otherwise.

We cannot be certain that the Chapter 11 Cases will not adversely affect our operations going forward.

Although we emerged from bankruptcy upon consummation of the Plan of Reorganization on June 1, 2010, we cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations going forward, including our ability to negotiate favorable terms from suppliers, hedging counterparties and others and to attract and retain customers. The failure to obtain such favorable terms and attract and retain customers could adversely affect our financial performance.

OUR REORGANIZATION

On February 12, 2009, we, along with certain of our U.S. subsidiaries, filed voluntary petitions for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the District of Delaware. The bankruptcy filings were the result of a liquidity crisis brought on by the global recession and financial crisis. Our ability to respond to the liquidity crisis was constrained by our highly leveraged capital structure, which included at filing $2.7 billion of debt, resulting from our 2006 leveraged buyout. As a result of the severe economic decline, we experienced sudden and significant volume reductions across each end-use industry we serve and a precipitous decline in the LME price of aluminum. These factors reduced the availability of financing under our revolving credit facility and required us to post cash collateral on our aluminum metal hedges. Accordingly, we sought bankruptcy protection to alleviate our liquidity constraints and restructure our operations and financial position.

On February 5, 2010, we and certain of our U.S. subsidiaries initially filed our Plan of Reorganization and a related disclosure statement (the “Disclosure Statement”) with the Bankruptcy Court. Aleris Deutschland Holding GmbH, a wholly owned German subsidiary, also filed a voluntary petition for bankruptcy protection in the Bankruptcy Court. On March 12, 2010, the Bankruptcy Court approved the Disclosure Statement and authorized us to begin soliciting votes from our creditors to accept or reject the Plan of Reorganization. On May 13, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization, as amended.

Pursuant to the Plan of Reorganization, the entity formerly known as Aleris International, Inc. transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that is wholly owned by the Aleris Corporation, and then changed its name to “Old AII, Inc.” and was dissolved. Intermediate Co. was then renamed Aleris International, Inc. We emerged from bankruptcy on June 1, 2010 with sufficient liquidity and a capital structure that allows us to pursue our growth strategy. In connection with our emergence from bankruptcy, three of our largest lender groups while we were in bankruptcy, certain investment funds managed by Oaktree or their respective subsidiaries, certain investment funds managed by affiliates of Apollo Management Holdings, L.P., and Sankaty Advisors, LLC, on behalf of the investment funds managed or advised by it, entered into an equity commitment agreement, pursuant to which they agreed to backstop an equity rights offering of our parent, Aleris Corporation.

At the Effective Date, our capital structure consisted of the following:

•

ABL Facility. A senior secured asset-based revolving credit facility in the aggregate principal amount of $500.0 million, which provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, Euros, and certain other currencies. See “Description of Other Indebtedness—ABL Facility.”

•

6% senior subordinated exchangeable notes due 2020. $45.0 million aggregate principal amount of 6.0% senior subordinated exchangeable notes that bear interest at 6% per annum, mature on June 1, 2020 and are exchangeable into shares of common stock of Aleris Corporation at a rate equivalent to          shares of Aleris Corporation common stock per $1,000 principal amount of 6% senior subordinated exchangeable notes (after adjustment for the payments of the February Stockholder Dividend and the June Stockholder Dividend), subject to further adjustment. See “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.”

•

Redeemable preferred stock. $5.0 million aggregate liquidation amount ($5.3 million aggregate liquidation amount as of March 31, 2011, after giving effect to the accrual of dividends) of redeemable preferred stock. 5,000 shares are authorized and issued. The redeemable preferred stock is subject to mandatory redemption on the fifth anniversary of the Effective Date, or June 1, 2015, and is exchangeable, at the holder’s option, at any time after June 1, 2013 but prior to redemption, into Aleris Corporation common stock on a current per share dollar exchange ratio of approximately $         per share (rounded for convenience of disclosure and after adjustment for the payments of the February Stockholder Dividend and the June Stockholder Dividend), subject to further adjustment. The redeemable preferred stock can also be exchanged after June 1, 2011 immediately prior to an initial public offering or upon the occurrence of a fundamental change (as defined in the certificate of designations for the redeemable preferred stock) of Aleris Corporation.

•	Common stock. Equity securities comprised of 5,000 shares authorized, 100 shares issued to Aleris Corporation.

In addition, on the Effective Date, the Investors entered into an equity commitment agreement pursuant to which they agreed to backstop an equity rights offering by Aleris Corporation. Aleris Corporation issued an aggregate of 21,049,175 shares of common stock to the Investors and other rights offering participants pursuant to this arrangement. In addition, on the Effective Date, Aleris Corporation issued to certain officers and key employees 28,563 shares of common stock. Aleris Corporation also reserved up to 2,928,810 shares of its common stock for future issuance to management under its 2010 Equity Incentive Plan.

On the Effective Date, the prepetition equity, debt and certain other obligations of the entity formerly known as Aleris International, Inc. were cancelled, terminated and repaid, as applicable, as follows:

•	our prepetition common and preferred stock were cancelled, and no distributions were made to former stockholders.

•

all outstanding obligations (approximately $1.1 billion, net of discounts) under our prepetition 9% senior notes, prepetition 9% new senior notes and prepetition 10% senior subordinated notes were cancelled and the indentures governing these obligations were terminated.

•	our prepetition credit agreements and our debtor-in-possession credit agreement (approximately $575.5 million) were paid in full.

CORPORATE STRUCTURE

A simplified overview of our corporate structure is shown in the diagram below. See “Principal Stockholders” and “Capitalization.”

(1)	Our ABL Facility is a $600.0 million revolving credit facility which permits multi-currency borrowings of (a) up to $600.0 million by us and our U.S. subsidiaries, (b) up to $240.0 million by Aleris Switzerland GmbH, our wholly owned Swiss subsidiary (referred to in this diagram as the Swiss Borrower), and (c) up to $15.0 million by Aleris Specification Alloy Products Canada Company, our wholly owned Canadian subsidiary (referred to in this diagram as the Canadian Borrower). Our ABL Facility is secured, subject to certain exceptions by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of the current assets and related intangible assets of the Canadian Borrower located in Canada and substantially all of the current assets (other than inventory located outside of the United Kingdom) and related intangible assets of Aleris Recycling (Swansea) Ltd., of Aleris Switzerland GmbH and certain of its subsidiaries. The borrowers’ obligations under our ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. See “Description of Other Indebtedness—ABL Facility.”
(2)	The outstanding notes are and the exchange notes offered hereby will be guaranteed on a senior unsecured basis by all of our domestic restricted subsidiaries that guarantee our obligations under our ABL Facility. See “Description of Exchange Notes—Subsidiary Guarantees.”
(3)	Our 6% senior subordinated exchangeable notes are not guaranteed by any of our subsidiaries. See “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.”

(4)	We issued $5.0 million aggregate liquidation amount ($5.3 million aggregate liquidation amount as of March 31, 2011, after giving effect to the accrual of dividends) of redeemable preferred stock upon emergence from bankruptcy.
(5)	Our domestic subsidiaries that guarantee our ABL Facility, the outstanding notes and the exchange notes offered hereby are also borrowers under our ABL Facility.
(6)	We are an 81% owner in Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. (referred to in this diagram as the China Joint Venture). See “—Recent Developments—China Joint Venture.” The China Joint Venture is an unrestricted subsidiary under the indenture governing the notes and is a party to the non-recourse China Loan Facility. See “Description of Other Indebtedness—China Loan Facility.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income tax expense (benefit), plus cash dividends received from equity interests less the equity income recorded and the noncontrolling interest in pre-tax income (loss) of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest capitalized and the interest portion of rental expense.

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,				For the three months ended March 31, 2011	For the three months ended March 31, 2010
			2009	2008	2007	2006
	(Successor)	(Predecessor)					(Successor)	(Predecessor)
Ratio of earnings to fixed charges	9.4x	30.3x	(a)	(a)	(a)	1.6x	8.0x	1.2x

(a)	For the years ended December 31, 2009, 2008 and 2007, earnings were insufficient to cover fixed charges by approximately, $1.2 billion, $1.9 billion and $187.0 million, respectively.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer and we have agreed to pay the expenses of the exchange offer. In exchange for each of the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or any change in our capitalization.

CAPITALIZATION

The following table sets forth cash and cash equivalents and our capitalization as of March 31, 2011 on an actual basis and on as adjusted basis to give effect to the June Stockholder Dividend. You should read this table in conjunction with “Summary—Summary Historical Consolidated and Unaudited Pro Forma Condensed Consolidated Financial and Other Data,” “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Selected Historical Financial and Operating Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes included elsewhere in this prospectus.

	As of March 31, 2011
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$227.4	$127.4

Debt:
ABL Facility (1)	$—	$—
7 5/8% Senior Notes due 2018, net of discount of $9.8 (2)	490.2	490.2
6% senior subordinated exchangeable notes, net of discount of $0.9 (3)	44.1	44.1
Other (4)	7.9	7.9

Total debt	$542.2	$542.2
Redeemable preferred stock	$5.3	$5.3
Aleris International, Inc. Equity:
Common stock; par value $0.01; 5,000 shares authorized and 100 shares issued	$—	$—
Additional paid-in capital	647.3	569.5
Retained earnings	22.2	—
Accumulated other comprehensive income	47.6	47.6

Total Aleris International, Inc. equity	$717.1	$617.1

Total capitalization	$1,264.6	$1,164.6

(1)	The borrowing base available under our ABL Facility as of March 31, 2010 was $462.0 million after consideration that we had utilized approximately $38.0 million of the borrowing base in respect of outstanding letters of credit as of such date.
(2)	Represents the principal amount of the notes to be exchanged.
(3)	The senior subordinated notes were issued by us upon our emergence from bankruptcy and are not guaranteed by any of our subsidiaries. See “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.”
(4)	We had $7.9 million of other debt outstanding as of March 31, 2011, primarily consisting of obligations under capital leases and amounts outstanding under the Tianjin revolving credit facility; includes current portion of $6.3 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 and the accompanying notes thereto have been prepared to illustrate the effects of the June Stockholder Dividend on our historical financial position as if it had occurred on March 31, 2011.

The following unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 and the combined year ended December 31, 2010 and the accompanying notes thereto have been prepared to illustrate the effects of (i) the issuance of our outstanding notes (the “Notes Offering”) and (ii) certain adjustments related to our Plan of Reorganization and fresh-start accounting as if such events and the Effective Date in each case had occurred on January 1, 2010. The “Company,” “Aleris International, Inc.,” “we,” “our,” or similar terms when used in reference to the period subsequent to the emergence, refers to the Successor, and when used in reference to periods prior to the emergence, refers to the Predecessor. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated financial information does not purport to project our future financial position or operating results as of any future date or for any future period. The unaudited pro forma condensed consolidated financial information is also not necessarily indicative of what our financial position or results of operations would have been if the effectiveness of our Plan of Reorganization or the Notes Offering had actually occurred on January 1, 2010.

The unaudited pro forma condensed consolidated financial information as of and for the three months ended March 31, 2011 and for the combined year ended December 31, 2010 have been derived from our unaudited and audited consolidated financial statements as of and for the three months ended March 31, 2011 (Successor), the seven months ended December 31, 2010 (Successor) and the five months ended May 31, 2010 (Predecessor) included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated financial information, and the accompanying notes thereto, should be read in conjunction with our historical financial statements and related notes thereto included elsewhere in this prospectus, as well as the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” “Capitalization” and “Selected Historical Financial and Operating Data.”

Reorganization Adjustments

The unaudited pro forma condensed consolidated statements of operations give effect to the following pro forma adjustments to, in part, eliminate the impact of transactions recorded in connection with the consummation of our Plan of Reorganization. In addition, the adjustments eliminate certain other expenses incurred as a result of the bankruptcy that is not indicative of the Company’s new capital structure or ongoing operations. The adjustments include, but are not limited to, the elimination of the following transactions:

•

a gain on settlement or discharge of liabilities subject to compromise of $2,204.0 million, which is net of the issuance by Aleris Corporation of $292.5 million of common stock and other cash payments made, or to be made, to settle claims of certain prepetition creditors;

•	interest expense, including the amortization of debt issuance costs, incurred under the prepetition and DIP credit facilities;

•	bankruptcy related professional fees and other bankruptcy specific charges and credits; and

•	the tax benefit of $11.6 million recorded to adjust the deferred tax position in the U.S. arising from the changes in the book and tax basis of certain U.S. assets upon emergence.

Fresh-Start Adjustments

Fresh-start accounting results in a new basis of accounting and reflects the allocation of our reorganization value of $966.8 million to the estimated fair value of our underlying assets and liabilities. The unaudited pro forma condensed consolidated statements of operations give effect to pro forma adjustments to eliminate the impact of certain transactions recorded in connection with the application of fresh-start accounting and to reflect the ongoing impact of this new basis of accounting. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. The pro forma adjustments for the combined year ended December 31, 2010 include, but are not limited to, the elimination of the following transactions:

•	write-up of raw material, work-in-process and finished goods inventories to fair value of $33.0 million;

•	$12.2 million gain to record property, plant and equipment at fair value;

•	charge to eliminate Predecessor goodwill of $37.8 million;

•	$25.1 million gain to record intangible assets at fair value;

•	$27.7 million charge to record accrued pension and postretirement benefits in accordance with ASC 715, Compensation—Retirement Benefits, based on actuarial measurements as of the Effective Date; and

•	$67.4 million gain from the elimination of Predecessor accumulated other comprehensive income.

In addition, the pro forma adjustments include an increase to historical depreciation and amortization expense to reflect the fair values of property, plant and equipment and intangible assets discussed above.

ALERIS INTERNATIONAL, INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2011

(in millions, except share and per share data)

	Historical	Pro Forma Adjustments - June Stockholder Dividend	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$227.4	$(100.0)	$127.4
Accounts receivable, net	551.9	—	551.9
Inventories	712.6	—	712.6
Deferred income taxes	1.6	—	1.6
Current derivative financial instruments	18.2	—	18.2
Prepaid expenses and other current assets	25.4	—	25.4

Total Current Assets	1,537.1	(100.0)	1,437.1
Property, plant and equipment, net	518.6	—	518.6
Intangible assets, net	49.2	—	49.2
Long-term derivative financial instruments	13.6	—	13.6
Deferred income taxes	13.8	—	13.8
Other long-term assets	34.8	—	34.8

Total Assets	$2,167.1	$(100.0)	$2,067.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$376.5	$—	$376.5
Accrued liabilities	179.7	—	179.7
Deferred income taxes	13.8	—	13.8
Current portion of long-term debt	6.3	—	6.3

Total Current Liabilities	576.3	—	576.3
Long-term debt	535.9	—	535.9
Deferred income taxes	8.9	—	8.9
Accrued pension benefits	190.6	—	190.6
Accrued postretirement benefits	48.0	—	48.0
Other long-term liabilities	85.1	—	85.1

Total Long-Term Liabilities	868.5	—	868.5
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued	5.3	—	5.3
Stockholder’s equity
Common stock; par value $.01 per share; 5,000 shares authorized and 100 shares issued	—	—	—
Additional paid-in-capital	647.3	(77.8)	569.5
Retained earnings	22.2	(22.2)	—
Accumulated other comprehensive income	47.6	—	47.6

Total Aleris International, Inc. Equity	717.1	(100.0)	617.1
Noncontrolling interest	(0.1)	—	(0.1)

Total Equity	717.0	(100.0)	617.0

Total Liabilities and Equity	$2,167.1	$(100.0)	$2,067.1

ALERIS INTERNATIONAL, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2011

(in millions)

	(Successor)	Pro Forma Adjustments				Pro Forma
	For the three months ended March 31, 2011	Reorganization and Fresh-Start Accounting		Notes Offering		For the three months ended March 31, 2011
Revenues	$1,191.2	$—		$—		$1,191.2
Cost of sales	1,062.7	—		—		1,062.7

Gross profit	128.5	—		—		128.5
Selling, general and administrative expenses	61.7	—		—		61.7
Restructuring and impairment charges	0.1	—		—		0.1
Other operating income, net	(3.8)	—		—		(3.8)

Operating income	70.5	—		—		70.5
Interest expense, net	8.4	—		4.2	(c)	12.6
Reorganization items, net	0.6	(0.6	)(d)	—		—
Other income, net	(1.5)	—		—		(1.5)

Income before income taxes	63.0	0.6		(4.2)		59.4
Provision for income taxes	5.7	—		(0.4	)(e)	5.3

Net income	57.3	0.6		(3.8)		54.1

Net loss attributable to noncontrolling interest	(0.1)	—		—		(0.1)

Net income attributable to Aleris International, Inc.	$57.4	$0.6		$(3.8)		$54.2

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

ALERIS INTERNATIONAL, INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the combined year ended December 31, 2010

(in millions)

	Historical		Pro Forma Adjustments				Pro Forma
	(Successor)	(Predecessor)	Reorganization and Fresh-Start Accounting		Notes Offering		(Combined)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)					For the year ended December 31, 2010
Revenues	$2,474.1	$1,643.0	$—		$—		$4,117.1
Cost of sales	2,251.8	1,455.8	4.5	(a)	—		3,712.1

Gross profit	222.3	187.2	(4.5)		—		405.0
Selling, general and administrative expenses	140.0	84.2	3.1	(b)	—		227.3
Restructuring and impairment charges (gains)	12.1	(0.4)	—		—		11.7
(Gains) losses on derivative financial instruments	(6.2)	28.6	—		—		22.4
Other operating (income) expense, net	(2.1)	0.4	—		—		(1.7)

Operating income	78.5	74.4	(7.6)		—		145.3
Interest expense, net	7.0	73.6	(68.5	)(c)	39.7	(c)	51.8
Reorganization items, net	7.4	(2,227.3)	2,219.9	(d)	—		—
Other (income) expense, net	(7.6)	32.7	(25.5	)(f)	—		(0.4)

Income (loss) before income taxes	71.7	2,195.4	(2,133.5)		(39.7)		93.9
Provision for (benefit from) income taxes	0.3	(8.7)	31.9	(e)	(15.1	)(e)	8.4

Net income (loss)	$71.4	$2,204.1	$(2,165.4)		$(24.6)		$85.5

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

ALERIS INTERNATIONAL, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2011 and the accompanying notes thereto has been prepared to give pro forma effect to the June Stockholder Dividend as if it had occurred on March 31, 2011. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2011 and for the combined year ended December 31, 2010 and the accompanying notes thereto have been prepared to illustrate the pro forma effects of (i) our Plan of Reorganization and fresh-start accounting, and (ii) the Notes Offering, as if the Effective Date and the Notes Offering had both occurred on January 1, 2010. The unaudited pro forma condensed consolidated financial information reflects the following pro forma adjustments as further described below.

(a)	The increase in cost of sales of $4.5 million reflects changes to the historical depreciation expense based on adjustments to the fair value and useful lives of our long-lived assets recorded through fresh-start accounting.

The adjustment to depreciation expense was calculated for each individual asset as if it had been placed into service on January 1, 2010 using the fair values and useful lives as of the Effective Date. Depreciation expense has been allocated as $4.5 million to cost of sales and $0.4 million to selling, general and administrative expenses based upon the historical relationship of depreciation expense recorded within these line items.

The following table summarizes the total fair value and average useful lives by asset category as well as our pro forma adjustment (in millions):

			For the five months ended May 31, 2010 (Predecessor)
	Gross Carrying Amount	Average life (in years)	Pro forma depreciation expense	Historical depreciation expense	Pro forma adjustment
Land	$111.1	N/A	$—	$—	$—
Buildings and improvements	71.9	9	3.3	4.9	(1.6)
Production equipment and machinery	268.4	6	18.6	12.9	5.7
Office furniture, equipment and other	25.8	4	2.7	1.9	0.8

Total property, plant and equipment	$477.2		$24.6	$19.7	$4.9

Our historical cost of sales for the combined year ended December 31, 2010 includes $33.0 million of additional costs associated with the write-up of inventories to fair value through fresh-start accounting, which, due to the non-recurring nature of this charge, was not eliminated as a pro forma adjustment.

(b)	Reflects adjustments to historical selling, general and administrative expenses for the following items:

(in millions)
Adjust finite-lived intangible asset amortization expense	$0.4
Adjust depreciation expense	0.4
Adjust stock-based compensation expense	2.3

$3.1

Intangible amortization was calculated as if intangible assets were acquired on January 1, 2010 and using the fair values and useful lives as of the Effective Date. The following table summarizes the total fair value and average useful lives by asset category as well as our pro forma adjustment (in millions):

			For the five months ended May 31, 2010 (Predecessor)
	Gross Carrying Amount	Average Life (in years)	Pro forma amortization expense	Historical amortization expense	Pro forma adjustment
Trade Names	$16.8	Indefinite	$—	$—	$—
Technology	5.9	25	0.1	0.5	(0.4)
Customer Relationships	28.3	15	0.8	—	0.8

	$51.0		$0.9	$0.5	$0.4

Certain stock options, restricted stock units and restricted shares were awarded by Aleris Corporation upon our emergence from bankruptcy. The following table summarizes the pro forma adjustment related to stock-based compensation expense as if these awards were awarded on January 1, 2010 (in millions):

Fair value of stock options, restricted stock units and restricted shares upon emergence		For the five months ended May 31, 2010 (Predecessor)
	Vesting period (in months)	Pro forma stock-based compensation expense	Historical stock-based compensation expense	Pro forma adjustment
$ 35.0	48	$3.6	$1.3	$2.3

(c)

The adjustments to interest expense reflect the elimination of interest expense associated with prepetition and debtor-in-possession indebtedness and related debt issuance costs, and the addition of pro forma interest expense (including amortization of debt issuance costs) associated with the Successor’s 6% senior subordinated exchangeable notes, ABL Facility and the Notes Offering. The incremental interest expense for the 6% senior subordinated exchangeable notes and the notes is based on the fixed interest rates of 6% and 7 5/8%, respectively, as stated in the respective indenture.

There were no borrowings outstanding under the ABL Facility at December 31, 2010 or March 31, 2010. Under the ABL Facility, the Company is required to pay fees on unused letters of credit and unused commitments of 3.5% and 0.75% per annum, respectively as provided in the ABL Facility. Based on amounts of unused letters of credit and unused commitments as of December 31, 2010, the Company has assumed $0.4 million in interest expense per month for the combined year ended December 31, 2010.

	For the three months ended March 31, 2011	For the combined year ended December 31, 2010
	Notes Offering	Reorganization and Fresh-Start Accounting	Notes Offering
Elimination of Predecessor interest expense	$—	$(73.6)	$—
Estimated interest expense on Successor and new indebtedness:
Interest on 6% senior subordinated exchangeable notes	—	1.1	—
Amortization of 6% senior subordinated exchangeable notes issuance costs	—	0.2	—
Interest on ABL Facility	—	2.0	—
Amortization of ABL Facility issuance costs	—	1.6	—
Interest expense outstanding notes	4.1	—	38.1
Amortization of discount on notes and related issuance costs	0.1	—	1.6
Interest on other debt	—	0.2	—

	$4.2	$(68.5)	$39.7

None of the pro forma interest expense reflected in the table above was calculated using a variable rate of interest.

(d)	Reflects the elimination of all reorganization items directly associated with the Company’s bankruptcy.

(e)	The pro forma income tax provision was determined by quantifying the effects that the pro forma adjustments had on the historical income tax provision as well as the effects of our emergence from bankruptcy in the U.S. Under our Plan of Reorganization, the assets of the Predecessor in the United States were acquired by the Successor in a taxable transaction and as a result, the Successor established a new tax basis in the acquired assets at the Emergence Date. None of the U.S. tax attributes of the Predecessor are reflected in the pro forma condensed consolidated statement of operations for the combined year ended December 31, 2010 and the three months ended March 31, 2011. Additionally, there was no impact to the historical deferred income tax provision as a result of the pro forma adjustments in many jurisdictions because historical net deferred tax assets are offset by valuation allowances. As a consequence, any deferred income tax provision or benefit related to the pro forma adjustments would be offset by an equal decrease or increase in the valuation allowance.

The provision for income taxes for the pro forma combined year ended December 31, 2010 was calculated as $8.4 million, representing an effective tax rate of 8.9%. The overall effective tax rate used in the pro forma column differs from the U.S. statutory rate primarily due to lower tax rates on non-U.S. earnings and valuation allowances for the pro forma combined year ended December 31, 2010.

The difference between the historical provision for (benefit from) income taxes of $0.3 million and ($8.7) million for the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, and the provision for income taxes of $8.4 million on a pro forma basis for the combined year ended December 31, 2010 represents a combined pro forma adjustment of $16.8 million. In determining the allocation of this adjustment between “Reorganization and Fresh-Start Accounting” and “Notes Offering,” we calculated the pro forma income tax benefit of $15.1 million arising from the incremental interest expense under the offering of the senior notes using a 38% statutory tax rate. This rate represents the U.S. federal and state, net of federal effect, statutory rates of

35% and 3%, respectively. On a pro forma basis, the U.S. federal and state statutory rates were applied as this incremental interest expense would have reduced income taxes at these rates based on the amount of pro forma taxable income in the U.S. federal and state jurisdictions. As this represents the only pro forma income tax adjustment pertaining to the Notes Offering, the pro forma adjustment pertaining to Aleris International’s bankruptcy emergence and the effect of the fresh-start accounting adjustments amounted to $31.9 million.

The pro forma income tax provision for the three months ended March 31, 2011 was determined by quantifying the effects that the pro forma adjustments had on the historical income tax provision, which were determined using our effective tax rate of 9.0% for the three months ended March 31, 2011.

(f)	Reflects the elimination of foreign currency exchange losses on debt associated with prepetition and debtor-in-possession indebtedness.

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following sets forth selected financial and other operating data of the Company. The selected historical consolidated financial data for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 and as of December 31, 2009, May 31, 2010 and December 31, 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2006, 2007, and 2008 and March 31, 2010 and for the years ended December 31, 2006 and 2007 have been derived from our consolidated financial statements not included in this prospectus. The selected historical consolidated financial data for the three months ended March 31, 2011 and 2010 and as of March 31, 2011 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements, related notes and other financial information included herein.

We emerged from Chapter 11 bankruptcy protection on June 1, 2010. In accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification 852, “Reorganizations,” we applied fresh-start accounting upon the emergence and became a new entity for financial reporting purposes as of the Effective Date. This dramatically impacted 2010 second quarter net income as certain pre-bankruptcy debts were discharged in accordance with the Plan of Reorganization immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, our financial statements for periods after June 1, 2010 (reference to the Company and the related financial statements for such periods, the “Successor”) are not comparable to the financial statements prior to that date (references to the Company and the related financial statements for such periods, the “Predecessor”).

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31,				For the three months ended March 31,
			2009	2008	2007	2006	2011	2010
	(Successor)	(Predecessor)					(Successor)	(Predecessor)
	(in millions, except ratios)
Statement of Operations Data:
Revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7	$5,989.9	$4,195.6	$1,191.2	$961.9
Operating income (loss) (a)	78.5	74.4	(911.0)	(1,661.4)	26.8	172.5	70.5	72.7
Income (loss) from continuing operations (a)	71.4	2,204.1	(1,187.4)	(1,745.2)	(92.9)	32.2	57.3	9.7
Net income (loss) (a)	71.4	2,204.1	(1,187.4)	(1,744.4)	(125.6)	70.3	57.3	9.7
Net income (loss) attributable to Aleris International, Inc. (a)	71.4	2,204.1	(1,187.4)	(1,744.4)	(125.6)	70.3	57.4	9.7
Balance Sheet Data (at end of period):
Cash and cash equivalents	$113.5	$60.2	$108.9	$48.5	$109.9	$126.1	$227.4	$71.0
Total assets	1,779.7	1,697.6	1,580.3	2,676.0	5,073.3	4,801.9	2,167.1	1,711.6
Total debt	50.4	585.1	842.7	2,600.3	2,717.1	2,588.0	542.2	540.6
Total Aleris International, Inc. equity (deficit)	936.6	(2,189.4)	(2,180.4)	(1,019.7)	850.7	845.4	717.1	(2,151.9)
Other Data:
Pounds invoiced:
Rolled Products North America	471.2	345.6	690.7	941.9	1,158.1	1,189.4	194.6	202.7
Recycling and Specification Alloys Americas	1,247.3	787.5	1,537.2	2,456.5	2,351.4	2,042.7	493.9	458.3
Europe	989.2	668.7	1,343.5	1,800.8	1,925.8	1,298.3	456.1	395.6

Total pounds invoiced	2,707.7	1,801.8	3,571.4	5,199.2	5,435.3	4,530.4	1,144.6	1,056.6

Net cash provided (used) by:
Operating activities	$120.3	$(174.0)	$56.7	$(60.1)	$307.9	$210.0	$(56.8)	$(102.7)
Investing activities	(26.2)	(15.7)	(59.8)	132.5	(510.6)	(2,634.2)	(22.5)	(8.9)
Financing activities	(84.8)	187.5	60.8	(108.3)	109.4	2,580.8	189.1	77.0
Depreciation and amortization	38.4	20.2	168.4	225.1	203.9	106.8	16.6	12.3
Capital expenditures	46.5	16.0	68.6	138.1	191.8	119.4	22.9	9.3
Ratio of earnings to fixed charges (b)	9.4x	30.3x	(c)	(c)	(c)	1.6x	8.0x	1.2x

(a)

Operating income (loss), income (loss) from continuing operations, net income (loss) and net income (loss) attributable to Aleris International, Inc. include restructuring and impairment charges of $862.9 million and approximately $1.4 billion for the years ended December 31, 2009 and 2008, respectively. See Note 5 “Restructuring and Impairment Charges” to our audited consolidated financial statements included elsewhere in this prospectus. Income (loss) from continuing operations, net income (loss) and net income (loss) attributable to Aleris International, Inc. also include reorganization gains of approximately $2.2 billion for the five months ended May 31, 2010. See Note 3 “Reorganization Under Chapter 11” and Note 4 “Fresh-Start Accounting (Restated)” to our audited consolidated financial statements included elsewhere in this prospectus.

(b)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income (loss) from continuing operations before income tax expense (benefit), plus cash dividends received from equity interests less the equity income recorded and the noncontrolling interest in pre-tax income (loss) of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and interest capitalized and the interest portion of rental expense.

(c)	For the years ended December 31, 2007, 2008, 2009, earnings were insufficient to cover fixed charges by approximately $187.0 million, $1.9 billion and $1.2 billion, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of our Financial Condition and Results of Operations is intended to help you understand our operations as well as the industry in which we operate. This discussion should be read in conjunction with our audited and unaudited consolidated financial statements and notes and other financial information appearing elsewhere in this prospectus. Our discussions of our financial condition and results of operations also include various forward-looking statements about our industry, the demand for our products and services and our projected results. These statements are based on certain assumptions that we consider reasonable. For information about these assumptions and other risks relating to our businesses and our company, you should refer to “Risk Factors.”

As more fully described in the notes to our consolidated financial statements, we have restated our previously issued financial statements to reflect a change in the presentation of the cancellation of Predecessor (as defined below) equity resulting from the Predecessor’s emergence from Chapter 11 and the application of fresh-start accounting. All applicable financial information in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” gives effect to this restatement.

Overview

Our Business

We are a leader in the manufacture and sale of aluminum rolled and extruded products, aluminum recycling and specification alloy manufacturing. We generate substantially all of our revenues from the manufacture and sale of these products. We operate 41 production facilities worldwide, with 14 production facilities that provide rolled and extruded aluminum products and 27 recycling production plants. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located and well-positioned to service our customers, which include a number of the world’s largest companies in the aerospace, building and construction, containers and packaging, metal distribution and transportation industries.

Aluminum prices are determined by worldwide forces of supply and demand, and, as a result, aluminum prices are volatile. Primary aluminum prices are established on the London Metal Exchange (“LME”). This volatility was exacerbated during the recent global economic downturn. Average LME aluminum prices per ton for 2010, 2009 and 2008 were $2,172, $1,664, and $2,573, respectively. During the fourth quarter of 2008, LME aluminum prices fell 34% from an average price of $2,792 per ton during the third quarter of 2008, to an average of $1,830 per ton in the fourth quarter and closed the year at $1,455 per ton. After continued high levels of volatility during much of 2009, LME aluminum price volatility moderated during 2010.

For a majority of our businesses, LME aluminum prices serve as the pricing mechanism for both the aluminum we purchase and the products we sell. Aluminum and other metal costs represented in excess of 68% of our costs of sales in 2010. Aluminum prices, plus a conversion charge for alloying and processing, comprise the invoice prices we charge our customers. As a result of utilizing LME aluminum prices to both buy our raw materials and to sell our products, we are able to pass through aluminum price changes in the majority of our commercial transactions. Consequently, while our revenues can fluctuate significantly as LME aluminum prices change, the impact of these price changes on our profitability is limited.

In addition to utilizing LME aluminum prices to establish our invoice prices to customers, we utilize derivative financial instruments to further reduce the impacts of changing aluminum prices. Derivative financial instruments are entered into at the time fixed prices are established for aluminum purchases or sales, on a net basis, and allow us to fix the margin to be realized on our long-term contracts and on short-term contracts where selling prices are not established at the same time as the physical purchase price of aluminum. However, as we have elected not to account for our derivative financial instruments as hedges for accounting purposes, changes in the fair value of our derivative financial instruments are included in our results of operations immediately.

These changes in fair value (referred to as “unrealized gains and losses”) can have a significant impact on our pre-tax income in the same way LME aluminum prices can have a significant impact on our revenues. However, in assessing the performance of our operating segments, we exclude these unrealized gains and losses, electing to include them only at the time of settlement to better match the time at which the underlying physical purchases affect earnings. For additional information on the key factors impacting our profitability, see “Our Segments” and “Critical Measures of Our Financial Performance,” below.

Our Reorganization

In the year prior to the filing by the Company and certain of its wholly owned subsidiaries (collectively the “U.S. Debtors”) for protection under Chapter 11 on February 12, 2009 (the “Petition Date”), each of our major end-use industries experienced significant declines in demand due to the global recession and financial crisis. Specifically, the North American building and construction industry, and the U.S. and European automotive, distribution and other transportation industries, as well as general industrial activity, experienced demand declines. In addition, many users of aluminum rolled and extruded products had significant inventory on hand when the economic decline occurred, which intensified the impact of the volume declines as the customer base had to de-stock inventory levels to adjust to lower demand levels. Decreased demand, coupled with a surplus of aluminum supply across the industry, resulted in significant reductions in commodity prices, adversely affected hedging positions, reduced profitability, and subjected earnings to greater volatility from period to period.

All of these factors, coupled with our highly leveraged capital structure, which required the payment of a substantial amount of interest and principal on prepetition credit facilities, contributed to a severe loss of liquidity for the U.S. Debtors prior to the Petition Date. In the six months prior to the Petition Date, the borrowing base under our prepetition ABL facility declined by over 50%. As a result, the amount outstanding under the prepetition ABL facility (including outstanding letters of credit) exceeded the borrowing base. This “overadvance” position prohibited us from funding our working capital needs through draws under the prepetition ABL facility. The U.S. Debtors were required to repay amounts outstanding under the prepetition ABL facility so that the outstanding amounts no longer exceeded the borrowing base. Without access to additional financing, we did not have liquidity sufficient to repay the overadvance and continue funding our operations.

Due to these factors, we decided to seek Chapter 11 bankruptcy protection to restructure our operations and financial position. On the Petition Date, the U.S. Debtors filed voluntary petitions for relief under Chapter 11 (collectively, the “Chapter 11 Petitions”) of the Bankruptcy Code in the United States Bankruptcy Court, District of Delaware (the “Bankruptcy Court”) and Aleris Deutschland Holding GmbH (“ADH”), a wholly owned German subsidiary, filed a voluntary petition on February 5, 2010. The cases of the U.S. Debtors and ADH (collectively, the “Debtors”) (the “Bankruptcy Cases”) have been jointly administered under Aleris International, Inc., Case No. 09-10478 (BLS). Certain of our U.S. subsidiaries and all of our international operations (with the exception of ADH) were not part of the Chapter 11 filings.

On February 5, 2010, the Debtors filed a joint plan of reorganization in the Bankruptcy Cases and a related Disclosure Statement for the Plan of Aleris International, Inc. and its Debtors (the “Disclosure Statement”) with the Bankruptcy Court. On March 12, 2010, the Bankruptcy Court approved the Disclosure Statement and authorized the Debtors to begin soliciting votes from their creditors to accept or reject the Plan of Reorganization (as defined below). On May 13, 2010, the Bankruptcy Court entered an order confirming the Plan of Reorganization.

On June 1, 2010 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the First Amended Joint Plan of Reorganization as modified (the “Plan of Reorganization”) and emerged from Chapter 11 of the Bankruptcy Code. Pursuant to the Plan of Reorganization, the entity formerly known as Aleris International, Inc. (the “Predecessor”) transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity wholly owned by Aleris Holding Company, which subsequently changed its name in April 2011 to

Aleris Corporation. Aleris Corporation is a holding company majority owned by the Oaktree Funds, whose assets and operations as of the Effective Date consisted solely of those of Aleris International, Inc. Intermediate Co. was subsequently renamed Aleris International, Inc. (the “Successor”). In exchange for the acquired assets, the Successor contributed the shares of Aleris Corporation common stock it had received from Aleris Corporation in exchange for 100 shares of its common stock and $45.0 million of 6% senior subordinated exchangeable notes to the Predecessor. The instruments were then distributed or sold pursuant to the Plan. The Predecessor then changed its name to “Old AII, Inc.” and was dissolved. In accordance with provisions of Financial Accounting Standards Board Accounting Codification 852, “Reorganizations” we applied fresh start accounting upon our emergence and became a new entity for financial reporting purposes as of the Effective Date. This dramatically impacted 2010 second quarter operating results as certain pre-bankruptcy debts were discharged in accordance with the Plan of Reorganization immediately prior to emergence and assets and liabilities were adjusted to their fair values upon emergence. As a result, our financial statements for Successor periods are not comparable to the financial statements for the Predecessor periods.

The Bankruptcy Court confirmed $297.6 million as the equity value of the Predecessor before giving effect to any value ascribed to the rights offering (the “Plan Value”). On the Effective Date, $5.1 million was paid to creditors that elected to receive cash, and 9,828,196 shares of Aleris Corporation’s common stock were issued in satisfaction of the residual Plan Value of $292.5 million, representing an issuance price of $29.76 per share. Under the terms of the Plan of Reorganization, the Predecessor also effectuated a rights offering whereby certain participants were entitled, via their subscription rights, to purchase common stock at a discount of 10% to the Plan Value issuance price and, 6% senior subordinated exchangeable notes. On the Effective Date, 21,049,175 shares of Aleris Corporation’s common stock were sold at $26.78 per share resulting in cash proceeds of $563.6 million and 5,000 shares of preferred stock were issued for $5.0 million.

Our Segments

We operate primarily through three reportable business segments: (i) Rolled Products North America (“RPNA”), (ii) Recycling and Specification Alloys Americas (“RSAA”), and (iii) Europe. In addition to analyzing our consolidated operating performance based upon revenues, income from continuing operations and earnings before interest, taxes, depreciation and amortization (“EBITDA”) from continuing operations, we measure the performance of our operating segments utilizing segment income. Segment income includes gross profits, segment specific realized gains and losses on derivative financial instruments, segment specific other expense (income) and segment specific selling, general and administrative expense and, for our RPNA and RSAA segments, an allocation of the selling, general and administrative expense associated with our North American regional overhead. Segment income excludes provisions for income taxes, restructuring and impairment charges (gains), certain other income and expenses, interest, unrealized and certain realized gains (losses) on derivative financial instruments, corporate general and administrative costs, including depreciation of corporate assets, currency exchange gains on debt, losses on intercompany receivables, and reorganization items, net. Intersegment sales and transfers are recorded at market value. Segment Adjusted EBITDA eliminates from segment (loss) income the impact of depreciation and amortization, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, metal price lag, inventory impairment charges and certain other gains and losses. Segment Adjusted EBITDA is a non-U.S. GAAP financial measure that has limitations as an analytical tool and should not be considered in addition to, or in isolation, or as a substitute for, or as superior to, our measures of financial performance prepared in accordance with GAAP. Our management uses segment Adjusted EBITDA in managing and assessing the performance of our business segments and overall business and believes that segment Adjusted EBITDA provides investors and other users of our financial information with additional useful information regarding the ongoing performance of the underlying business activities of our segments, as well as comparisons between our current results and results in prior periods. For additional information regarding non-GAAP financial measures, see “EBITDA and Adjusted EBITDA.” Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets related to our headquarters office are not allocated to the reportable segments.

Rolled Products North America. Our RPNA segment produces rolled products for a wide variety of applications, including building and construction, distribution, transportation, and other uses in the consumer durables general industrial segments. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products in the United States are manufactured to specific customer requirements, using direct-chill and continuous ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of end-uses. Specifically, those products are integrated into, among other things, building panels, truck trailers, gutters, appliances, and recreational vehicles.

For the three months ended March 31, 2011 and 2010, the RPNA segment generated $310.7 million and $295.0 million of our consolidated revenues, 14.4 million and $22.0 million of segment income and $23.0 million and $22.4 million of segment Adjusted EBITDA, respectively. For the seven months ended December 31, 2010, the RPNA segment generated $699.4 million of our consolidated revenues and $21.0 million of segment income. For the five months ended May 31, 2010, the RPNA segment generated $507.2 million of our consolidated revenues and $38.1 million of segment income. For the year ended December 31, 2009, the RPNA segment generated $893.6 million of our consolidated revenues and $55.8 million of segment income. For both the seven months ended December 31, 2010 and the five months ended May 31, 2010, our RPNA segment generated segment Adjusted EBITDA of $42.5 million. For the years ended December 31, 2009 and 2008 our RPNA segment generated segment Adjusted EBITDA of $61.1 million and $47.9 million, respectively. Our reconciliation of segment income (loss) to segment Adjusted EBITDA is as follows:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,		For the three months ended March 31,
			2009	2008	2011	2010
	(Successor)	(Predecessor)	(Predecessor)		(Successor)	(Predecessor)
	(in millions)
Rolled Products North America
Segment income (loss)	$21.0	$38.1	$55.8	$(43.2)	$14.4	$22.0
Impact of recording assets at fair value through fresh-start and purchase accounting	(2.7)	—	—	0.2	—	—
Depreciation and amortization	21.6	9.6	28.7	49.6	9.8	5.7
Other	0.1	0.6	2.0	13.6	0.2	0.2
Unfavorable (favorable) metal price lag	2.5	(5.8)	(25.4)	27.7	(1.4)	(5.5)

Segment Adjusted EBITDA	$42.5	$42.5	$61.1	$47.9	$23.0	$22.4

Recycling and Specification Alloys Americas. Our RSAA segment includes aluminum melting, processing and recycling activities, as well as our specification alloy manufacturing business, located in North America. This segment’s recycling operations convert scrap and dross (a by-product of melting aluminum) and combine these materials with other alloy agents as needed to produce recycled aluminum generally for customers serving end-uses related to consumer packaging, steel, transportation and construction. The segment’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys and chemical compositions with specific properties (including increased strength, formability and wear resistance) as specified by customers for their particular applications. Our specification alloy operations typically deliver recycled and specification alloy products in molten or ingot form to customers principally in the U.S. automotive industry. A significant percentage of this segment’s products are sold through “tolling” arrangements, in which we convert customer-owned scrap and dross and return the recycled metal in ingot or molten form to our customers for a fee.

For the three months ended March 31, 2011 and 2010, the RSAA segment generated $247.6 million and $217.4 million of our consolidated revenues, $14.9 million and $15.4 million of segment income and $16.6 million and $17.1 million of segment Adjusted EBITDA, respectively. For the seven months ended December 31, 2010, the RSAA segment generated $540.5 million of our consolidated revenues and $27.2 million of segment income. For the five months ended May 31, 2010, the RSAA segment generated $373.7 million of our consolidated revenues and $26.4 million of segment income. For the year ended December 31, 2009, the RSAA segment generated $564.2 million of our consolidated revenues and a $7.2 million segment loss. For the seven months ended December 31, 2010 and the five months ended May 31, 2010, our RSAA segment generated segment Adjusted EBITDA of $34.6 million and $29.1 million, respectively. For the years ended December 31, 2009 and 2008 our RSAA segment generated segment Adjusted EBITDA of $20.7 million and $61.7 million, respectively. Our reconciliation of segment income (loss) to segment Adjusted EBITDA is as follows:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,		For the three months ended March 31,
			2009	2008	2011	2010
	(Successor)	(Predecessor)	(Predecessor)		(Successor)	(Predecessor)
	(in millions)
Recycling and Specification Alloys Americas
Segment income (loss)	$27.2	$26.4	$(7.2)	$23.0	$14.9	$15.4
Impact of recording assets at fair value through fresh-start and purchase accounting	1.9	—	—	0.8	—	—
Depreciation and amortization	5.4	2.9	23.8	37.7	1.6	1.8
Other	0.1	(0.2)	0.5	0.2	0.1	(0.1)
Unfavorable metal price lag	—	—	3.6	—	—	—

Segment Adjusted EBITDA	$34.6	$29.1	$20.7	$61.7	$16.6	$17.1

Europe. Our Europe segment is comprised of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet, automotive sheet and heat treated plate for engineering, and other uses in the transportation, construction and packaging industries. Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. Our Europe segment also produces extruded aluminum products for the automotive, transportation (rail, and shipbuilding), electrical, mechanical engineering and building and construction industries. We further serve our customers by performing value-added fabrication on most of our extruded products. Our Europe segment also includes aluminum melting, processing and recycling activities. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled aluminum and specification alloys for use in the automotive, container and packaging and general industrial industries. A significant percentage of these products are sold through tolling arrangements.

For the three months ended March 31, 2011 and 2010, the Europe segment generated $634.8 million and $454.0 million of our consolidated revenues and $46.4 million, $36.5 million of segment income and $46.9 million and $21.6 million of segment Adjusted EBITDA, respectively. For the seven months ended December 31, 2010, the Europe segment generated approximately $1.2 billion of our consolidated revenues and $54.6 million of segment income. For the five months ended May 31, 2010, the Europe segment generated $769.1 million of our consolidated revenues and $60.1 million of segment income. For the year ended December 31, 2009, the Europe segment generated approximately $1.6 billion of our consolidated revenues and a $79.7 million segment loss. For the seven months ended December 31, 2010 and the five months ended May 31, 2010, the Europe segment generated segment Adjusted EBITDA of $104.3 million and

$39.7 million, respectively. For the years ended December 31, 2009 and 2008 our Europe segment generated segment Adjusted EBITDA of $23.9 million and $113.6 million, respectively. Our reconciliation of segment income (loss) to segment Adjusted EBITDA is as follows:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,		For the three months ended March 31,
			2009	2008	2011	2010
	(Successor)	(Predecessor)	(Predecessor)		(Successor)	(Predecessor)
	(in millions)
Europe
Segment income (loss)	$54.6	$60.1	$(79.7)	$(50.1)	$46.4	$36.5
Impact of recording assets at fair value through fresh-start and purchase accounting	25.0	1.6	2.4	20.1	—	1.0
Depreciation and amortization	8.4	6.8	111.6	132.2	4.2	4.1
Other	(2.2)	—	(2.8)	(0.1)	(4.2)	—
Unfavorable (favorable) metal price lag	18.5	(28.8)	(7.6)	11.5	0.5	(20.0)

Segment Adjusted EBITDA	$104.3	$39.7	$23.9	$113.6	$46.9	$21.6

The Aluminum Industry

The overall aluminum industry consists of primary aluminum producers, aluminum casters, extruders and sheet producers and aluminum recyclers. Primary aluminum is a commodity traded and priced daily on the LME. Most primary aluminum producers are engaged in the mining of bauxite ore and refining of the ore into alumina. Alumina is then smelted to form aluminum ingots and billets. Ingots and billets are further processed by aluminum sheet manufacturers and extruders to form plate, sheet and foil and extrusions profiles, or they are sold to aluminum traders or to the commodity markets. Aluminum recyclers produce aluminum in molten or ingot form.

We participate in select segments of the aluminum fabricated products industry, including rolled and extruded products; we also recycle aluminum and produce aluminum specification alloys. We do not smelt aluminum, nor do we participate in other upstream activities, including mining bauxite or processing alumina. Our industry is cyclical and is affected by global economic conditions, industry competition and product development. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Also, aluminum is somewhat unique in that it can be recycled again and again without any material decline in performance or quality, which delivers both energy and capital investment savings relative to the cost of smelting primary aluminum.

Critical Measures of Our Financial Performance

The financial performance of our rolled and extruded products operations and recycling and specification alloy operations are the result of several factors, the most critical of which are as follows:

•	volumes;

•	contribution margins; and

•	cash conversion costs.

The profitability of our businesses is determined, in part, by the volume of pounds invoiced and processed. Increased production volumes will result in lower per unit costs, while higher invoiced volumes will result in additional revenues and associated margins. In addition to volumes, profitability is dependent upon the difference between the per pound selling price and per pound material cost (including coating and freight costs). We refer to this difference as “contribution margin.” Contribution margins are impacted by several factors, including rolling margins or conversion fees negotiated with our customers, metal price lag, scrap spreads and freight costs. The majority of our rolled and extruded products are priced using a conversion fee-based model, where we charge customers the prevailing market price for the aluminum content of their order plus a fee to convert the aluminum, called the “rolling margin.” The remaining products are sold under short term contracts or under long term contracts using fixed prices for the aluminum content.

Although our conversion fee-based pricing model is designed to reduce the impact of changing primary aluminum prices, we remain susceptible to the impact of these changes on our operating results. This exposure exists because we value our inventories under the first-in, first-out method, which leads to the purchase price of inventory typically impacting our cost of sales in periods subsequent to when the related sales price impacts our revenues. This lag will, generally, increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices.

Our exposure to changing primary aluminum prices, both in terms of liquidity and operating results, is greater for fixed price sales contracts and other sales contracts where aluminum price changes are not able to be passed along to our customers. In addition, our rolled and extruded products operations require that a significant amount of inventory be kept on hand to meet future production requirements. This base level of inventory is also susceptible to changing primary aluminum prices to the extent it is not committed to fixed price sales orders.

In order to reduce these exposures, we focus on reducing working capital and offsetting future physical purchases and sales. We also utilize various derivative financial instruments designed to reduce the impact of changing primary aluminum prices on these net physical purchases and sales and on inventory for which a fixed sale price has not yet been determined. Our risk management practices reduce but do not eliminate our exposure to changing primary aluminum prices and, while we have limited our exposure to unfavorable price changes, we have also limited our ability to benefit from favorable price changes. Further, our counterparties may require that we post cash collateral if the fair value of our derivative liabilities exceed the amount of credit granted by each counterparty, thereby reducing our liquidity. Cash collateral posted against our derivative financial instruments totaled $4.7 million and $3.6 million at March 31, 2011 and December 31, 2010, respectively.

We refer to this difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales, net of the impact of our hedging activities, as “metal price lag.” The impact of metal price lag is not significant in our recycling and specification alloy operations as we are able to match physical purchases with physical sales, maintain low levels of inventories and conduct a substantial amount of our business on a toll basis, as discussed below.

Also included in the contribution margin of our rolled and extruded products business is the impact of differences between changes in the prices of primary and scrap aluminum, particularly in our RPNA segment where aluminum scrap is used more frequently than in our European operations. As we price our product using the prevailing price of primary aluminum but purchase large amounts of scrap aluminum to produce our products, we benefit when primary aluminum price increases exceed scrap price increases. Conversely, when scrap price increases exceed primary aluminum price increases, our contribution margin will be negatively impacted. The difference between the price of primary aluminum and scrap prices is referred to as the “scrap spread” and is impacted by the effectiveness of our scrap purchasing activities, the supply of scrap available and movements in the terminal commodity markets.

The contribution margins of our recycling and specification alloy operations are impacted by “metal spreads” which represent the difference between our scrap aluminum purchase prices and our selling prices. While an aluminum commodity market for scrap exists in Europe, there is no comparable market that is widely-utilized commercially in North America. As a result, scrap prices in North America tend to be determined regionally and are significantly impacted by supply and demand. While scrap prices may trend in a similar direction as primary aluminum prices, the extent of price movements is not highly correlated.

Our operations are labor intensive and also require a significant amount of energy (primarily natural gas and electricity) be consumed to melt scrap or primary aluminum and to re-heat and roll aluminum slabs into rolled products. As a result, we incur a significant amount of fixed and variable labor and overhead costs which we refer to as conversion costs. Conversion costs, excluding depreciation expense, or cash conversion costs, on a per pound basis are a critical measure of the effectiveness of our operations.

Revenues and margin percentages for our recycling and specification alloy manufacturing operations are subject to fluctuations based upon the percentage of customer-owned pounds tolled or processed. Increased processing under such tolling agreements results in lower revenues while not affecting net income and generally also results in higher gross profit margins and net income margins. Tolling agreements subject us to less risk of changing metal prices and reduce our working capital requirements. Although tolling agreements are beneficial to us in these ways, the percentage of our pounds able to be processed under these agreements is limited by the amount of metal our customers own and their willingness to enter into such arrangements.

As a result of fresh-start accounting, when we emerged from bankruptcy, we adjusted our inventories to fair value. As noted below, this had the effect of reducing the cost of sales in our RPNA segment and increasing the cost of sales in our Europe and RSAA segments. In addition, as noted below, segment income excludes the emergence date fair value of derivative financial instruments that settled during the period.

Management Review of 2010 and Outlook

We experienced significant revenue growth in 2010 as compared to 2009 as the global economy improved from the 2009 recessionary levels, leading to both greater demand for our products from all industries we serve and higher LME aluminum prices. Volumes improved by 26% and, coupled with an increase in average LME aluminum prices of 31%, resulted in a 37% increase in revenue. Volume growth, productivity benefits from our Aleris Operating System and our 2009 restructuring initiatives, wider metal spreads and lower depreciation and amortization expense resulted in improved gross profit and segment income.

We expect 2011 revenue to grow if demand continues to increase across most of the industries we serve.

•

Our volume in aerospace, which had been negatively impacted by customer destocking in 2009 and in the first three quarters of 2010, began to recover in the last quarter of 2010 and first quarter of 2011. We expect this trend to continue if demand for aluminum catches up with the airplane build rates of our customers.

•

Many of our applications serve customers in the automotive industry. IHS Automotive estimates a 6% increase in light vehicle build rates in 2011 in North America and Europe, combined, as compared to 2010.

•

A significant portion of our products serve customers whose demand is related to general industrial production in North America and Europe. CRU estimates that industrial production is expected to increase 3.8% in 2011 for each of the United States and Europe, as compared to 2010.

•

We are one of the largest suppliers of aluminum to the building and construction industry in North America. According to the National Association of Home Builders, total housing starts are expected to increase 5.1% in 2011, as compared to 2010.

During 2010 we made a strategic commitment to enhance the mix of products we offer to take advantage of growing demand in select segments of the industries we serve as well as expanding into high-growth regions. During 2010 and 2011 we have announced the following strategic initiatives to grow our business:

•	the formation of a joint venture for the construction of a $300.0 million state-of-the-art aluminum rolling mill in China;

•	the installation of a new $70.0 million cold rolling mill in Duffel, Belgium to produce wide auto body sheet; and

•	the relocation of an idled extrusion press to China to continue to help meet that country’s growing infrastructure needs.

Results of Operations for the Three Months Ended March 31, 2011 Compared to the Three Months Ended March 31, 2010

Review of Consolidated Results

Revenues for the three months ended March 31, 2011 increased approximately $229.3 million, or 24%, from the three months ended March 31, 2010 driven by an 8% increase in volume, as most of our segments benefited from improved economic conditions as well as an increase in average selling prices driven by higher aluminum prices, improved product mix and higher rolling margins. Volumes in our European segment increased 15% as demand from the aerospace, automotive, and most other industries served by the segment outpaced the first quarter of the prior year. RSAA volumes in North America were also strong, increasing 24% compared to the first quarter of 2010.

Gross profit increased $15.4 million and segment income increased $1.8 million as contribution margins benefited from improved pricing and metal spreads overall, a result of a more favorable mix of products sold and price increases implemented in late 2010. The improved volumes increased gross profit and segment income by approximately $14.0 million while pricing and spreads added an additional $18.0 million. Negatively impacting segment income was an estimated $24.7 million reduction in metal price lag period to period (gross profit, which does not include the impact of our derivative financial instruments, was negatively impacted by an estimated $12.0 million) largely the result of rising LME aluminum prices in the first three months of 2010 and restrictions on our ability to enter into derivative financial instruments while in bankruptcy. The impact of metal price lag contributed an estimated $25.6 million to segment income in the first three months of 2010 and an estimated $0.9 million in the current year’s quarter as we continued to improve our risk management practices around metal price volatility. Our AOS initiatives generated productivity savings of $6.0 million in the first quarter of 2011; however, inflation in energy and personnel costs more than offset these savings.

Further impacting our operating results was a $36.0 million decrease in interest expense which resulted from lower levels of debt outstanding as a result of our reorganization and emergence from bankruptcy, and a $4.2 million gain on the sale of land in Europe which is included in “Other operating income, net” in the consolidated income statement, and a $14.1 million increase in other (income) expense, net. The increase in other (income) expense, net is primarily due to currency exchange losses recorded in 2010 related to our debtor-in-possesion financing, a portion of which was denominated in non-functional currencies in both the U.S. and Europe.

The following table presents key financial and operating data on a consolidated basis for the three months ended March 31, 2011 and 2010:

	For the three months ended March 31,		Percent change
	2011	2010
	(Successor)	(Predecessor)
	(in millions, except for percentages)
Revenues	$1,191.2	$961.9	24%
Cost of sales	1,062.7	848.8	25

Gross profit	128.5	113.1	14
Gross profit as a percentage of revenues	10.8%	11.8%
Selling, general and administrative expenses	61.7	49.6	24
Restructuring and impairment charges (gains)	0.1	(1.3)	*
Gains on derivative financial instruments	—	(7.8)	*
Other operating income, net	(3.8)	(0.1)	*

Operating income	70.5	72.7	(3)
Interest expense, net	8.4	44.4	(81)
Reorganization items, net	0.6	4.7	(87)
Other (income) expense, net	(1.5)	12.6	*

Income before income taxes	63.0	11.0	*
Provision for income taxes	5.7	1.3	*

Net income	57.3	9.7	*

Net loss attributable to noncontrolling interest	(0.1)	—	*

Net income attributable to Aleris International, Inc.	$57.4	$9.7	* %

Total segment income	$75.7	$73.9
Corporate general and administrative expenses	(12.6)	(7.1)
Restructuring and impairment (charges) gains	(0.1)	1.3
Interest expense, net	(8.4)	(44.4)
Unallocated gains on derivative financial instruments	5.0	0.9
Reorganization items, net	(0.6)	(4.7)
Unallocated currency exchange gains (losses) on debt	4.5	(8.7)
Other expense, net	(0.5)	(0.2)

Income before income taxes	$63.0	$11.0

*	Calculation is not meaningful

Revenues and Pounds Invoiced

The following tables show revenues and pounds invoiced by segment and the percentage changes from the prior year period:

	For the three months ended March 31,
	2011	2010	Change	Percent change
	(Successor)	(Predecessor)
	(in millions, except for percentages)
Revenues:
Rolled Products North America	$310.7	$295.0	$15.7	5%
Recycling and Specification Alloys Americas	247.6	217.4	30.2	14
Europe	634.8	454.0	180.8	40
Intersegment revenues	(1.9)	(4.5)	2.6	(58)

Consolidated revenues	$1,191.2	$961.9	$229.3	24%

Pounds invoiced:
Rolled Products North America	194.6	202.7	(8.1)	(4)%
Recycling and Specification Alloys Americas	493.9	458.3	35.6	8
Europe	456.1	395.6	60.5	15

Total pounds invoiced	1,144.6	1,056.6	88.0	8%

The following table presents the estimated impact of key factors that resulted in the 24% increase in our consolidated first quarter revenues from 2010 to 2011:

	RPNA	RSAA	Europe	Consolidated
Price	9%	12%	18%	14%
Volume/mix	(4)	16	25	15
Currency	—	—	(1)	(1)
Sale of Brazil facility	—	(14)	—	(3)
Other	—	—	(2)	(1)

Total percentage increase	5%	14%	40%	24%

Rolled Products North America Revenues

RPNA revenues for the three months ended March 31, 2011 increased $15.7 million compared to the three months ended March 31, 2010. This increase was primarily due to the following:

•

higher LME aluminum prices which resulted in increases in the average price of primary aluminum included in our invoiced prices. Aluminum price increases accounted for approximately $22.0 million of the increase in revenues; and

•	higher rolling margins resulting from price increases implemented during the second half of 2010, which increased revenues by approximately $6.0 million.

These increases were partially offset by a 4% decrease in shipment levels, which resulted in a reduction in revenues of approximately $12.0 million. The decrease in volume was driven by distribution customer restocking trends that positively benefited the first quarter of 2010 but were replaced with slight de-stocking in the first quarter of 2011. Distribution industry declines more than offset volume increases from the transportation industry as commercial truck trailer production increased.

Recycling and Specification Alloys Americas Revenues

RSAA revenues increased $30.2 million in the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. This increase was primarily due to the following:

•

a 24% increase in North America invoiced pounds which increased revenues by approximately $34.0 million. The increase in volume was driven by improved demand across all of the industries served by this segment, particularly the automotive industry; and

•	higher selling prices for our products resulting from higher aluminum prices which increased revenues by approximately $27.0 million.

These increases were partially offset by the sale of our Brazilian recycling facility which reduced revenues by approximately $31.3 million.

Europe Revenues

Europe revenues increased $180.8 million in the three months ended March 31, 2011 as compared to the three months ended March 31, 2010. This increase was primarily due to the following:

•

a 15% increase in shipment levels, which increased revenues by approximately $113.0 million. The increase in shipments was a result of higher demand for rolled and recycled products from the automotive, aerospace and most other industries served by this segment when compared to the first quarter of the prior year; and

•

an increase in the average price of aluminum included in our invoiced prices for recycled products and higher rolling margins, resulting from a favorable mix of products sold, as well as higher prices generally for our rolled products. These factors increased revenues by approximately $83.0 million.

These increases were partially offset by a stronger U.S. dollar, which decreased revenues by approximately $6.0 million.

Segment Income and Gross Profit

	For the three months ended March 31,
	2011	2010	Dollar change	Percent change
	(Successor)	(Predecessor)
	(in millions, except for percentages)
Segment income:
Rolled Products North America	$14.4	$22.0	$(7.6)	(35)%
Recycling and Specification Alloys Americas	14.9	15.4	(0.5)	(3)
Europe	46.4	36.5	9.9	27

Total segment income	75.7	73.9	1.8	2%
Items not included in gross profit:
Segment selling, general and administrative expense	49.1	42.5	6.6	16%
Realized losses (gains) on derivative financial instruments	5.0	(6.9)	11.9	*
Other operating income, net	(3.8)	(0.1)	(3.7)	*
Other expense, net	2.5	3.7	(1.2)	*

Gross profit	$128.5	$113.1	$15.4	14%

*	Calculation is not meaningful

Rolled Products North America Segment Income

RPNA segment income for the three months ended March 31, 2011 decreased by $7.6 million compared to the three months ended March 31, 2010. This decrease was primarily due to the following:

•	lower shipment volumes, which decreased segment income by approximately $5.0 million;

•	higher depreciation expense associated with the increase in fixed asset values upon emergence from bankruptcy, which reduced segment income by $4.1 million; and

•

contribution margins were negatively impacted by metal price lag, which increased segment income by an estimated $5.5 million in the first quarter of 2010 compared to an estimated $1.4 million in the first quarter of 2011, and increased freight costs. These factors reduced segment income by an estimated $6.0 million.

These decreases were partially offset by improved rolling margins resulting from a series of successful pricing initiatives in the preceding quarters, which increased segment income by approximately $6.0 million.

Recycling and Specification Alloys Segment Income

RSAA segment income for the three months ended March 31, 2011 decreased by $0.5 million compared to the prior year period. This decrease was due primarily to tighter metal spreads as a result of demand exceeding scrap availability which reduced segment income by approximately $2.0 million. Higher volumes, which increased segment income by approximately $3.0 million, offset the impacts of the tighter metal spreads. Further impacting quarterly performance were favorable productivity gains, which offset inflation.

Europe Segment Income

Europe segment income for the three months ended March 31, 2011 increased by $9.9 million compared to the three months ended March 31, 2010. This increase was primarily due to the following:

•	higher volumes during the first quarter of 2011 compared to the prior year period, which increased segment income by approximately $16.0 million;

•

contribution margins were significantly impacted by improved pricing for our recycled products, which drove improved metal spreads, and higher rolling margins resulting from a favorable mix of rolled products sold and price increases. These factors combined to increase segment income by approximately $14.0 million; and

•	productivity related savings, which positively impacted cash conversion costs and improved segment income by an estimated $6.0 million in the first quarter of 2011; and

•	the sale of land at our Duffel, Belgium facility, which generated segment income of $4.2 million.

These increases were partially offset by the following:

•

less favorable metal price lag in the first quarter of 2011 compared to the prior year’s quarter, which decreased contribution margins and segment income by an estimated $20.5 million. Metal price lag increased first quarter 2010 segment income by approximately $20.0 million while reducing 2011 first quarter segment income by an estimated $0.5 million. The significant impact of metal price lag in the first quarter of 2010 is primarily due to restrictions on our hedging activities while in bankruptcy coupled with the increase in LME aluminum prices during that period. In 2011, our risk management practices have successfully reduced the impact of metal price lag; and

•	inflation in the cost of utilities and personnel which decreased segment income by approximately $8.0 million.

Selling, General and Administrative Expenses

Consolidated selling, general and administrative (“SG&A”) expenses increased $12.1 million in the three months ended March 31, 2011 as compared to the prior year period. This increase was primarily due to the following:

•

corporate SG&A expense increased $5.5 million primarily due to an increase in stock-based compensation expense and professional and consulting fees of $1.6 million and $1.2 million, respectively, as well as $1.3 million of start-up costs associated with our joint venture in China; and

•

segment SG&A expense increased $6.6 million in the first quarter of 2011 as compared to the prior year period primarily due to higher personnel costs, professional fees and research and development expense.

As a percentage of revenues, consolidated SG&A expense stayed consistent at 5.2% for the three months ended March 31, 2011 and 2010.

Gains on Derivative Financial Instruments

During the three months ended March 31, 2011 and 2010, we recorded the following realized and unrealized (gains) and losses on derivative financial instruments:

	For the three months ended March 31,
	2011	2010
	(Successor)	(Predecessor)
	(in millions)
Realized losses (gains)
Natural gas	$0.8	$0.7
Metal	4.2	(8.0)
Unrealized losses (gains)
Natural gas	—	1.2
Metal	(5.0)	(1.7)

Total gains	$—	$(7.8)

Generally, our realized losses (gains) represent the cash paid or received upon settlement of our derivative financial instruments. Unrealized losses (gains) reflect the change in the fair value of derivative financial instruments from the later of the end of the prior period or our entering into the derivative instrument as well as the reversal of previously recorded unrealized losses (gains) for derivatives that settled during the period. Realized losses (gains) are included within segment income while unrealized losses (gains) are excluded.

As our emergence from bankruptcy established a new entity for financial reporting purposes, the emergence date fair value of all derivative financial instruments will not be reported as realized losses (gains) upon settlement. This is due to the fact that the Successor acquired these derivative financial instruments at their fair value as of the emergence date. As such, the realized losses (gains) reported in the Successor periods will represent only the changes in fair value of those derivative financial instruments since the emergence date. Similarly, no reversal of the unrealized losses (gains) recorded by the Predecessor, which are equal to the emergence date fair value of those instruments, will be recorded upon settlement. While this will not change the total “Gains on derivative financial instruments” reported in the Consolidated Income Statement, it does impact the amount of realized and unrealized losses recorded and, as a result, segment income. During the three months ended March 31, 2011, $0.5 million of economic losses, representing the emergence date fair value of derivative financial instruments that settled during the period, were excluded from realized losses and segment income. Such economic losses (gains) will continue to be excluded from segment income until all derivative financial instruments entered into prior to the emergence date are settled. Realized losses (gains) on derivative financial instruments entered into subsequent to the emergence date will not be affected.

As discussed in the “Critical Measures of Our Financial Performance” section above, we utilize derivative financial instruments to reduce the impact of changing aluminum and natural gas prices on our operating results. We evaluate the performance of our risk management practices, in part, based upon the amount of metal price lag included in our operating results. During the three months ended March 31, 2011, we estimate that gross profit benefited from aluminum price changes by approximately $5.6 million while we experienced hedge losses of $4.7 million, including $0.5 million of economic losses not recorded within realized losses as discussed above. The resulting $0.9 million of metal price lag improved our operating results in the first quarter of 2011.

Metal price lag had a more significant impact in the first quarter of 2010 as our ability to enter into derivative financial instruments was limited under the terms and conditions of our debtor-in possession financing arrangements. As a result, gross profit benefited as aluminum prices increased while our derivative financial instruments produced gains of an additional $8.0 million. The resulting metal price lag increased first quarter 2010 operating results by $25.6 million.

Interest Expense, net

Interest expense, net in the three months ended March 31, 2011 decreased $36.0 million from the comparable period of 2010. The decrease in interest expense resulted from lower levels of debt outstanding as a result of our reorganization and emergence from bankruptcy.

Reorganization Items, net

Professional advisory fees and other costs directly associated with our reorganization are reported as reorganization items pursuant to ASC 852. Reorganization items also include provisions and adjustments to record the carrying value of certain prepetition liabilities at their estimated allowable claim amounts.

Reorganization items, net consisted of the following items:

	For the three months ended March 31,
	2011	2010
	(Successor)	(Predecessor)
	(in millions)
Professional fees and expenses	$1.0	$9.4
U.S. Trustee fees	—	0.3
Liquidation of Canada LP	—	(5.1)
Other	(0.4)	0.1

Total Reorganization items, net	$0.6	$4.7

Provision for Income Taxes

Our effective tax rate was 9.0% and 11.8% for the three months ended March 31, 2011 and 2010, respectively. The effective tax rate for the three months ended March 31, 2011 and 2010 differed from the federal statutory rate applied to income and losses before income taxes primarily as a result of the mix of income, losses and tax rates between tax jurisdictions and valuation allowances.

We and the Predecessor have valuation allowances recorded to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The valuation allowances relate to the potential inability to realize our deferred tax assets associated with certain U.S. long-term liabilities and to utilize certain foreign net operating loss carry forwards and, for the Predecessor only, U.S. federal and state net operating loss and tax credit carry forwards. We intend to maintain our valuation allowances until sufficient positive evidence exists (such as cumulative positive earnings and estimated future taxable income) to support their reversal.

Other than those in Germany, most of the tax attributes generated by the Predecessor’s non-filing foreign subsidiaries (net operating loss carryforwards) survived the Chapter 11 proceedings. We expect to use these tax attributes to reduce future tax liabilities. We will assess the ability to utilize these carryforwards on an ongoing basis.

Seven Months Ended December 31, 2010 and Five Months Ended May 31, 2010 Compared to the Year Ended December 31, 2009 and for the Year Ended December 31, 2009 to the year Ended December 31, 2008

Review of Consolidated Results

Revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were approximately $2.5 billion and $1.6 billion, respectively, compared to approximately $3.0 billion for the year ended December 31, 2009. Revenues for 2010 increased approximately $1.1 billion, or 37%, from 2009 driven primarily by a 26% increase in volumes and a 31% increase in the average LME aluminum price. We experienced improved demand across all of our operating segments in 2010, with each segment posting volume increases in excess of 18%.

Gross profit and segment (loss) income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was approximately $222.3 million and $102.8 million and $187.2 million and $124.6 million, respectively, compared to $176.4 and $(31.1) million for the year ended December 31, 2009, respectively. Gross profit for 2010 increased $233.1 million and segment income increased $258.5 million from 2009 driven by increased volumes, productivity improvements resulting from AOS and 2009 restructuring initiatives, and the impacts of lower depreciation expense. Increased volumes contributed approximately $83.0 million to the increase in segment income while productivity initiatives drove significantly lower cash conversion costs in 2010 and increased segment income by an estimated $90.0 million. Impairments of our long-lived tangible and intangible assets recorded during 2009 resulted in lower depreciation and amortization expense in 2010 and increased segment income by $109.8 million. Partially offsetting these favorable items were decreased benefits from metal price lag, $33.0 million of additional cost of sales resulting from the adjustment of inventories to fair value upon emergence, and the impact of a stronger U.S. dollar.

Our 2010 results were also impacted by gains from our reorganization, which totaled $2.2 billion and included the settlement or cancellation of our prepetition debts. Interest expense decreased by $144.8 million from 2009 as a result of our new capital structure subsequent to our emergence from bankruptcy. Other expense increased compared to 2009 as the U.S. dollar strengthened in the five months preceding our emergence, resulting in losses on the translation of our debtor-in-possession financing obligations, a portion of which were denominated in non-functional currencies in both the U.S. and Europe.

Revenues for 2009 decreased $2.9 billion, or 49%, from 2008 as volumes declined 31% due to weak demand across all industries served and a 35% decrease in average LME aluminum prices.

Gross profit decreased $36.6 million in 2009 compared to 2008 primarily due to the 31% decline in volumes, which reduced gross profit an estimated $255.0 million. Substantially offsetting the negative impacts of volume declines on gross profit were an estimated $115.0 million of benefits from productivity improvements associated with our restructuring initiatives, net of inflation, a $29.5 million reduction in depreciation expense, the absence of lower-of-cost-or-market and inventory impairment charges that reduced 2008 gross profit by $69.0 million, and benefits from favorable metal price lag in 2009 compared to unfavorable metal price lag in 2008.

Segment loss in 2009 totaled $31.1 million, a $39.2 million improvement compared to 2008. In addition to the items impacting gross profit, segment loss was favorably impacted by a $76.5 million reduction in segment selling, general and administrative expense primarily due to a $26.1 million reduction in depreciation and amortization expense, a $12.7 million reduction in bad debt expense, $5.0 million from a stronger U.S. dollar, benefits from our productivity and restructuring initiatives and lower spending for research and development and most other spending categories.

The following table presents key financial and operating data on a consolidated basis for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31,
			2009	2008
	(Successor)	(Predecessor)
		(in millions, except for percentages)
Revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7
Cost of sales	2,251.8	1,455.8	2,820.4	5,692.7

Gross profit	222.3	187.2	176.4	213.0
Gross profit as a percentage of revenues	9.0%	11.4%	5.9%	3.6%
Selling, general and administrative expense	140.0	84.2	243.6	336.1
Restructuring and impairment charges (gains)	12.1	(0.4)	862.9	1,414.0
(Gains) losses on derivative financial instruments	(6.2)	28.6	(17.0)	124.3
Other operating (income) expense, net	(2.1)	0.4	(2.1)	—

Operating income (loss)	78.5	74.4	(911.0)	(1,661.4)
Interest expense, net	7.0	73.6	225.4	226.0
Reorganization items, net	7.4	(2,227.3)	123.1	—
Other (income) expense, net	(7.6)	32.7	(10.3)	(7.8)

Income (loss) from continuing operations before income taxes	71.7	2,195.4	(1,249.2)	(1,879.6)
Provision for (benefit from) income taxes	0.3	(8.7)	(61.8)	(134.4)

Income (loss) from continuing operations	71.4	2,204.1	(1,187.4)	(1,745.2)
Income from discontinued operations, net of tax	—	—	—	0.8

Net income (loss)	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)

Total segment income (loss)	$102.8	$124.6	$(31.1)	$(70.3)
Corporate general and administrative expenses	(26.3)	(12.2)	(37.7)	(53.7)
Restructuring and impairment (charges) gains	(12.1)	0.4	(862.9)	(1,414.0)
Interest expense, net	(7.0)	(73.6)	(225.4)	(226.0)
Unallocated gains (losses) on derivative financial instruments	18.8	(38.8)	15.9	(118.4)
Reorganization items, net	(7.4)	2,227.3	(123.1)	—
Unallocated currency exchange gains (losses) on debt	5.8	(32.0)	17.0	—
Other (expense) income, net	(2.9)	(0.3)	(1.9)	2.8

Income (loss) from continuing operations before income taxes	$71.7	$2,195.4	$(1,249.2)	$(1,879.6)

Revenues and Pounds Invoiced

The following tables show revenues and pounds invoiced by segment:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,
			2009	2008
	(Successor)	(Predecessor)
	(in millions)
Revenues:
RPNA	$699.4	$507.2	$893.6	$1,675.6
RSAA	540.5	373.7	564.2	1,503.1
Europe	1,242.1	769.1	1,558.4	2,761.2
Intersegment revenues	(7.9)	(7.0)	(19.4)	(34.2)

Consolidated revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7

Pounds invoiced:
RPNA	471.2	345.6	690.7	941.9
RSAA	1,247.3	787.5	1,537.2	2,456.5
Europe	989.2	668.7	1,343.5	1,800.8

Total pounds invoiced	2,707.7	1,801.8	3,571.4	5,199.2

The following table presents the estimated impact of key factors that resulted in the 37% increase in our consolidated revenues from 2009:

	RPNA	RSAA	Europe	Consolidated
Price	17%	32%	11%	17%
Volume/mix	18	30	26	24
Currency	—	—	(7)	(4)
Other	—	—	(1)	—

Total percentage change	35%	62%	29%	37%

The following table presents the estimated impact of key factors that resulted in the 49% decrease in our consolidated revenues from 2008 to 2009:

	RPNA	RSAA	Europe	Consolidated
Price	(19)%	(28)%	(16)%	(20)%
Volume/mix	(28)	(34)	(25)	(29)
Currency	—	—	(3)	—

Total percentage change	(47)%	(62)%	(44)%	(49)%

Rolled Products North America Revenues

RPNA revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $699.4 million and $507.2 million, respectively, compared to $893.6 million for the year ended December 31, 2009. The $313.0 million increase is primarily attributable to:

•

increased demand in the distribution, transportation, and building and construction industries and across most other industries served by our North American operations. Shipments increased 18% resulting in a $158.0 million increase in revenues; and

•

higher LME aluminum prices, which increased 31% from 2009 and resulted in our invoiced prices for aluminum increasing. Primary aluminum prices included in our invoiced prices increased revenues by approximately $158.0 million.

Revenues from our RPNA segment decreased $782.0 million from 2008 to 2009 due to:

•

a 27% reduction in shipments due to the significant decline in demand in the North American distribution, transportation and building and construction industries and across most other industries served by our North American operations. Lower volumes reduced revenues by approximately $470.0 million; and

•

a 35% reduction in the average LME aluminum price, which resulted in lower average prices of primary aluminum included in our invoiced prices when compared to the prior year and reduced revenues by approximately $310.0 million.

Recycling and Specification Alloys Americas Revenues

RSAA revenues for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were $540.5 million and $373.7 million, respectively, compared to $564.2 million for the year ended December 31, 2009. The $350.0 million increase in revenues is primarily attributable to:

•	a 32% increase in shipment levels as a result of higher demand in the automotive, steel, and container and packaging industries, which increased revenues by approximately $170.0 million; and

•	higher aluminum prices, which increased revenues by approximately $184.0 million.

Revenues from our RSAA segment decreased $938.9 million from 2008 to 2009 due to:

•	a 37% decrease in shipment levels as demand in the automotive and steel industries declined significantly, which reduced revenues by approximately $542.0 million; and

•	lower selling prices for our products as aluminum prices decreased when compared to the prior year, which reduced revenues by approximately $429.0 million.

Europe Revenues

Revenues from our Europe segment for the seven months ended December 31, 2010 and the five months ended May 31, 2010 were approximately $1.2 billion and $769.1 million, respectively, compared to approximately $1.6 billion for the year ended December 31, 2009. The $452.8 million increase in revenues is primarily attributable to:

•	a 23% increase in shipment levels as a result of higher demand in the automotive and distribution industries, which increased revenues by approximately $403.0 million; and

•	an increase in the selling prices of our products resulting from higher aluminum prices, which increased revenues approximately $183.0 million.

These increases were partially offset by a stronger U.S. dollar, which reduced revenues by approximately $114.0 million.

Revenues from our Europe segment decreased approximately $1.2 billion from 2008 to 2009 primarily as a result of:

•	a decrease in shipment levels due to lower demand from aerospace, automotive and distribution customers, which reduced revenues by approximately $680.0 million;

•	a decrease in the selling prices of our products as aluminum prices decreased, which reduced revenues approximately $440.0 million; and

•	a stronger U.S. dollar, which reduced revenues by approximately $90.0 million.

Segment Income and Gross Profit

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,
			2009	2008
	(Successor)	(Predecessor)
	(in millions)
Segment income (loss):
RPNA	$21.0	$38.1	$55.8	$(43.2)
RSAA	27.2	26.4	(7.2)	23.0
Europe	54.6	60.1	(79.7)	(50.1)

Total segment income (loss)	102.8	124.6	(31.1)	(70.3)
Items not included in gross profit:
Segment selling, general and administrative expenses	113.7	72.0	205.9	282.4
Realized losses (gains) on derivative financial instruments	12.6	(10.3)	(1.1)	5.9
Other operating (income) expense, net	(2.1)	0.4	(2.1)	—
Other (income) expense, net	(4.7)	0.5	4.8	(5.0)

Gross profit	$222.3	$187.2	$176.4	$213.0

Rolled Products North America Segment Income

RPNA segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $21.0 million and $38.1 million, respectively, compared to $55.8 million for the year ended December 31, 2009. The $3.3 million improvement resulted from:

•	higher production and shipment volumes, which increased segment income by approximately $22.0 million;

•	productivity related savings from restructuring and AOS initiatives increased segment income by approximately $12.0 million, net of inflation; and

•

the exclusion of $3.7 million of economic losses on derivative financial instruments from segment income. These economic losses represent the Effective Date fair value of derivative financial instruments that settled during the seven months ended December 31, 2010.

These increases were partially offset by lower contribution margins driven by a $22.0 million reduction in favorable metal price lag as well as tighter scrap spreads in 2010, which reduced segment income by approximately $14.0 million.

RPNA segment income for the year ended December 31, 2009 increased by $99.0 million when compared to the prior year as a result of:

•	productivity savings related to restructuring initiatives, which increased segment income by approximately $54.0 million, net of inflation;

•

a $53.1 million increase in metal price lag benefits resulting from rising LME prices during 2009 when our ability to enter into derivative financial instruments was restricted by the terms of our debtor-in-possession financing agreements and significant unfavorable metal price lag experienced in 2008 when LME prices decreased substantially after management unwound inventory hedge positions;

•	a $20.9 million reduction in depreciation and amortization expense resulting from impairment charges recorded in the fourth quarter of 2008;

•	a 2008 inventory impairment charge totaling $13.4 million associated with the closure of our Cap de Madeleine, Canada rolling mill which did not recur in 2009; and

•	a $7.2 million reduction in the provision for bad debts.

These increases were partially offset by:

•	a 27% decrease in volumes, which resulted in a $28.0 million reduction in segment income;

•	lower rolling margins and tighter scrap spreads, which reduced segment income by $6.0 million; and

•	income from the sale of emissions credits, which generated $6.4 million of segment income in 2008 and did not recur in 2009.

Recycling and Specification Alloys Segment Income

RSAA segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $27.2 million and $26.4 million, respectively, compared to a segment loss of $7.2 million for the year ended December 31, 2009. The $60.8 million increase in segment income is primarily attributable to:

•	a 32% increase in volumes, which increased segment income by approximately $21.0 million;

•	improved metal spreads, which increased segment income by $12.0 million;

•	a $15.5 million reduction in depreciation and amortization expenses resulting from an impairment charge recorded in the fourth quarter of 2009;

•	productivity related savings, which increased segment income by approximately $7.0 million, net of inflation and

•	a $2.2 million reduction in bad debt expense.

Segment income for the seven months ended December 31, 2010 includes the impact of the application of fresh-start accounting rules which resulted in $2.2 million of additional cost of sales associated with the write-up of inventory to fair value.

RSAA segment income for the year ended December 31, 2009 decreased $30.2 million when compared to the prior year period. Segment income for the year ended December 31, 2009 was unfavorably impacted by:

•	significantly lower volumes, which reduced segment income approximately $34.0 million; and

•	tighter metal spreads, which reduced segment income by approximately $38.0 million.

These decreases were partially offset by:

•	productivity related savings, which improved segment income by approximately $8.0 million, net of inflation;

•	a $13.9 million decrease in depreciation and amortization expense associated with the reduction in fixed and intangible asset values;

•	a 2008 lower of cost or market charge totaling $23.1 million; and

•	a $6.1 million reduction in bad debt expense.

Europe Segment Income (Loss)

Europe segment income for the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $54.6 million and $60.1 million, respectively, compared to a segment loss of $79.7 million for the year ended December 31, 2009. The $194.4 million increase in segment income was primarily attributable to:

•	a 23% increase in shipments and higher production volumes, which increased segment income by approximately $40.0 million;

•

lower cash conversion costs per unit resulting from productivity savings primarily related to the restructuring initiatives implemented in 2009, resulting in savings of approximately $56.0 million in 2010;

•	a $96.4 million decrease in depreciation and amortization expense resulting from an impairment charge recorded in the fourth quarter of 2009;

•

improved contribution margins resulting from a $2.7 million increase in favorable metal price lag and improved metal spreads in the recycling operations which increased segment income by approximately $19.0 million, more than offsetting a $6.0 million reduction in rolling margins for rolled products;

•	lower energy costs, which increased segment income by approximately $9.0 million;

•	$5.7 million of benefits paid under an insurance claim and a supply contract; and

•

the exclusion of $4.2 million of economic losses from segment income. These losses represent the Effective Date fair value of derivative financial instruments that settled during the seven months ended December 31, 2010.

Segment income for the seven months ended December 31, 2010 also includes the impact of the application of fresh-start accounting rules which resulted in the recognition of an additional $29.5 million of costs of sales associated with the write-up of inventory to fair value. A stronger U.S. dollar further reduced segment income by approximately $14.0 million.

Europe segment loss for the year ended December 31, 2009 was $79.7 million compared to a loss of $50.1 million in 2008. The $29.6 million increase in segment loss was primarily attributable to:

•	a 25% reduction in shipments, which reduced segment income by approximately $185.0 million; and

•	a stronger U.S. dollar, which reduced segment income by approximately $6.0 million.

Partially offsetting these unfavorable items were:

•	productivity related savings related to our restructuring initiatives totaling approximately $71.0 million, net of inflation;

•	a $20.6 million reduction in depreciation and amortization associated with the reduction in fixed and intangible asset values;

•	a $19.1 million increase in metal price lag;

•

a $17.7 million reduction in the economic gains excluded from segment loss. These economic gains represent the fair value of acquired derivative financial instruments that settled during the periods; and

•	a 2008 lower of cost or market charge of $28.4 million.

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31,
			2009	2008
	(in millions)
	(Successor)	(Predecessor)
Selling, general and administrative expenses	$140.0	$84.2	$243.6	$336.1
Interest expense, net	7.0	73.6	225.4	226.0
Restructuring and impairment charges (gains)	12.1	(0.4)	862.9	1,414.0

Selling, General and Administrative Expenses

Consolidated selling, general and administrative (SG&A) expenses were $140.0 million and $84.2 million in the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, compared to $243.6 million in the year ended December 31, 2009. Corporate SG&A expense was $26.3 million and $12.2 million in the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, compared to $37.7 million in the year ended December 31, 2009. Segment SG&A expense was $113.7 million and $72.0 million in the seven months ended December 31, 2010 and the five months ended May 31, 2010, respectively, compared to $205.9 million in the year ended December 31, 2009. The $20.2 million decrease in segment SG&A expense was primarily due to a $17.5 million reduction in depreciation and amortization expense associated with an impairment charge recorded in the fourth quarter of 2009 and an approximately $3.0 million reduction resulting from a stronger U.S. dollar.

Consolidated SG&A expense decreased $92.5 million from 2008 to 2009. Corporate SG&A expense decreased $16.0 million primarily due to a $8.8 million decrease in management fees payable to TPG, which were not accrued subsequent to the bankruptcy filing, a $1.1 million reduction in depreciation expense and lower professional fees and travel and entertainment expenses. Segment SG&A expense decreased $76.5 million primarily due to a $26.1 million reduction in depreciation and amortization expense, a $12.7 million reduction in provisions for bad debts, $5.0 million from a stronger U.S. dollar and reduced spending across all other major spending categories, including research and development, personnel costs and professional fees as a result of our productivity and restructuring initiatives.

Restructuring and Impairment Charges (Gains)

2010 Charges

During the seven months ended December 31, 2010, we recorded $12.1 million of cash restructuring charges, including $11.1 million related to the Company’s reduction in force initiatives implemented during the fourth quarter of 2008 and $1.0 million of restructuring charges primarily related to employee termination benefits associated with work force reductions at our Bonn, Germany facility initiated in 2010. Payments totaling $0.3 million were made during the seven months ended December 31, 2010 related to the Bonn work force reduction. The Company continues to evaluate the production and staffing needs of the Bonn facility and additional charges may be incurred as management’s plans are finalized.

During the five months ended May 31, 2010, we recorded $1.3 million of cash restructuring charges and $1.7 million of non-cash gains. The activity primarily resulted from the following restructuring items:

•

Certain of our postretirement benefit plans were amended to eliminate retiree medical benefits for salaried employees/retirees. As a result of these amendments, gains of $1.1 million and $1.0 million were recorded associated with our RPNA and Europe segments, respectively.

•	We recorded $0.8 million of costs associated with environmental remediation efforts required at our Rockport, Indiana facility within our RPNA segment.

2009 Charges

During the year ended December 31, 2009, we recorded non-cash impairment charges totaling $672.4 million, $45.7 million, $40.4 million and $29.9 million related to our long-lived assets, indefinite-lived intangible assets, goodwill and finite-lived intangibles, respectively. We also recorded $41.7 million and $32.8 million of other cash and non-cash charges, respectively, associated with plant closures and other restructuring initiatives during the year ended December 31, 2009. Included within these amounts are $33.5 million and $24.3 million of cash and non-cash restructuring charges recorded in 2009 related to restructuring activities initiated in 2008. These charges, totaling $862.9 million, primarily resulted from the following:

2009 Impairments

In 2009, we recorded impairment charges totaling $40.4 million related to goodwill and $45.7 million related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairment related to the RSAA operating segment and trade name impairments totaling $31.7 million and $14.0 million related to the RSAA and RPNA operating segments, respectively. We also recorded impairment charges associated with certain technology, customer contract and supply contract intangible assets totaling $29.9 million in 2009. The impairments consisted of $24.2 million and $5.7 million associated with our Europe and RSAA segments, respectively.

In accordance with ASC 360, several indicators of impairment were identified in the fourth quarter of 2009 including the finalization of the forecast model developed by the Company and its financial advisors to determine the initial Plan Value. The results of the forecast identified a deficiency in the fair value of the business as a whole compared to its carrying value, and therefore, we determined that the associated long-lived assets were required to be tested for impairment. These impairment tests resulted in the Company recording impairment charges totaling $672.4 million related to property, plant and equipment and $29.9 million related to finite-lived intangible assets in the RSAA and Europe operating segments. No impairments were necessary for the RPNA segment as the undiscounted cash flows exceeded the carrying amount of this asset group. We conducted our analysis under the premise of fair value in-exchange. An analysis of the earnings capability of the related assets indicated that there would not be sufficient cash flows available to justify investment in the assets under a fair value in-use premise.

The 2009 impairments were primarily a result of the continued adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2009 Restructuring Activities

During 2009, we closed our RPNA segment headquarters in Louisville, Kentucky and sold our Terre Haute, Indiana facility. We recorded cash restructuring charges totaling $2.2 million primarily related to severance costs and recorded asset impairment charges totaling $3.5 million relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value. Other work force reductions across the RPNA operations resulted in the recording of $2.4 million of employee termination benefits.

2008 Charges

During the year ended December 31, 2008, we recorded non-cash impairment charges totaling $1,136.0 million, $146.9 million and $28.9 million related to our goodwill, finite-lived intangibles and indefinite-lived intangibles, respectively. We also recorded $51.2 million and $51.0 million of cash and non-cash restructuring charges, respectively, associated with plant closures and other restructuring initiatives. Included within these amounts are $4.7 million and $3.2 million which represent cash and non-cash restructuring charges recorded in 2008 related to restructuring activities initiated in 2007. These charges, totaling $1,414.0 million, primarily resulted from the following:

2008 Impairments

In 2008, we recorded impairment charges of $1,136.0 million related to goodwill and $28.9 million related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairments totaling $539.0 million, $186.8 million and $410.2 million related to the RPNA, RSAA and Europe operating segments, respectively, and trade name impairments totaling $15.9 million and $13.0 million related to the RPNA and RSAA operating segments, respectively. We also recorded impairment charges of $146.9 million associated with certain customer relationship and technology intangible assets in 2008. The impairments consisted of $87.6 million, $27.6 million and $31.7 million associated with our RPNA, RSAA and Europe segments, respectively. These impairments were primarily a result of the adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2008 Restructuring Activities

On July 12, 2008, we announced that the permanent closure of the RPNA segment’s Cap de la Madeleine, Quebec aluminum rolling mill facility would occur following an orderly shut down of all remaining activities at the facility because of the permanent and irreparable damage suffered by the operations as a result of labor issues. We had been engaged in negotiations and discussions regarding a new collective bargaining agreement for many months with representatives of the union representing production and maintenance workers at the facility. The union failed to ratify a new agreement during these negotiations and ultimately rejected our final proposal for a new collective bargaining agreement twice in July 2008. Substantially all production at this facility ceased in September 2008.

We recorded charges of $55.5 million related to the closure within “Restructuring and impairment charges (gains)” as well as $13.4 million within “Cost of sales” in the Consolidated Statement of Operations in 2008. These charges consisted of the following:

•

Asset impairment charges of $29.1 million relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value;

•

Employee severance, health care continuation, and outplacement costs of $4.5 million associated with approximately 90 hourly and salaried employees. Substantially all affected employees had left their positions as of December 31, 2008;

•	Curtailment charges relating to defined benefit pension and other postemployment benefit plans of $12.7 million covering the affected employees.

•

Other closure related charges of $9.2 million related primarily to derivative and other contract terminations and costs associated with environmental remediation efforts required as a result of the closure; and

•	Inventory impairment charges and excess production costs of $13.4 million attributable to the closure which have been included within “Cost of sales” in the Consolidated Statement of Operations.

In addition to the charges described above, we recorded $1.8 million of cash and $0.6 million of non-cash restructuring charges for severance, security, utility and other costs related to the closure during the first quarter of 2009.

During 2008, we temporarily idled the majority of production at our Richmond, Virginia rolling mill and closed our ALSCO divisional headquarters in Raleigh, North Carolina. We recorded cash restructuring charges totaling $2.2 million primarily related to costs to move assets to other facilities, severance costs and contract cancellation costs. During 2009, a decision was made to close the previously idled Richmond, Virginia rolling mill and as a result, asset impairment charges totaling $13.1 million relating to property, plant and equipment were recorded. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying values. The extent of the impairment charge was based upon the fair value of those assets.

We also recorded $3.1 million of cash restructuring charges and $10.7 million of non-cash asset impairment charges during 2008 primarily related to the shutdown of our operations in Shelbyville and Rockwood, Tennessee, as well as Bedford and Tipton, Indiana, all of which were recycling operations within our RSAA segment. Production at these facilities has been transferred to other facilities and all of the affected employees had left their positions as of December 31, 2008. We based the determination of the impairments of the assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value. Cash restructuring costs included the costs to move assets to other facilities, severance costs and contract cancellation costs. In addition to the charges described above, we recorded $1.4 million of cash and $3.3 million of non-cash restructuring charges for severance, security, utility and other costs related to these fiscal 2008 initiatives within our RSAA segment during 2009.

In December 2008, we announced plans to restructure our European operations by adjusting our work force in response to declining demand. As of December 31, 2008, we had identified approximately 100 non-production employees to be severed and recorded $12.1 million of severance costs in the fourth quarter. These severance amounts were accounted for in accordance with ASC 712 and were recorded pursuant to an ongoing benefit arrangement.

During 2009, we recorded $30.0 million of cash and $7.7 million of non-cash restructuring charges associated with the finalization of the restructuring of our European operations initiated in 2008. These charges consisted of the following:

•

We expanded and finalized our workforce reduction at our Duffel, Belgium and Vogt, Germany facilities and announced the substantial closure of our extrusions operations in Duffel. These restructuring initiatives eliminated approximately 400 positions in Duffel and approximately 100 positions in Vogt. Employee termination benefits consist of one-time severance and outplacement costs as well as pre-pension benefits totaling $28.8 million. The severance and outplacement benefits of $23.3 million were accounted for in accordance with ASC 712. The pre-pension benefits were offered pursuant to a one-time benefit arrangement and will be paid over a 13 year period. As a result, the fair value of the $13.3 million of total benefits to be paid was determined by discounting the future payment stream using a credit-adjusted risk free rate in accordance with ASC 420. This resulted in a charge of $5.5 million being recorded in the second quarter of 2009.

•

Non-cash impairment charges of $7.7 million were recorded in 2009 primarily related to the substantial closure of the extrusions operations in Duffel. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charges were primarily based upon the fair value of those assets.

•	Other workforce reductions across the European operations resulted in the recording of $1.2 million of employee termination benefits.

During 2010, certain previously terminated individuals associated with the reduction in workforce initiative implemented at our Duffel, Belgium facility filed unfair dismissal employment suits in a Belgian labor court requesting additional severance payments. In connection with these pending suits, we evaluated the individual facts and circumstances and concluded that it is probable that the Company will be required to pay additional severance amounts to some of the former employees. As of December 31, 2010, a reserve totaling $10.1 million has been recorded for these additional severance amounts as well as related interest and legal fees.

We recorded non-cash asset impairment charges of $7.6 million within our Europe segment during 2008 primarily related to our aluminum recycling facility in Norway. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charge was based upon the fair value of those assets.

Losses (Gains) on Derivative Financial Instruments

During the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008, we recorded the following realized and unrealized losses (gains) on derivative financial instruments:

	Losses (gains) on derivative financial instruments
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the years ended December 31,
			2009	2008
	(Successor)	(Predecessor)
	(in millions)
Realized losses (gains)
Natural gas	$2.1	$1.2	$9.8	$10.6
Metal	11.5	(11.8)	(12.8)	36.9
Currency	—	—	(2.8)	(42.3)

Unrealized (gains) losses
Natural gas	(0.6)	0.7	3.1	2.7
Metal	(19.2)	38.5	(12.2)	93.8
Currency	—	—	(2.1)	22.6

Total (gains) losses	$(6.2)	$28.6	$(17.0)	$124.3

Generally, our realized losses (gains) represent the cash paid or received upon settlement of our derivative financial instruments. Unrealized losses (gains) reflect the change in the fair value of derivative financial instruments from the later of the end of the prior period or our entering into the derivative instrument as well as the reversal of previously recorded unrealized losses (gains) for derivatives that settled during the period. Realized losses (gains) are included within segment income while unrealized losses (gains) are excluded.

As our emergence from bankruptcy established a new entity for financial reporting purposes, the emergence date fair value of all derivative financial instruments will not be reported as realized losses (gains) upon settlement. This is due to the fact that the Successor acquired these derivative financial instruments at their fair value as of the emergence date. As such, the realized losses (gains) reported in the Successor periods will represent only the changes in fair value of those derivative financial instruments since the emergence date. Similarly, no reversal of the unrealized losses (gains) recorded by the Predecessor, which are equal to the emergence date fair value of those instruments, will be recorded upon settlement. While this will not change the total “Losses (gains) on derivative financial instruments” reported in the Consolidated Statement of Operations, it does impact the amount of realized and unrealized losses recorded and, as a result, segment income. During the seven months ended December 31, 2010, $7.9 million of economic losses, representing the emergence date fair value of derivative financial instruments that settled during the period, were excluded from realized losses and segment income. Such economic losses (gains) will continue to be excluded from segment income until all derivative financial instruments entered into prior to the emergence date are settled. Realized losses (gains) on derivative financial instruments entered into subsequent to the emergence date will not be affected.

As discussed in the “Critical Measures of Our Financial Performance” section above, we utilize derivative financial instruments to reduce the impact of changing aluminum and natural gas prices on our operating results. We evaluate the performance of our risk management practices, in part, based upon the amount of metal price lag included in our operating results. In 2010, we estimate that gross profit benefited from metal price changes by approximately $19.7 million while we experienced hedge losses of $6.0 million, including $6.3 million of economic losses not recorded within realized losses as discussed above. The resulting $13.7 million of metal price lag improved our operating results in 2010.

Metal price lag had a more significant impact in 2009 as our ability to enter into derivative financial instruments was limited under the terms and conditions of our debtor-in-possession financing arrangements. As a result, gross profit benefited as aluminum prices increased while our derivative financial instruments produced gains of an additional $12.8 million. The resulting metal price lag improved 2009 operating results by $29.5 million.

Interest Expense, net

Interest expense, net in the seven months ended December 31, 2010 and the five months ended May 31, 2010 was $7.0 million and $73.6 million, respectively, compared to $225.4 million in 2009. The decrease in interest expense is due to the significant reduction in debt outstanding subsequent to our emergence from bankruptcy. Interest expense for the years ended December 31, 2009 and 2008 relates to our prepetition and debtor-in-possession financing facilities.

Reorganization Items, net

Professional advisory fees and other costs directly associated with our reorganization are reported as reorganization items pursuant to ASC 852. Reorganization items also include provisions and adjustments to record the carrying value of certain prepetition liabilities at their estimated allowable claim amounts. Fresh-start accounting adjustments reflect the pre-tax impact of the application of fresh-start accounting.

For the five months ended May 31, 2010, we recognized a gain of approximately $2.2 billion for reorganization items as a result of the bankruptcy proceedings and the effects of fresh-start accounting. This gain reflects the cancellation of our prepetition debt and certain of our other obligations, partially offset by the recognition of certain new equity instruments, as well as professional fees incurred as a direct result of the bankruptcy proceedings.

In addition, we recognized charges of approximately $7.4 million in the seven months ended December 31, 2010 primarily related to professional fees incurred as a direct result of the bankruptcy proceedings.

Reorganization items, net consisted of the following items:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
	(Successor)	(Predecessor)
	(in millions)
Gain on settlement of liabilities subject to compromise	$—	$(2,204.0)	$(1.8)
Fresh-start accounting	—	(61.6)	—
Professional fees and expenses	5.5	34.3	38.0
Write-off of debt issuance costs	—	7.6	6.8
U.S. Trustee fees	0.4	0.6	0.7
Derivative financial instruments valuation adjustment	—	—	88.1
Liquidation of Canada LP	—	(5.1)	(8.7)
Other	1.5	0.9	—

Total Reorganization items, net	$7.4	$(2,227.3)	$123.1

Provision for (Benefit from) Income Taxes

Income tax expense was $0.3 million for the seven months ended December 31, 2010 and an income tax benefit of $8.7 million for the five months ended May 31, 2010 compared to an income tax benefit of $61.8 million in 2009. The income tax expense for the seven months ended December 31, 2010 consisted of an income tax benefit of $4.5 million from international jurisdictions and an income tax expense of $4.8 million in the United States. The income tax benefit for the five months ended May 31, 2010 consisted of an income tax expense of $4.1 million from international jurisdictions and an income tax benefit of $12.8 million in the United States. Management determined that a valuation allowance against the net deferred tax assets of certain legal entities in their respective jurisdictions was still needed at the end of 2010 based on the fact that the available evidence still did not support the realization of those net deferred tax assets under the more-likely-than-not standard.

At December 31, 2010, 2009 and 2008, we had valuation allowances of $399.4 million, $648.4 million, and $312.6 million, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total 2010, 2009 and 2008 valuation allowance, $267.1 million, $370.4 million and $187.6 million relate primarily to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions, $120.9 million, $223.5 million and $85.9 million relate primarily to the U.S. federal effects of amortization, pension and postretirement benefits for the Successor and net operating losses and tax credits for the Predecessor and $11.4 million, $54.5 million and $39.1 million relate primarily to the state effects of amortization, pension and postretirement benefits for the Successor and Kentucky state recycling credits and other state net operating losses for the Predecessor, respectively. The net reduction in the valuation allowance in 2010 is primarily attributable to the decrease in the underlying deferred tax assets resulting from the Plan of Reorganization and fresh-start accounting adjustments. The net increase in the valuation allowance in 2009 is primarily attributable to net operating losses generated in that year as well as the increase in deferred tax assets resulting from book asset impairments. We will maintain valuation allowances against our net deferred tax assets in the U.S. and other applicable jurisdictions until sufficient positive evidence exists to reduce or eliminate the valuation allowance.

Income tax benefit was $61.8 million in 2009 compared to $134.4 million in 2008. The 2009 income tax benefit consisted of $35.5 million from international jurisdictions and $26.3 million in the United States. Management determined that a valuation allowance against the net deferred tax assets of certain legal entities in their respective jurisdictions was still needed at the end of 2009 based on the fact that the available evidence still did not support the realization of those net deferred tax assets under the more-likely-than-not standard.

The 2008 income tax benefit of $134.4 million consisted of $50.9 million from international jurisdictions and $83.5 million in the United States.

As of December 31, 2010 and 2009, we recorded $12.5 million and $13.3 million of reserves for unrecognized tax benefits, respectively.

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December, 31
			2009	2008
	(Successor)	(Predecessor)
	(in millions)
Balance at beginning of year	$10.7	$13.3	$11.7	$6.5
Additions based on tax positions related to current year	0.7	0.7	1.4	1.4
Additions for tax positions of prior years	1.1	—	0.2	7.4
Reductions for tax positions of prior years	—	(3.3)	—	(0.6)
Settlements	—	—	—	(3.0)

Balance at end of year	$12.5	$10.7	$13.3	$11.7

We recognize interest and penalties related to uncertain tax positions within the “Provision for (benefit from) income taxes” in the Consolidated Statement of Operations. As of December 31, 2010 and 2009, we had approximately $0.8 million and $0.7 million of accrued interest related to uncertain tax positions, respectively.

The 2003 through 2009 tax years remain open to examination. We have continuing responsibility for the open tax years for our non-filing foreign subsidiaries. A non-U.S. taxing jurisdiction commenced an examination in the first quarter of 2009 that is anticipated to be completed within six months of December 31, 2010. We presented an adjustment to our transfer pricing tax position that is expected to result in a decrease in the reserve of $2.0 million. Another non-U.S. taxing jurisdiction commenced an examination in the fourth quarter of 2009 that is anticipated to be completed within twelve months of December 31, 2010.

Liquidity and Capital Resources

Cash Flows

The following table summarizes our net cash (used) provided by operating, investing and financing activities for the seven months ended December 31, 2010, the five months ended May 31, 2010, the years ended December 31, 2009 and 2008 and the three months ended March 31, 2011 and 2010.

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the years ended December 31,		For the three months ended March 31, 2011	For the three months ended March 31, 2010
			2009	2008
	(Successor)	(Predecessor)			(Successor)	(Predecessor)
	(in millions)
Net cash provided (used) by:
Operating activities	$120.3	$(174.0)	$56.7	$(60.1)	$(56.8)	$(102.7)
Investing activities	(26.2)	(15.7)	(59.8)	132.5	(22.5)	(8.9)
Financing activities	(84.8)	187.5	60.8	(108.3)	189.1	77.0

Cash Flows from Operating Activities

Cash flows used by operating activities were $56.8 million for the three months ended March 31, 2011, which resulted from a $117.5 million increase in net operating assets and $3.7 million of payments for reorganization and restructuring items partially offset by $64.4 million of cash from earnings. The significant components of the change in net operating assets include increases of $138.9 million, $78.0 million and $100.1 million in accounts receivable, inventories and accounts payable and accrued liabilities, respectively, as a result of increased sales volumes across most segments and the impact of higher aluminum prices. Our days sales outstanding (“DSO”) at March 31, 2011 remained consistent with the DSO at December 31, 2010, however, revenues in the month of March 2011 were approximately $150 million higher than the month of December 2010 leading to an increase in accounts receivable. Our days inventory outstanding (“DIO”) increased slightly from year end in anticipation of seasonal demand increases in the second quarter. Our days payables outstanding (“DPO”) increased from 23 at year end to 24 at March 31, 2011. The increase in payables resulted from increased inventory levels and the additional day of payables outstanding.

Cash flows used by operating activities were $102.7 million for the three months ended March 31, 2010, which resulted from a $151.2 million increase in net operating assets and $8.8 million of payments for reorganization and restructuring items partially offset by $57.3 million of cash from earnings. The significant components of the change in net operating assets include increases of $142.7 million, $85.2 million and $72.2 million in accounts receivable, inventories and accounts payable and accrued liabilities, respectively, as a result of increased sales volumes across most segments and the impact of higher aluminum prices.

Cash flows provided by operating activities were $120.3 million for the seven months ended December 31, 2010, which resulted from $96.7 million of cash generated from earnings and a $60.6 million decrease in net operating assets, partially offset by $37.0 million of payments for reorganization and restructuring items. The largest contributor to the operating asset decrease was accounts receivable of $81.3 million. The decrease in accounts receivable was driven primarily by a seasonal reduction in year-end volumes, and working capital efficiency as our average DSO improved from approximately 40 days in May 2010 to 39 days in December 2010.

Cash flows used by operating activities were $174.0 million for the five months ended May 31, 2010, which resulted from a $234.6 million increase in net operating assets and $36.7 million of payments for reorganization and restructuring items partially offset by $97.3 million of cash from earnings. The significant components of the change in net operating assets include increases of $181.5 million, $138.7 million and $100.8 million in accounts receivable, inventories, and accounts payable and accrued liabilities, respectively, as a result of increased sales volumes across all segments and the impact of higher aluminum prices. Revenues for the three months ended May 31, 2010 were approximately $200 million higher than for the three months ended December 31, 2009. These volume and revenue increases contributed to a higher level of accounts receivable. Higher demand in June 2010 and the third quarter of 2010 as compared to the first quarter of 2010 resulted in increases in both inventories and accounts payable.

Cash flows provided by operating activities were $56.7 million in 2009, which included $127.9 million of cash provided by changes in operating assets and liabilities as working capital declined in response to market demand and lower aluminum prices. The working capital decline included reductions in accounts receivable, inventories and accounts payable, respectively of $119.5 million, $159.3 million, and $103.6 million. Contributing significantly to the reductions in receivables and inventories were gains associated with working capital efficiency as our DSO improved from an average of 46 days in 2008 to an average of 44 days in 2009 and our DIO improved from an average 53 days in 2008 to an average 48 days in 2009. The reduction in accounts payable was impacted by tighter payment terms required by our suppliers subsequent to the Chapter 11 filing. Our average DPO dropped from 38 days in 2008 to 27 days in 2009. The working capital cash generation was partially offset by an increase in other assets of $41.7 million, primarily attributable to an increase in cash postings associated with our derivative positions. Operating cash flow was negatively impacted by $70.8 million of cash payments related to reorganization and restructuring items.

Cash flows used by operating activities were $60.1 million in 2008, which included $71.6 million of margin calls paid related to our derivative positions and $31.6 million of payments for restructuring items offset by $76.1 million of cash provided by a reduction in other operating assets and liabilities. This cash generation was primarily attributable to working capital, as sizable decreases occurred at the end of 2008, driven by a dramatic drop in the price of aluminum, combined with eroding economic conditions. Accounts receivable, inventories and accounts payable each declined $197.3 million, $171.8 million and $274.3 million, respectively, as December revenues fell by approximately $165 million compared to the prior year December.

Cash Flows from Investing Activities

Cash flows used by investing activities were $22.5 million for the three months ended March 31, 2011 and included $22.9 million of capital expenditures partially offset by $0.4 million of proceeds from sale of property, plant and equipment. Cash used in investing activities was $8.9 million for the three months ended March 31, 2010, which consisted of $9.3 million of capital spending.

Cash flows used by investing activities were $26.2 million for the seven months ended December 31, 2010 and included $46.5 million of capital expenditures partially offset by $19.9 million of proceeds from sale of businesses. Cash used in investing activities was $15.7 million for the five months ended May 31, 2010, which consisted of $16.0 million of capital spending. We expect to spend approximately $330.0 million on capital projects in the year ending December 31, 2011, with $70.0 to $80.0 million of maintenance capital, approximately $100.0 million of discretionary, growth-related capital, and an additional $146.0 million to be spent by our China joint venture for the construction of a rolling mill. The financing for the rolling mill is expected to include approximately $50.0 million of capital from Aleris, $12.0 million of capital from our joint venture partner, and $84.0 million in draws on the China Loan Facility, see “Recent Developments,” below.

Cash used in investing activities was $59.8 million in 2009, which primarily consisted of $68.6 million of capital spending partially offset by proceeds from the sale of assets. Cash provided by investing activities was

$132.5 million in 2008 which primarily consisted of $287.2 million of proceeds from the sale of our zinc business partially offset by capital spending of $138.1 million and $19.9 million for the acquisitions of A.E., Inc. and H.T. Aluminum Specialties.

Cash Flows from Financing Activities

Cash flows from financing activities for the three months ended March 31, 2011 includes $490.0 million of net proceeds from the issuance of the Senior Notes partially offset by the payment of a $300.0 million dividend to Aleris Corporation, which was then paid as a dividend, pro rata, to the stockholders of Aleris Corporation.

Net cash provided by financing activities totaled $77.0 million for the three months ended March 31, 2010, which consisted primarily of borrowings on our debtor-in-possession financing and payments of related issuance costs.

Cash flows from financing activities generally reflect changes in our borrowings and debt obligations. Net cash used by our financing activities was $84.8 million for the seven months ended December 31, 2010, which included $81.8 million of net payments on the ABL Facility. Net cash provided by our financing activities was $187.5 million for the five months ended May 31, 2010. Cash flows for the five months ended May 31, 2010 included the impact of the Company’s reorganization, including the repayment of outstanding amounts under the DIP financing arrangements partially offset by $541.1 million of net proceeds raised in the rights offering and used by Aleris Corporation to acquire all of our common stock, an $80.0 million initial draw on the ABL Facility, $43.8 million from the issuance of the 6% senior subordinated exchangeable notes, net of expenses paid to the lenders, and $5.0 million from the issuance of preferred stock.

Net cash provided by financing activities totaled $60.8 million in 2009, which consisted primarily of borrowings on our debtor-in-possession financing and payments of related issuance costs. Net cash used by financing activities totaled $108.3 million in 2008, which consisted primarily of $81.7 million of net payments on our pre-bankruptcy revolving credit facility and scheduled payments of other long-term debt.

Recent Developments

7 5/8% Senior Notes due 2018

On February 9, 2011, we issued $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 under the Indenture with U.S. Bank National Association, as trustee. The notes are unconditionally guaranteed on a senior unsecured basis by each of our restricted subsidiaries that is a domestic subsidiary and that guarantees our obligations under our ABL Facility. Interest on the outstanding notes is payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the outstanding notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 9, 2011. The outstanding notes mature on February 15, 2018. We used a portion of the net proceeds from the sale of the outstanding notes to pay a cash dividend of approximately $300.0 million to Aleris Corporation on February 28, 2011, which was then paid as a dividend, pro rata, to Aleris Corporation’s stockholders. The remaining net proceeds will be used for general corporate purposes, including to finance the construction of an aluminum rolling mill in China. The exchange notes offered hereby are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities law, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes. See “Description of Exchange Notes.”

China Loan Facility

On March 29, 2011, our China Joint Venture entered into the China Loan Facility, a non-recourse multi-currency secured revolving and term loan facility with the Bank of China Limited, Zhenjiang Jingkou Sub-Branch, consisting of a $100.0 million term loan facility, a ¥532.0 million term loan facility and a combined USD/RMB revolving credit facility up to an aggregate amount equivalent to $35.0 million (or equivalent to approximately ¥232.8 million). The interest rate on the term USD facility is six month USD LIBOR plus 2.9% and three month USD LIBOR plus 2.6% for any USD revolving loan. The interest rate on the term RMB facility and RMB loans under the revolving credit facility is ninety percent (90%) of the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China. The China Loan Facility contemplates preliminary initial draws of $24.0 million and ¥122.0 million in the second quarter of 2011 from the two term loan facilities and draws on the combined USD/RMB revolving facility beginning in 2013. The final maturity date for all borrowings under the China Loan Facility is the tenth anniversary from the first utilization of the term loan facilities. Our China Joint Venture is an unrestricted subsidiary under the indenture governing the notes. See “Description of Exchange Notes.”

June Stockholder Dividend

On June 15, 2011, our Board of Directors declared a cash dividend of approximately $100.0 million to Aleris Corporation, which was paid as a dividend on June 30, 2011, pro rata, to Aleris Corporation’s stockholders out of cash on hand.

ABL Facility

On June 30, 2011, we amended and restated our ABL Facility to, among other things, increase the amount of available borrowings under the ABL Facility from $500.0 million to $600.0 million.

Subsequent to Emergence from Bankruptcy Proceedings

As part of our Plan of Reorganization, we issued $45.0 million of 6% senior subordinated exchangeable notes, $5.0 million of 8% redeemable preferred stock (the “Preferred Stock”), and entered into the $500.0 million ABL Facility. Proceeds from our 6% senior subordinated exchangeable notes, Preferred Stock, ABL Facility, the rights offering and cash on hand were used to fully pay principal and interest on our DIP credit facilities and pay claims of the prepetition debt holders, certain other prepetition claims, past due contributions to the Debtors pension plans, and fees and expenses associated with the reorganization. Upon our emergence from bankruptcy, we had $130.9 million of outstanding indebtedness, consisting of $80.0 million under our ABL Facility, $45.0 million of our 6% senior subordinated exchangeable notes, and $5.9 million primarily comprised of other debt held by certain of our international subsidiaries. We intend to fund our ongoing capital and working capital requirements through a combination of cash flows from operations and borrowings under our ABL Facility. We anticipate that funds generated by operations and funds available under our ABL Facility will be sufficient to meet working capital requirements. The following discussion provides a summary description of our ABL Facility and the 6% senior subordinated exchangeable notes.

Based on our current and anticipated levels of operations and the condition in our markets and industry, we believe that our cash on hand, cash flow from operations, availability under our ABL Facility and proceeds from the Notes Offering will enable us to meet our working capital, capital expenditures, debt service and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, debt payments and other obligations, and to comply with the financial covenants, including borrowing base limitations, under our ABL Facility, depends on our future operating performance and cash flow and many factors outside of our control, including the costs of raw materials, the state of the overall industry and financial and economic conditions and other factors, including those described under “Risk Factors” herein. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

ABL Facility

In connection with our emergence from bankruptcy, we entered into the ABL Facility, an asset backed multi-currency revolving credit facility. On June 30, 2011 we amended and restated the ABL Facility. The new ABL Facility is a $600.0 million revolving credit facility which permits multi-currency borrowings up to $600.0 million by our U.S. subsidiaries, up to $240.0 million by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary), and $15.0 million by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). We and certain of our U.S. and international subsidiaries are borrowers under this ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction and the jurisdictions in which certain subsidiaries of such borrowers are located, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible accounts receivable and inventory. The level of our borrowing base and availability under the ABL Facility fluctuates with the underlying LME price of aluminum which impacts both accounts receivable and inventory values included in our borrowing base. Non-U.S. borrowers also have the ability to borrow under this ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, Euros, and certain other currencies. As of March 31, 2011, we estimate that our borrowing base would have supported borrowings in excess of $570.0 million, $70.0 million in excess of the maximum borrowing permitted. After giving effect to the outstanding letters of credit of $38.0 million, we had $462.0 million available for borrowing as of March 31, 2011.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 0.75% to 2.50%:

•

in the case of borrowings in U.S. dollars, a LIBOR Rate or base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a Eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in Euros, a euro LIBOR rate determined by Bank of America; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate.

As of March 31, 2011, we had no amounts outstanding under the ABL Facility.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.50% if the average utilization is less than 33% for any applicable period, 0.375% if the average utilization is between 33% and 67% for any applicable period, and 0.25% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, the Company is required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $50.0 million and (y) 15.0% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on June 30, 2016 unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of the current assets and related intangible assets of the Canadian Borrower located in Canada and substantially all of the current assets (other than inventory located outside of the United Kingdom) and related intangibles of Aleris Recycling (Swansea) Ltd., of Aleris Switzerland GmbH and certain of its subsidiaries. The borrowers’ obligations under the ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the ABL Facility is less than the greater of (x) $45.0 million or (y) 12.5% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants set forth in the credit agreement as of March 31, 2011.

6% Senior Subordinated Exchangeable Notes

On the Effective Date, we issued $45.0 million aggregate principal amount of 6% senior subordinated exchangeable notes to the participants of the rights offering. The 6% senior subordinated exchangeable notes are scheduled to mature on June 1, 2020. The 6% Senior subordinated exchangeable notes have exchange rights at the holder’s option, after June 1, 2013, and are exchangeable for Aleris Corporation common stock at a rate equivalent to              shares of Aleris Corporation common stock per $1,000 principal amount of 6% senior subordinated exchangeable notes (after adjustment for the payments of the February Stockholder Dividend and the June Stockholder Dividend), subject to further adjustment. The 6% senior subordinated exchangeable notes may be redeemed at the Company’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change of Aleris Corporation subsequent to January 1, 2011.

The 6% senior subordinated exchangeable notes are our unsecured, senior subordinated obligations and rank (i) junior to all of our existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of our existing and future senior subordinated indebtedness; and (iii) senior to all of our existing and future subordinated indebtedness.

Prior to Emergence from Bankruptcy Proceedings

During the pendency of the bankruptcy proceedings, our primary sources of liquidity were cash flows from operations and borrowings made under our DIP credit facilities. In addition to cash requirements necessary to fund ongoing operations, we incurred significant professional fees and other costs in connection with the Chapter 11 Cases. For a description of our financing agreements prior to the emergence, refer to our audited consolidated financial statements included elsewhere in this prospectus.

EBITDA and Adjusted EBITDA

We report our financial results in accordance with U.S. GAAP. However, our management believes that certain non-U.S. GAAP performance measures, which we use in managing the business, may provide investors with additional meaningful comparisons between current results and results in prior periods. EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, are examples of non-U.S. GAAP financial measures that we believe provide investors and other users of our financial information with useful information.

Management uses EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, as performance metrics and believes these measures provide additional information commonly used by our noteholders and parties to our ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the indenture governing our notes. Adjusted EBITDA, including the impacts of metal price lag, is a component of certain financial covenants under the credit agreement governing our ABL Facility.

Our EBITDA calculations represent net income (loss) attributable to Aleris International, Inc. before income from discontinued operations, interest income and expense, (benefit from) provision for income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding metal price lag, reorganization items, net, unrealized gains and losses on derivative financial instruments, restructuring and impairment charges, the impact of recording inventory and other items at fair value through fresh-start and purchase accounting, currency exchange gains and losses on debt, stock-based compensation expense, start-up expenses, and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the indenture governing our notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under our ABL Facility also limits the amount of adjustments for restructuring charges incurred after the Emergence Date and requires additional adjustments be made if certain annual pension funding levels are exceeded. These thresholds were not met as of March 31, 2011.

EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, as we use them may not be comparable to similarly titled measures used by other companies. We calculate EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, by adjusting net income (loss) to eliminate the impact of a number of items we do not consider indicative of our ongoing operating performance. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, are not financial measurements recognized under U.S. GAAP, and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, in addition to, and not as an alternative for, net income (loss) attributable to Aleris International, Inc., operating income (loss), or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, have limitations as analytical tools, and they should not be considered in isolation or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP. These limitations include:

•	They do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	They do not reflect changes in, or cash requirements for, working capital needs;

•

They do not reflect interest expense or cash requirements necessary to service interest expense or principal payments under our 6% senior subordinated exchangeable notes, our ABL Facility or the notes offered hereby;

•	They do not reflect certain tax payments that may represent a reduction in cash available to us;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA, including segment Adjusted EBITDA, do not reflect cash requirements for such replacements; and

•

Other companies, including companies in our industry, may calculate these measures differently and, as the number of differences in the way companies calculate these measures increases, the degree of their usefulness as a comparative measure correspondingly decreases.

In addition, in evaluating Adjusted EBITDA, including segment Adjusted EBITDA, it should be noted that in the future we may incur expenses similar to the adjustments in the below presentation. Our presentation of Adjusted EBITDA, including segment Adjusted EBITDA, should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

For reconciliations of EBITDA and Adjusted EBITDA to their most directly comparable financial measures presented in accordance with U.S. GAAP, see the tables below. For a reconciliation of segment Adjusted EBITDA to segment income (loss), which is the most directly comparable financial measure presented in accordance with U.S. GAAP, for each of the Rolled Products North America, Recycling and Specification Alloys Americas, and Europe segments, see the reconciliations on pages 66, 67 and 68, respectively.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) attributable to Aleris International, Inc., which is the most directly comparable financial measure presented in accordance with U.S. GAAP.

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the years ended December 31,		For the three months ended March 31,
			2009	2008	2011	2010
	(Successor)	(Predecessor)			(Successor)	(Predecessor)
	(in millions)

Net income (loss) attributable to Aleris International, Inc.	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)	$57.4	$9.7
Income from discontinued operations	—	—	—	(0.8)	—	—
Interest expense, net	7.0	73.6	225.4	226.0	8.4	44.4
Provision for (benefit from) income taxes	0.3	(8.7)	(61.8)	(134.4)	5.7	1.3
Depreciation and amortization	38.4	20.2	168.4	225.1	16.6	12.3

EBITDA	$117.1	$2,289.2	$(855.4)	$(1,428.5)	$88.1	$67.7
Reorganization items, net (i)	7.4	(2,227.3)	123.1	—	0.6	4.7
Unrealized (gains) losses on derivative financial instruments	(19.8)	39.2	(11.2)	119.2	(5.0)	(0.5)
Restructuring and impairment charges (gains) (ii)	12.1	(0.4)	862.9	1,414.0	0.1	(1.3)
Impact of recording assets at fair value through fresh-start and purchase accounting (iii)	24.4	1.6	2.5	21.0	—	1.0
Currency exchange (gains) losses on debt	(5.8)	32.0	(17.0)	—	(4.6)	8.7
Stock-based compensation expense	4.9	1.3	2.1	2.5	2.4	0.8
Other (iv)	0.8	1.0	4.2	25.6	(2.2)	0.4
Metal price lag (v)	21.0	(34.6)	(29.5)	39.3	(0.9)	(25.6)

Adjusted EBITDA	$162.1	$102.0	$81.7	$193.1	$78.5	$55.9

(i)	See Note 4 “Fresh-Start Accounting (Restated)” and Note 3 “Reorganization Under Chapter 11” to our audited consolidated financial statements included elsewhere in this prospectus.
(ii)	See Note 5 “Restructuring and Impairment Charges” to our audited consolidated financial statements included elsewhere in this prospectus.
(iii)

Represents the impact of applying fresh-start and purchase accounting rules under U.S. GAAP which effectively eliminate the profit associated with acquired inventories by requiring those inventories to be adjusted to fair value through the purchase price allocation. The amounts represent $33.0 million, $0.0 million, $0.0 million, $0.3 million, $0.0 million and $0.0 million of adjustments to the recording of inventory for the seven months ended December 31, 2010, the five months ended May 31, 2010, the years ended 2009 and 2008 and the three months ended March 31, 2011 and 2010, respectively. The amounts in the table also represent the fair value of derivative financial instruments as of the date of the acquisition by TPG in 2006 or our emergence from bankruptcy in 2010 that settled in each of the periods presented. These amounts are included in Adjusted

EBITDA to reflect the total economic gains or losses associated with these derivatives. Absent adjustment, Adjusted EBITDA would reflect the amounts recorded in the financial statements as realized gains and losses, which represent only the change in value of the derivatives from the date of TPG’s acquisition of us or our emergence from bankruptcy to settlement.
(iv)	Includes management fees charged by TPG, the write-down of inventories associated with plant closures, gains and losses on the disposal of assets, start-up expenses, and losses on the extinguishment of debt.
(v)	Represents the financial impact of the timing difference between when aluminum prices included within our revenues are established and when aluminum purchase prices included in our cost of sales are established. This lag will, generally, increase our earnings and EBITDA in times of rising primary aluminum prices and decrease our earnings and EBITDA in times of declining primary aluminum prices; however, our use of derivative financial instruments seeks to reduce this impact. Metal price lag is net of the realized gains and losses from our derivative financial instruments. We exclude metal price lag from our determination of Adjusted EBITDA because it is not an indicator of the performance of our underlying operations.

Our reconciliation of EBITDA to net income (loss) and cash flows provided (used) by operating activities is as follows:

	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31,		For the three months ended March 31,
			2009	2008	2011	2010
	(Successor)	(Predecessor)			(Successor)	(Predecessor)
	(in millions)
EBITDA	$117.1	$2,289.2	$(855.4)	$(1,428.5)	$88.1	$67.7
Income from discontinued operations	—	—	—	0.8	—	—
Interest expense, net	(7.0)	(73.6)	(225.4)	(226.0)	(8.4)	(44.4)
(Provision for) benefit from income taxes	(0.3)	8.7	61.8	134.4	(5.7)	(1.3)
Depreciation and amortization	(38.4)	(20.2)	(168.4)	(225.1)	(16.6)	(12.3)

Net income (loss) attributable to Aleris International, Inc.	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)	$57.4	$9.7
Net loss attributable to noncontrolling interest	—	—	—	—	(0.1)	—

Net income (loss)	$71.4	$2,204.1	$(1,187.4)	$(1,774.4)	$57.3	$9.7
Income from discontinued operations	—	—	—	(0.8)	—	—
Depreciation and amortization	38.4	20.2	168.4	225.1	16.6	12.3
(Benefit from) provision for deferred income taxes	(4.8)	(11.4)	(54.2)	(152.1)	0.2	(0.7)
Restructuring and impairment charges:
Charges (gains)	12.1	(0.4)	862.9	1,427.4	0.1	(1.3)
Payments	(3.3)	(5.5)	(45.6)	(31.6)	(1.5)	(3.9)
Reorganization items:
Charges (gains)	7.4	(2,227.3)	123.1	—	0.6	4.7
Payments	(33.7)	(31.2)	(25.2)	—	(2.2)	(4.9)
Adjustment to reflect inventories at lower of cost or market	—	—	—	55.6	—	—
Currency exchange losses (gains) on debt	—	25.5	(14.9)	—	(4.6)	8.7
Stock-based compensation expense	4.9	1.3	2.1	2.5	2.4	0.8
Unrealized (gains) losses on derivative financial instruments	(19.8)	39.2	(11.2)	119.2	(5.0)	(0.5)
Amortization of debt costs	2.5	27.8	109.1	14.0	1.3	17.4
Other	(15.4)	18.3	1.7	20.5	(4.5)	6.2
Change in operating assets and liabilities	60.6	(234.6)	127.9	4.5	(117.5)	(151.2)

Cash flows provided (used) by operating activities	$120.3	$(174.0)	$56.7	$(60.1)	$(56.8)	$(102.7)

Exchange Rates

During 2010, the fluctuation of the U.S. dollar against other currencies resulted in unrealized currency translation gains that increased our equity by $44.2 million and $21.0 million during the five months ended May 31, 2010 and the seven months ended December 31, 2010, respectively. Currency translation adjustments are the result of the process of translating an international entity’s financial statements from the entity’s functional currency to U.S. dollars. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. We eliminated all of the translation adjustments previously included within consolidated equity as a result of the emergence from bankruptcy and the application of fresh-start accounting on June 1, 2010.

The euro is the functional currency of substantially all of our European-based operations. In the future, our results of operations will continue to be impacted by the exchange rate between the U.S. dollar and the euro. In addition, we have other operations where the functional currency is not our reporting currency, the U.S. dollar, and our results of operations are impacted by currency fluctuations between the U.S. dollar and such other currencies. The Renminbi is the functional currency of our China facility.

Contractual Obligations

We are obligated to make future payments under various contracts such as debt agreements, lease agreements and unconditional purchase obligations. The following table summarizes our estimated significant contractual cash obligations and other commercial commitments at December 31, 2010:

	Cash payments due by period
	Total	2011	2012-2013	2014-2015	After 2015
	(in millions)
Long-term debt obligations	$51.3	$5.3	$0.8	$0.2	$45.0
Interest on long-term debt obligations	43.8	7.8	15.1	9.0	11.9
Estimated post-retirement benefit payments	44.1	4.5	9.1	9.2	21.3
Estimated pension funding	176.4	16.3	32.9	34.0	93.2
Operating lease obligations	24.4	7.9	10.8	4.4	1.3
Estimated payments for asset retirement obligations	17.3	3.3	4.1	1.2	8.7
Purchase obligations	1,919.9	1,060.5	724.7	134.7	—
Uncertain tax positions	2.0	2.0	—	—	—

Total	$2,279.2	$1,107.6	$797.5	$192.7	$181.4

Our estimated funding for our funded pension plans and other post-retirement benefit plans is based on actuarial estimates using benefit assumptions for discount rates, expected long-term rates of return on assets, rates of compensation increases, and health care cost trend rates. For our funded pension plans, estimating funding beyond 2011 will depend upon the performance of the plans’ investments, among other things. As a result, estimating pension funding beyond 2011 is not practicable. Payments for unfunded pension plan benefits and other post-retirement benefit payments are estimated through 2019.

Operating lease obligations are payment obligations under leases classified as operating. Most leases are for a period of less than one year, but some extend for up to five years, and are primarily for items used in our manufacturing processes.

Our estimated payments for asset retirement obligations are based on management’s estimates of the timing and extent of payments to be made to fulfill legal or contractual obligations associated with the retirement of certain long-lived assets. Amounts presented represent the future value of expected payments.

Our purchase obligations are agreements to purchase goods or services that are enforceable and legally binding on us that specify all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. Purchase obligations include the pricing of anticipated metal purchases using contractual metal prices or, where pricing is dependent upon the prevailing LME metal prices at the time of delivery, market metals prices as of December 31, 2010, as well as natural gas purchases using contractual prices. As a result of the variability in the pricing of many of our metals purchasing obligations, actual amounts paid may vary substantially from the amounts shown above.

Uncertain tax positions taken or expected to be taken on an income tax return may result in additional payments to taxing jurisdictions. The amount in the preceding table includes interest accrued related to such positions as of December 31, 2010. The completion of an audit in a non-U.S. taxing jurisdiction is expected to result in a $2.0 million payment in 2011. Uncertain tax positions totaling $11.3 million are excluded from the preceding table as the company is not able to reasonably estimate the timing of potential future payments. If a taxing jurisdiction agrees with the tax position taken or expected to be taken or the applicable statute of limitations expires, then additional payments will not be necessary.

Our ABL Facility carries variable interest rates and variable outstanding amounts for which estimating future interest payments is not practicable.

On a pro forma basis, after giving effect to the issuance of the notes as if the offering had occurred on December 31, 2010, our long-term debt obligations and interest payment obligations are as follows:

	Cash payments due by period
	Total	2011	2012-2013	2014-2015	After 2015
	(in millions)
Long-term debt obligations	$551.3	$5.3	$0.8	$0.2	$545.0
Interest on long-term debt obligations	310.8	45.9	91.4	85.3	88.2

Total	$862.1	$51.2	$92.2	$85.5	$633.2

Environmental Contingencies

Our operations, like those of other basic industries, are subject to federal, state, local and international laws, regulations and ordinances. These laws and regulations (1) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as waste handling and disposal practices and (2) impose liability for costs of cleaning up, and certain damages resulting from, spills, disposals or other releases of regulated materials. It can be anticipated that more rigorous environmental laws will be enacted that could require us to make substantial expenditures in addition to those described in this prospectus. See “Business—Environmental.”

From time to time, our operations have resulted, or may result, in certain non-compliance with applicable requirements under such environmental laws. To date, any such non-compliance with such environmental laws have not had a material adverse effect on our financial position or results of operations. See Note 16 “Commitments and Contingencies” to our audited consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we evaluate our estimates, including those related to the valuation of inventory, property and equipment and intangible assets, allowances related to doubtful accounts, income taxes, pensions and other post-retirement benefits and environmental liabilities. Our management bases its estimates on historical experience, actuarial valuations and other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. Our accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” to our audited consolidated financial statements included elsewhere in this prospectus. There have been no significant changes to our critical accounting policies or estimates during the three months ended March 31, 2011 or the year ended December 31, 2010.

The following critical accounting policies and estimates are used to prepare our consolidated financial statements:

Application of fresh-start accounting

Fresh-start accounting results in a new basis of accounting and reflects the allocation of our estimated fair value to our underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

Our reorganization value was allocated to our assets in conformity with the procedures specified by ASC 805, “Business Combinations.” Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit, common stock and accumulated other comprehensive loss were eliminated.

For further information on fresh-start accounting, see Note 4 “Fresh-Start Accounting (Restated)” to our audited consolidated financial statements as of December 31, 2010, included elsewhere in this prospectus.

Reorganization

As a result of filing for Chapter 11 bankruptcy, we applied the provisions of ASC 852, as it is applicable to companies in Chapter 11 of the Bankruptcy Code and generally does not change the manner in which financial statements are prepared. However, among other disclosures, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. The balance sheet must distinguish prepetition liabilities subject to compromise from both those prepetition liabilities that are not subject to compromise and from post-petition liabilities. We have segregated those items as outlined above for all reporting periods subsequent to the filing of the Chapter 11 petition.

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” In the case of rolled aluminum product, title and risk of loss do not pass until the product reaches the customer. For material that is tolled, revenue is recognized upon the performance of the tolling services for customers. Shipping and handling costs are included within “Cost of sales” in the Consolidated Statement of Operations.

Inventories

Our inventories are stated at the lower of cost or market. Cost is determined using either an average cost or specific identification method and includes an allocation of manufacturing labor and overhead costs to work-in-process and finished goods. We review our inventory values on a regular basis to ensure that their carrying values can be realized. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements and compare that with the current or committed inventory levels. As the ultimate realizable value of most of inventories is based upon the price of prime or scrap aluminum, future changes in those prices may lead to the determination that the cost of some or all of our inventory will not be realized and we would then be required to record the appropriate adjustment to inventory values.

As a result of fresh-start accounting, all of our inventories were adjusted from their historical costs to fair value. This resulted in an increase of approximately $33.0 million, which was recognized as additional “Cost of sales” primarily in the second quarter of 2010.

Derivative Financial Instruments

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable and unobservable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

We endeavor to utilize the best available information in measuring fair value. To estimate fair value, we apply an industry standard valuation model, which is based on the market approach. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Impairment of Long-Lived Assets and Amortizable Intangible Assets

We review the carrying value of property, plant and equipment to be held and used as well as amortizable intangible assets when events or circumstances indicate that their carrying value may not be recoverable. Factors that we consider important that could trigger our testing of the related asset groups for an impairment include current period operating or cash flow losses combined with a history of operating or cash flow losses, a projection or forecast that demonstrates continuing losses, significant adverse changes in the business climate within a particular business or current expectations that a long-lived asset will be sold or otherwise disposed of significantly before the end of its estimated useful life. We consider these factors quarterly and may test more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. To test for impairment, we compare the estimated undiscounted cash flows expected to be generated from the use and disposal of the asset or asset group to its carrying value. An asset group is established by identifying the lowest level of cash flows generated by the group of assets that are largely independent of cash flows of other assets. If cash flows cannot be separately and independently identified for a single asset, we will determine whether an impairment has occurred for the group of assets for which we can identify projected cash flows. If these undiscounted cash flows are less than their respective carrying values, an impairment charge would be recognized to the extent that the carrying values exceed estimated fair values. Although third-party estimates of fair value are utilized when available, the estimation of undiscounted cash flows and fair value requires us to make assumptions regarding future operating results, as well as appropriate discount rates, where necessary. The results of our impairment testing are dependent on these estimates which require significant judgment. The occurrence of certain events, including changes in economic and competitive conditions, could impact cash flows eventually realized and our ability to accurately assess whether an asset is impaired. Subsequent to emergence from bankruptcy, no factors have been identified that required testing our assets for impairment.

Indefinite Lived Intangible Assets

Indefinite-lived intangible assets are related to our trade names and are not amortized. Indefinite-lived intangible assets are tested for impairment as of October 1 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The annual impairment test is based on a relief from royalty valuation approach. Significant assumptions used under this approach include the royalty rate, weighted average cost of capital and the terminal growth rate. As part of the annual impairment test, the non-amortized intangible assets are reviewed to determine if the indefinite status remains appropriate.

Credit Risk

We recognize our allowance for doubtful accounts based on our historical experience of customer write-offs as well as specific provisions for customer receivable balances. In establishing the specific provisions for uncollectible accounts, we make assumptions with respect to the future collectability of amounts currently owed to us. These assumptions are based upon such factors as each customer’s ability to meet and sustain its financial commitments, its current and projected financial condition and the occurrence of changes in its general business, economic or market conditions that could affect its ability to make required payments to us in the future. In addition, we provide reserves for customer rebates, claims, allowances, returns and discounts based on, in the case of rebates, contractual relationships with customers, and, in the case of claims, allowances, returns and discounts, our historical loss experience and the lag time between the recognition of the sale and the granting of the credit to the customer. Our level of reserves for our customer accounts receivable fluctuates depending upon all of these factors. Significant changes in required reserves may occur in the future if our evaluation of a customer’s ability to pay and assumptions regarding the relevance of historical data prove incorrect.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or prevent future environmental contamination are capitalized in property, plant and equipment. Our environmental engineers and consultants review and monitor environmental issues at our existing operating sites. This process includes investigation and remedial action selection and implementation, as well as negotiations with other potentially responsible parties and governmental agencies. Based on the results of this process, we provide reserves for environmental liabilities when and if environmental assessment and/or remediation cost are probable and can be reasonably estimated in accordance with ASC 410-30 “Environmental Obligations.” While our accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Our existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures are not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. Our asset retirement obligations relate primarily to the requirement to cap our three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20 “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from independent engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset.

Deferred Income Taxes

We record deferred income taxes to reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets are regularly reviewed for recoverability. A valuation allowance is provided to reduce certain deferred tax assets to amounts that, in our estimate, are more likely than not to be realized.

In determining the adequacy of recorded valuation allowances, management assesses our profitability by taking into account the current and forecasted amounts of earnings or losses as well as the forecasted taxable income as a result of the reversal of future taxable temporary differences. We maintain valuation allowances until sufficient positive evidence (for example, cumulative positive earnings and future taxable income) exists to support their reversal. Positive evidence currently exists in the form of forecasted earnings and taxable income in future periods; however, this evidence is of a subjective nature. Alternatively, our recent history of losses and Chapter 11 bankruptcy reorganization provide objective negative evidence that management believes outweighs the subjective positive evidence. Therefore, we have determined that full valuation allowances for our net deferred tax assets continue to be appropriate in most of our significant jurisdictions.

In the event that our future income is more or less than estimated, our future tax expense could increase or decrease to reflect the change in these estimated valuation allowances. If future income is more than estimated, the valuation allowances of up to $399.4 million would be reversed through income as a benefit from income taxes. If future income is less than estimated, valuation allowances would be maintained and no benefit from income taxes would be recorded.

Market Risk Management Using Financial Instruments

The procurement and processing of aluminum in our industry involves many risks. Some of these risks include changes in metal and fuel prices. We attempt to manage these risks by the use of derivative financial instruments and long-term contracts. While these derivative financial instruments reduce, they do not eliminate these risks.

We do not account for derivative financial instruments as hedges. As a result, all of the related gains and losses on our derivative instruments are reflected in current period earnings.

The counterparties to the financial hedge agreements and futures contracts expose us to losses in the event of non-performance. All credit parties are evaluated for creditworthiness and risk assessment prior to initiating trading activities. In addition, the fair values of our derivative financial instruments include an estimate of the risk associated with non-performance by either ourselves or our counterparties.

Pension and Post-retirement Benefits

Our pension and post-retirement benefit costs are accrued based on annual analyses performed by our actuaries. These analyses are based on assumptions such as an assumed discount rate and an expected rate of return on plan assets. Both the discount rate and expected rate of return on plan assets require estimates and projections by management and can fluctuate from period to period. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds. Assumptions for long-term rates of return on plan assets are based upon historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The historical long-term return on the plans’ assets exceeded the selected rates and we believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The weighted average discount rate used to determine the U.S. pension benefit obligation was 5.20% as of December 31, 2010 compared to 5.75% as of December 31, 2009 and 6.25% as of December 31, 2008. The weighted average discount rate used to determine the European and Canadian pension benefit obligation was 5.40% as of December 31, 2010 compared to 6.10% as of December 31, 2009 and 4.94% as of December 31, 2008. The weighted average discount rate used to determine the other postretirement benefit obligation was 5.20% as of December 31, 2010 compared to 5.75% as of December 31, 2009 and 6.32% as of December 31, 2008. The weighted average discount rate used to determine the net periodic benefit cost is the rate used to determine the benefit obligation in the previous year.

As of December 31, 2010, an increase in the discount rate of 0.5%, assuming inflation remains unchanged, would result in a decrease of $18.9 million in the pension and other postretirement obligations and a decrease of $0.2 million in the net periodic benefit cost. A decrease in the discount rate of 0.5% as of December 31, 2010, assuming inflation remains unchanged, would result in an increase of $23.5 million in the pension and other postretirement obligations and an increase of $0.2 million in the net periodic benefit cost.

The calculation of the estimate of the expected return on assets and additional discussion regarding pension and other postretirement plans is described in Note 12 “Employee Benefit Plans” to our audited consolidated financial statements included elsewhere in this prospectus. The weighted average expected return on assets associated with our U.S. pension benefits was 8.25% for 2010 and 8.23% for 2009 and 2008. The weighted average expected return on assets associated with our European and Canadian pension benefits was 4.15% for 2010 was 5.23% for 2009 and 6.97% for 2008. The expected return on assets is a long-term assumption whose accuracy can only be measured over a long period based on past experience. A variation in the expected return on assets by 0.5% as of December 31, 2010 would result in a variation of approximately $0.4 million in the net periodic benefit cost.

Unrecognized actuarial gains and losses subsequent to our emergence from bankruptcy relating to changes in our assumptions and actual experiences differing from them will be recognized over the expected remaining service life of the employee group. Previous unrecognized actuarial gains and losses were eliminated in fresh-start accounting.

The actuarial assumptions used to determine pension and other post-retirement benefits may differ from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants. We do not believe differences in actual experience or changes in assumptions will materially affect our financial position or results of operations.

Off-Balance Sheet Transactions

We had no off-balance sheet arrangements at March 31, 2011.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are exposed to earnings and cash flow volatility resulting from changes in the prices of aluminum, and natural gas as well as changes in currency and interest rates. For aluminum hedges, we use derivative instruments, such as forwards, futures, options, collars and swaps to manage the effect, both favorable and unfavorable, of such changes.

Derivative contracts are used primarily to reduce uncertainty and volatility and cover underlying exposures and are held for purposes other than trading. Our commodity and derivative activities are subject to the management, direction and control of our Risk Management Committee, which is composed of our chief financial officer and other officers and employees that the chief executive officer designates. The Risk Management Committee reports to the Audit Committee of our Board of Directors, which has supervisory authority over all of its activities.

We are exposed to losses in the event of non-performance by the counterparties to the derivative contracts discussed below. Although non-performance by counterparties is possible, we do not currently anticipate any nonperformance by any of these parties. Counterparties are evaluated for creditworthiness and risk assessment prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure that there is not an inappropriate concentration of credit outstanding to any particular counterparty.

Natural Gas Hedging

To manage the price exposure for natural gas purchases, we can fix the future price of a portion or all of our natural gas requirements by entering into financial hedge contracts.

We do not consider our natural gas derivatives instruments as hedges for accounting purposes and as a result, changes in the fair value of these derivatives are recorded immediately in our consolidated operating results. Under these contracts, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge contract price. We can also enter into call option contracts to manage the exposure to increasing natural gas prices while maintaining the benefit from declining prices. Upon settlement of call option contracts, we receive cash and recognize a related gain if the NYMEX closing price exceeds the strike price of the call option. If the call option strike price exceeds the NYMEX closing price, no amount is received and the option expires. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. Natural gas cost can also be managed through the use of cost escalators included in some of our long-term supply contracts with customers, which limits exposure to natural gas price risk. As of March 31, 2011 and December 31, 2010, we had 6.5 trillion and 7.7 trillion, respectively, of British thermal unit forward buy contracts.

Aluminum Hedging

Aluminum ingots are internationally produced, priced and traded commodities, with the LME being the primary exchange. As part of our efforts to preserve margins, we enter into forward, futures and options contracts. For accounting purposes, we do not consider our aluminum derivative instruments as hedges and, as a result, changes in the fair value of these derivatives are recorded immediately in our consolidated operating results.

The selling prices of the majority of the orders for our rolled and extruded products are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to produce these orders can be purchased several months or years after the selling prices are fixed, margins are subject to the risk of changes in the purchase price of the raw materials used for these fixed price sales. In order to manage this transactional exposure, LME aluminum future or forward purchase contracts are purchased at the time the selling prices are fixed. As aluminum is purchased to fill these fixed price sales orders, LME aluminum futures or forwards contracts are then sold. We can also use call option contracts, which function in a manner similar to the natural gas call option contracts discussed above, and put option contracts for managing metal price exposures. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. Upon settlement of a put option contract, we receive cash and recognize a related gain if the LME aluminum closing price is less than the strike price of the put option. If the put option strike price is less than the LME aluminum closing price, no amount is paid and the option expires. As of March 31, 2011, we had 0.2 million and 0.2 million metric tons of aluminum buy and sell forward contracts, respectively. As of December 31, 2010, we had 0.2 million and 0.2 million metric tons of aluminum buy and sell forward contracts, respectively.

Fair Values and Sensitivity Analysis

The following table shows the fair values of outstanding derivative contracts at March 31, 2011 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at March 31, 2011:

Derivative	Fair Value	Impact of 10% adverse price change
	(in millions)
Metal	$26.7	$(4.1)
Natural gas	0.3	(3.1)

The following table shows the fair values of outstanding derivative contracts at December 31, 2010 and the effect on the fair value of a hypothetical adverse change in the market prices that existed at December 31, 2010:

Derivative	Fair Value	Impact of 10% adverse price change
	(in millions)
Metal	$20.8	$(0.3)
Natural gas	0.3	(3.6)

The disclosures above do not take into account the underlying commitments or anticipated transactions. If the underlying items were included in the analysis, the gains or losses on our derivative instruments would be offset by gains and losses realized on the purchase of the physical commodities. Actual results will be determined by a number of factors outside of our control and could vary significantly from the amounts disclosed. For additional information on derivative financial instruments, see Note 2 “Summary of Significant Accounting Policies” and Note 14 “Derivatives and Other Financial Instruments” to our audited consolidated financial statements.

Foreign Currency Exchange Risks

The financial condition and results of operations of some of our operating entities are reported in various currencies and then translated into U.S. dollars at the applicable exchange rate for inclusion in our consolidated financial statements. As a result, appreciation of the U.S. dollar against these currencies will have a negative impact on reported revenues and operating profit, and the resulting accounts receivable, while depreciation of the U.S. dollar against these currencies will generally have a positive effect on reported revenues and operating profit. In addition, a portion of the revenues generated by our international operations are denominated in U.S. dollars, while the majority of costs incurred are denominated in local currencies. As a result, appreciation in the U.S. dollar will have a positive impact on earnings while depreciation of the U.S. dollar will have a negative impact on earnings.

Interest Rate Risks

As of March 31, 2011, approximately 99% of our debt obligations were at fixed rates. Due to the nature of fixed-rate debt, there would be no significant impact on our interest expense or cash flows from either a 10% increase or decrease in market rates of interest. We are subject to interest rate risk related to our ABL Facility to the extent borrowings are outstanding under this facility. As of March 31, 2011, we had no borrowings under the ABL Facility.

BUSINESS

Our Company

Overview

We are a leader in the manufacture and sale of aluminum rolled and extruded products, as well as in aluminum recycling and specification alloy manufacturing with locations in North America, Europe and China. Our business model strives to reduce the impact of aluminum price fluctuations on our financial results and protect and stabilize our margins, principally through pass-through pricing (market-based aluminum price plus a conversion fee), tolling arrangements (conversion of customer-owned material) and derivative financial instruments.

We operate 41 production facilities worldwide, with 14 production facilities that provide rolled and extruded aluminum products and 27 recycling and specification alloy manufacturing plants. We recently broke ground on our 42nd production facility, a state-of-the-art aluminum rolling mill in China, through our 81% owned joint venture. We possess a combination of low-cost, flexible and technically advanced manufacturing operations supported by an industry-leading research and development platform. Our facilities are strategically located to service our customers, which include a number of the world’s largest companies in the aerospace, automotive and other transportation industries, building and construction, containers and packaging and metal distribution industries.

For the seven months ended December 31, 2010 and the five months ended May 31, 2010, we generated revenue of $2.5 billion and $1.6 billion, net income of $71.4 million and $2.2 billion, and Adjusted EBITDA of $162.1 million and $102.0 million, respectively. Approximately 51% of our revenues were derived from North America and the remaining 49% were derived from the rest of the world. Adjusted EBITDA is a non-U.S. GAAP financial measure. Please see footnote (c) in “Summary historical consolidated and unaudited pro forma condensed consolidated financial and other data” for a definition and discussion of Adjusted EBITDA and a reconciliation to net income.

We operate our business in the following segments: Rolled Products North America (“RPNA”); Recycling and Specification Alloys Americas (“RSAA”); and Europe. See Note 20 “Segment Information” to our audited consolidated financial statements included elsewhere in this prospectus for financial information about these segments. The following charts present the percentage of our consolidated revenue by segment and by end-use for the year ended December 31, 2010:

Revenue by Segment	Revenue by End-Use

The percentages of our revenues by segment for the last three fiscal years were as follows.

	For the years ended December 31,		For the five months ended May 31, 2010	For the seven months ended December 31, 2010
	2008	2009
	(Predecessor)			(Successor)
Recycling Products North America	28%	30%	31%	28%
Recycling and Specification Alloys Americas	25	19	23	22
Europe	47	51	46	50

Total	100%	100%	100%	100%

Rolled Products North America

We are a producer of rolled aluminum products with leading positions in the North American transportation, building and construction, and metal distribution end-use industries. We produce aluminum sheet and fabricated products using direct-chill and continuous-cast processes. We believe that many of our facilities are low cost, flexible and allow us to maximize our use of scrap with proprietary manufacturing processes providing us with a competitive advantage. We have eight production facilities that provide rolled aluminum products in North America.

Substantially all of our rolled aluminum products are produced in response to specific customer orders. Our rolling mills have the flexibility to utilize primary or scrap aluminum, which allows us to optimize input costs and maximize margins. Approximately 95% of our RPNA segment’s revenues are derived utilizing a formula pricing model which allows us to pass through risks from the volatility of aluminum price changes by charging a market-based aluminum price plus a conversion fee.

For the years ended December 31, 2010 and 2009, our RPNA segment shipped 816.8 million pounds and 690.7 million pounds, respectively, of rolled aluminum products establishing us as a leading North American producer based on volume. Our RPNA segment accounted for approximately $1.2 billion and $893.6 million of our revenues for the years ended December 31, 2010 and 2009, respectively. For the three months ended March 31, 2011, our RPNA segment accounted for $310.7 million of our revenues.

We produce rolled aluminum products using the continuous casting process at our facility located in Uhrichsville, Ohio, the continuous pelletizing process at our facility in Richmond, Virginia, and the conventional, direct-chill rolling ingot casting process at our multi-purpose aluminum rolling mill at Lewisport, Kentucky, one of the largest in North America. We operate coating lines at the Lewisport, Kentucky mill and at our facilities in Ashville, Ohio, Roxboro, North Carolina and Clayton, New Jersey.

The following is a table of our RPNA segment’s principal products and services, end-uses, major customers and competitors:

•	Rolled aluminum products ranging from thickness (gauge) of 0.002 to 0.249 inches in widths of up to 72 inches.

Principal end use/product category	Major customers	Competitors
• Building and construction (roofing, rainware, and siding)	• Amerimax Home Products, Kaycan, Ply Gem Industries, Norandex/Reynolds	• Jupiter, JW Aluminum, Quanex

• Metal distribution	• Reliance Steel & Aluminum, Ryerson, Thyssen-Krupp	• Alcoa, Novelis

• Transportation equipment (truck trailers and bodies)	• Great Dane, Wabash National	• Alcoa, Quanex

• Consumer durables	• Brunswick Boat Group	• Alcoa, Jupiter, Novelis

• Specialty coil and sheet (cookware, fuel tanks, ventilation, cooling, and lamp bases)	• Tramontina, U.S. Cookware	• Alcoa, Constellium (Alcan), Hydro Aluminum, Novelis

• Converter foil, fins and tray materials	• HFA, Pactiv	• JW Aluminum, Noranda, Novelis

Recycling and Specification Alloys Americas

We are a leading recycler of aluminum and manufacturer of specification alloys serving customers in North America. Our recycling operations primarily convert aluminum scrap, dross (a by-product of the melting process) and other alloying agents as needed and deliver the recycled metal and specification alloys in molten or ingot form to our customers. We believe that the benefits of recycling, which include substantial energy and capital investment savings relative to the cost of smelting primary aluminum, support the long-term growth of this method of aluminum production, especially as concerns over energy use and carbon emissions grow. Our specification alloy operations principally service customers in the automotive industry. Our recycling operations typically service other aluminum producers and manufacturers, generally under tolling arrangements, where we convert customer-owned scrap and dross and return the recycled metal to our customers for a fee. For the year ended December 31, 2010, approximately 60% of the total volumes shipped by our RSAA segment were under tolling arrangements. We use tolling arrangements to both reduce our metal commodity exposure and our overall working capital requirements.

We operate 21 strategically located production plants in North America, with 19 in the United States, one in Canada and one in Mexico. Many of our plants in this segment are located near our major customers’ facilities. The close proximity of these plants to our customers’ facilities allows us to provide deliveries of molten aluminum by customized trucks with hot metal crucibles. The molten aluminum is then poured from the crucible into a customer’s furnace, saving the customer the time and expense of remelting ingots. This delivery method lowers our customers’ energy and capital expenses as well as metal melt loss, thereby increasing their productivity.

For the years ended December 31, 2010 and 2009, our RSAA segment invoiced approximately 2.0 billion and approximately 1.5 billion pounds, respectively, of recycled metal and specification alloys. Our RSAA segment accounted for $914.2 million and $564.2 million of our revenues for the years ended December 31, 2010 and 2009, respectively. For the three months ended March 31, 2011, our RSAA segment accounted for $247.6 million of our revenues.

The following is a table of our RSAA segment’s principal products and services, end-uses, major customers and competitors:

•	Recycles aluminum scrap and dross into recycled metal and specification alloys in molten or ingot form

Principal end use/product category	Major customers	Competitors
• Aluminum Production (containers and packaging, general industrial)	• Alcan, Alcoa, Constellium (Alcan), Hydro Aluminum	• Scepter, Smelter Service Corporation, Tennessee Aluminum Processors

• Automotive	• Chrysler, General Motors, Honda, Nemak, Toyota	• Audubon Metals, Spectro, Superior Alloys, Timco

Europe

Our Europe segment consists of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet (clad aluminum material used for, among other things, vehicle radiators and HVAC systems), automotive sheet, and heat treated plate for engineering uses, as well as for other uses in the transportation, construction, and packaging industries. These operations include rolling mill operations in Germany and Belgium. The rolling mill in Koblenz, Germany is one of the largest specialized rolling mills in Europe concentrated on aircraft plate, commercial plate and heat exchanger sheet. Additionally, the mill in Duffel, Belgium is the third largest coil and sheet mill in Europe and a top European supplier of automotive body sheet.

Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. We compete successfully in these highly technical applications based on our industry-leading research and development capabilities as well as our state-of-the-art facilities.

We have continued to upgrade our product mix and our ability to supply high-quality, innovative materials, most notably to the aerospace sector. We have also developed specialties such as heat-treated, ultra thick aluminum plate and extra wide sheet to meet the requirements of special industry sectors such as the aerospace and automotive sectors. In 2007 and 2008, we successfully completed the installation and start up of our 160” hot mill in Koblenz, our Duffel plate project and the Duffel hot mill transfer from Koblenz. These investments increase our capabilities and capacities in high value-added aerospace and heat treat plate.

Our Europe segment is also a leading producer of soft and hard alloy extruded aluminum profiles targeted at high demand end-uses. Our extruded aluminum products are used for the automotive, building and construction, electrical, mechanical engineering and other transportation (rail and shipbuilding) industries. We operate four separate product categories each of which reflects its customers’ needs, including industrial extrusions, building systems, hard alloys and rail and transport projects. The extruded products business is a leading supplier in its selected product combinations and is focused on sectors with strong customer demand growth such as transport and engineering. The extruded products business includes five extrusion facilities located in Germany, Belgium and China. Industrial extrusions are made in all locations and the production of extrusion systems, including building systems, is concentrated in Vogt, Germany. Large extrusions and the project business are concentrated in Bonn, Germany and Tianjin, China, with rods and hard alloys produced in Duffel, Belgium. The extrusion plant in Bonn operates one of the largest extrusion presses in the world, which is mainly used for long and wide sections for railway, shipbuilding and other applications. In addition, we perform value-added fabrication to most of our extruded products.

We are also a leading European recycler of aluminum scrap and magnesium through our Europe segment. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled metal and specification alloys. Our European operations supply specification alloys to the European automobile industry and serve other European aluminum industries from six plants. We sell a significant percentage of these products through tolling arrangements.

For the years ended December 31, 2010 and 2009, our Europe segment shipped approximately 1.7 billion and approximately 1.3 billion pounds, respectively, of rolled and extruded products, recycled metal and specification alloys. Our Europe segment accounted for approximately $2.0 billion and approximately $1.6 billion of our revenues for the years ended December 31, 2010 and 2009, respectively. For the three months ended March 31, 2011, our Europe segment accounted for $634.8 million of our revenues.

The following is a table of the principal products and services, end-uses, major customers and competitors of our Europe segment:

•	Rolled aluminum products ranging from thickness (gauge) of 0.00031 to 11.0 inches in widths of up to 138 inches

Principal end use/product category	Major customers	Competitors
• Aircraft plate and sheet	• Airbus, Boeing, Bombardier, Embraer	• Alcoa, Constellium (Alcan), Kaiser

• Brazing coil and sheet (heat exchanger materials for automotive and general industrial)	• Behr, Denso, Visteon	• Alcoa, Hydro Aluminum, Novelis, SAPA

• Commercial plate and sheet (tooling, molding, road transport, shipbuilding, LNG transport and silos),	• Amari, Amco, Thyssen-Krupp	• Alcoa, AMAG, Constellium (Alcan), SAPA

• Automotive body sheet (inner, outer and structural parts)	• Audi, BMW, Daimler, PSA, Renault, Volvo	• Constellium (Alcan), Novelis

• Specialty coil and sheet (cookware, fuel tanks, ventilation, cooling, and lamp bases)	• Gillette, SAG, Uponor Group	• Alcoa, Constellium (Alcan), Hydro Aluminum, Novelis

• Metal distribution	• Amari, MCB, Thyssen-Krupp	• Alcoa, Hydro Aluminum, Novelis

• Foil stock	• Alcoa, Euramax	• Constellium (Alcan), Hydro Aluminum, Novelis

•	Extruded aluminum products ranging from 0.2 to 350.0 kilograms per meter length

Principal end use/product category	Major customers	Competitors
• Industrial extrusions (construction, transport, and engineering sectors)	• Bosch, Siemens	• Alcoa, Constellium (Alcan), Hydro Aluminum, SAPA

• Project business extrusions (urban transport systems, high speed trains, mobile bridges for defense purposes and shipbuilding)	• Alstom, Ansaldo Breda, Bombardier, Siemens,	• Constellium (Alcan), SAPA

• Rods and hard alloy extrusions (automotive parts, aircraft, hydraulic and pneumatic systems and leisure)	• Bharat Forge, Bosch, Conti Teves, Daimler, BMW, TRW	• Alcoa, Constellium (Alcan), Eural, Fuchs, Impol

•	Recycles aluminum scrap and dross into recycled metal and specification alloys in molten or ingot form

Principal end use/product category	Major customers	Competitors
• Aluminum Production (containers and packaging, general industrial)	• Alcan, Alcoa, Hydro Aluminum, Novelis	• Trimet

• Automotive	• BMW, Daimler, Nemak	• AMAG, Oetinger, Raffmetal

Industry Overview

We participate in select segments of the aluminum fabricated products industry, including rolled and extruded products; we also recycle aluminum and produce aluminum specification alloys. We do not smelt aluminum, nor do we participate in other upstream activities, including mining bauxite or processing alumina. Our industry is cyclical and is affected by global economic conditions, industry competition and product development. We believe several factors support fundamental long-term growth in aluminum consumption generally and demand for those products we produce specifically, including urbanization in emerging economies, economic recovery in developed economies and the global focus on sustainability. Compared to several substitute metals, aluminum is lightweight, has a high strength-to-weight ratio and is resistant to corrosion. Also, aluminum can be recycled repeatedly without any material decline in performance or quality which delivers both energy and capital investment savings relative to the cost of smelting primary aluminum.

Primary aluminum prices are cyclical and are determined by worldwide forces of supply and demand; as a result, prices are volatile. This volatility has a significant impact on the profitability of primary aluminum producers whose selling prices are typically based upon prevailing LME prices while their costs to manufacture are not highly correlated to LME prices. Aluminum rolled and extruded product prices are generally determined on a metal cost plus basis. As described previously, for the year ended December 31, 2010, approximately 57% of the total pounds shipped by our global recycling and specification alloy business are under tolling arrangements. As a result, the impact of aluminum price changes on the manufacturers of these products is significantly less than the impact on primary aluminum producers.

Our Competitive Strengths

We believe that a combination of the following competitive strengths differentiates our business and allows us to maintain and build upon our strong industry position:

Well positioned to benefit from long-term growth in aluminum consumption

As a leader in the manufacture and sale of aluminum rolled and extruded products, as well as in aluminum recycling and specification alloy manufacturing, we believe we are well positioned to participate in the long-term growth in aluminum consumption generally, and demand for those products we produce specifically. We also believe the trend toward aluminum recycling will continue, driven by its lower energy and capital equipment costs as compared to those of primary aluminum producers.

In certain industries, such as automotive, aluminum, because of its strength-to-weight ratio, is the metal of choice for “light-weighting” and increasing fuel efficiency. As a result, aluminum is replacing other materials more rapidly than before. We believe that this trend will accelerate as increased European Union and U.S. regulations relating to reductions in carbon emissions and fuel efficiency, as well as high fuel prices, will force the automotive industry to increase its use of aluminum to “light-weight” vehicles. According to the International Aluminum Institute, global greenhouse gas savings from the use of aluminum for light-weighting vehicles have the potential to double between 2005 and 2020 to 500 million metric tonnes of carbon dioxide per year.

Leading positions in attractive industry segments

We believe we are the number one supplier by volume of recycled aluminum specification alloy material in the United States and Europe to the automotive industry and also the number two supplier by volume of aluminum automotive sheet to the European automotive industry.

We believe we are the third largest global supplier of aerospace sheet and plate based on capacity. We have benefited from the historical growth trends of the aerospace industry and have diversified into commercial, regional and business jet end-use industries, as well as defense applications. The technical and quality requirements needed to participate in aerospace provide a significant competitive advantage. We believe our volumes sold into the aerospace industry are recovering from cyclical low points due to de-stocking that has occurred with global aerospace aluminum customers even though build rates and aircraft production remain strong. China is projected to be a key driver of aluminum plate demand for the manufacture of aircraft and other industrial applications. We recently formed our 81% owned joint venture and broke ground on our state-of-the-art aluminum rolling mill, which we believe will be the first facility in China capable of meeting the exacting standards of the global aerospace industry. As the first mover for these products in this important region, we believe we are well positioned to grow our share of global aerospace plate as well as additional value-added products as we can expand the mill’s capabilities over time.

We are also one of the largest suppliers of aluminum to the building and construction industry in North America. We believe the building and construction industry is at a cyclical low from a volume perspective. We are well-positioned to capture increasing volumes as these industries recover. Additionally, by volume, we believe we are the second largest global supplier of brazing sheet, a technically demanding material that is used in heat exchangers by automotive manufacturers and in other heat exchanger applications. Aluminum continues to replace brass, copper and other materials in heat exchangers and its growth is being augmented by the increasing prevalence of air conditioners in automobiles.

Global platform with a broad and diverse customer base

Our main end-use industries served are aerospace, automotive and other transportation industries, building and construction, containers and packaging, as well as metal distribution in numerous geographic regions. Our business is not dependent on any one industrial segment or any particular geographic region. Our geographic diversification will be further enhanced by increased exposure to China as a result of our recent formation of our joint venture for the construction of a state-of-the-art aluminum rolling mill in Zhenjiang City, Jiangsu Province. See “Recent Developments—China Joint Venture.”

The following charts present the percentage of our consolidated revenue by end-use and by geographic region for the year ended December 31, 2010:

Revenue by End-Use	Revenue by Geographic Region

Long-term customer relationships

We have long-standing relationships with many of our largest customers, which include the following leading global companies in our key end-use industries.

Aerospace	Automotive and Transportation
• Airbus	• Audi	• Great Dane
• Boeing	• BMW	• General Motors
• Embraer	• Bosch	• Honda
	• Chrysler	• Joseph Behr
	• Daimler	• Visteon

Building and Construction	Distribution	Packaging and Other
• Norandex/Reynolds • Ply Gem Industries	• Reliance Steel & Aluminum • Ryerson • Thyssen-Krupp	• Alcan • Alcoa • Novelis

We believe these relationships are mutually beneficial, offering us a consistent base of customer demand and allowing us to plan and manage our operations more effectively. Our ten largest customers were responsible for 27% of our consolidated revenues for the year ended December 31, 2010, and no one customer accounted for more than approximately 5% of those revenues. We have long standing relationships with our customers, including an average of 18 years of service to our top 10 customers. Knowledge gained from long-term customer relationships helps us provide our customers with superior service, including product innovation and just-in-time inventory management.

Industry-leading research, development and technology capabilities

We have industry-leading research, development and technology capabilities. We believe our aerospace and automotive products have the most technically demanding customer quality and product performance requirements in the industry. Our efforts in research and development and technology allow us to focus on technically demanding processes, products and applications, which create a potential to differentiate us from our competitors by allowing us to supply higher quality value-added products. Because of these capabilities and our reputation for technical excellence, we often participate on the product design teams of our customers. We believe our research and development and technology capabilities will allow us to continue to grow in higher value-added applications that meet the developing needs of our customers.

Broad range of efficient manufacturing capabilities

We possess a broad range of capabilities within our manufacturing operations that allow us to compete effectively in numerous end-use industries and geographies.

•

Our rolled products businesses compete across a number of end-use industries ranging from the most demanding heat treat aerospace plate and sheet applications to high volume applications such as building and construction and general distribution. These operations benefit from our efficiency, flexibility and technical competence, and include our best-in-class rolling mill in Koblenz, Germany, one of the most technically sophisticated rolling mills in the world, as well as our scrap-based low-cost continuous-cast operations in Uhrichsville, Ohio, both of which we believe are among the lowest cost rolled aluminum production facilities in the world for their targeted industries.

•	Our extruded products business produces a wide range of hard and soft alloy extruded aluminum products serving a number of end-use industries.

•

Our recycling and specification alloy manufacturing operations rely on a network of facilities that have rotary and reverbatory melting furnaces, which are among the lowest cost and most efficient furnaces in the industry, and supply molten aluminum and cast ingots to some of the largest aluminum and automotive companies in the world.

Our ability to manufacture a wide range of product offerings across multiple end-use industries and geographies reduces our dependence on any single industry, region or product. Our flexible manufacturing operations allow us to increase or decrease production levels to meet demand. During the recent economic downturn, we adjusted our production levels by temporarily idling our Richmond rolling mill facility and furnaces in our recycling and specification alloy manufacturing operations, restructuring our German extrusion and Duffel, Belgium rolled and extruded products operations, which permanently reduced headcount by over 500 employees, and reducing overhead costs in our German manufacturing operations through Kurzarbeit, a short-term work scheme in which the German Federal Employment Agency subsidizes the wages of employees while employers cut back their working time.

Experienced management team and Board of Directors

Our executive officers and key leaders have a diversity of industry experience, including on average more than 20 years of experience with various manufacturing companies, including managing Aleris when it was a public company prior to its leveraged buyout in 2006. Our management team has expertise in the commercial, technical and management aspects of our business, which provides for focused marketing efforts, quality and cost controls and safety and environmental improvement. Our management team successfully led us through our emergence from bankruptcy and continues to focus on implementing our business strategies. Aleris’s Board of Directors includes current and former executives from Exelon, General Motors and The Mosaic Company who bring extensive experience in operations, finance, governance and corporate strategy. See “Management.”

Our Business Strategies

We expect to sustain and grow our Company and build on our strong industry position by pursuing the following strategies:

Continue to grow our core business and enhance our product mix

We will continue to grow our core business by:

•	capturing the full benefits of the economic recovery in our key end-use industries; and

•	optimizing our production facilities to ensure we remain one of the lowest cost producers for our product portfolio through targeted technology upgrades and the application of AOS.

Furthermore, we believe we have numerous opportunities to enhance our product mix. Currently, we are:

•

transitioning many of our transportation customers from direct-chill based products to lower cost scrap-based continuous cast products, thereby providing our customers lower price points while enhancing our operating efficiencies and profitability;

•	enhancing our recycling capabilities in North America and Europe to increase flexibility and capacity to leverage lower-cost scrap types and broaden our alloy product offerings;

•

leveraging and expanding our rolled products technology to capture fast growing demand in select segments, such as auto body sheet in Europe, which we believe will grow as automakers work to meet stringent regulatory requirements on carbon reductions by using aluminum to reduce vehicles’ weight and increase fuel efficiency;

•	proactively assessing and managing profitability of our customer and product portfolio to focus on higher value business; and

•	targeting research and development efforts towards collaboration with customers to enhance our product offerings.

We intend to continue to supply higher value alloys targeting aerospace, automotive and other transportation industries. We will seek to extend our lower cost continuous casting operations to produce higher value rolled aluminum products.

Expand in China and select international regions

We intend to expand our global operations where we see the opportunity to enhance our manufacturing capabilities, grow with existing customers, gain new customers or penetrate higher-growth industries and regions. We believe disciplined expansion focused on these objectives will allow us to achieve attractive returns. Our international expansion has followed these principles. Recently, we:

•

formed the 81% Aleris owned China Joint Venture and broke ground for the construction of a state-of-the-art aluminum rolling plate mill in Zhenjiang City, Jiangsu Province in China to produce value-added plate products for the aerospace, general engineering and other transportation industry segments in China; and designed the China mill with the capability to expand into other high value-added products.

•

announced our plan to expand our existing operations in China by moving our idled extrusion press from Duffel, Belgium to our Tianjin, China extrusion plant, which will enable us to continue to capture growth in China and better serve our existing customers with operations in that region.

We expect demand for aluminum plate in China will grow, driven by the development and expansion of domestic industries serving aerospace, engineering and other heavy industrial applications. As the first mover for high technology aerospace products in this important region, we believe we are well positioned to grow our share of aerospace and other plate demand.

We intend to continue to pursue global expansion opportunities in a disciplined, deliberate manner. Additionally, we believe that the combination of our efficient furnaces, scrap processing techniques and global customer base provides us with a highly competitive business model that is capable of operating in emerging economies.

Continue to focus on the Aleris Operating System to drive productivity

Our culture focuses on continuous improvement, achievement of synergies and optimal use of capital resources. As such, we have established the AOS, a company-wide ongoing initiative, to align and coordinate all key processes of our operations. AOS is an integrated system of principles, operating practices and tools that engages all employees in the transformation of our core business processes and the relentless pursuit of value creation. We focus on key operating metrics for all of our global businesses and plants and strive to achieve best practices both internally and in comparison with external benchmarks. The AOS initiative utilizes various tools including Six Sigma and Lean methodologies to drive sustainable productivity improvements. Our AOS and productivity programs generated approximately $107.0 million of cost savings for the year ended December 31, 2010.

We believe there are significant opportunities to further reduce our manufacturing and other costs and improve profitability by continuing to deploy AOS. We believe AOS initiatives will generate productivity gains and enable us to more than offset base inflation within our operations by continuous process improvements.

Limiting our exposure to commodity price fluctuations

We continuously seek to reduce the impact of aluminum price fluctuations on our business by:

•

using formula pricing in our rolled and extruded products businesses, based on a market-based primary aluminum price plus a conversion fee which effectively passes aluminum costs through to our customers for 90% of our global rolled products sales;

•	aligning physical aluminum purchases with aluminum sales;

•

hedging fixed price forward sales with the use of financial and commodity derivatives to protect transaction margins, which are margins associated with the sale of products and the conversion fees we earn on such sales;

•	hedging uncommitted or open inventory positions to protect our operating results and financial condition from the impact of changing aluminum prices on inventory values; and

•

pursuing tolling arrangements that reduce exposure to aluminum and other commodity price fluctuations where customer metal is available and which accounted for approximately 57% of the total pounds invoiced in our global recycling and specification alloy manufacturing operations for the year ended December 31, 2010.

These techniques minimize both transactional margin and inventory valuation risk. Additionally, we seek to reduce the effects of natural gas and electricity price volatility through the use of financial derivatives and forward purchases as well as through price escalators and pass-throughs contained in some of our customer supply agreements.

Selectively pursue strategic transactions

We have grown significantly through the successful completion of 11 strategic acquisitions from 2004 through 2008 targeted at broadening product offerings and geographic presence, diversifying our end-use customer base and increasing our scale and scope. We believe that a number of acquisition opportunities exist in the industries in which we operate. We focus on acquisitions that we expect would increase earnings and from which we typically would expect to be able to realize significant operational efficiencies within 12 to 24 months through the integration process. We prudently evaluate these opportunities as potential enhancements to our existing operating platforms. We also consider strategic alliances, where appropriate, to achieve operational efficiencies or expand our product offerings. In addition, we consider potential divestitures of non-strategic businesses from time to time. We continue to consider strategic alternatives on an ongoing basis, including having discussions concerning potential acquisitions and divestitures, certain of which may be material, that may take place following the completion of this offering.

Sales and Marketing

Rolled Products North America

Products manufactured by this segment are sold to end-users, as well as to distributors, principally for use in building and construction, transportation, aircraft, consumer durables, electrical, and machinery and equipment industries in North America. Backlog for this segment as of March 31, 2011, December 31, 2010 and 2009 was approximately $102.1 million, $78.8 million and $107.8 million, respectively.

Sales of rolled and extruded products are made through the segment’s own sales force, which is strategically located to provide North American coverage, and through a broad network of sales offices and agents in the Americas. The majority of our customer sales agreements in this segment are for a term of one year or less.

Recycling and Specification Alloys Americas

Principal customers of this segment’s operations use recycled aluminum to produce can sheet, building and construction, automotive and other aluminum products. Sales of our products and services are made by our dedicated sales force. Customarily, agreements with customers in the aluminum recycling and specification alloy manufacturing industry are short-term (often on a purchase order basis, but certain agreements are entered into annually). These agreements usually result from a bidding process in which aluminum producers and metal traders offer to sell materials or to have materials tolled. Consequently, we have historically maintained no significant backlog of orders in this segment.

Europe

Our rolled and extruded products manufactured by this segment are sold to end-users principally for use in building and construction, transportation, aircraft, and automotive industries. The main customers for our extrusions products are the building and construction, transport (automotive, rail and shipbuilding), electrical and mechanical engineering segments. Backlog for this segment as of March 31, 2011, December 31, 2010 and 2009 was $352.1 million, $215.6 million and $356.3 million, respectively.

Sales of rolled and extruded products are sold globally through this segment’s own sales force, which is strategically located to provide international coverage, and through a broad network of sales offices and agents in major European countries, Asia and Australia.

Competition

The worldwide aluminum industry is highly competitive. Aluminum competes with other materials such as steel, plastic, composite materials and glass for various applications.

Rolled Products North America and Europe

Our RPNA and Europe businesses compete in the production and sale of rolled aluminum sheet and extrusion products. In the sectors in which we compete, the other industry leaders include Alcoa, Alcan, Novelis, Quanex, Kaiser Aluminum, Hydro Aluminum, JW Aluminum and Jupiter Aluminum. In addition, we compete with imported products. We compete with other rolled and extruded products suppliers on the basis of quality, price, timeliness of delivery and customer service.

Recycling and Specification Alloys

The principal factors of competition in our recycling business are price, metal recovery rates, proximity to customers, molten metal delivery capability, environmental and safety regulatory compliance and other types of services. Freight costs also limit the geographic areas in which we can compete effectively. The global recycling and specification alloy business is highly fragmented and competitive. Our major domestic and international competitors are Scepter, Smelter Services Corporation and Trimet for recycling and Superior Alloys, Audubon Metals, Remetel, Konzelmann/BUS, Oetinger and Raffmetal for specification alloys.

Raw Materials and Supplies

Rolled and Extruded Products

A significant portion of the aluminum metal used by our RPNA segment is purchased aluminum scrap that is acquired from aluminum scrap dealers or brokers. We believe that this segment is one of the largest users of aluminum scrap (other than beverage can scrap) in North America, and that the volume of its purchases assists it in obtaining scrap at competitive prices. The remaining requirements of this segment are met with purchased primary metal, including metal produced in the United States and internationally.

A significant portion of the aluminum metal used by our Europe segment is supplied by the primary aluminum business of the Klesch Group with the remaining supply coming from a variety of third party primary aluminum suppliers and purchased aluminum scrap acquired from or through aluminum scrap dealers or brokers.

Recycling and Specification Alloys

Aluminum scrap and dross represent the largest component of cost of sales for our recycling and specification alloy operations. The availability and price of scrap and dross depend on a number of factors outside of our control, including general economic conditions, international demand for these materials and internal recycling activities by primary aluminum producers. Changes in U.S. and worldwide supply and demand for aluminum scrap have had and will continue to have an effect on the prices we pay for these raw materials.

The primary sources of aluminum scrap and dross for our recycling and specification alloy operations include automotive component manufacturers, can stock producers, used beverage cans and aluminum smelters. Many of our aluminum suppliers are also our customers. We also buy aluminum scrap from metal scrap dealers and traders on the open market.

Energy Supplies

Our operations are fueled by natural gas and electricity, which represent the third largest component of our cost of sales, after metal and labor costs. We purchase the majority of our natural gas on a spot-market basis. However, in an effort to acquire the most favorable natural gas costs, we have secured some of our natural gas at fixed price commitments. We use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with our natural gas requirements.

Research and Development

In connection with our acquisition of Corus Aluminum, we entered into a five-year research and development agreement with Corus pursuant to which Corus assists us in research and development projects on a fee-for-service basis. Research and development expenses were $10.6 million for the seven months ended December 31, 2010, $6.0 million for the five months ended May 31, 2010, $18.2 million and $21.8 million for the years ended December 31, 2009 and 2008, respectively, and $5.7 million for the three months ended March 31, 2011.

Seasonality

Many of our rolled and extruded products and recycling and specification alloy end-uses are seasonal. Demand in the rolled and extruded products business is generally stronger in the spring and summer seasons due to higher demand in the building and construction industry. Our recycling business experiences greater demand in the spring season due to stronger automotive and can sheet demand. Such factors typically result in higher operating income in the first half of the year.

Employees

As of March 31, 2011 we had a total of approximately 6,600 employees, which includes approximately 1,600 employees engaged in administrative and supervisory activities and approximately 5,000 employees engaged in manufacturing, production and maintenance functions. In addition, collectively approximately 44% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements. Labor relations with employees have been satisfactory.

Environmental

Our operations are subject to federal, state, local and foreign environmental laws and regulations, which govern, among other things, air emissions, wastewater discharges, the handling, storage, and disposal of hazardous substances and wastes, the investigation or remediation of contaminated sites, and employee health and safety. These laws can impose joint and several liability for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to install additional pollution control equipment, make process changes, or take other environmental control measures at some of our facilities may be needed to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (Superfund) and similar state statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial condition or results of operations. Currently and from time to time, we are a party to notices of violation brought by environmental agencies concerning the laws governing air emissions.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders to perform environmental remediation by agencies in four states and one non-U.S. country at seven sites.

Our aggregate accrual for environmental matters was $36.5 million and $36.2 million at March 31, 2011 and December 31, 2010, respectively. Although the outcome of any such matters, to the extent they exceed any applicable accrual, could have a material adverse effect on our consolidated results of operations or cash flows for the applicable period, we currently believe that any such outcome would not have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

The processing of scrap generates solid waste in the form of salt cake and baghouse dust. This material is disposed of at off-site landfills or at permitted landfills at our Morgantown, Kentucky and Wabash, Indiana facilities. If salt cake were ever classified as a hazardous waste in the United States, the costs to manage and dispose of it would increase, which could result in significant increased expenditures.

Our three landfill sites have finite lives and we incur costs related to retiring them. The amounts recognized for landfill asset retirement obligations, as of March 31, 2011 and December 31, 2010, were $4.7 million for our Morgantown, Kentucky landfill, $1.0 million for our Wabash, Indiana landfill and $2.8 million and $2.9 million, respectively, for our closed Sapulpa, Oklahoma landfill. The related asset retirement costs for each facility was capitalized as a long-lived asset (asset retirement cost), and is being amortized over the remaining useful lives of the landfills. See Note 2 “Summary of Significant Accounting Policies” and Note 10 “Asset Retirement Obligations” to our audited consolidated financial statements included elsewhere in this prospectus.

Financial Information About Segments and Geographic Areas

Financial information concerning the Company’s reportable segments and geographic areas is included in Note 20 “Segment Information” to our audited consolidated financial statements included elsewhere in this prospectus. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Legal Proceedings

We are a party from time to time to what we believe are routine litigation and proceedings considered part of the ordinary course of our business. We believe that the outcome of such existing proceedings would not have a material adverse effect on our financial position or results of operations.

Properties

Our production and manufacturing facilities are listed below by segment:

Segment	Location	Owned/Leased
Rolled Products North America	Clayton, New Jersey	Owned
	Buckhannon, West Virginia	Owned
	Ashville, Ohio	Owned
	Richmond, Virginia (1)	Owned
	Roxboro, North Carolina	Owned
	Roxboro, North Carolina	Leased
	Uhrichsville, Ohio (2)	Owned
	Lewisport, Kentucky	Owned

Recycling and Specification Alloys Americas	Morgantown, Kentucky	Owned
	Sapulpa, Oklahoma	Owned
	Loudon, Tennessee	Owned
	Wabash, Indiana (2)	Owned
	Friendly, West Virginia	Owned
	Post Falls, Idaho	Owned
	Friendly, West Virginia (Bens Run)	Owned
	Cleveland, Ohio	Owned
	Rock Creek, Ohio	Owned
	Elyria, Ohio	Owned
	Hammond, Indiana	Owned
	Macedonia, Ohio	Owned
	Goodyear, Arizona	Leased
	Chicago Heights, Illinois	Owned
	Saginaw, Michigan	Owned
	Coldwater, Michigan (2)	Owned
	Steele, Alabama	Owned
	Monclova, Mexico	Owned
	Mississauga, Canada	Owned

Europe	Romsdal, Norway (2)	Owned
	Raudsand, Norway	Owned
	Swansea, Wales	Leased
	Grevenbroich, Germany	Owned
	Deizisau, Germany	Owned
	Töging, Germany	Owned
	Tianjin, PRC	Granted Land Rights
	Duffel, Belgium	Owned
	Bitterfeld, Germany	Owned
	Koblenz, Germany	Owned
	Vogt, Germany	Owned
	Bonn, Germany	Owned

(1)	Three facilities at this location.

(2)	Two facilities at this location.

The average operating rates for our RPNA segment’s facilities for the three months ended March 31, 2011, the year ended December 31, 2010 and the year ended December 31, 2009 were 91%, 93% and 89%, respectively, of effective capacity. The average operating rates for our RSAA segment’s facilities for the three months ended March 31, 2011, the year ended December 31, 2010 and the year ended December 31, 2009 were 76%, 64% and 49%, respectively, of effective capacity. The average operating rates for our Europe segment’s facilities for the three months ended March 31, 2011, the year ended December 31, 2010 and the year ended December 31, 2009 were 104%, 89% and 68%, respectively, of effective capacity.

Our Beachwood, Ohio facility houses our principal executive corporate office, as well as our offices for RPNA and RSAA, and we currently lease approximately 55,291 square feet for those purposes.

Our principal European corporate offices are located in Zurich, Switzerland and currently lease approximately 7,464 square feet.

We believe that our facilities are suitable and adequate for our operations.

MANAGEMENT

The following table sets forth the name, age and position of our directors and executive officers.

Name	Age	Position
Steven J. Demetriou	53	Chairman of our Board of Directors and Chief Executive Officer
Sean M. Stack	44	Executive Vice President and Chief Financial Officer
Christopher R. Clegg	53	Executive Vice President, General Counsel and Secretary
K. Alan Dick	47	Executive Vice President and President, Rolled Products North America
Thomas W. Weidenkopf	52	Executive Vice President, Human Resources and Communications
Roelof IJ. Baan	54	Executive Vice President and Chief Executive Officer, Europe and Asia
Terrance J. Hogan	56	Senior Vice President and General Manager, Recycling and Specification Alloys Americas
Scott A. McKinley	50	Senior Vice President and Controller
Ralf Zimmermann	53	Senior Vice President, Operations Europe
Michael J. Hobey	38	Vice President and Treasurer
Scott L. Graves	40	Director
Brian Laibow	33	Director
Ara Abrahamian	26	Director
Kenneth Liang	50	Director
Christopher M. Crane	52	Director
G. Richard Wagoner, Jr.	58	Director
Lawrence Stranghoener	57	Director
Emily Alexander	36	Director

The following biographies describe the business experience during at least the past five years of the directors and executive officers listed in the table above.

Steven J. Demetriou—Mr. Demetriou became Chairman of the Board and Chief Executive Officer of Aleris following the merger of Commonwealth Industries Inc. and IMCO Recycling. Mr. Demetriou had served as President and Chief Executive Officer of Commonwealth from June 2004 and served as an outside Director of Commonwealth from 2002 until the merger. Mr. Demetriou is a Director of several public companies including OM Group, Inc., Foster Wheeler, Ltd., and Kraton Polymers LLC, and serves on the Board of Advisors for Resilience Capital Partners, a private equity investment group. In addition, Mr. Demetriou serves as Chairman of the Aluminum Association.

Mr. Demetriou has extensive operational and managerial experience with the Company. His day-to-day leadership of the Company as well as his involvement with the Aluminum Association provides an in-depth understanding of the aluminum industry generally and unparalleled experience with the Company’s operations and corporate transactions.

Sean M. Stack—Mr. Stack has served as Executive Vice President and Chief Financial Officer since February 2009. He joined Commonwealth Industries in June 2004 as Vice President and Treasurer and became Senior Vice President and Treasurer in December 2004 upon the merger with IMCO Recycling. During his tenure at Aleris, he held roles of increasing responsibility including Executive Vice President, Corporate Development and Strategy, and Executive Vice President and President, Aleris Europe.

Christopher R. Clegg—Mr. Clegg has served as the Executive Vice President, General Counsel and Secretary since January 2007. From 2005 to 2007, he was the Company’s Senior Vice President, General

Counsel and Secretary. He joined Commonwealth Industries in June 2004 as Vice President, General Counsel and Secretary, and upon the merger with IMCO Recycling he became Senior Vice President, General Counsel and Secretary.

K. Alan Dick—Mr. Dick has served as the Executive Vice President and President for Rolled Products North America since September 2009. Prior to his present position, Mr. Dick held a variety of roles with increasing responsibility with Aleris including Senior Vice President and General Manager, Rolled Products North America beginning December 2007, Senior Vice President, Global Metals Procurement beginning January 2007 and Vice President, Metals Sourcing beginning 2004.

Thomas W. Weidenkopf—Mr. Weidenkopf has served as Executive Vice President Human Resources and Communications since November 2008. From November 2008 until September 2009, he served as a interim Head, Global HR in a consulting capacity. Prior to joining Aleris, Mr. Weidenkopf served as the Senior Vice President, Human Resources and Communications for Honeywell International where he was responsible for leading global human resources strategy and programs for the company’s 120,000 employees in more than 100 countries.

Roelof IJ. Baan—Mr. Baan joined Aleris in 2008 and currently serves as Executive Vice President and Chief Executive Officer, Europe and Asia. He is responsible for all business and operational activities for Aleris’s European region headquartered in Zurich, Switzerland. From 2004 until 2007, Mr. Baan worked for Mittal where he most recently served as Executive Vice President and Chief Executive Officer, Mittal Steel Europe, and served on Arcelor Mittal’s Management Committee. Mr. Baan had responsibility for operations in eight countries, including four integrated steel mills and four electric arc steel mills. Since January 1, 2011, Mr. Baan has been a director of Boursan Mannesman, a leading European producer in the steel pipe industry.

Terrance J. Hogan—Mr. Hogan has served as to Senior Vice President and General Manager, Recycling and Specification Alloys Americas since January 2008. Prior to that he served as Vice President and General Manager, Aluminum Recycling since joining Aleris in 2005 as a part of the Alumitech acquisition. Mr. Hogan was Alumitech’s president for 10 years until the acquisition by Aleris.

Scott A. McKinley—Mr. McKinley has served as Senior Vice President and Controller since May 2008. Prior to that, he was Senior Vice President and Treasurer since September 2006. From June 2004 until then, Mr. McKinley served as Vice President and Chief Financial Officer for Lubrizol Corporation’s Specialty Chemicals Segment.

Michael J. Hobey—Mr. Hobey has served as Vice President and Treasurer since July 2009. Mr. Hobey joined Aleris in June 2006 as Vice President, Corporate Development. Prior to that, Mr. Hobey was employed by Citigroup where he was a Vice President in the Investment Banking Division at Citigroup Global Markets.

Ralf Zimmermann—Mr. Zimmermann has served as our Senior Vice President, Operations Europe since 2010, with responsibility for managing all operations at our plants in Europe and China. From 2008 to 2009, Mr. Zimmermann was the managing director and senior operating manager of our Duffel, Belgium manufacturing facility and from 2006–2008 he was the managing director and senior operating manager of our Koblenz, Germany manufacturing facility. Prior to our acquisition of Corus Aluminum in 2006, Mr. Zimmermann held senior operating positions at our Koblenz, Germany manufacturing facility.

Scott L. Graves—Mr. Graves has served as a Director since June 1, 2010. Mr. Graves serves as a Managing Director in the distressed opportunities group of Oaktree, with primary responsibilities for analysis, portfolio construction and management of the distressed opportunities funds. Prior to joining Oaktree in 2001, Mr. Graves served as a Principal in William E. Simon & Sons’ Private Equity Group where he was responsible for sourcing, structuring, executing and managing corporate leveraged buy-outs and growth capital investments. Before joining William E. Simon & Sons in 1998, Mr. Graves worked at Merrill Lynch & Company in the Mergers and

Acquisitions Group, where he focused on leveraged buy-out situations and the valuation of public and private companies. Prior thereto, Mr. Graves worked at Price Waterhouse LLP in the Audit Business Services division. Mr. Graves previously served as a director on the board of directors of Maidenform Brands, Inc., a public company, and served on its audit and compensation committees.

Mr. Graves was appointed by the Oaktree Funds to serve as a Director of the Company. Mr. Graves has significant experience making and managing investments on behalf of Oaktree’s distressed opportunities funds and has been actively involved in the Oaktree Funds’ investment in the Company. In addition to his considerable investment and corporate transactional experience, he has served as a director of a number of public and privately-held companies as well as a member of board audit and compensation committees. Mr. Graves serves as the Chair of the Board’s Compensation Committee and as a member of the Board’s Audit Committee.

Brian Laibow—Mr. Laibow has served as a Director since June 1, 2010. Mr. Laibow serves as a Senior Vice President in the distressed opportunities group of Oaktree, with primary responsibilities for analyzing companies within the metals and mining, food distribution, education, automotive and commercial and residential real estate sectors. Mr. Laibow joined Oaktree in 2006 following graduation from Harvard Business School, where he received an M.B.A. Before attending Harvard, Mr. Laibow worked at Caltius Private Equity, a middle market LBO firm in Los Angeles. Prior experience includes Director of M&A and Corporate Strategy at EarthLink, Inc., Senior Business Analyst at McKinsey & Company and an investment banking internship at JP Morgan.

Mr. Laibow was appointed by the Oaktree Funds to serve as a Director of the Company. As a member of the Oaktree Funds’ team covering the Company, Mr. Laibow has a solid working knowledge of the Company’s activities and operations and is also very familiar with the metals sector. Mr. Laibow serves as a member of the Board’s Audit Committee.

Ara Abrahamian—Mr. Abrahamian has served as a Director since June 1, 2010. Mr. Abrahamian is an associate in the distressed opportunities group of Oaktree with primary responsibilities for analyzing companies in the aerospace, aluminum, building materials and real estate sectors. Prior to joining Oaktree in 2009, Mr. Abrahamian spent a year and a half as an Analyst in the Investment Banking Division at UBS Investment Bank, gaining experience in mergers and acquisitions, leveraged buyouts and debt financings.

Mr. Abrahamian was appointed by the Oaktree Funds to serve as a Director of the Company. As a member of the Oaktree Funds’ team covering the Company, Mr. Abrahamian has a solid working knowledge of the Company’s activities and operations and is also experienced in analyzing companies in the aluminum sector.

Kenneth Liang—Mr. Liang has served as a Director since June 1, 2010. Mr. Liang serves as a Managing Director in the distressed opportunities group of Oaktree, with primary responsibilities for restructurings and reorganizations of companies in which the distressed opportunities funds have invested. From Oaktree’s formation in 1995 until June 2001, Mr. Liang was a Managing Director of Oaktree and Oaktree’s General Counsel. Prior to Oaktree, Mr. Liang served as a Senior Vice President at Trust Company of the West with primary legal responsibility for the Special Credits Funds and, before that, as Senior Corporate Counsel at Dole Food Company and as an Associate at the law firm of O’Melveny & Myers.

Mr. Liang was appointed by the Oaktree Funds to serve as a Director of the Company. Mr. Liang has substantial experience with corporate restructurings and reorganizations, including the restructuring of the Company.

Christopher M. Crane—Mr. Crane has served as a director since September 2010. Mr. Crane is president and chief operating officer of Exelon Corporation, since September 2008, a public company and one of the largest electric companies in the United States. He also serves as president and chief operating officer of Exelon

Generation, the nation’s largest owner/operator of nuclear power plants, and the holder of one of America’s largest portfolios of electricity generation capacity. Previously he was senior vice president of Exelon and president and chief nuclear officer of the Exelon Nuclear division of Exelon Generation from 2004 to 2007, Chief Operating Officer of Exelon Nuclear from 2003 to 2004 and senior vice president of Exelon Nuclear from 2000 to 2003.

Mr. Crane’s operational and leadership positions with Exelon provide substantial knowledge in the areas of operational oversight, corporate governance and strategic planning. Mr. Crane is an independent director and serves as a member of the Board’s Compensation Committee.

G. Richard Wagoner, Jr.—Mr. Wagoner has served as a director since August 2010. Mr. Wagoner retired from General Motors Corporation, a public company, in August 2009 after a 32-year career. He served as chairman and chief executive officer of General Motors from May 2003 through March 2009 and had been president and chief executive officer since June 2000. Mr. Wagoner is a director of The Washington Post Company and a member of The Business Council and the Mayor of Shanghai’s International Business Leaders Advisory Council.

Mr. Wagoner’s long leadership history with General Motors provides a deep understanding of the operational, governance and strategic matters involved in running a large scale global corporation. Mr. Wagoner is an independent director and serves as a member of the Board’s Compensation Committee.

Lawrence Stranghoener—Mr. Stranghoener has served as director since January 21, 2011. Since 2004, Mr. Stranghoener has been executive vice president and chief financial officer of The Mosaic Company, a public global crop nutrient company with approximately $10.0 billion of sales. Previously he had been executive vice president and chief financial officer for Thrivent Financial. From 1983 to 2000, he held various positions in finance at Honeywell, including vice president and chief financial officer from 1997 to 1999. He also serves on the board of directors for Kennametal Inc., a public company.

Mr. Stranghoener has extensive corporate finance experience, including 14 years of experience as a chief financial officer at several different companies with full responsibility and accountability for all finance, accounting, tax and related functions. Mr. Stranghoener is an independent director and serves as the Chair of the Board’s Audit Committee.

Emily Alexander—Ms. Alexander has served as a director since January 21, 2011. Ms. Alexander serves as a Managing Director in the legal department of Oaktree, with primary responsibilities for the distressed opportunities funds. Prior to joining Oaktree in 2006, Ms. Alexander served as a Vice President and Associate General Counsel at Trust Company of the West. Prior to that, Ms. Alexander spent five years as a corporate associate at Munger, Tolles & Olson LLP.

Ms. Alexander was appointed by the Oaktree Funds to serve as a Director of the Company. Her legal background and legal role at Oaktree provide expertise in corporate governance matters.

Other Matters Concerning Directors and Executive Officers

Each of the executive officers listed above, other than Messrs. Hobey, Weidenkopf and Zimmermann, served as an officer of the Company at the time we filed for protection under Chapter 11 of the Bankruptcy Code in February of 2009. Further, Mr. Demetriou served as Chairman of the Board at the time we filed for protection under Chapter 11 of the Bankruptcy Code in February of 2009. On June 1, 2009, General Motors Corporation, and its affiliates, filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York seeking relief under Chapter 11 of the United States Bankruptcy Code. Mr. Wagoner was not an executive officer or director of General Motors Corporation at the time of such filing.

Codes of Conduct

The Company maintains and enforces a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Assistant Chief Financial Officer, Controller, Chief Accounting Officer and Treasurer (the “Senior Officers Code”). The Senior Officers Code was designed to be read and applied in conjunction with the Company’s Code of Business Conduct and Ethics (the “Code of Business Conduct”) applicable to all employees. In instances where the Code of Business Conduct is silent or its terms are inconsistent with or conflict with any of the terms of the Senior Officers Code, then the provisions of the Senior Officers Code control and govern in all respects. Both the Senior Officers Code and the Code of Business Conduct are available at our website (http://www.aleris.com) by clicking on “Corporate Governance.” Any future changes or amendments to the Senior Officers Code and the Code of Business Conduct, and any waiver of the Senior Officers Code or the Code of Business Conduct that applies to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer will be posted to our website at this location. A copy of both the Senior Officers Code and the Code of Business Conduct may also be obtained upon request from the Company’s Secretary.

Board Committees

Our Board of Directors has established an Audit Committee and a Compensation Committee.

Messrs. Stranghoener, Graves and Laibow are the members of the Audit Committee. Mr. Stranghoener has been appointed Chair of the Audit Committee. The Audit Committee is appointed by our Board of Directors to assist our Board of Directors in fulfilling its oversight responsibilities by:

•	reviewing and overseeing the administration of the Company’s internal accounting policies and procedures;

•	reviewing and overseeing the preparation of the Company’s financial statements; and

•	consulting with the Company’s independent accountants.

Messrs. Graves, Crane and Wagoner are the members of the Compensation Committee. Mr. Graves has been appointed Chair of the Compensation Committee. The Compensation Committee is appointed by our Board of Directors to assist our Board of Directors in fulfilling its oversight responsibilities by:

•	developing and approving all elements of compensation with respect to the Company’s executive officers; and

•	approving and overseeing the management and administration of all material compensation of the Company.

Composition of Our Board of Directors

Our Board of Directors consists of nine directors, one of which is our Chief Executive Officer and five of which were appointed by Oaktree which owns indirectly a majority of our outstanding equity. The five directors appointed by the Oaktree Funds are Messrs. Abrahamian, Graves, Laibow and Liang and Ms. Alexander. Our bylaws provide that our directors will be elected at the annual meeting of the stockholders and each director will be elected to serve until his or her successor is elected.

Director Independence

We are a privately held corporation. Although our Board of Directors has not made a formal determination on the matter, under current New York Stock Exchange listing standards (which we are not currently subject to) and taking into account any applicable committee standards, we believe that Messrs. Crane, Stranghoener and Wagoner would each be considered an independent director. Under current New York Stock Exchange listing standards, Mr. Demetriou would not be considered independent under any general listing standards or those applicable to any particular committee due to his employment relationship with us, and Messrs. Abrahamian,

Graves, Laibow and Liang and Ms. Alexander may not be considered independent under any general listing standards or those applicable to any particular committee, due to their relationship with the Oaktree Funds, our largest indirect stockholders. As the Oaktree Funds own indirectly a majority of our outstanding equity, under New York Stock Exchange listing standards, we would qualify as a “controlled company” and, accordingly, be exempt from its requirements to have a majority of independent directors and a corporate governance and compensation committee composed of a majority of independent directors.

Related-Party Transactions

Transactions with our directors, executive officers, principal stockholders or affiliates must be at terms that are no less than favorable to us than those available from third parties and must be approved in advance by a majority of disinterested members of our Board of Directors. While not in writing, this is a policy that the Board of Directors follows with respect to related party transactions and any approval with respect to a particular transaction is appropriately evidenced in Board of Director proceedings.

Compensation Committee Interlocks and Insider Participation

Prior to the Effective Date, Messrs. Paul E. Lego and J. Steven Whistler served as members of the Compensation Committee for Old AII, Inc. For the period between June 1, 2010 and the establishment of our Compensation Committee, our entire Board at that time performed the functions of a Compensation Committee. Other than Mr. Demetriou, none of our directors has ever been one of our officers or employees. Following the establishment of our Compensation Committee, Messrs. Graves, Crane and Wagoner serve as the members of our Compensation Committee. During 2010, none of our executive officers served as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of our Compensation Committee, and none of our executive officers served as the member of the compensation committee of an entity that has an executive officer serving as a director on our Board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy and Background

As a global company and industry leader, we maintain a multi-faceted executive compensation program designed to retain and motivate those executives that are essential to our long-term success, to attract highly-qualified, talented executives in a competitive global marketplace in areas to support our growth and strategic business goals, and to align the interests of these executives with the interests of our stockholders. Our compensation philosophy centers on the belief that executive compensation should be directly linked to improvement in corporate performance and the creation of long-term stockholder value.

In this regard, in 2010 we generally continued to implement the compensation programs and design concept originally structured by the Old AII, Inc. board of directors (the “Old AII Board”) and its compensation committee. The Old AII Board approved all of the various elements of our executive compensation program that were in place prior to June 1, 2010, receiving input and recommendations from the Old AII Board’s compensation committee. As part of our restructuring, described more fully below, the Bankruptcy Court approved the terms of certain elements of the executive compensation program, including our new equity incentive plan and executive employment agreements, effective June 1, 2010. Since that time, we have ratified those elements of the compensation program that were part of our emergence process and have continued to review and approve all aspects of our executive’s compensation. As part of this ongoing evaluation of our compensation program certain changes will be made to reflect Aleris Corporation’s proposed initial public offering. These contemplated changes are described throughout this section, as applicable.

In August 2010, the Board of Directors authorized a committee (the “Committee”) to assume certain compensation program-related duties. In June 2011, in anticipation of Aleris Corporation’s proposed initial public offering, a compensation committee of Aleris International was formed. For purposes of this discussion the term Committee refers to the Compensation Committee of the Board of Directors and, beginning in June 2011 the term Committee refers to the Compensation Committee of the Board of Directors of Aleris Corporation. The Committee has responsibility for reviewing, developing, overseeing and approving our executive and senior management compensation plans, policies and programs and awards thereunder. However, compensation decisions relating to the Company’s equity compensation plan, including the approval of grants to our named executive officers, described below, are the responsibility of the Board of Directors of Aleris Corporation.

Before the Effective Date, as part of our restructuring process, our executive compensation programs and policies were extensively reviewed in light of our new company structure, corporate positioning, and strategic business plan. During this period of reorganization, a number of cost-reduction measures that had been made by Old AII, Inc. in response to the conditions in the metals industry and general economy that had negatively impacted our financial results were also re-evaluated. These previous actions included, in part, restricted merit-based salary increases and reductions in certain benefits. Also for the 2008 fiscal year, bonus payments based on annual goals were not paid due to the target goals not being achieved. As conditions in the metals industry and our financial performance improved in the latter months of 2009, Old AII, Inc. discontinued certain of these temporary cost-reduction measures and company performance merited bonus payments for the short-term incentive plan participants. However, no new stock options or other equity awards were granted under our then existing stock incentive plan during this period. As part of our emergence from bankruptcy any outstanding equity compensation holdings, which were previously granted, were cancelled without consideration.

Objectives and Design of our Executive Compensation Program

Since our emergence, the Company continues to emphasize a compensation design focused on implementing our core philosophy by operating a range of programs and incorporating a combination of cash compensation, cash incentive awards based on short-range targets, stock options (some of which include a

“premium” exercise price feature) and restricted stock units which vest, in part, each quarter and provide the executives with a direct, and growing, ownership stake in our Company.

The objectives of our executive compensation package design are to:

•	attract, retain and motivate key executives and management personnel by providing an appropriate level and mixture of fixed and “at risk” compensation;

•	link compensation with performance by providing reasonable incentives to accomplish near term Company-wide successes based on the Company’s strategic business plan; and

•	reward long-term increased Company value and align the interests of the executives with our owners.

While certain programs and compensation design elements have been updated in conjunction with our emergence from bankruptcy, these objectives have remained constant. We describe below the various elements of our compensation policies and practices in effect since the Effective Date and for the last completed fiscal year, ended December 31, 2010, for our named executive officers, including:

•	Steven J. Demetriou (Chairman and Chief Executive Officer);

•	Roelof IJ. Baan (Executive Vice President and Chief Executive Officer, Europe and Asia);

•	Sean M. Stack (Executive Vice President and Chief Financial Officer);

•	Thomas W. Weidenkopf (Executive Vice-President, Human Resources and Communications);

•	Christopher R. Clegg (Executive Vice President, Secretary and General Counsel); and

•	K. Alan Dick (Executive Vice President and President, Rolled Products North America).

This group of named executive officers has been determined based on compensation earned by our executive officers for the period January 1, 2010 through December 31, 2010. Therefore, the programs described below provide information with respect to both the compensation paid to our named executive officers since the time of our emergence from bankruptcy and also compensation that is in respect of the last fiscal year but paid to our named executive officers prior to our emergence. Where relevant, compensation programs being adopted in connection with Aleris Corporation’s proposed initial public offering are also discussed.

As of the Effective Date, Aleris Corporation adopted a new equity incentive plan and, together with Aleris Corporation, we entered into a new employment agreement with each of our named executive officers. The new equity plan and new employment agreements replaced the Old AII, Inc. equity plan and the employment agreements that were in place prior to the Effective Date. The Board of Directors also implemented changes to our short-term cash bonus program by adjusting the quarterly metrics and targets based on our new Company plan; and, pursuant to the Plan of Reorganization, Aleris Corporation granted stock options and restricted stock units to each of our named executive officers, as well as certain other members of our company-wide management team. All of these modifications to our compensation programs were made generally to support our new long-range business goals and growth strategies. In particular, the base compensation amounts are set to provide a certain amount of financial security to the named executive officers at levels that are believed to be competitive for similar positions in the marketplace in which we compete for management talent and the short-term cash bonus program is designed to meaningfully reward strong Company performance in each fiscal quarter in order to motivate participants to strive for continued Company growth and productivity. In addition, the execution of new employment agreements and equity awards that provide share ownership opportunities, through the grant of stock options and restricted stock units which vest over time, as more fully described below, were determined to be important tools in our ability to retain, motivate and incentivize our top executives, which is considered central to the achievement of our long-range goals, and to align their interests with those of the Aleris Corporation’s stockholders.

The Company engaged Mercer during its reorganization process to provide information regarding the equity incentive plan design and certain compensation comparison market data. In connection with the equity incentive plan, Mercer prepared recommendations on the aggregate number of shares of our new equity to be allocated to grants under the plan as well as specific recommendations regarding the size of the grants made to our key executives, including the named executive officers. In addition, Mercer advised the Company on how the values assigned to the three main elements of our compensation packages, as well as the total compensation level, for our key executives, including our named executive officers, compared to the total compensation and elemental breakdown of similar executive positions at companies of roughly our size and scale. This general market data was not focused on a specific peer group or industry and the Company did not specifically benchmark any element of compensation. However, this market survey information was considered as one factor in determining whether each element of compensation and total compensation for each of the named executive officers was appropriate upon our emergence. In June 2011, the Committee retained the services of Frederick W. Cook & Co. as its independent compensation consultant to advise on certain aspects of our executive compensation program to become effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering.

Elements of Compensation

The main elements of our named executive officers’ compensation include: (a) base salary; (b) short-term cash bonus awards; and (c) long-term incentive grants (including stock options and restricted stock units). Consistent with past practice, we place an emphasis on long-term equity growth as opposed to short-term cash compensation. However, as part of the unique circumstances of the reorganization process that took place in 2009-2010, focus has also been placed on setting incremental short-term goals (under our cash bonus program) in order to reward our employees, including our named executive officers, for steady, sustained achievement of certain financial and operational performance targets.

In setting the appropriate compensation levels for our named executive officers, we have considered a variety of factors including the needs of the Company to attract and retain key personnel in both the United States and our strategic markets abroad, how compensation levels compare to manufacturing companies generally in our industry, and the interests of our stockholders. As discussed above, while we did not specifically benchmark our named executive officers’ total compensation, nor any particular element of compensation, against a specific peer group, compensation levels were generally compared to market-wide compensation data of companies of our size and scope.

Base Salary and Cash Bonus Awards

Upon the Effective Date, we, together with Aleris Corporation, entered into new employment agreements with each of the named executive officers. These employment agreements and certain amendments adopted in consideration of Aleris Corporation’s proposed initial public offering are described in greater detail under the headings “Employment Agreements” following the Summary Compensation Table and “Potential Payments Upon Termination or Change in Control—Employment Agreements.” We consider base salary together with the annual cash bonus awards as part of a cash compensation package. With respect to compensation for the named executive officers, the base salary and target bonus for each named executive officer pursuant to each executive’s employment agreement were initially set at levels consistent with base salary and target bonus for such executive prior to emergence. Generally, the Board of Directors believes that this cash compensation amount for each named executive officer aligns the position’s responsibilities with its remuneration and provides competitive levels of cash compensation in the markets in which Aleris competes for comparable executive ability and experience. Under their employment agreements (both pre-emergence and following the Effective Date), in 2010, Messrs. Demetriou, Baan, Stack, Weidenkopf, Clegg and Dick received annual base salaries of $1,000,000, CHF 950,070 (equivalent to approximately $913,492 using a conversion convention discussed below as part of the Summary Compensation Table), $400,000, $375,000, $350,000 and $360,000, respectively. Pursuant to their employment agreements, the amount of each executive’s base salary is to be reviewed annually and is subject to adjustment by the Board of Directors, which also has the authority to make discretionary cash bonus awards.

In order to focus on certain short-term goals during the period of reorganization, we maintained prior to emergence, and continue to maintain, the Amended and Restated Aleris International, Inc. 2004 Annual Incentive Plan under a program referred to as the Management Incentive Plan or “MIP.” The named executive officers, along with certain other management team employees participate in the MIP. Pursuant to the MIP and the named executive officers’ employment agreements, each named executive officer may earn a bonus based on achievement of performance objectives set forth in the MIP, with a target annual bonus of 100% of base salary up to a maximum bonus of 200% of base salary for Mr. Demetriou, and a target annual bonus of 75% of base salary up to a maximum bonus of 150% for Messrs. Baan, Stack, Weidenkopf, Clegg and Dick. Pursuant to the employment agreements for Messrs. Demetriou and Stack, in order to strongly align these executives’ interests with those of the stockholders, the Board of Directors elected to have, in 2010, 50% of the value of such bonuses (determined on an after tax basis) earned for both 2010 and 2011 is converted into shares of common stock, with the number of actual of shares being determined based on the value of a share of common stock on the bonus payment date. Beginning in 2011, the Company chose to no longer require partial settlement of Mr. Demetriou’s and Mr. Stack’s bonuses in shares of Aleris Corporation common stock.

The bonus awards under the MIP represent variable compensation linked to organizational performance, which is a significant component of the Company’s total annual compensation package for key employees, including the named executive officers, and was designed to reward the employee’s participation in the Company’s achievement of critical financial performance and growth objectives. Beginning in 2009 and continuing in 2010, bonuses have been determined on a quarterly, rather than annual, basis and are generally paid after each quarter’s earnings are determined. All bonus recipients, including the named executive officers, must be an employee of the Company on the date the bonus is paid (generally in the quarter following the quarter to which the relevant performance goals related) in order to be eligible to receive that bonus amount. The practice of quarterly bonus payout began while the Company engaged in the reorganization process in order to focus on achievement of incremental goals during this unique and challenging period. For 2011, the Committee modified the MIP to provide both quarterly and annual performance targets and payments, beginning with the first quarter of 2011. In consideration of Aleris Corporation’s proposed initial public offering, in June 2011, the Board of Directors of Aleris Corporation approved a restatement of the MIP, to be renamed as the Aleris Corporation 2011 Management Incentive Plan, effective immediately prior to the effectiveness of this initial public offering. The Aleris Corporation 2011 Management Incentive Plan will continue to be the plan under which cash bonus awards will be granted. A description of the 2011 Management Incentive Plan, as restated, is set forth below under the section entitled “Revised Compensation Plans.”

For each quarter of 2010, the MIP performance goals were based mainly on adjusted EBITDA, calculated for individual business units as well as on a Company-wide basis, and other operational measures, such as operating cash flow and productivity savings. The specific metrics and weightings of these measures as components of the whole target bonus amount, as well as target achievement levels, are determined and adjusted each quarter to be aligned with our Company business plan (and, prior to the Effective Date, the plan of emergence). Actual bonus payment amounts are calculated by combining the achievement attained for each weighted measure, whereby achievement of 100% of target of each of the individual measures would earn a payout of 100% of the participant’s target bonus opportunity. For corporate employees including Messrs. Demetriou, Stack, Weidenkopf and Clegg, if a business unit component is utilized, the related Company-wide goal (such as Company-wide adjusted EBITDA) is considered in the bonus calculation instead of the business unit component. For this purpose the metrics are:

•	Adjusted EBITDA, a non-U.S. GAAP financial measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—EBITDA and Adjusted EBITDA.”

•	Operating cash flow, a non-U.S. GAAP measure that is defined, for this purpose, as adjusted EBITDA less capital expenditures and plus or minus the change in working capital.

•	Productivity savings, also a non-U.S. GAAP measure reflecting the amount of Company-wide savings resulting from productivity savings and operating cost reduction initiatives.

The Board of Directors believes that each of these measures was and continues to be an appropriate metric on which to base bonus decisions because adjusted EBITDA and operating cash flow are metrics commonly used by our primary stockholders, as well as the banking and investing communities generally, with respect to the performance of fundamental business objectives, and, moreover, these metrics appropriately measure our ability to meet future debt service, capital expenditures and working capital needs. The Board of Directors, or the Committee for participants other than the named executive officers, has the discretion to decrease awards under the MIP even if incentive targets are achieved.

The specific goals, achievement attained and payments made in each quarter of 2010 are described more fully below. In the first and second quarters of 2010, in addition to the business unit and Company-wide adjusted EBITDA measures, the MIP performance goals were also based on company operating cash-flow and productivity savings. In each of these quarters, the weighting afforded to each target was as follows: 48% business unit EBITDA; 32% Company-wide EBITDA; and 20% cash operating flow/baseline productivity savings. The third quarter metrics were adjusted to reflect our emergence from bankruptcy by eliminating the productivity savings measure, including instead a discretionary piece regarding individual performance, and readjusting the remaining measures such that the metrics better align with our new business plan. As a result, for the third quarter, bonus payments were based on 28% Company-wide adjusted EBITDA; 42% business unit adjusted EBITDA; 20% Company-wide operating cash flow and a 10% discretionary piece. These same metrics (and weightings) were utilized as the fourth quarter targets. The specific Company-wide EBITDA target levels for the first, second, third, and fourth quarters were $40 million, $57 million, $55 million and $44 million, respectively. Performance exceeded the targets in each quarter of 2010, with Company-wide EBITDA performance for the first, second, third and fourth quarters of 141%, 179%, 200% and 200%, respectively, of the budgeted target levels. As is the case with the Company-wide EBITDA metric, with respect to the business unit adjusted EBITDA, operating cash-flow, and productivity savings goals, target performance levels are set each quarter at levels where target performance corresponds to the achievement of the budgeted 2010 Aleris business plan goals. The values of these targets are adjusted each quarter to reflect the variations in the business cycle over the course of the year. Generally, the targets are established as challenging, but achievable, milestones which would result in a payout of 100% of the participant’s target bonus. The payout for 200% of target is achievable for performance significantly greater than the budgeted 2010 Aleris business plan.

Each of the named executive officers received the following bonus amounts for performance achieved in each of the quarters of the last fiscal year:

	Target Bonus Opportunity (as applied to each quarter)		First Quarter		Second Quarter		Third Quarter		Fourth Quarter
	Percentage of Annual Base Salary	Amount of Target Payout	Percentage Achieved	Actual Bonus	Percentage Achieved	Actual Bonus	Percentage Achieved	Actual Bonus	Percentage Achieved	Actual Bonus
Steven J. Demetriou (1)	25.00%	$250,000	133%	$332,500	163%	$407,500	173%	$432,500	150%	$375,000
Roelof IJ. Baan (2)	18.75%	$164,632	146%	$249,998	173%	$296,313	173%	$296,314	150%	$256,920
Sean M. Stack (1)	18.75%	$75,000	133%	$99,750	163%	$122,290	173%	$129,750	150%	$112,500
Thomas W. Weidenkopf	18.75%	$70,312	133%	$93,516	163%	$114,609	173%	$121,641	150%	$105,469
Christopher R. Clegg	18.75%	$65,625	133%	$87,281	163%	$106,969	173%	$113,531	150%	$98,438
K. Alan Dick (3)	18.75%	$67,500	124%	$83,700	153%	$103,275	114%	$76,950	84%	$56,700

(1)	In accordance with their respective post-emergence employment agreements, with respect to Mr. Demetriou and Mr. Stack, 50% of the value of the executive’s bonus was paid in cash and 50% of the value of the bonus was converted into shares of Aleris Corporation common stock after taking into account applicable withholding taxes.
(2)	Mr. Baan participated in the MIP as a member of the Aleris Europe Business Unit.
(3)	Mr. Dick participated in the MIP as a member of the Rolled Products North America Business Unit.

Equity Incentive Program

Under the Old AII, Inc. stock incentive plan in place before June 1, 2010, the named executive officers, along with other key management personnel, were granted stock options to purchase Old AII, Inc. common stock. These outstanding Old AII, Inc. equity awards were cancelled upon our emergence from bankruptcy without consideration to the holders of the awards. Stock options that were cancelled for our named executive officers who had participated in the prior stock incentive plan include: 186,887 stock options held by Mr. Demetriou, 48,157 stock options held by Mr. Stack, 33,339 stock options held by Mr. Clegg, and 30,000 stock options held by Mr. Dick. All of these stock options, granted on February 1, 2007, had an exercise price of $100, the fair market value of a share of Old AII, Inc. common stock on the date of grant. Similarly, 80,000 stock options granted to Mr. Baan on May 8, 2008 and 3,534 shares of restricted stock granted to Mr. Baan on April 7, 2008 when he joined the Company, were also cancelled without consideration.

As of the Effective Date, Aleris Corporation adopted the Aleris Holding Company 2010 Equity Incentive Plan (“Equity Incentive Plan”) to replace the prior stock incentive plan. The Equity Incentive Plan is designed to attract, retain, incentivize and motivate employees, consultants and non-employee directors of Aleris Corporation, its subsidiaries and affiliates and to promote the success of our businesses by providing such participating individuals with a proprietary interest in Aleris Corporation. The Equity Incentive Plan allows for the granting of non-qualified stock options (“stock options”), stock appreciation rights, restricted stock, restricted stock units (“RSUs”) and other stock-based awards. The maximum number of shares which may be issued under the Equity Incentive Plan was originally 2,928,810 shares, representing 9% of the shares of Aleris Corporation’s common stock authorized upon emergence, and, of that amount, grants of RSUs were limited to 325,423 shares. The total shares which may be issued under the Equity Incentive Plan was increased to 3,408,938 after taking into effect an increase of 480,128 shares to eliminate the dilution that would have occurred as a result of the February Stockholder Dividend. The Equity Incentive Plan is administered by the Board of Directors of Aleris Corporation, or a committee thereof, if so authorized, and may generally be amended or terminated at any time. In June 2011, the Board of Directors of Aleris Corporation approved an amendment and restatement of the Equity Incentive Plan, to be renamed the Aleris Corporation 2011 Equity Incentive Plan, effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering. The Board of Directors of Aleris Corporation also approved an increase of 899,347 in the total number of shares authorized for issuance under the Equity Incentive Plan, which, when added to the 536,573 shares that had not previously been the subject of an award prior to the effectiveness of the initial public offering, results in a total of                  shares authorized for issuance under the plan as of the initial public offering, after taking into effect an increase of                  shares to eliminate the dilution that would have occurred as a result of the June Stockholder Dividend. Thus, of the                  shares, 1,435,920 shares are reserved for issuance and the balance of the                  have either been delivered for awards or are subject to outstanding awards (without taking into account forfeitures and shares used for withholding taxes). A description of the 2011 Equity Incentive Plan is set forth below under the section entitled “Revised Compensation Plans.”

Each of the named executive officers received, effective as of June 1, 2010, a grant of stock options and a grant of RSUs, in each case subject to the Equity Incentive Plan and the terms of an award agreement. The stock options were granted in three tranches, with increasing exercise prices whereby the first tranche had an exercise price of $29.76 (fair market value on the date of grant, the “FMV Stock Option”), the second tranche had an exercise price of $44.64 (the “Premium Stock Option”), and the third tranche had an exercise price of $59.52 (the “Super-Premium Stock Option”). Since the options generally have no compensatory value until the price of a share of Aleris Corporation common stock exceeds the exercise price of the stock option, granting the stock options with these “premium” and “super-premium” exercise prices increases the retention value of the awards and the awards are designed to further align interests of the named executive officers, along with certain other key management personnel who were also granted this type of stock option, to the interests of the Aleris Corporation’s stockholders and incentivizes them to focus on increasing the Aleris Corporation’s overall value over time. Under the terms of the Equity Incentive Plan, in the event of, among other events, a share dividend or other distribution of securities or other property in respect of shares or other securities (other than ordinary recurring cash dividends), the Board of Directors of Aleris Corporation will promptly make equitable and appropriate adjustments in the number and/or kind of the securities and/or property that are subject to the stock option, and/or exercise price, and/or other terms or conditions of the stock option so as to avoid dilution or enlargement of the benefits or potential benefits represented by the stock option. Appropriate and equitable adjustments to the number of shares that underlies each outstanding stock option and the exercise price applicable to each tranche were made by a special committee of the Board of Directors of Aleris Corporation with respect to the February Stockholder Dividend and were made by the Compensation Committee with respect to the June Stockholder Dividend. Since neither the February Stockholder Dividend nor the June Stockholder Dividend occured in fiscal year 2010, the information in the table below (and the compensation tables following the Compensation Discussion and Analysis) reflects the original number of shares underlying each option and the original exercise prices which were in place as of December 31, 2010 and do not include any changes to these figures as a result of adjustments in connection with the February Stockholder Dividend or the June Stockholder Dividend. For further information on the stock option adjustments, please see the information under the heading “Outstanding Option Adjustment” following the Grants of Plan-Based Awards Table.

Each tranche of stock options granted to the named executive officers vests with respect to 6.25% of the underlying shares subject to such tranche on each quarterly anniversary of the Effective Date, over a period of four years. If a named executive officer chooses to exercise his vested options, the underlying shares issued as a result of the exercise will be subject to the Stockholders Agreement, and therefore subject to certain transferability limitations. Vested stock options remain exercisable for a period of ten years, unless there is a change in control of Aleris Corporation (described and defined as a “Change of Control” in the Equity Incentive Plan, referred to herein as a “Change in Control”) or the holder of the stock options incurs a termination of employment. For a discussion of the effect on these stock options in the event of a Change in Control and a named executive officer’s termination, please see the section entitled “Potential Payments Upon Termination and Change in Control—Equity Award Agreements.” For a discussion of certain changes to the terms of the stock option award agreements to be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, please see the section entitled “Revised Compensation Plans.”

The following table sets forth the amount of stock options granted in June 2010 to each named executive officer:

	FMV Stock Option	Premium Stock Option	Super-Premium Stock Option
	Exercise Price of $29.76	Exercise Price of $44.64	Exercise Price of $59.52
Steven J. Demetriou	325,423	81,356	81,356
Roelof IJ. Baan	115,981	28,995	28,995
Sean M. Stack	103,615	25,904	25,904
Thomas W. Weidenkopf	72,504	18,126	18,126
Christopher R. Clegg	72,504	18,126	18,126
K. Alan Dick (1)	72,504	18,126	18,126

(1)	On February 2, 2011, Mr. Dick was awarded an additional 15,000 options with an exercise price of $50.41 (the fair market value of a share of Aleris Corporation common stock on the date of grant), which will vest in two equal installments on December 12, 2012 and December 31, 2014, and are otherwise subject to similar terms as described with respect to the options awarded in June 2010. This award, together with the RSU award described below, was granted to strengthen the retentive value of Mr. Dick’s equity compensation.

The RSUs granted to each named executive officer also vest with respect to 6.25% of the full amount granted on each quarterly anniversary of the Effective Date, over a period of four years. Generally, promptly after each vesting date, a number of shares of common stock will be issued to the named executive officer with respect to the number of RSUs that vested on such date. Any withholding tax due as a result of the RSUs’ vesting will either, at the executive’s election, be paid in cash to the Company by the named executive officer, or by having the Company reduce the number of shares issued to the named executive officer by the number of shares that has a value equal to the amount of the withholding tax. Prior to the effectiveness of Aleris Corporation’s initial public offering in the case of Messrs. Demetriou and Stack, with respect to RSUs vested in the normal course (as opposed to any accelerated vesting due to certain termination of employment events), the withholding tax associated with the RSUs vesting each quarter had to be paid in cash by the executive. Prior to March 1, 2011, Messrs. Demetriou and Stack could have requested a loan from the Company to cover the amount of this tax, which, if requested, would be in the form of a revolving three-year full recourse, but unsecured, loan at the interest rate of 3.95%. Mr. Demetriou and Mr. Stack each entered into a loan of this nature with the Company in connection with the RSUs that vested on September 1, 2010 and December 1, 2010. However, each of these loans was repaid in full by Mr. Demetriou and Mr. Stack, respectively, prior to March 11, 2011. The award agreements with respect to RSUs for Mr. Demetriou and Mr. Stack have each been amended to eliminate future loans.

Generally the named executive officers do not have any rights with respect to the shares underlying their unvested RSUs until each RSU becomes vested and the named executive officer is issued a share of common stock in settlement of the RSU. However, the RSUs granted to each of the named executive officers include a dividend equivalent right, pursuant to which the named executive officer is entitled to receive, for each RSU, a payment equal in amount to any dividend or distribution made with respect to a share of common stock, at the same time as the dividend or distribution is made to the shareholders generally. Pursuant to this dividend equivalent right, in connection with the February Stockholder Dividend and the June Stockholder Dividend, the named executive officers, along with all other holders of RSUs, received a cash payment for each RSU in an amount equal to the per share dividend amount that was payable to holders of common stock. Shares of common stock received in settlement of the vested RSUs are subject to the terms of the Stockholder Agreement. For a discussion of the effect on these RSUs of a Change in Control and a named executive officer’s termination, please see the section entitled “Potential Payments Upon Termination and Change in Control—Equity Award Agreements.” For a discussion of certain changes to the terms of the RSU award agreements to be effective immediately prior to effectiveness of Aleris Corporation’s proposed initial public offering, please see the section entitled “Revised Compensation Plans.”

The following table sets forth the amount of RSUs granted to each named executive officer:

RSUs
Steven J. Demetriou	81,356
Roelof IJ. Baan	28,995
Sean M. Stack	25,904
Thomas W. Weidenkopf	18,126
Christopher R. Clegg	18,126
K. Alan Dick (1)	18,126

(1)	On February 2, 2011, Mr. Dick was awarded an additional 5,000 RSUs, which will vest in two equal installments on December 12, 2012 and December 31, 2014, and are otherwise subject to similar terms as described with respect to the RSUs awarded in June 2010. This award, together with the stock option award described above, was granted to strengthen the retentive value of Mr. Dick’s equity compensation.

Both the stock options and RSUs, and any shares issued upon exercise or settlement of the award, as applicable, are subject to a clawback provision in the event the named executive officer materially violates the restrictive covenants in his employment agreement relating to non-competition, non-solicitation or non-disclosure or engaged in fraud or other willful misconduct that contributes materially to any significant financial restatement or material loss. In such case, the Board of Directors of Aleris Corporation may, within six months of learning of the conduct, cancel the stock options or RSUs or require the named executive officer to forfeit to us any shares received in respect of such stock options or RSUs or to repay to us the after-tax value realized on the exercise or sale of such shares. The named executive officer will be provided a 15-day cure period, except in cases where his or her conduct was willful or where injury to the Company and its affiliates cannot be cured.

Retirement, Post-Employment Benefits and Deferred Compensation

We offer our executive officers, including the named executive officers who reside and work in the United States, the same retirement benefits as other Aleris employees, including participation in the Aleris 401(k) Plan (the “401(k) Plan”) and, for those who qualify as former employees of Commonwealth Industries, Inc., the Aleris Cash Balance Plan (formerly known as the Commonwealth Industries, Inc. Cash Balance Plan) (the “Cash Balance Plan”). In the United States, we also sponsor a nonqualified deferred compensation program under which certain executives, including the named executive officers, are eligible to elect to save additional salary amounts for their retirement outside of the 401(k) Plan and /or to elect to defer a portion of his compensation and MIP bonus payments. Under the terms of this deferred compensation plan, the emergence from bankruptcy constituted a “change in control” and triggered payments to those named executive officers who had account balances in the plan prior to the Effective Date. These amounts are included in the Summary Compensation Table. For a further description of the deferred compensation plan and the payments that were made in 2010, please see the sections entitled “Pension Benefits” and “Non-Qualified Deferred Compensation.”

Mr. Baan, who is based in Switzerland, does not participate in the 401(k) plan nor the Cash Balance Plan described above. Mr. Baan participates in one of the three forms of the Aleris Switzerland GmbH Neuhausen am Rhenfall (the “Swiss Pension Plan”), which are maintained in compliance with the regulations imposed by the Occupation Pensions Act in Switzerland. Under the terms of Mr. Baan’s employment agreement, Mr. Baan receives 25% of the amount of his base salary from the Company with respect to his retirement account. Under the Swiss Pension Plan, a cash balance-type benefit is paid upon the retirement a participant. For a further description of the Swiss Pension Plan, please see the section entitled “Pension Benefits.”

Perquisites

We intentionally provide only limited perquisites to the named executive officers in the United States, including providing payment for financial advisory services and an annual medical examination, as well as a tax-gross up for the additional income tax liability as a result of receiving these benefits. Mr. Demetriou additionally receives a club membership for business use, a tax-gross up payment for this benefit, and supplemental life insurance policies. He reimburses us for any personal use of the club. We also make indoor parking spaces available to certain executives at the Beachwood headquarters, including Messrs. Demetriou, Stack, Weidenkopf, Clegg and Dick. We also occasionally invite spouses and family members of certain of our executives, including the named executive officers, to participate in business-related entertainment events arranged by the Company, which sometimes includes the executive’s spouse or guest traveling with the executives on commercial flights or on company-sponsored aircraft. To the extent any travel or participation in these events by the executive’s spouse or guest results in imputed income to the named executive officer, Mr. Demetriou is entitled, and other named executive officers may be entitled (subject to approval by the CEO) to a tax gross-up payment on such imputed income. We believe that these perquisites are less extensive than is typical both for entities with whom we compete and in the general market for executives of industrial companies in the United States, especially in the case of the chief executive officer. Mr. Baan is provided with a car and other perquisites including parking at the Company’s facility in Switzerland, a housing reimbursement, supplemental private medical insurance that provides coverage for him and his dependents and reimbursement for an annual medical examination in the United States. In 2010, Mr. Baan was also granted a one-time gross-up payment in connection with taxes in connection with his housing reimbursement related to the period from his date of hire through May 31, 2010.

Change in Control and Termination Arrangements

Each of the named executive officers is subject to certain benefits upon a Change in Control and in connection with certain terminations of employment pursuant to their employment agreements and equity award agreements. Under their employment agreements, generally, in the event of an involuntary termination, the named executive officers are eligible for severance benefits. In the event of a Change in Control, pursuant to the stock option and RSU award agreements, a portion of any unvested awards may vest, with the number of accelerated awards depending on the amount of liquidity gained by the Oaktree Funds and the Apollo Funds in the Change in Control transaction. More detailed descriptions of the Change in Control and termination provisions of the employment agreements and stock option and RSU agreements (including certain contemplated amendments) are set forth below under the sections entitled “Potential Payments Upon Termination of Change in Control” and “Revised Compensation Plans.”

Summary Compensation Table for Fiscal Year 2010

The following table sets forth a summary of compensation with respect to our Named Executive Officers for the combined year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in pension value and nonqualified deferred compensation earnings ($) (5)		All other compensation ($) (6)	Total ($)
Steven J. Demetriou	2010	1,000,000		2,256,001	6,884,329	1,547,500	498		74,510	11,762,838
Chairman and Chief Executive Officer
Roelof IJ. Baan	2010	913,091		804,031	2,453,572	1,099,544	228,618		416,741	5,915,597
Executive Vice President and Chief Executive Officer, Europe and Asia (1)
Sean M. Stack	2010	400,000	200,000	718,318	2,191,981	464,290	0	(7)	29,599	4,004,188
Executive Vice President and Chief Financial Officer
Thomas W. Weidenkopf	2010	375,000		502,634	1,533,822	435,235			19,576	2,866,267
Executive Vice President Human Resources and Communications
Christopher R. Clegg	2010	350,000	200,000	502,634	1,533,822	406,219	490		19,582	3,012,747
Executive Vice President, General Counsel and Secretary
K. Alan Dick	2010	360,000		502,634	1,533,822	320,625	294		26,234	2,743,609
Executive Vice President, and President, Rolled Products North America

(1)	To convert compensation values to US$, the year to date average conversion rate, as determined by the foreign currency translation rates used by Aleris Finance (equaling .9615 US$ to 1 CHF for 2010), was applied to each payment.
(2)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718.
(3)	The amounts in this column represent the grant date fair value of the equity award calculated in accordance with FASB ASC Topic 718. The fair value of the stock options will likely vary from the actual value the holder may receive on exercise because the actual value depends on the number of options exercised and the market price of our Common Stock on the date of exercise. Details and assumptions used in calculating the grant date fair value of the stock options may be found in Note 13 to the Company’s audited consolidated financial statements included herein. Underlying figures do not reflect the adjustments in connection with the February Stockholder Dividend or the June Stockholder Dividend.
(4)	These numbers reflect in the aggregate the MIP Bonus payments paid with respect to the four quarters of 2010. For Mr. Demetriou and Mr. Stack, one half of the value of each quarterly bonus amount was converted into shares of Aleris Corporation common stock, after taking into account applicable taxes. As a result of this conversion, Mr. Demetriou and Mr. Stack were issued a total of 8,863 and 2,600 shares of Aleris Corporation common stock, respectively.
(5)	Entire amount represents change in value under the Cash Balance Plan. For additional information see the section entitled “Pension Benefits” below.

(6)	The Company provides limited perquisites to its executives. See the section entitled “Perquisites” above. The following table sets forth certain perquisites for 2010 and additional “other” compensation items, for the named executive officers. Amounts set forth in the table below represent actual costs, other than for parking. A specified number of parking spaces are allocated to us in the lease for our Beachwood location. The table sets forth the costs that would have been paid by the named executive officer for the parking spaces. Tax gross up payments are made to the named executive officers for club membership, annual physicals and financial planning services, as applicable.

	Annual Physical	Financial Planning	Supplemental Insurance	Parking	Automobile	Club Membership	Tax Gross Up	Spousal Travel and Entertainment (a)	Housing Allowance and Tax Gross Up	Total
Steven J. Demetriou	1,382	10,150	21,285	1,080		12,519	23,774	4,320		74,510
Roelof IJ. Baan (b)	14,268		12,923	1,846	47,724			1,344	338,636	416,741
Sean M. Stack	4,361	10,150		1,080			13,147	861		29,599
Thomas W. Weidenkopf		10,150		1,080			8,346			19,576
Christopher R. Clegg		10,150		1,080			8,224	128		19,582
K. Alan Dick	2,468	10,150		1,080			11,181	1,355		26,234

(a)	Amounts included in this column represent the incremental cost of our named executive officers’ spouses and guests participating in certain business-related entertainment events and travel in connection with such events. Where a spouse or guest traveled with a named executive officer utilizing a company-sponsored aircraft on an otherwise scheduled business flight, there was no incremental cost to the Company associated with the spouse or guests’ accompaniment. Where a spouse or guest traveled with a named executive officer utilizing commercial flights, the incremental cost has been calculated based on the actual cost to the Company of the ticket or related fees. With respect to entertainment expenses attributed to a named executive officer’s spouse, the incremental cost is calculated based on the cost of meals or individually-purchased event tickets that are attributable to the spouse or guest’s attendance.
(b)	For Mr. Baan, amounts have been converted from CFH, as described above. The amount listed under “Annual Physical” represents costs related to an annual physical for Mr. Baan in the United States, the amount listed under “Supplemental Insurance” represents approximately $1,077 per month paid by the Company for supplemental medical insurance for Mr. Baan and his dependents in Switzerland, the amount listed under “Automobile” represents approximately $3,977 per month car allowance and related costs, and the amount included in the Housing Allowance and Tax Gross Up column includes approximately $9,615 per month housing allowance and approximately $223,838 for a one-time tax gross-up payment related to the housing reimbursements paid from April 7, 2008–May 31, 2010.

(7)	The present value of accumulated benefits for Mr. Stack under the Cash Balance Plan decreased by $13.00.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table provides information concerning outstanding non-equity incentive plan awards as of December 31, 2010 and equity awards granted under the Equity Incentive Plan for each of the named executive officers. Actual payments in 2010 under the MIP, that are determinable at this time, are discussed above under the section entitled “Base Salary and Cash Bonus Awards” and included in the Summary Compensation Table.

			Estimated possible payouts under non-equity incentive plan awards
						All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Steven J. Demetriou	FMV Option	6/1/2010					325,423	29.76	4,972,463
	Premium Option	6/1/2010					81,356	44.64	1,030,781
	Super-Prem Option	6/1/2010					81,356	59.52	881,085
	RSU	6/1/2010				81,356			2,256,001
	MIP			1,000,000	2,000,000

Roelof IJ. Baan (1)	FMV Option	6/1/2010					115,981	29.76	1,772,190
	Premium Option	6/1/2010					28,995	44.64	367,367
	Super-Prem Option	6/1/2010					28,995	59.52	314,016
	RSU	6/1/2010				28,995			804,031
	MIP			685,119	1,370,238

Sean M. Stack	FMV Option	6/1/2010					103,615	29.76	1,583,237
	Premium Option	6/1/2010					25,904	44.64	328,204
	Super-Prem Option	6/1/2010					25,904	59.52	280,540
	RSU	6/1/2010				25,904			718,318
	MIP			300,000	600,000

Thomas W. Weidenkopf	FMV Option	6/1/2010					72,504	29.76	1,107,861
	Premium Option	6/1/2010					18,126	44.64	229,656
	Super-Prem Option	6/1/2010					18,126	59.52	196,305
	RSU	6/1/2010				18,126			502,634
	MIP			281,250	562,500

Christopher R. Clegg	FMV Option	6/1/2010					72,504	29.76	1,107,861
	Premium Option	6/1/2010					18,126	44.64	229,656
	Super-Prem Option	6/1/2010					18,126	59.52	196,305
	RSU	6/1/2010				18,126			502,634
	MIP			262,500	525,000

K. Alan Dick	FMV Option	6/1/2010					72,504	29.76	1,107,861
	Premium Option	6/1/2010					18,126	44.64	229,656
	Super-Prem Option	6/1/2010					18,126	59.52	196,305
	RSU	6/1/2010				18,126			502,634
	MIP			270,000	540,000

(1)	To convert compensation values to US$, year to date monthly average conversion rate, as determined by the monthly foreign currency translation rates used by Aleris finance, were applied to the MIP payment.

Outstanding Option Adjustment

In light of the February Stockholder Dividend and the June Stockholder Dividend as noted in the Compensation Discussion and Analysis, a special committee of the Board of Directors of Aleris Corporation and the Compensation Committee, respectively implemented appropriate and equitable adjustments to the number of shares that underlies each outstanding stock option and the exercise price applicable to each tranche in order to avoid a dilutive effect on the outstanding stock options. In this regard the number of shares underlying each stock option that was outstanding on the dividend record date was increased by dividing the number of shares for each outstanding option that were granted before the February Stockholder Dividend or the June Stockholder Dividend, as applicable, by an adjustment ratio, and the exercise price of each option was decreased by multiplying the exercise price that applied before the February Stockholder Dividend or the June Stockholder Dividend, as applicable, by the same adjustment ratio. The adjustment ratio was calculated based on the determination by the Board of Directors of Aleris Corporation of the fair market value of a share of Aleris Corporation common stock immediately before and after the payment of the February Stockholder Dividend or the June Stockholder Dividend, as applicable. As a result of applying this adjustment ratio, each FMV Stock Option, Premium Stock Option, or Super-Premium Stock Option that represented the right to buy one share of common stock before the February Stockholder Dividend was adjusted to represent the right to buy approximately 1.235 shares of common stock, and further adjusted to represent the right to buy 1.0615 shares of common stock in connection with the June Stockholder Dividend. The relevant exercise price of each FMV Stock Option, Premium Stock Option, and Super-Premium Stock Option has been adjusted to $24.10, $36.14, and $48.19, respectively in connection with the February Stockholder Dividend, and further adjusted to $22.70, $34.05, $45.40, respectively, in connection with the June Stockholder Dividend. The number of underlying shares and exercise prices of any other stock options that were granted prior to the record date of the February Stockholder Dividend and the June Stockholder Dividend were similarly adjusted. No adjustments were made to the number of shares of common stock available for grant under the Equity Incentive Plan, nor to the number of those shares that may be granted in the form of RSUs in connection with either the February Stockholder Dividend or the June Stockholder Dividend.

Employment Agreements

As of the Effective Date, the Company, together with Aleris Corporation, entered into employment agreements with each of our named executive officers. As originally executed, for the U.S.-based executives, including Messrs. Demetriou, Stack, Weidenkopf, Clegg and Dick, the term of these employment agreements commenced upon the Effective Date and generally terminates on the third anniversary of the Effective Date, except that each term shall be automatically extended for additional one-year periods unless either the executive or the Company provides notice within a specified time period (one year in the event of the Company’s election with respect to Mr. Demetriou and six months with respect to the other named executive officers and 90 days in the event of the executive’s election with respect to Mr. Demetriou and 60 days with respect to the other named executive officers) of its intent not to renew. The term of the employment agreement with Mr. Baan (who is based in Switzerland) continues indefinitely until his employment is terminated with at least two months notice, either by Aleris Corporation or by Mr. Baan. The notice period was reduced for all the executives (other than Mr. Baan) to 30 days as part of the amendments to be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, as more fully described below in the section entitled “Potential payments upon termination or change in control—Employment agreements.” The employment agreements provide for base salary, annual bonus opportunity and the grant of stock options and RSUs, as described herein. The named executive officers are entitled to participate in all employee benefit plans and programs of the Company and Aleris Corporation and in all perquisite and fringe benefits which are from time to time made available to senior employees by the Company and Aleris Corporation. Mr. Demetriou’s perquisites cannot be adversely changed (without his consent) for the three year period following the Effective Date from those he was entitled to receive as of the Effective Date. In addition, Mr. Demetriou and Mr. Stack agreed to purchase certain shares of Aleris Corporation common stock upon the Effective Date and executed a stockholders agreement in this regard, as described below. The employment agreements also set forth the rights and obligations of the named executive officer upon a termination of employment, which provisions have been amended to be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, as described below in the sections entitled “Potential Payments Upon Termination or Change in Control” and “Revised Compensation Plans.”

Stockholders Agreement

Prior to the completion of Aleris Corporation’s proposed initial public offering, if and when any of the stock options granted under the Equity Incentive Plan are exercised and when shares are issued pursuant to the settlement of RSUs granted under the Equity Incentive Plan, the named executive officers will automatically become a party to the Stockholders Agreement. The Stockholders Agreement provides that the holder of a shares may not, except in limited circumstances, transfer any of the shares of common stock that are acquired upon the exercise of stock options or settlement of RSUs. In addition, if (i) the Oaktree Funds propose to transfer more than 2% of their common stock to any person who is not an affiliate of the Oaktree Funds or the Apollo Funds, or (ii) if the Oaktree Funds transfer more than 5% of their common stock to the Apollo Funds and the Apollo Funds in turn transfer such shares to any person who is not an affiliate of the Apollo Funds within 90 days of receiving such shares from the Oaktree Funds, a notice will be issued to provide other stockholders, including the named executive officers with an opportunity to sell a proportionate number of shares to such person, based on such terms as may be set forth in that notice. Further, if stockholders holding a majority of the outstanding shares of common stock together propose to transfer, in one or a series of transactions, to either (i) a person who is not an affiliate of any of the stockholders in the group proposing such transfer, or (ii) a group that was established to purchase Aleris Corporation that includes any of the stockholders proposing the transfer or its affiliates, but only if such stockholders proposing the transfer control no more than 10% of the voting securities of such group, the group proposing the transfer will be able to require other stockholders, including the named executive officers, to transfer a proportionate number of their shares of common stock to such person or group. The Stockholders Agreement will terminate upon the consummation of Aleris Corporation’s proposed initial public offering and will no longer be applicable to shares issued upon the exercise or vesting of stock options or RSUs, respectively.

Outstanding Equity Awards as of December 31, 2010

The following table provides information concerning outstanding equity awards for purchase of shares of common stock of Aleris Corporation as of December 31, 2010 for each of the named executive officers. The number of securities underlying options and exercise prices below do not reflect the adjustments in connection with the February Stockholder Dividend and the June Stockholder Dividend.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Steven J. Demetriou	40,677	284,746	$29.76	6/1/2020
	10,169	71,187	$44.64	6/1/2020
	10,169	71,187	$59.52	6/1/2020
					71,187	$3,588,537

Roelof IJ. Baan	14,497	101,484	$29.76	6/1/2020
	3,624	25,371	$44.64	6/1/2020
	3,624	25,371	$59.52	6/1/2020
					25,371	$1,278,952

Sean M. Stack	12,951	90,664	$29.76	6/1/2020
	3,238	22,666	$44.64	6/1/2020
	3,238	22,666	$59.52	6/1/2020
					22,666	$1,142,593

Thomas W. Weidenkopf	9,063	63,441	$29.76	6/1/2020
	2,265	15,861	$44.64	6/1/2020
	2,265	15,861	$59.52	6/1/2020
					15,861	$799,553

Christopher R. Clegg	9,063	63,441	$29.76	6/1/2020
	2,265	15,861	$44.64	6/1/2020
	2,265	15,861	$59.52	6/1/2020
					15,861	$799,553

K. Alan Dick	9,063	63,441	$29.76	6/1/2020
	2,265	15,861	$44.64	6/1/2020
	2,265	15,861	$59.52	6/1/2020
					15,861	$799,553

Option Exercises and Stock Vested January 1—December 31, 2010

	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Steven J. Demetriou	0	$0.00	10,169	$407,034
Roelof IJ. Baan	0	$0.00	3,624	$145,066
Sean M. Stack	0	$0.00	3,238	$129,601
Thomas W. Weidenkopf	0	$0.00	2,265	$90,687
Christopher R. Clegg	0	$0.00	2,265	$90,687
K. Alan Dick	0	$0.00	2,265	$90,687

Pension Benefits

The following table provides information with respect to each pension plan that provides for payments or other benefits at, following or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the named executive officer’s accumulated benefit under the retirement plans, computed as of December 31, 2010. In making this calculation, we used the same assumptions that we use for financial reporting purposes, which include the following: (a) retirement age of 62 (the earliest allowable retirement age under the plan without a reduction in benefits); (b) discount rate of 5.20%; (c) cash balance interest crediting rates of 2.09% for 2010 and 3.50% for periods after 2010; and (d) a lump sum form of payment.

Name	Plan Name	Number of Years credited service (#)	Present value of accumulated benefit ($)
Steven J. Demetriou	Cash Balance Plan	2.6	30,873
Roelof IJ. Baan	Swiss Pension Plan	2.7	556,695
Sean M. Stack	Cash Balance Plan	2.6	17,220
Christopher R. Clegg	Cash Balance Plan	2.5	28,263
K. Alan Dick	Cash Balance Plan	8.2	53,138
Thomas W. Weidenkopf	None

As former Commonwealth Industries, Inc. (a predecessor company to Old AII, Inc.) employees, Messrs. Demetriou, Stack, Clegg and Dick are participants in the Cash Balance Plan, which was previously a plan of that predecessor entity. The Cash Balance Plan is a qualified defined benefit plan under the Internal Revenue Code. Participants’ benefits are determined on the basis of a notional account. Accounts are credited with pay credits between 3.5% and 8.0% of earnings for each year of credited service based on the participant’s age. Interest is credited based on applicable rates of interest on U.S. Treasury bonds. Compensation and benefits are limited to applicable IRC limits. Pay credits were ceased effective January 1, 2007.

Benefits are available to participants as either an annuity or lump sum with an equivalent value to the participant’s account at the time of distribution. Normal retirement is age 65 and unreduced benefits are available at age 62. Benefits are available at earlier ages as long as the participant is vested in the plan. Three years of service is required for vesting. Earnings include base pay and annual incentive payments. The value of stock options and other long-term compensation items are not included.

The plan provides grandfathered benefits to certain participants based on a previous plan benefit formula. None of our named executive officers are eligible for these benefits. Benefit accruals in this plan were frozen effective December 31, 2006 for all participants including the named executive officers. However, the plan was retroactively amended in February 2009, resulting in adjusted account balances which impacted all plan participants by increasing the applicable interest crediting rate during 2009 and 2010 and additionally impacted Mr. Demetriou and Mr. Clegg by having an amount attributed to the accounts of participants aged 47-49 to reflect an increased benefit credit back to 2002.

Mr. Baan is not a participant in the Cash Balance Plan. He participates in the Swiss Pension Plan, a plan operated in accordance with applicable Swiss Law. The Swiss Pension Plan provides Mr. Baan with a cash-balance type benefit upon his retirement, whereby, at the participant’s normal retirement date at age 65, he is eligible for an annuity based on his account balance at the time. Under the terms of the plan and Mr. Baan’s employment agreement, service credits of 25% of Mr. Baan’s base salary are contributed annually to the Swiss Pension Plan, and all such contributions are paid by the Company, which includes a mandated contribution under Swiss law. Interest credits are also given on the account balance. No further contributions or interest credits are provided after retirement. In order to calculate the present value for Mr. Baan’s accumulated benefit, the following assumptions were applied: interest crediting rates on the mandated and supplemental accounts of 2.0% and 2.25%, respectively, a retirement age of 65 and a discount rate of 2.77%.

Nonqualified Deferred Compensation

The following table provides information with respect to the Aleris Deferred Compensation & Retirement Benefit Restoration Plan (the “Deferred Compensation Plan”). The amounts shown include distributions of amounts that were deferred in prior years and which were distributed on June 25, 2010 as a result of our emergence from bankruptcy. None of the named executive officers has elected to defer any payments in 2010.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Steven J. Demetriou			5,508	79,875	0
Roelof IJ. Baan					0
Sean M. Stack					0
Thomas W. Weidenkopf					0
Christopher R. Clegg				12,526	0
K. Alan Dick				13,776	0

The named executive officers based in the United States are eligible to participate in the Deferred Compensation Plan that benefits only a select group of United States management employees. The Deferred Compensation Plan uses a hypothetical account for each participant who elects to defer income. The participant selects investment funds from a broad range of options. Earnings and losses on each account are determined based on the performance of the investment funds selected by the participant. A participant may elect to defer a minimum of 10% but not more than 50% of his annual base compensation and between 10–95% of his bonus awarded pursuant to the MIP as compensation deferrals. In addition, the participant may elect to defer between 1–5% percent of his annual base compensation and between 1–5% of his bonus awarded pursuant to the MIP as restoration deferrals. With respect to amounts contributed to the plan by the participant as restoration deferrals the Company provides certain matching contributions and employer contributions. No such deferrals were elected by the named executive officers in 2010. Distributions under the Deferred Compensation Plan may be made as a single lump sum, on a fixed date or schedule, or in equal installments over periods of five or ten years, depending on distribution’s triggering event and the participant’s elections, in compliance with the election and timing rules of Internal Revenue Code Section 409A.

Our emergence from bankruptcy was considered a “change in control” under the Deferred Compensation Plan and therefore payments of the named executive officers’ account balances were triggered by this event. As a result, the full amount of the named executive officers’ benefit under the Deferred Compensation Plan immediately prior to the Effective Date was paid to the named executive officer who participated in the Deferred Compensation Plan on June 25, 2010.

Potential Payments Upon Termination or Change in Control

As discussed in the Compensation Discussion and Analysis, the named executive officers are eligible for severance benefits under their employment agreements, as described below, in the event of certain termination of employment events. In addition, certain provisions are trigged pursuant to the stock option and RSU award agreements in the event of a Change in Control or termination of employment.

The payments and benefits to which the named executive officers would be entitled in the event of certain termination of employment events, or as a result of a Change in Control, are set forth in the table below, assuming the event occurred on December 31, 2010. For this purpose, we have assumed a value per share of Aleris Corporation common stock of $50.41. Details regarding these payments and benefits are described following the table.

	Termination by Co. for Cause or by Exec. without Good Reason	Termination by Co. without Cause or by Exec. for Good Reason		Death or Disability		Change in Control
	Payment ($)	Cash and Benefits (1) ($)	Value of Equity Acceleration ($)	Cash and Benefits ($)	Value of Equity Acceleration ($)	Value of Equity Acceleration (2) ($)
Steven J. Demetriou	0	4,600,000	4,918,336	1,000,000	0	9,836,672
Roelof IJ. Baan	0	2,700,018	1,168,653	658,541	0	3,505,888
Sean M. Stack	0	1,230,000	1,044,026	300,000	0	3,132,014
Thomas W. Weidenkopf	0	1,153,125	730,548	281,250	0	2,191,600
Christopher R. Clegg	0	1,076,250	730,548	262,500	0	2,191,600
K. Alan Dick	0	1,107,000	730,548	270,000	0	2,191,600

(1)	The amount of Cash and Benefits in the event of a termination by the Company without Cause or by the Executive for Good Reason includes the payment of 1.5 years (2 years for Mr. Demetriou) of the executive’s base salary and bonus amount (calculated under the terms of each executive’s employment agreement assuming the termination occurred on December 31, 2010) plus an estimated value of continued medical benefits for the same period.
(2)	The Change in Control equity valuation assumes that the Oaktree Funds and the Apollo Funds would reduce their combined common stock interest by more than 75%, triggering the full vesting of outstanding equity awards.

Employment Agreements

Under the terms of the employment agreements, the executive officers’ employment may be terminated at any time by either party, subject to certain notice provisions and severance obligations in the event of certain specified terminations. The payments and benefits upon each termination of employment scenario as described herein (other than accrued benefits) are generally conditioned upon the execution of a general release of claims against the Company and the executive’s compliance with certain restrictive covenants discussed below.

Upon a termination without Cause or for Good Reason (each as defined below):

Mr. Demetriou would receive under his original agreement, without regard to amendments effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering:

•	accrued benefits;

•	any earned annual bonus for the prior year to the extent not yet paid;

•

a cash severance payment equal to (a) in the event termination occurs on or prior to the first anniversary of the Effective Date, two times the sum of his base salary and target bonus, or (b) in the event termination occurs subsequent to the first anniversary of the Effective Date, the product of (1) the sum of his base salary and the average bonus paid for the two most recent calendar years (provided that for these purposes, Mr. Demetriou will be deemed to have earned an annual bonus of $1,000,000 for each of 2009 and 2010), and (2) the greater of (x) one and (y) a fraction, the numerator of which is the number of days from the date of termination through the expiration date of the then-outstanding term and the denominator of which is 365, in each case, payable in substantially equal installments consistent with the Company’s payroll practices over a period of two years following the date of termination; and

•

continuation of all medical benefits for (a) in the event termination occurs on or prior to the first anniversary of the Effective Date, two years, or (b) in the event termination occurs subsequent to the first anniversary of the Effective Date, the greater of (1) 12 months and (2) the period of time from the date of termination through the expiration date of the then-outstanding term.

For Mr. Demetriou the timing of severance payments in connection with an involuntary termination following a Change in Control and the period of severance generally will be amended to be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering.

Each of the other named executive officers would receive under his original agreement without regard to amendments effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering:

•	accrued benefits;

•	any earned annual bonus for the prior year to the extent not yet paid;

•

a cash severance payment equal to 1.5 times the sum of his base salary and average earned bonus for the two most recent calendar years (provided that for these purposes, the executive will be deemed to have an annual bonus for each of 2008, 2009, and 2010 equal to their target bonus as in effect on the Effective Date), payable in substantially equal installments consistent with the Company’s payroll practices over a period of 18 months following the date of termination; and

•	continuation of all medical benefits for 18 months.

The timing of severance payments in connection with an involuntary termination following a Change in Control will be amended to be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering.

Upon a termination by the Company for Cause or by the named executive officer without Good Reason, the named executive officer would only receive his or her accrued benefits. Upon a termination due to the named executive officer’s death or disability, the named executive officer (or his or her estate) would receive:

•	accrued benefits;

•	any earned annual bonus for the prior year to the extent not yet paid; and

•	a pro-rata bonus determined based on the named executive officer’s target bonus adjusted for the number of days the named executive officer was employed during the calendar year.

In each of the named executive officer’s employment agreements, “Cause” is defined to mean the occurrence of any of the following, if the executive has not cured such behavior, where applicable, within 30 days after receiving notice from the Company:

•	a material breach of the employment agreement;

•	other than as a result of physical or mental illness or injury, continued failure to substantially perform his duties;

•	gross negligence or willful misconduct which causes or reasonably should be expected to cause material harm to the Company or Aleris Corporation or their subsidiaries;

•	material failure use best reasonable efforts to follow lawful instructions of the Company’s Board of Directors or, for the named executive officers other than Mr. Demetriou, his direct supervisor; or

•	an indictment for, or plea of nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude.

“Good Reason” is defined to mean the occurrence of any of the following, without the named executive officer’s prior written consent, if the Company has not cured such behavior within 60 days after receiving notice from the executive:

•	a material reduction in base salary or annual bonus opportunity;

•	a material diminution in position, duties, responsibilities or reporting relationships;

•	a material breach by the Company or Aleris Corporation of any material economic obligation under the employment agreement or stock option or RSU award agreements; or

•	a change of principal place of employment to a location more than seventy-five miles from such principal place of employment as of the Effective Date.

In the original employment agreements, for the U.S.-based executives, if the Company elects not to renew the named executive officer’s employment at the end of the then-outstanding term in accordance with the terms of the employment agreement (which requires the Company to provide at least twelve months notice to Mr. Demetriou and at least six months notice to the other named executive officers), the named executive officer would be entitled to receive: (i) accrued benefits; and (ii) a cash non-renewal payment equal to the sum of the named executive officer’s base salary and average earned bonus for the two most recent calendar years, payable in substantially equal installments consistent with the Company’s payroll practices over the twelve month period following the date of termination. In June 2011 the Board of Directors of Aleris Corporation approved amendments to these notice provisions, to be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering and as further described below.

If the named executive officer elects not renew his employment agreement at the end of the then-outstanding term in accordance with the terms of the employment (which require him to provide 90 days notice in the case of Mr. Demetriou and 60 days notice in the case of the other named executive officers), the named executive officer would be entitled to receive: (i) accrued benefits; (ii) a pro-rata bonus determined based on the bonus he would have received for that year if termination had not occurred and the number of days that the executive was employed during the calendar year. The term of the employment agreement with Mr. Baan (who is based in Switzerland) continues indefinitely until his employment is terminated with at least two months notice, either by Aleris Corporation or by Mr. Baan. This provision was not amended by the Board of Directors of Aleris Corporation.

Under the employment agreements, each named executive officer agrees to be bound by certain restrictive covenants, including a confidentiality provision. Each employment agreement also obligates the named executive officer to agree to not (i) solicit, hire, or encourage any such person to terminate employment with the Company or its affiliates, anyone employed by the Company within six months of such hiring date, for a period of two years for Mr. Demetriou and 18 months for the other named executive officers, in each case, following his termination; (ii) compete with the Company for a period of two years for Mr. Demetriou and 18 months for the other named executive officers, in each case, following his termination; and (iii) defame or disparage the Company, its affiliates and their respective officers, directors, members and executives. The Board of Directors of Aleris Corporation has approved amendments to Mr. Demetriou’s employment agreement effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, to provide that Mr. Demetriou will receive 24 months of severance payments and benefits after a termination by the Company without Cause, or by Mr. Demetriou for Good Reason (as such terms are described in his employment agreement) or on a nonrenewal, even if the termination is after the first anniversary of the Effective Date of his employment agreement and regardless of the number of months remaining in the term of his employment agreement. The Company will be required to provide only a 30 day notice of nonrenewal of the employment agreement, instead of a one year notice. The severance payments will be made in equal installments over the 24 month severance period; however, in the event that such termination occurs in contemplation of a Change in Control or during the 12 months following a Change in Control (as defined in the 2011 Equity Incentive Plan), severance payments will be made in a lump sum to the extent allowable under Section 409A of the Code.

The Board of Directors of Aleris Corporation also approved an amendment to the employment agreements for Messrs. Stack, Clegg, Dick and Weidenkopf, effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering such that the notice period for a non-renewal of the agreement by the Company is shortened from 6 months to 30 days and the severance benefit the executive is entitled to receive in such event is adjusted to take into account the shortened notice period. Under the amended agreement, each executive would receive 18 months of severance on a nonrenewal, which coincides with the amount of severance he is currently entitled to receive after a termination of employment without Cause or by the executive for Good Reason (as such terms are described in each executive’s employment agreement). The severance payments will be made in equal installments over the 18 month severance period; however, the Board of Directors of Aleris Corporation also approved an amendment to the employment agreements for Messrs. Stack, Clegg, Baan, Dick and Weidenkopf, effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering that in the event such termination occurs in contemplation of a Change in Control or during the 12 months following a Change in Control (as defined in the 2011 Equity Incentive Plan), severance payments will be made in a lump sum to the extent allowable under Section 409A of the Code or would be allowable if Section 409A of the Code was applicable.

Equity Award Agreements

Under the Equity Incentive Plan and equity award agreements, upon a Change in Control, each tranche of the named executive officer’s stock option and the RSUs would vest to the extent necessary to make the aggregate percentage of all three tranches of the stock option and the RSUs that have become vested as of the date of such Change in Control at least equal to the percentage by which the Oaktree Funds and the Apollo Funds have reduced their combined common stock interest in Aleris Corporation. The remaining unvested tranches would continue to vest in their accordance with their terms. If the Oaktree Funds and the Apollo Funds’ combined common stock interest in Aleris Corporation is reduced by 75% or more, then all three tranches of the stock option and the RSUs will fully vest. The applicable percentage will be measured by comparing the number of shares held collectively by the Oaktree Funds and the Apollo Funds as of the Effective Date and still held by them immediately following the Change in Control to the number of shares they held on the Effective Date (to be adjusted for stock splits, stock dividends and similar events). In June 2011, the Board of Directors of Aleris Corporation approved an amendment to the equity award agreements to provide that, effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, outstanding awards will be subject to the terms of the 2011 Equity Incentive Plan, as described below under the heading “Revised Compensation Plans.”

Upon a voluntary termination of employment by the named executive officer without Good Reason, the named executive officers would forfeit all unvested options and RSUs immediately and would have the lesser of

90 days or the remaining term to exercise all vested options. Upon a termination of employment by the Company for Cause, the named executive officer would forfeit all options (whether vested or unvested) and unvested RSUs. Upon a termination of employment by the Company without Cause or by the named executive officer for Good Reason (including due to the non-extension of his employment term by the Company), each tranche of unvested options and all RSUs would become immediately vested with respect to (1) for Mr. Demetriou, 50%; and (2) for each other named executive officer, 33%, in each case, of the then unvested options that have not previously been vested or remaining RSUs, respectively. The named executive officer would then have six months to exercise all vested options. If the named executive officer’s employment is terminated as a result of death or disability, all unvested options and RSUs would be forfeited immediately and the named executive officer would have the shorter of one year or the length of the remaining term to exercise all vested options.

Director Compensation

During the period January 1, 2010 through May 31, 2010, immediately prior to our emergence from bankruptcy, the Board of Directors of Old AII, Inc. included Steven J. Demetriou, Dale V. Kesler, Paul E. Lego and J. Steven Whisler. Mr. Demetriou did not receive any compensation for his services as a director. Messrs. Kesler, Lego and Whisler received cash retainers of $20,000 for the first quarter and $13,333 for the portion of the second quarter up to the time of emergence. In addition, Mr. Kesler and Mr. Lego received $6,250 and $2,133, respectively, for their services on certain committees. Mr. Whisler received the same cash retainer amounts as Mr. Kesler and Mr. Lego, but no committee fees. These amounts are reflected in the Director Compensation Table below.

After his tenure as a director ended on May 31, 2010, Mr. Kesler entered into a Consulting Services and Non-Competition Agreement on June 1, 2010, to provide advisory services related to the oversight of the Company financial function and internal auditing processes. For these consulting services, Mr. Kesler received a fee of $7,917 per month for the period beginning June 1 through December 31, 2010. This agreement has subsequently been extended and will continue through June 30, 2011. Under the consulting arrangement Mr. Kesler received $55,419 through December 31, 2010.

On June 1, 2010, Messrs. Kesler, Lego and Whisler resigned from the Old AII, Inc. Board. Also on June 1, 2010, as part of our emergence from bankruptcy, the following individuals were appointed by the Oaktree Funds as our new directors: Kenneth Liang, Scott Graves, Brian Laibow and Ara Abrahamian (collectively referred to as the “Oaktree Directors”). On July 30, 2010, G. Richard Wagoner, Jr. joined the Board as an “outside” director, meaning that he is not affiliated with our principal stockholders. On September 1, 2010 Christopher M. Crane also joined the Board as an additional “outside” director. In addition, in January 2011, Lawrence Stranghoener joined the Board as another “outside” director and Emily Alexander, who is affiliated with the Oaktree Funds, also became a director.

Each of the directors has received an equity award as a portion of their compensation for services as a director. These awards, consisting of stock options, RSUs and/or restricted stock are indicated in the table below. In addition to the equity grants, in September 2010, the Board of Directors of Aleris Corporation approved payment of a $50,000 annual cash retainer, payable in equal installments at the end of each calendar quarter with respect to service on the Board of Directors and the Board of Directors of Aleris Corporation. For each of the Oaktree Directors, all cash and non-cash compensation paid to the Oaktree Director with respect to their service as one of our directors is turned over to an Oaktree affiliate pursuant to an agreement between the Oaktree Funds and the Oaktree Director as part of his or her employment with the Oaktree Funds.

The following table sets forth a summary of compensation with respect to our directors’ service on the Board of Directors and the Board of Directors of Aleris Corporation, for the combined year ended December 31, 2010 (the table does not include Mr. Stranghoener and Ms. Alexander because they did not serve on the Board of Directors in the 2010 fiscal year):

Director Compensation—January 1–December 31, 2010

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)		Total ($)
Pre-Emergence Directors
Dale Kesler (1)(2)	39,583						39,583
Paul Lego (1)	35,417						35,417
J. Steven Whisler (1)	33,333						33,333
Post-Emergence Directors
Oaktree Directors (3)	25,000	(4)	121,320	(5)	248,760	(5)	395,080
Kenneth Liang
Scott Graves
Brian Laibow
Ara Abrahamian
G. Richard Wagoner, Jr. (6)			757,000	(6)			757,000
Christopher M. Crane (7)	12,500	(7)	113,550	(7)	223,080	(7)	349,130

(1)	Dale Kesler, Paul Lego and J. Steven Whisler served as directors of Old AII, Inc., and resigned on June 1, 2010. Compensation above corresponds to the period January 1–May 31, 2010.
(2)	Dale Kesler entered into a consulting arrangement with us on June 1, 2010. From June 1–December 31, 2010, he received $55,419. These payments were not with respect to his services as a director of Old AII, Inc.
(3)	Messrs. Kenneth Liang, Scott Graves, Brian Laibow and Ara Abrahamian have been appointed to the Board of Directors by the Oaktree Funds. All remuneration paid to the Oaktree Directors is turned over to an affiliate of Oaktree and is not kept by the individual.
(4)	Payment represents two quarters of cash retainer fees for the Oaktree Directors.
(5)	The Oaktree Directors each received, on November 1, 2010, grants of 3,000 RSUs and stock options to acquire 12,000 shares of Aleris Corporation common stock, with an exercise price equal to the fair market value of a share of Aleris Corporation common stock on the date of grant. The restrictions will lapse on the RSUs and the options vest as to six and one-quarter percent (6.25%) of the total RSUs and stock options, on each quarterly anniversary of the Effective Date (i.e. June 1, 2010) during the four year period following the Effective Date. These awards represent the full amount of equity awards that have been awarded with respect to the Oaktree Directors.
(6)	G. Richard Wagoner, Jr. became a director on July 30, 2010. Upon his election to the Board of Directors, Mr. Wagoner received, on July 30, 2010, 20,000 shares of restricted stock of Aleris Corporation. The restrictions will lapse on the restricted stock as to six and one-quarter percent (6.25%) of the total restricted stock, on each quarterly anniversary of the date of grant during the four year period following the date of grant. This award represents the full amount of equity awards that have been awarded to Mr. Wagoner.
(7)	Christopher M. Crane became a director on September 1, 2010. Upon his election to the Board of Directors, Mr. Crane received, on September, 1, 2010, grants of 3,000 RSUs and stock options to acquire 12,000 shares of Aleris Corporation common stock, with an exercise price equal to the fair market value of a share of Aleris Corporation common stock on the date of grant. The restrictions will lapse on the RSUs and the options vest as to six and one-quarter percent (6.25%) of the total RSUs and stock options, on each quarterly anniversary of the date of grant during the four year period following the date of grant. These awards represent the full amount of equity awards that have been awarded to Mr. Crane. Mr. Crane has also been granted the right to receive a cash retainer fee of $50,000, payable in equal quarterly installments. As of December 31, 2010, Mr. Crane has been paid one such installment.

With respect to all of the equity awards, the following terms generally apply:

•

Generally directors do not have any rights with respect to the shares underlying their RSUs until each RSU becomes vested and the director is issued a share of common stock in settlement of the RSU; however, the RSUs granted to the directors include a dividend equivalent right, pursuant to which the director is entitled to receive, for each RSU, a payment equal in amount to any dividend or distribution made with respect to a share of common stock, at the same time as the dividend or distribution is made to the shareholders generally.

•	The RSUs will be settled through the issuance of shares of Aleris Corporation common stock equal to the number of RSUs that have vested.

•

If the stockholders of Aleris Corporation do not reelect or reappoint a director to the Board of Directors of Aleris Corporation and the Company prior to the end of the four year period, all restrictions will lapse with respect to restricted stock or and all RSUs will vest. If board service ceases for any other reason, all unvested restricted shares or RSUs are forfeited.

•

In the event of, among other events, an extraordinary distribution, stock dividend, recapitalization, stock split, reorganization, merger, spin-off or other similar transaction, the Board of Directors of Aleris Corporation shall make appropriate and equitable adjustments to the number, exercise price, class and kind of shares or other consideration underlying awards that have been granted under the Equity Incentive Plan, including the stock options and restricted stock awarded to directors.

•

Stock options may terminate prior to the scheduled vesting when board service ends. The unvested portion of the stock option will terminate, and the vested portion of the stock option will terminate as follows: (1) if the shareholders of Aleris Corporation do not reelect or reappoint the director to the Board of Directors of Aleris Corporation and the Company or the director is removed from service on the Board of Directors of Aleris Corporation and the Company, the stock options will terminate six months after service ends; (2) if the board service ends due to death, the stock option will terminate twelve months after the date of death; and (3) if the board service ends for any other reason, the stock option will terminate 90 days after service ends.

•

After service ends, Aleris Corporation has the right, but not the obligation, to purchase any shares acquired by the director upon lapsing of restrictions on restricted stock or restricted stock units or exercise of the stock options. The call right may be exercised, in whole or in part, from time to time and the individual will be paid the fair market value of the shares on the call settlement date.

•

If a director is serving on the Board of Directors of Aleris Corporation at the time of a Change in Control, his or her then restricted shares, RSUs or stock options will vest to the extent necessary to make the cumulative percentage of the award granted that has become vested as of such Change of Control at least equal to the percentage by which the Oaktree Funds and the Apollo Funds have reduced their combined common stock interest in Aleris Corporation. If the Oaktree Funds’ and the Apollo Funds’ combined common stock interest in Aleris Corporation is reduced by 75% or more, then all stock options and the RSUs will fully vest. The applicable percentage will be measured by comparing the number of shares acquired by the Oaktree Funds and the Apollo Funds on the Effective Date and still held by them immediately following the Change in Control to the number of shares they held as of the Effective Date (to be adjusted for stock splits, stock dividends, and similar events). In June 2011, the Board of Directors of Aleris Corporation approved an amendment to the Equity Award Agreements to provide that, effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, outstanding awards will be subject to the terms of the 2011 Equity Incentive Plan, as described under the heading “Revised Compensation Plans.”

Revised Compensation Plans

Summary of Amendments

In connection with this initial public offering, the Board of Directors of Aleris Corporation has determined that it is desirable to amend and restate the Equity Incentive Plan, and to amend and restate the MIP, and amend the stock option and RSU agreements with respect to all outstanding awards, in each case to update certain provisions of these arrangements to reflect Aleris Corporation’s proposed initial public offering. Each of these changes will be effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering.

The material amendments to the Equity Incentive Plan are as follows:

•	Restating the plan and renaming it the Aleris Corporation 2011 Equity Incentive Plan;

•	Increasing the number of shares authorized for issuance to reflect 4% of common stock outstanding;

•

Updating the definition of Initial Investor so that an Initial Investor (referring to the Oaktree Funds, Apollo and their respective affiliates) ceases to be considered an Initial Investor once its ownership drops below 7.5% of the Voting Securities, and so that the term Initial Investor does not include an affiliate that is a person participating in the metals industry upon completion of Aleris Corporation’s proposed initial public offering, which affects when a Change in Control is triggered;

•

Incorporating various provisions and performance criteria related to performance-based awards for future use in compliance with Section 162(m) of the Code and currently included in the MIP for consistency;

•	Modifying provisions regarding the transferability of awards based on public company status;

•	Updating certain administrative provisions regarding amendments, termination and administration; and

•	Eliminating the ability to provide awards under the Plan to consultants.

With respect to the MIP, Aleris Corporation is adopting an amended and restated plan, where the material amendments are as follows:

•	Restating the plan at the Company level and renaming it the Aleris Corporation 2011 Management Incentive Plan;

•	Updating the definition of Change of Control to conform to the 2011 Equity Incentive Plan;

•	Updating the performance objective metrics that may be used for future bonus awards to conform to the performance-based grant features under the 2011 Equity Incentive Plan;

•	Incorporating various provisions related to performance-based awards for future use in compliance with Section 162(m) of the Code; and

•	Providing for pro-rated awards in event of participant’s death, disability or retirement based on actual performance at end of the relevant performance cycle.

With respect to the grants of stock options, RSUs and/or restricted stock to the named executive officers, other key employees, and directors (referred to collectively as the “Equity Awards”) the material amendments to the award agreements are as follows:

•	eliminating the requirement to sign a stockholders agreement when the RSUs and restricted stock vests or stock options are exercised;

•	providing that the Equity Awards are subject to the 2011 Equity Incentive Plan (described below), including the revised definition of Change in Control;

•	eliminating references that are generally specific to companies that are privately held; and

•

with respect to the RSU award agreements for Mr. Demetriou and Mr. Stack, providing for the identical rights as other named executive officers which allow the executive to net settle the RSUs upon vesting.

Description of 2011 Equity Incentive Plan

The Equity Incentive Plan was established on June 1, 2010 to attract, retain, incentivize and motivate officers and employees of, consultants to, and non-employee directors providing services to Aleris Corporation and its subsidiaries and affiliates and to promote the success of Aleris Corporation by providing such participating individuals with a proprietary interest in the performance of Aleris Corporation. To date, Aleris Corporation has granted awards of stock options and RSUs pursuant to the Equity Incentive Plan. In connection with Aleris Corporation’s proposed initial public offering, the Board of Directors of Aleris Corporation intends to adopt, effective immediately prior to the effectiveness of the proposed initial public offering, the amended and restated Equity Incentive Plan and to rename the plan as the 2011 Equity Incentive Plan (the “2011 Equity Incentive Plan”). The purpose of the 2011 Equity Incentive Plan has the same purpose as the Equity Incentive Plan, except that consultants will no longer be eligible participants.

Stock Subject to 2011 Equity Incentive Plan. Effective immediately prior to the effectiveness of Aleris Corporation’s proposed initial public offering, the Board of Directors of Aleris Corporation has reserved                  shares of Aleris Corporation common stock for issuance under the 2011 Equity Incentive Plan, including                  shares to reflect the June Stockholder Dividend. Of the total authorized shares, 3,408,938 shares were authorized for issuance under the 2010 Equity Incentive Plan, including 480,128 shares to reflect the February Stockholder Dividend. In June 2011, the Board of Directors approved the addition of 899,347 shares, which together with the 536,573 shares that had not previously been the subject of an award, results in 1,435,920 shares for grants pursuant to the 2011 Equity Incentive Plan (without taking into account forfeitures and shares used for withholding taxes).

Administration. The 2011 Equity Incentive Plan is administered by Board of Directors of Aleris Corporation, or at its election, a committee of the Aleris Corporation’s Board of Directors, which is currently the Aleris Corporation’s Compensation Committee. The Committee currently includes two members who are “independent” as defined by applicable New York Stock Exchange and Securities and Exchange Commission rules, and all members of the current Committee would be considered “nonemployee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as well as “outside directors” within the meaning of Section 162(m) of the Code with respect to Awards intended to qualify under those rules and regulations. The Committee may delegate to the chief executive officer the authority to make awards to participants who are not executive officers of the Company. The Committee may construe and interpret and correct defects, omissions and inconsistencies in the 2011 Equity Incentive Plan and agreements relating thereto. The Committee will have full authority and sole discretion to take all actions it deems necessary or advisable for the administration and operation of the 2011 Equity Incentive Plan, including, without limitation, the authority and discretion to (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares of Aleris Corporation common stock to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with awards; (iv) determine the terms and conditions of any award, including, without limitation, and as applicable, the exercise price, vesting schedules, conditions relating to exercise and termination of the right to exercise; (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares of Aleris Corporation common stock or other class of shares or other securities, other awards or other property, or canceled, forfeited or suspended and the method or methods by which awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares of Aleris Corporation common stock, other securities, other awards, other property and other amounts payable with respect to an award will be deferred, either automatically or at the election of the holder thereof or the Committee; (vii) interpret, construe, administer, reconcile any inconsistency, resolve any ambiguity, correct any defect and/or supply any omission in the provisions of the 2011 Equity Incentive Plan, any agreement relating to an award or any award or any instrument or agreement relating to the 2011 Equity Incentive Plan; (viii) review any decisions or actions made or taken by any Committee in connection with any award or the operation, administration or interpretation of the 2011 Equity Incentive Plan; (ix) accelerate vesting or exercisability of, or otherwise waive any requirements or conditions applicable to, any award; (x) extend the term or any period of exercisability of any award; (xi) modify the purchase price or exercise price under any award; and (xii) otherwise amend an award in whole or in part from time-to-time as the Committee determines, to be necessary or appropriate to conform such award to, or as required to satisfy, any legal requirement (including without limitation the provisions of Section 162(m) and 409A of the Code).

Awards under the 2011 Equity Incentive Plan. Awards under the 2011 Equity Incentive Plan (“Awards”) may consist of non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock (including performance-based restricted stock), performance shares, performance units and other stock-based awards. No Awards may be made under the 2011 Equity Incentive Plan after the tenth anniversary of the adoption of the 2011 Equity Incentive Plan by the Board of Directors of Aleris Corporation. The full number of shares of Aleris Corporation common stock authorized under the 2011 Equity Incentive Plan may be used for any type of Award, including stock options.

Option Grants. Stock options granted under the 2011 Equity Incentive Plan are non-qualified stock options subject to the terms and conditions determined by the Committee and set forth in the applicable stock option agreement. The exercise price of a non-qualified stock option may not be less than 100% of the fair market value of Aleris Corporation common stock at grant and its term may not exceed 10 years from the date of grant. So long as Aleris Corporation common stock remains listed on a national securities exchange, “fair market value” is the closing price reported on the primary exchange with which Aleris Corporation common stock is listed. The 2011 Equity Incentive Plan does not provide for automatic reload or restoration stock options.

Stock Appreciation Right. A stock appreciation right is the right to receive the difference, either in cash or in Aleris Corporation common stock, between the fair market value of a share of Aleris Corporation common stock as of the date of exercise and as of the date of award.

In the case of both stock options and stock appreciation rights, the Committee may provide the awards are subject to vesting requirements, and, if so, the Committee may also determine to waive any vesting requirements to allow for an earlier exercise of the award. Unless otherwise determined by the Committee, except in certain limited circumstances, no stock option or stock appreciation right may be transferred by the recipient other than by will or the laws of descent and distribution.

Restricted Stock and Restricted Stock Units. Restricted Stock are shares of Aleris Corporation common stock awarded subject to such transferability restrictions and other terms and conditions as the Committee may determine, including purchase price (if any), restriction period, vesting schedule (including whether restrictions lapse upon termination of employment) and requirement of attainment of performance goals. The Committee may, in its discretion, provide for the lapse, acceleration or waiver of any restrictions, in whole or in part. The participant does not have the rights of a stockholder with respect to the shares of restricted stock, unless the Committee determines otherwise at the time of the Award.

Each RSU is the right to receive on the vesting date one share of Aleris Corporation common stock or the equivalent cash value (as determined by the Committee). The participant does not have the rights of a stockholder with respect to the RSUs until a share is actually issued upon settlement of the vested RSU. However, at the discretion of the Committee or as provided in the RSU award agreement, RSU award holders may be entitled to certain dividend equivalent rights with respect to each RSU in the event that some types of dividends are paid to the holders of Aleris Corporation common stock. RSUs also may be subject to such restrictions and other terms and conditions as the Committee may determine.

Restricted stock awards intended to meet the requirements of Section 162(m) of the Code are referred to as “performance-based restricted stock,” and will have the material terms described below under “Performance-Based Compensation.” Unless otherwise provided by the Committee with respect to performance-based restricted stock, two or more performance periods, as described below, may overlap, but no two performance cycles may consist entirely of the same period.

Performance Units and Performance Shares. A performance unit is the right to receive a fixed dollar amount in cash for Aleris Corporation common stock based on the attainment at the end of a performance cycle (determined by the Committee) of such performance goals or based on other factors or criteria as the Committee determines. A performance share is the right to receive Aleris Corporation common stock or cash of an equivalent value at the end of a specified performance cycle (determined by the Committee), based on the attainment during that performance cycle of such performance goals or based on other factors or criteria as the Committee determines. Unless otherwise determined by the Committee, a participant is not entitled to receive dividends on Aleris Corporation common stock covered by a performance share award.

Generally, neither performance units nor performance shares may be transferred by the participant. At the end of the applicable performance cycle, the Committee determines the extent to which any pertinent performance goals have been achieved and the percentage of performance units or number of performance shares that have vested. The Committee may, in its discretion, provide for accelerated vesting of performance units and performance shares.

The performance cycle for performance units and for performance shares may be from one to five years, as determined by the Committee. Performance units and performance shares intended to meet the requirements of Section 162(m) of the Code will have the material terms described below under “Performance-Based Compensation” and unless otherwise provided by the Committee with respect to these performance units or performance shares, two or more performance cycles may overlap, but no two performance cycles may consist entirely of the same period.

Performance-Based Compensation Transition Period. Section 162(m) of the Code generally disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to certain covered employees, but does not disallow a deduction for “performance-based compensation” that is awarded and approved in a manner that complies with the regulations. Prior to Aleris Corporation’s proposed initial public offering, the Company has not been subject to the terms of Section 162(m) of the Code. For companies that become publicly held in connection with an initial public offering, the regulations regarding Section 162(m) of the Code allow for a transitional period, during which time the rules (including those that require disclosure and shareholder approval of certain compensation) do not apply to compensation provided by the new publicly held company. Aleris Corporation intends to operate the 2011 Equity Incentive Plan in compliance with this transitional rule and intends to seek stockholder approval of the 2011 Equity Incentive Plan and the material terms of the performance goals of Awards of performance-based restricted stock, performance shares and performance units intended to qualify as “performance-based compensation” as well as its Awards of stock options and stock appreciation rights prior to the annual meeting of Aleris Corporation stockholders in 2015 (or earlier as may be required in certain circumstances as provided under Section 162(m) of the Code).

Performance-Based Compensation. Senior officers, senior management and key employees of the Company and its subsidiaries are eligible to receive Awards of performance-based restricted stock, performance shares and performance units intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

The performance goals applicable to performance-based restricted stock, and performance shares and performance units intended to qualify as performance-based compensation, will be based on or related to any one or more of the following business criteria: (i) revenue, (ii) earnings per Share, (iii) net income per Share, (iv) Share price, (v) pre-tax profits, (vi) net earnings, (vii) net income, (viii) operating income, (ix) cash flow, (x) earnings before interest, taxes, depreciation and amortization (EBITDA), (xi) sales, (xii) total stockholder return relative to assets, (xiii) total stockholder return relative to peers, (xiv) financial returns (including, without limitation, return on assets, return on equity, return on investment and return on capital employed), (xv) cost reduction targets, (xvi) customer satisfaction, (xvii) customer growth, (xviii) employee satisfaction, (xix) productivity measures, (xx) efficiency measures, (xxi) cost reductions, (xxii) any combination of the foregoing, or (xxiii) prior to the end of the transition period provided under Section 162(m) of the Code, as described above, such other criteria as the Committee may determine. Performance objectives may be in respect of the performance of Aleris Corporation, any of its subsidiaries, any of its “divisions” or any combination thereof. For this purpose, a “division” includes the unincorporated operating units, business units, segments or divisions of Aleris Corporation designated as a division by the Committee. Performance objectives may be absolute or relative (to prior performance of Aleris Corporation or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

At the time of the granting of an award, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events.

The performance goals with respect to a particular performance cycle will be established by the Committee by the earlier of (x) the date on which a quarter of the period or cycle has elapsed or (y) the date which is 90 days after the commencement of the period or cycle, and, in any event, while the performance relating to the performance goals remains substantially uncertain.

Prior to the vesting, payment, settlement or lapsing of any restrictions with respect to any Award of performance-based restricted stock, performance shares or performance units that is intended to constitute Performance-Based Compensation made to a participant who is subject to Section 162(m) of the Code, the Committee will certify in writing that the applicable performance goals have been satisfied to the extent necessary for the Award to qualify as Performance-Based Compensation. A Participant’s award of performance-based restricted stock, performance shares or performance units that is intended to qualify as Performance-Based Compensation may be reduced at any time prior to payment. The Committee is precluded from exercising any discretion with respect to Awards of performance-based restricted stock, performance shares or performance units that are intended to qualify as Performance-Based Compensation to increase the amount of compensation payable that would otherwise be due upon attainment of the performance goal.

Other Stock-Based Awards and Exchanges. The Committee, in its sole discretion, may grant Awards of shares of Aleris Corporation common stock or other authorized class or kind of security and Awards that are valued, in whole or in part, by reference to, or are otherwise based on, the Fair Market Value of such shares. These types of stock-based awards will be in such form, and dependent on such conditions, as the Committee will determine, including, without limitation, the right to receive one or more shares (or the equivalent cash value of such shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.

Change of Control Definition.

For purposes of the 2011 Equity Incentive Plan, a Change of Control generally includes: (a) an acquisition by any person or group (as defined in the Exchange Act) of 50% or more of Aleris Corporation outstanding common stock entitled to vote generally in the election of Company directors (the “Voting Securities”), except that a transaction by any of Aleris Corporation’s Initial Investors whose ownership exceeds 7.5% of the Voting Securities will not be considered a Change of Control, where the term Initial Investor means the Oaktree Funds and Apollo and their respective affiliates, other than an affiliate in the metals industry at the time of the completion of Aleris Corporation’s proposed initial public offering; (b) a merger, consolidation or similar transaction, or sale, lease or other disposition of substantially all of our assets, where Aleris Corporation stockholders immediately prior to the transaction do not beneficially own more than 50% of the Voting Securities of the surviving entity immediately after the transaction; or (c) a change in the majority of Aleris Corporation’s Board of Directors over a period of 36 months or less where the election or nomination of any new directors was not approved by the then current Board of Directors of Aleris Corporation. Prior to the adoption of the 2011 Equity Incentive Plan, the Change of Control definition contained all of the same provisions, but all transactions by the Oaktree Funds, Apollo and their respective affiliates would have been exempt from triggering a Change of Control.

Adjustment of Shares and Change of Control. In the event of, among other events, an extraordinary distribution, stock dividend, recapitalization, stock split, reorganization, merger, spin-off or other similar transaction, the number and kind of shares, in the aggregate, reserved for issuance under the 2011 Equity Incentive Plan will be adjusted to reflect the event. In addition, the Committee may make adjustments to the number, exercise price, class and kind of shares or other consideration underlying the awards. In the event of a Change of Control (as defined in the 2011 Equity Incentive Plan), unless otherwise prohibited under applicable law or unless specified in an award agreement, the Committee is authorized, but not obligated, with respect to any or all awards, to make adjustments in the terms and conditions of outstanding awards, including, but not limited to, causing the awards, as part of the Change of Control triggering event, to be continued, substituted or canceled for a cash payment (or a payment in the same form as other stockholders are receiving in the Change of Control triggering event). The Committee may also accelerate the vesting of outstanding awards or may adjust the expiration of any outstanding stock options. With respect to all awards granted to date, a portion of the unvested stock options and RSUs outstanding at the time of the Change of Control may vest. The portion that would vest and become exercisable, in the case of stock options and RSUs, is based on a formula that, after it is applied at the time of the Change of Control event, results in the percentage of the holder’s cumulative stock options and RSUs that are vested and exercisable equaling the percentage by which the Oaktree Funds and Apollo reduced their collective ownership in Aleris Corporation as part of the Change of Control. If the Oaktree Funds and Apollo collectively reduce their ownership in the Company by 75% or more, then any unvested stock options would vest, and become exercisable, in full.

Clawback. Subject to the terms of an award agreement that may provide otherwise, Aleris Corporation may cancel any award held by a participant, or require that the participant repay to Aleris Corporation any gain that may have been realized on the vesting or exercise of such award in the event that the participant violates any non-competition, non-solicitation or non-disclosure covenant or agreement that applies to such participant or if the participant engages in fraud or other misconduct that contributes materially to any financial restatement or material loss.

Amendments or Termination. The Board of Directors of Aleris Corporation may amend, modify, alter, suspend, discontinue or terminate the 2011 Equity Incentive Plan or any portion of the 2011 Equity Incentive Plan or any Award at any time, subject to any applicable stockholder approval requirements. Without the approval of the stockholders of Aleris Corporation, no amendment may be made which would (i) increase the aggregate number of shares of Aleris Corporation common stock that may be issued under the 2011 Equity Incentive Plan or the percentage of shares that may be issued with respect to Awards other than stock options and stock appreciation rights granted in connection with a stock option; (ii) change the definition of participants eligible to receive stock options and Awards under this 2011 Equity Incentive Plan; (iii) decrease the option price of any stock option to less than 100% of the fair market value on the date of grant; (iv) reduce the option price of an outstanding stock option, either by lowering the option price or by canceling an outstanding stock option and granting a replacement stock option with a lower exercise price; or (v) extend the maximum stock option duration beyond ten years from the date of grant. Moreover, no amendment, modification, suspension or termination may be made without the consent of a participant if such action would impair or adversely alter any of the rights of such participant under any Award granted to such participant under the Equity Incentive Plan.

Description of 2011 Management Incentive Plan

The Board of Directors of Aleris Corporation has approved the restatement of the MIP, renaming the plan the 2011 Management Incentive Plan (the “2011 MIP”) effective immediately prior to the effectiveness of Aleris Corporation’s initial public offering.

Bonus awards under the 2011 MIP will continue to represent variable compensation linked to organizational performance, which is a significant component of Aleris Corporation’s total annual compensation package for key employees, including the named executive officers, and is designed to reward the employee’s participation in Aleris Corporation’s achievement of critical financial performance and growth objectives. It is anticipated that bonuses will continue to be determined, in part, on a quarterly basis, and, in part, on an annual basis. The quarterly portion of the bonus, if any, would be payable after each quarter’s earnings are determined. Each bonus recipient, including the named executive officers, must be an employee of Aleris Corporation or its subsidiaries on the date the bonus is paid (generally in the quarter following the quarter to which the relevant performance goals related) in order to be eligible to receive that bonus amount.

Administration. The 2011 MIP is administered and interpreted by the Board of Directors of Aleris Corporation or, at its election, a committee of Aleris Corporation’s Directors, which is currently Aleris Corporation’s Compensation Committee. The Committee currently includes two members who are “independent” as defined by applicable New York Stock Exchange and Securities and Exchange Commission rules, and all members of the current Committee would be considered “nonemployee directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as well as “outside directors” within the meaning of Section 162(m) of the Code with respect to Awards intended to qualify under those rules and regulations. The Committee may construe and interpret and correct defects, omissions and inconsistencies in the 2011 MIP and agreements relating thereto. The Committee has the authority to (i) designate employees as participants; (ii) determine the terms and conditions of any award, including the applicable performance objectives; (iii) interpret, construe, administer, reconcile any inconsistency, resolve any ambiguity, correct any defect and/or supply any omission in the provisions of the 2011 MIP, or any award or any instrument or agreement relating to the 2011 MIP; (iv) review any decisions or actions made or taken by any Committee in connection with any award or the operation, administration or interpretation of the 2011 MIP; and (v) otherwise amend an award in whole or in part from time-to-time as the Committee determines to be necessary or appropriate to conform such award to, or as required to satisfy, any legal requirement (including without limitation the provisions of Section 162(m) or Section 409A of the Code), which amendment may be made retroactively or prospectively. In addition, the Chief Executive Officer has full authority to select the employees who are not Covered Employees (as defined below) or other key executives of Aleris Corporation or its subsidiaries who will participate in the 2011 MIP.

Eligibility. All employees of Aleris Corporation or its subsidiaries who hold a position of responsibility participate in the 2011 MIP. Thus, all employees considered executive officers under the Exchange Act (a “Covered Employee”), which would include Aleris Corporation’s named executive officers, will generally be included in the 2011 MIP.

Application of Section 162(m) of the Code. As described above with respect to any performance-based awards granted pursuant to the 2011 Equity Incentive Plan, the Company intends to operate the 2011 MIP in compliance with the transitional rule provided under Section 162(m) and intends to seek stockholder approval of the 2011 MIP prior to the annual meeting of Aleris Corporation’s stockholders in 2015 (or earlier as may be required in certain circumstances as provided under Section 162(m) of the Code).

Performance Cycle. The performance cycle within which performance goals must be satisfied may be one or two calendar quarters or one year, or a combination thereof.

Performance Objectives. Performance Objectives under the 2011 MIP are performance goals expressed in terms of (i) revenue, (ii) earnings per Share, (iii) net income per Share, (iv) Share price, (v) pre-tax profits,

(vi) net earnings, (vii) net income, (viii) operating income, (ix) cash flow, (x) earnings before interest, taxes, depreciation and amortization (EBITDA), (xi) sales, (xii) total stockholder return relative to assets, (xiii) total stockholder return relative to peers, (xiv) financial returns (including, without limitation, return on assets, return on equity, return on investment and return on capital employed), (xv) cost reduction targets, (xvi) customer satisfaction, (xvii) customer growth, (xviii) employee satisfaction, (xix) productivity measures, (xx) efficiency measures, (xxi) cost reductions, (xxii) any combination of the foregoing, or (xxiii) prior to the end of the transition period under Section 162(m) of the Code, as described above, such other criteria as the Committee may determine. Performance Objectives may be in respect of the performance of Aleris Corporation, any of its subsidiaries, any of its “divisions” or any combination thereof. For this purpose, a division includes the unincorporated operating units, business units, segments or divisions of Aleris Corporation designated as a division by the Committee. Performance Objectives may be absolute or relative (to prior performance of Aleris Corporation or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

Setting Bonus Benchmarks. The Committee will determine the length of the applicable performance cycle, make awards to Covered Employees selected by it and establish for Covered Employees the Performance Objectives on which the award is based, which may include any one or more individual Performance Objectives; business unit, business segment, Division, profit center or product line Performance Objectives; Company-wide Performance Objectives; or any combination thereof, and may be measured either quarterly, semi-annually or annually, on an absolute basis or relative to a pre-established target, in each case as specified by the Committee, and may also establish threshold, target and/or maximum payout levels or percentages, for awards under the 2011 MIP. Aleris Corporation will notify each participant (including any participants who are not Covered Employees) with respect to that performance cycle of his or her individual threshold, target and/or maximum payout level or percentage, as applicable, and the applicable Performance Objectives for the performance cycle. Such determinations will be established in writing by the Committee by the earlier of the date on which a quarter of a performance cycle has elapsed or ninety (90) days after the commencement of the performance cycle, and in any event while the performance relating to the performance goals remains substantially uncertain, and will be communicated to the participants. The Committee may change the performance objectives and performance periods for each subsequent performance cycle.

Determination of Award and Adjustments. After the end of each performance cycle, the Committee will determine the extent to which the Performance Objectives for that performance cycle have been met. Based on this determination, the Committee will also determine the individual awards for the Covered Employees and the Chief Executive Officer will determine the individual Awards for all employees who are not Covered Employees. At the time of the granting of an award, or at any time thereafter, subject to certain restrictions, the Committee may provide for the manner in which performance will be measured against the performance goals (or may adjust the performance goals) to reflect losses from discontinued operations, extraordinary, unusual or nonrecurring gains and losses, the cumulative effect of accounting changes, acquisitions or divestitures, core process redesign, structural changes/outsourcing, foreign exchange impacts, the impact of specified corporate transactions, accounting or tax law changes and other extraordinary or nonrecurring events. The Performance Objectives for any participant who is a Covered Employee with respect to the performance cycle in question may be reduced (but not increased) by the Committee in its sole discretion. For a participant who is not a Covered Employee, the Chief Executive Officer may adjust the award upwards or downwards to reflect any material change in circumstances during the performance cycle.

Time of Payment. Each award made under the 2011 MIP will be paid in a single lump sum as soon as practicable after the close of the applicable performance cycle, but in no event later than 2 ½ months following the performance cycle for which the award was granted. The Committee, in its sole discretion, may permit a participant to defer payment of his award under the Aleris International, Inc. Deferred Compensation and Retirement Benefit Restoration Plan, as such plan may be modified from time to time, or any other plan applicable to the participant and in accordance with Section 409A of the Code.

Maximum Awards. The maximum award amount payable to any participant with respect to any calendar year will not exceed 300% of such participant’s base salary for such calendar year and 75% of such Participant’s Base Salary for such calendar quarter. In addition, a total award amount under the 2011 MIP to a participant for any calendar year may not exceed $3,000,000, or $750,000 for a calendar quarter.

Certification. Prior to the payment of any award to a Covered Employee, including named executive officers, the Committee must certify in writing that the applicable performance goal has been satisfied and the amount of such bonus earned.

Employment Requirement. No participant has any right to a bonus until the date such bonus is paid. As a condition to receiving payment of a bonus, a participant must be employed by or actively engaged in providing services to Aleris Corporation on the date such bonus is paid.

Death, Disability and Retirement. In the case of disability or retirement, the participant , or, in the case of death, a participant’s beneficiaries, will be eligible for an award (or portion thereof) for the performance cycle in which the disability, retirement or death occurs, only if and to the extent the performance objectives have been met in accordance with the MIP Plan. In this event, the award will be prorated for the portion of the performance cycle the participant was employed, determined at the end of the performance cycle based on actual performance.

Change of Control. In the event of a Change of Control, all awards for the performance cycle in which the Change of Control occurred, and or any prior performance cycle for which awards have not been paid, will be calculated on the basis of the applicable Performance Objectives, after giving effect to any weighting and other criteria in effect prior to the Change of Control. In addition, the Committee may, without approval of the participant, take additional actions with respect to awards including to accelerate the applicable payment date, to adjust awards downwards or upwards (for any participant who is not a Covered Employee), to determine that an award should not be paid, or to make any other adjustments that the Committee determines appropriate to reflect the Change of Control.

Amendment or Discontinuance. The Board of Directors of Aleris Corporation, upon recommendation from the Committee, may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend or discontinue the 2011 MIP in whole or in part; provided that any amendment that modifies any preestablished Performance Objectives for a participant who is a Covered Employee (or his or her successor(s), as may be applicable) under this 2011 MIP with respect to any particular performance cycle may only be effected on or prior to the last day allowed under the terms of the 2011 MIP for the establishment of an award by the Committee for such performance cycle. In addition, the Board of Directors of Aleris Corporation will have the power to amend the 2011 MIP in any manner advisable in order for awards granted under the 2011 MIP to qualify as “performance-based compensation” under Section 162(m) of the Code (including amendments as a result of changes to Section 162(m) or the regulations thereunder to permit greater flexibility with respect to awards granted under the 2011 MIP.).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with our emergence from bankruptcy, Aleris Corporation entered into a stockholders agreement with the Investors and each other holder of Aleris Corporation’s common stock (together with the Investors, the “Stockholders”) that provides for, among other things,

•	a right of the Oaktree Funds to designate a certain number of directors to our board of directors;

•	certain limitations on the transfer of Aleris Corporation’s common stock, including limitations on transfers to competitors or affiliates of competitors of Aleris;

•	information rights for the Investors with respect to financial statements of Aleris Corporation and its subsidiaries;

•

the ability of a Stockholder to “tag-along” their shares of Aleris Corporation’s common stock to sales by the Oaktree Funds or under certain limited circumstances the Apollo Funds to a non-affiliated third party entity, and the ability of Stockholders to “drag-along” Aleris Corporation’s common stock held by the other Stockholders under certain circumstances; and

•	the right of certain Stockholders to purchase a pro rata portion of new securities offered by Aleris Corporation in certain circumstances.

Registration Rights Agreement

On June 1, 2010, Aleris Corporation entered into a registration rights agreement with the Oaktree Funds, the Apollo Funds and holders of at least 5% of Aleris Corporation’s outstanding common stock pursuant to which the Investors and other 10% Shareholders have certain demand registration rights with respect to Aleris Corporation’s common stock. Under this agreement, Aleris Corporation agreed to assume the fees and expenses (other than underwriting discounts and commissions) associated with registration. The registration rights agreement also contains customary provisions with respect to registration proceedings, underwritten offerings and indemnity and contribution rights. There are no cash penalties under the registration rights agreement.

Loans to Certain Executive Officers

The Company entered into a loan agreement with Mr. Demetriou, the Company’s Chairman and Chief Executive Officer on each of September 1, 2010 and December 1, 2010 with respect to loans in the principal amounts of $79,761.99 and $88,946.32, respectively, and a loan agreement with Mr. Stack, the Company’s Executive Vice-President and Chief Financial Officer, on each of September 1, 2010 and December 1, 2010 with respect to loans in the principal amounts of $25,400.21 and $28,319.39, respectively. Each of these loans was made with approval of the Board of Directors of Aleris Corporation pursuant to the terms of the executive’s award agreement with respect to RSUs granted under the 2010 Equity Plan (the “RSU Award Agreement”), after a request for such loan from Mr. Demetriou and Mr. Stack, as applicable. Under the terms of their respective RSU Award Agreements, prior to March 1, 2011, each of Mr. Demetriou and Mr. Stack had the right to request a loan from the Company quarterly in order to cover the amount of withholding tax that became due in connection with the vesting and settlement of RSUs that quarter. Each loan was in the form of a revolving three-year full recourse, but unsecured loan at the interest rate of 3.95%. Mr. Demetriou has repaid both loans in full, paying an aggregate of $168,708.31 in principal and $2,638.74 in interest. Mr. Stack also has repaid both loans in full, paying $53,719.60 in principal and $828.46 in interest. RSU Award Agreements for Mr. Demetriou and Mr. Stack have each been amended to eliminate future loans. For more information on the underlying RSU awards, see “Compensation Discussion and Analysis—Elements of Compensation.”

PRINCIPAL STOCKHOLDERS

Aleris Corporation owns 100% of our common stock. The following table sets forth information as to the beneficial ownership of Aleris Corporation’s common stock as of June 1, 2011 (1) each person or group who is known to us to own beneficially more than 5% of the outstanding shares of our common stock; (2) each director and named executive officer; and (3) all directors and executive officers as a group.

Percentage of class beneficially owned is based on 31,740,552 shares of common stock outstanding as of June 1, 2011, together with the applicable options to purchase shares of common stock for each stockholder exercisable on June 1, 2011 or within 60 days thereafter. Shares of common stock issuable upon the exercise of options currently exercisable or exercisable 60 days after June 1, 2011 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power. Except as described in the footnotes below, to our knowledge, each of the persons named in the table below have sole voting and investment power with respect to the shares of common stock beneficially owned, subject to community property laws where applicable.

Name and Address of Owner (1)	Holding Number of Shares Beneficially Owned (2)	Percentage Owned
Oaktree Funds (3)	17,930,579	56.5%
Apollo Funds (4)	5,490,108	17.3%
Sankaty Funds (5)	3,036,290	9.6%
Steven J. Demetriou	200,102	*
Sean M. Stack	65,472	*
Roelof IJ. Baan	60,969	*
Christopher R. Clegg	38,314	*
K. Alan Dick	38,314	*
Thomas W. Weidenkopf	38,314	*
G. Richard Wagoner, Jr. (6)	5,000	*
Christopher M. Crane	3,341	*
Lawrence Stranghoener	2,691	*
Scott Graves (7)	—	*
Brian Laibow (7)	—	*
Ara Abrahamian (7)	—	*
Kenneth Liang (7)	—	*
Emily Alexander(7)	—	*
All executive officers and directors as a group (18 persons)	501,581	1.6%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person listed is c/o Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122-7392.

(2)

In accordance with the rules of the SEC described above, the beneficial ownership amounts for the Oaktree Funds, as part of the holdings of OCM FIE, LLC, includes 17,136 shares that may be acquired upon the exercise of options and 187 shares that would be issued on settlement of vested RSUs; the beneficial ownership amounts for Messrs. Demetriou, Stack, Baan, Clegg, Dick, Weidenkopf, Crane and Stranghoener include 150,738, 47,995, 53,721, 33,583, 33,583, 33,583, 2,779, and 2,316 shares, respectively, that may be acquired upon the exercise of options; and the beneficial ownership amount for Mr. Wagoner includes 1,250 shares of restricted stock subject to vesting (see also Note 6). Oaktree European Credit Opportunities Holdings, Ltd. also holds 51.5 shares of Aleris International’s redeemable preferred stock and $418,856 aggregate principal amount of 6% senior subordinated exchangeable notes. OCM High Yield Plus ALS Holdings, L.P. also holds 188 shares of Aleris International’s redeemable preferred stock and $1,535,922 aggregate principal amount of 6% senior subordinated exchangeable notes. OCM Opportunities ALS Holdings, L.P. also holds 3,178.66 shares of Aleris International’s redeemable preferred stock and $25,946,763.42 aggregate principal amount of 6% senior subordinated exchangeable notes. Aleris International’s redeemable preferred stock and 6% senior subordinated exchangeable notes are exchangeable for shares of Aleris Corporation common stock under certain circumstances as described under “Our Reorganization” and “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.” The shares reported as beneficially owned in the above table do not reflect the number of shares of common stock issuable to the Oaktree Funds upon exchange of the redeemable preferred stock or the 6% senior subordinated exchangeable notes.

(3)	Represents all equity interests owned by OCM Opportunities ALS Holdings, L.P., OCM High Yield Plus ALS Holdings, L.P., Oaktree European Credit Opportunities Holdings, Ltd., Oaktree European Credit Opportunities II, Ltd., and OCM FIE, LLC. Of the shares included, 16,655,270 are held by OCM Opportunities ALS Holdings, L.P.; 987,603 are held by OCM High Yield Plus ALS Holdings, L.P.; 195,924 are held by Oaktree European Credit Opportunities Holdings, Ltd.; 71,272 are held by Oaktree European Credit Opportunities II, Ltd.; and 20,510 are held by OCM FIE, LLC (17,136 of which may be acquired upon exercise of options and 187 of which would be issued on settlement of vested RSUs). The mailing address for the owners listed above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of OCM Opportunities ALS Holdings, L.P. is Oaktree Fund GP, LLC. The managing member of Oaktree Fund GP, LLC is Oaktree Fund GP I, L.P. The general partner of Oaktree Fund GP I, L.P. is Oaktree Capital I, L.P. The general partner of Oaktree Capital I, L.P. is OCM Holdings I, LLC. The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM Opportunities ALS Holdings, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The general partner of OCM High Yield Plus ALS Holdings, L.P. is Oaktree Fund GP IIA, LLC. The managing member of Oaktree Fund GP IIA, LLC is Oaktree Fund GP II, L.P. The general partner of Oaktree Fund GP II, L.P. is Oaktree Capital II, L.P. The general partner of Oaktree Capital II, L.P. is Oaktree Holdings, Inc. The sole shareholder of Oaktree Holdings, Inc. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by OCM High Yield Plus ALS Holdings, L.P., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The director of each of Oaktree European Credit Opportunities Holdings, Ltd. and Oaktree European Credit Opportunities II, Ltd. is OCM Europe GP, Ltd. The sole shareholder of OCM Europe GP, Ltd. is Oaktree Capital Management (Cayman), L.P. The general partner of Oaktree Capital Management (Cayman), L.P. is Oaktree Holdings, Ltd. The sole shareholder of Oaktree Holdings, Ltd. is Oaktree Capital Group, LLC. The holder of a majority of the voting units of Oaktree Capital Group, LLC is Oaktree Capital Group Holdings, L.P. The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. The members of Oaktree Capital Group Holdings GP, LLC are Kevin Clayton, John Frank, Stephen Kaplan, Bruce Karsh, Larry Keele, David Kirchheimer, Howard Marks and Sheldon Stone. Each of the general partners, managing members, unit holders and members described above disclaims beneficial ownership of any shares of common stock beneficially or of record owned by each of Oaktree European Credit Opportunities Holdings, Ltd. and Oaktree European Credit Opportunities II, Ltd., except to the extent of any pecuniary interest therein. The address for all of the entities and individuals identified above is 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(4)	The 5,490,108 shares of common stock reported as beneficially owned includes 5,484,303 shares of our common stock owned of record by Apollo ALS Holdings II, L.P. (“Apollo ALS Holdings”), and 5,805 shares of our common stock that Apollo ALS Holdings has a right to receive upon settlement of a trade that is pending in connection with debt of the Company previously purchased by Apollo ALS Holdings. In addition, Apollo ALS Holdings holds 1,047 shares of Aleris International’s redeemable preferred stock and $8,552,899 of Aleris International’s 6% senior subordinated exchangeable notes. The Aleris International redeemable preferred stock and 6% senior subordinated exchangeable notes are both exchangeable for shares of our common stock under certain circumstances as described under “Our Reorganization” and “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.” The shares reported as beneficially owned in the above table do not reflect the number of shares of common stock issuable to Apollo ALS Holdings upon exchange of the redeemable preferred stock or the 6% senior subordinated exchangeable notes. The general partner of Apollo ALS Holdings is Apollo ALS Holdings II GP, LLC (“Apollo ALS Holdings GP”). The managers of Apollo ALS Holdings GP are Apollo Management VI, L.P. (“Management VI”), Apollo Management VII, L.P. (“Management VII”) and Apollo Credit Opportunity Management, LLC (“ACO Management”). AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI, and AIF VII Management, LLC (“AIF VII Management”) is the general partner of Management VII. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of each of AIF VI Management and AIF VII Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Capital Management, L.P. (“Capital Management”) is the sole member-manager of ACO Management, and Apollo Capital Management GP, LLC (“Capital Management GP”) is the general partner of Capital Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP and of Capital Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan are the managers and principal executive officers of Management Holdings GP, and as such indirectly control voting and disposition of the shares of common stock held by Apollo ALS Holdings. The address of each of Apollo ALS Holdings and Apollo ALS Holdings GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, Management VII, ACO Management, AIF VI Management, AIF VII Management, Apollo Management, Management GP, Capital Management, Capital Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan, is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(5)	Represents all equity interests of 111 Capital, L.P., Castle Hill III CLO, Ltd., Loan Funding XI, LLC, Nash Point CLO, Prospect Harbor Credit Partners, L.P., Race Point II CLO, Limited, Race Point III CLO, Race Point IV CLO, Ltd., Sankaty Credit Opportunities (Offshore Master) IV, L.P., Sankaty Credit Opportunities II L.P., Sankaty Credit Opportunities III, L.P., Sankaty Credit Opportunities IV, L.P., Sankaty High Yield Partners III, L.P., Sankaty Special Situations I, L.P., Sankaty Credit Opportunities, L.P., Sankaty High Yield Partners II, L.P., SR Group, LLC, SSS Funding II, LLC (collectively, the “Sankaty Funds”). The mailing address of the Sankaty Funds is c/o Sankaty Advisors, 111 Huntington Avenue, Boston, MA, 02199.

In addition, investment funds (the “Sankaty Funds”), managed or advised by Sankaty Advisors, LLC, a Delaware limited liability company (“Sankaty Advisors”), hold in the aggregate, 537.5 shares of Aleris International’s redeemable preferred stock and 4392.86 aggregate principal amount of 6% senior subordinated exchangeable notes, each of which are based on June 1, 2011 accruals, and are exchangeable for shares of Aleris Corporation common stock under certain circumstances as described under “Our Reorganization” and “Description of Other Indebtedness—6% Senior Subordinated Exchangeable Notes.” The shares reported as beneficially owned in the above table do not reflect the number of shares of common stock issuable to the Sankaty Funds upon exchange of the redeemable preferred stock or the 6% senior subordinated exchangeable notes.

Sankaty Advisors, is the collateral manager to Castle Hill III CLO, Limited, a Delaware limited liability company (“CH III”), Chatham Light CLO, Limited, a Cayman Islands exempted company (“CL”), Nash Point, CLO, an Irish public unlimited company (“NP”), Race Point II CLO, Limited, a Cayman Islands exempted company (“RP II), Race Point III CLO, an Irish public unlimited company (“RP III”), and Race Point IV CLO, Limited, a Cayman Islands exempted company (“RP IV”). Mr. Lavine is the manager of Sankaty Advisors. By virtue of these relationships, Mr. Lavine may be deemed to have voting and dispositive power with respect to the shares of common and preferred stock held by each of CH III, CL, NP, RP II, RP III, and RP IV. Mr. Lavine and Sankaty Advisors disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

111 Capital Investors, LLC, a Delaware limited liability company (“111 Capital Investors”), is the general partner of 111. Sankaty Credit Opportunities Investors, LLC, a Delaware limited liability company (“SCOI”), is the sole general partner of Sankaty Credit Opportunities, L.P., a Delaware limited partnership (“COPs”). Sankaty Credit Opportunities Investors II, LLC, a Delaware limited liability company (“SCOI II”), is the sole general partner of Sankaty Credit Opportunities II, L.P., a Delaware limited partnership (“COPs II”). Sankaty Credit Opportunities Investors III, LLC, a Delaware limited liability company (“SCOI III”), is the sole general partner of Sankaty Credit Opportunities III, L.P., a Delaware limited partnership (“COPs III”). Sankaty Credit Opportunities Investors IV, LLC, a Delaware limited liability company (“SCOI IV”), is the sole general partner of Sankaty Credit Opportunities IV, L.P., a Delaware limited partnership (“COPs IV”). Prospect Harbor Investors, LLC, a Delaware limited liability company (“PHI”), is the sole general partner of Prospect Harbor Credit Partners, L.P., a Delaware limited partnership (“PRO”), which is the sole member of Prospect Funding I, LLC. Sankaty Special Situations Investors I, LLC, a Delaware limited liability company (“SSS I Investors”), is the general partner of Sankaty Special Situations I, L.P., a Delaware limited partnership (“SSS I”), which is the sole member of SSS Funding II, LLC (“SSSF II”). Sankaty Credit Member, LLC, a Delaware limited liability company (“SCM”), is the managing member of 111 Capital Investors, SCOI, SCOI II, SCOI III, SCOI IV, PHI and SSS I Investors. Mr. Lavine is the managing member of SCM. By virtue of these relationships, Mr. Lavine may be deemed to share voting and dispositive power with respect to the shares of common and preferred stock held by 111, COPs, COPs II, COPs III, COPs IV, Prospect Harbor, PFI, SSS and SSSF II. Mr. Lavine and each of the entities noted above disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Sankaty Credit Opportunities Investors (Offshore) IV, L.P., a Cayman Islands exempted limited partnership (“SCOIO IV”), is the sole general partner of Sankaty Credit Opportunities (Offshore) IV, L.P., a Cayman Islands exempted limited partnership (“COPs IV Offshore”). Sankaty Credit Member (Offshore), Ltd., a Cayman Islands exempted limited partnership (“SCMO”) is the sole general partner of SCOIO IV. Mr. Lavine is the sole director of SCMO. By virtue of these relationships, Mr. Lavine may be deemed to share voting and dispositive power with respect to the shares of common and preferred stock held by COPs IV Offshore. Mr. Lavine and each of the entities noted above disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Sankaty High Yield Asset Investors II, LLC, a Delaware limited liability company (“SHYA II”), is the general partner of Sankaty High Yield Partners II, LLC, a Delaware limited liability company (“Sankaty II”). Sankaty Investors II, LLC, a Delaware limited liability company (“SI II”), is the managing member of SHYA II. Mr. Lavine is the managing member of SI II. By virtue of these relationships,

Mr. Lavine may be deemed to share voting and dispositive power with respect to the shares of common and preferred stock held by Sankaty II. Mr. Lavine and each of the entities noted above disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Sankaty High Yield Asset Investors III, LLC, a Delaware limited liability company (“SHYA III”), is the general partner of Sankaty High Yield Partners III, LLC, a Delaware limited liability company (“Sankaty III”). Sankaty Investors III, LLC, a Delaware limited liability company (“SI III”), is the managing member of SHYA III. Mr. Lavine is the managing member of SI III. By virtue of these relationships, Mr. Lavine may be deemed to share voting and dispositive power with respect to the shares of common and preferred stock held by Sankaty III. Mr. Lavine and each of the entities noted above disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

Sankaty Advisors is the sole member of SR Group, LLC, a Delaware limited liability company (“SR”). Mr. Lavine as the manager of Sankaty Advisors may be deemed to share voting and dispositive power with respect to the shares of common and preferred stock held by SR. Mr. Lavine and Sankaty Advisors disclaim beneficial ownership of such securities except to the extent of its pecuniary interest therein.

The business address of each of the entities above is c/o Sankaty Advisors, LLC, 111 Huntington Avenue, Boston, MA, 02199.

(6)	Mr. Wagoner was granted 20,000 shares of restricted stock on July 30, 2010, pursuant to which Mr. Wagoner has voting rights as a stockholder only to the extent that shares have vested.

As of June 1, 2011, and within 60 days thereafter, Mr. Wagoner will have become vested in 5,000 shares and will have voting rights therein.

(7)	By virtue of being an authorized officer of Oaktree Fund GP I, L.P. and Oaktree Fund GP II, L.P., each of Ara Abrahamian, Scott Graves, Brian Laibow, Kenneth Liang and Emily Alexander may be deemed to have or share beneficial ownership of shares beneficially owned by the Oaktree Funds. Each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander expressly disclaims beneficial ownership of such shares, except to the extent of his or her direct pecuniary interest therein. See Note 3.

With respect to the less than 1% of shares held directly by each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander, these shares are held for the benefit of OCM FIE, LLC (“FIE”), a wholly owned subsidiary of Oaktree. Each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander are officers of Oaktree. Pursuant to the policies of Oaktree, each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander must hold these shares on behalf of and for the sole benefit of FIE and has assigned all economic, pecuniary and voting rights to FIE. Each of Mr. Abrahamian, Mr. Graves, Mr. Laibow, Mr. Liang and Ms. Alexander disclaims beneficial ownership of these securities, except to the extent of any indirect pecuniary interest therein.

DESCRIPTION OF OTHER INDEBTEDNESS

ABL Facility

In connection with our emergence from bankruptcy, we entered into the ABL Facility, an asset backed multi-currency revolving credit facility. On June 30, 2011 Aleris International amended and restated the ABL Facility. The new ABL Facility is a $600.0 million revolving credit facility which permits multi-currency borrowings up to $600.0 million by our U.S. subsidiaries, up to $240.0 million by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary), and $15.0 million by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). We and certain of our U.S. and international subsidiaries are borrowers under the ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction and the jurisdictions in which certain subsidiaries of such borrowers are located, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible accounts receivable and inventory. The level of our borrowing base and availability under the ABL Facility fluctuates with the underlying LME price of aluminum which impacts both accounts receivable and inventory values included in our borrowing base. Non-U.S. borrowers also have the ability to borrow under the ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 million of letters of credit as well as borrowings on same-day notice, referred to as swingline loans, that are available in U.S. dollars, Canadian dollars, Euros and certain other currencies. As of March 31, 2011, we estimate that our borrowing base would have supported borrowings in excess of $570.0 million, $70.0 million in excess of the maximum borrowings permitted. After giving effect to the outstanding letters of credit of $38.0 million, we had $462.0 million available for borrowings as of March 31, 2011.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 0.75% to 2.50%:

•

in the case of borrowings in U.S. dollars, a LIBOR Rate or a base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a Eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in Euros, a euro LIBOR rate determined by Bank of America; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate.

As of March 31, 2011, we had no amounts outstanding under the ABL Facility.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.50% if the average utilization is less than 33% for any applicable period, 0.375% if the average utilization is between 33% and 67% for any applicable period, and 0.25% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, the Company is required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $50.0 million and (y) 15.0% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity on June 30, 2016, unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of the current assets and related intangible assets of the Canadian Borrower located in Canada and substantially all of the current assets (other than inventory located outside of the United Kingdom) and related intangibles of Aleris Recycling (Swansea) Ltd., of Aleris Switzerland GmbH and certain of its subsidiaries. The borrowers’ obligations under the ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the ABL Facility is less than the greater of (x) $45.0 million or (y) 12.5% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants set forth in the credit agreement as of March 31, 2011.

6% Senior Subordinated Exchangeable Notes

On the Effective Date, we issued $45.0 million aggregate principal amount of 6% senior subordinated exchangeable notes to the participants of the rights offering. The 6% senior subordinated exchangeable notes are scheduled to mature on June 1, 2020. The 6% senior subordinated exchangeable notes have exchange rights, at the holder’s option, after June 1, 2013, and are exchangeable for Aleris Corporation common stock at a rate equivalent to          shares of Aleris Corporation common stock per $1,000 principal amount of 6% senior subordinated exchangeable notes (after adjustment for the payments of the February Stockholder Dividend and the June Stockholder Dividend), subject to further adjustment. The 6% senior subordinated exchangeable notes may be redeemed at the Company’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change of Aleris Corporation. A fundamental change is the occurrence of (i) the acquisition of more than 50% of the total voting power of all shares of capital stock of Aleris Corporation, other than an acquisition by Oaktree or Apollo or a group including either Oaktree or Apollo, (ii) consummation of any share exchange, consolidation or merger of Aleris Corporation or any sale, lease or other transfer of all or substantially all of the consolidated assets of Aleris Corporation and its subsidiaries, taken as a whole, to any person other than to Aleris Corporation or one or more of its subsidiaries, Oaktree or Apollo or a group including either Oaktree or Apollo; provided, however, that the occurrence of any transaction where the holders of Aleris Corporation’s voting capital stock immediately prior to such transaction have, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such an event shall not give rise to such redemption.

The 6% senior subordinated exchangeable notes are our unsecured, senior subordinated obligations and rank (i) junior to all of our existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of our existing and future senior subordinated indebtedness; and (iii) senior to all of our existing and future subordinated indebtedness.

7 5/8% Senior Notes due 2018

On February 9, 2011, we issued $500.0 million aggregate original principal amount of 7 5/8% Senior Notes due 2018 under the Indenture with U.S. Bank National Association, as trustee. The notes are unconditionally guaranteed on a senior unsecured basis by each of our restricted subsidiaries that is a domestic subsidiary and that guarantees our obligations under our ABL Facility. Interest on the outstanding notes is payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the outstanding notes will accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from February 9, 2011. The outstanding notes mature on February 15, 2018. We used a portion of the net proceeds from the sale of the outstanding notes to pay a cash dividend of approximately $300.0 million to Aleris Corporation on February 28, 2011, which was then paid as a dividend, pro rata, to Aleris Corporation’s stockholders. The remaining net proceeds will be used for general corporate purposes, including to finance the construction of an aluminum rolling mill in China. The exchange notes offered hereby are substantially identical to the outstanding notes, except that the exchange notes have been registered under the federal securities law, are not subject to transfer restrictions and are not entitled to certain registration rights relating to the outstanding notes. The exchange notes will represent the same debt as the outstanding notes and we will issue the exchange notes under the same indenture as the outstanding notes. See “Description of Exchange Notes.”

China Loan Facility

On March 29, 2011, our China Joint Venture entered into the China Loan Facility, a non-recourse multi-currency secured revolving and term loan facility with the Bank of China Limited, Zhenjiang Jingkou Sub-Branch, consisting of a $100.0 million term loan facility, a ¥532.0 million term loan facility and a combined USD/RMB revolving credit facility up to an aggregate amount equivalent to $35.0 million (or equivalent to approximately ¥232.8 million). The interest rate on the term USD facility is six month USD LIBOR plus 2.9% and three month USD plus 2.6% for any USD revolving loan. The interest rate on the term RMB facility and RMB loans under the revolving credit facility is ninety percent (90%) of the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China. The China Loan Facility contemplates preliminary initial draws of $24.0 million and ¥122.0 million in the second quarter of 2011 from the two term loan facilities and draws on the combined USD/RMB revolving facility beginning in 2013. The final maturity date for all borrowings under the China Loan Facility is the tenth anniversary from the first utilization of the term facilities. Our China Joint Venture is an unrestricted subsidiary under the indenture governing the notes. See “Description of Exchange Notes.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes on February 9, 2011, we, the guarantors and the initial purchasers entered into a registration rights agreement. Pursuant to the registration rights agreement, we and the guarantors agreed to file with the SEC a registration statement on the appropriate form under the Securities Act with respect to publicly registered notes having identical terms to the outstanding notes. Upon the effectiveness of the exchange offer registration statement, we and the guarantors will, pursuant to the exchange offer, offer to the holders of the outstanding notes who are able to make certain representations the opportunity to exchange their notes for the exchange notes. We also agreed to file a shelf registration statement under certain circumstances.

If we and the guarantors fail to complete the exchange offer, or the shelf registration statement, if required by the terms of the registration rights agreement, does not become effective, in each case, within 360 days of the date of original issuance of the notes, or by February 4, 2012, or the shelf registration statement, if required by the terms of the registration rights agreement, is declared effective but thereafter ceases to be effective or the prospectus contained therein ceases to be usable in connection with resales of the outstanding notes during the periods specified in the registration rights agreement, then we will pay additional interest to each holder of the outstanding notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of the outstanding notes held by such holder. The amount of the additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of outstanding notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum. There can only exist one registration default at any one time. Following the cure of all registration defaults, the accrual of additional interest will cease.

Each broker-dealer that receives the exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Terms of the Exchange Offer

We and the guarantors are offering to exchange an aggregate principal amount of up to $500.0 million of exchange notes and guarantees thereof for a like aggregate principal amount of outstanding notes and guarantees thereof. The form and terms of the exchange notes are the same as the form and the terms of the outstanding notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	will not contain the registration rights and additional interest provisions contained in the outstanding notes.

The exchange notes evidence the same debt as the outstanding notes exchanged for the new notes and will be entitled to the benefits of the same indenture under which the outstanding notes were issued, which is governed by New York law. For a complete description of the terms of the exchange notes, see “Description of Exchange Notes.” We will not receive any cash proceeds from the exchange offer.

The exchange offer is not extended to holders of outstanding notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $500.0 million aggregate principal amount of outstanding notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the outstanding notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. We and the guarantors will not set a fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of outstanding notes and to others believed to have beneficial interests in the outstanding notes.

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes, which are properly tendered on or before the expiration date and are not withdrawn as permitted below, for exchange notes. The expiration date for this exchange offer is 5:00 P.M., New York City time, on                     , 2011, or such later date and time to which we, in our sole discretion, extend the exchange offer.

Notes tendered in the exchange offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Neither we nor any of the guarantors, our or their respective boards of directors or our or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender outstanding notes in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated under the Exchange Act.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration date;

•	to delay accepting any outstanding notes due to an extension of the exchange offer;

•	if any condition set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any outstanding notes for exchange; or

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. The notice of extension will disclose the aggregate principal amount of the outstanding notes that have been tendered as of the date of such notice. Without limiting the manner in which we may choose to make a public announcement of any extension, delay, non-acceptance, termination or amendment, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency, which may be an agency controlled by us. Notwithstanding the foregoing, in the event of a material change in the exchange offer, including our waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

How to Tender Outstanding Notes for Exchange

When the holder of outstanding notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender such notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to U.S. Bank National Association, which will act as the exchange agent, at the address set forth below under the heading “—The Exchange Agent”;

•	comply with DTC’s Automated Tender Offer Program, or ATOP, procedures described below; or

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent’s message to the exchange agent as per DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Euroclear, or Clearstream Banking S.A., or Clearstream, (as appropriate) procedures.

In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

•

the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the outstanding notes being tendered, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted to DTC, Euroclear or Clearstream, as appropriate, and received by the exchange agent and forming a part of a book-entry transfer, or “book-entry confirmation,” which states that DTC, Euroclear or Clearstream, as appropriate, has received an express acknowledgement that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

We will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes; or

•	for the account of an eligible institution.

An “eligible institution” is a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of outstanding notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

•	reject any and all tenders of any outstanding note improperly tendered;

•	refuse to accept any outstanding note if, in our judgment or the judgment of our counsel, acceptance of the outstanding note may be deemed unlawful; and

•

waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding note based on the specific facts or circumstance presented either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer.

Notwithstanding the foregoing, we do not expect to treat any holder of outstanding notes differently from other holders to the extent they present the same facts or circumstances.

Our interpretation of the terms and conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor shall any of us incur any liability for failure to give such notification.

If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered outstanding notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or any power of attorney, these persons should so indicate when signing, and you must submit proper evidence satisfactory to us of those persons’ authority to so act unless we waive this requirement.

By tendering, each holder will represent to us: that such holder acquiring exchange notes in the exchange offer is acquiring them in the ordinary course of its business; at the time of the commencement of the exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act; it is not an “affiliate,” as defined under Rule 405 of the Securities Act, of us or any guarantor; and if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes.

If any holder or any other person receiving exchange notes from such holder is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the notes in violation of the provisions of the Securities Act to be acquired in the exchange offer, the holder or any other person:

•	may not rely on applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must represent to us and acknowledge that it will provide us with information we reasonably request and comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such exchange notes issued in the exchange offer). The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue exchange notes registered under the Securities Act in exchange for the tendered outstanding notes. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any outstanding notes for exchange.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream, as appropriate;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or nonexchanged notes without cost to the tendering holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account DTC, Euroclear or Clearstream, the nonexchanged notes will be credited to an account maintained with DTC, Euroclear or Clearstream. We will return the outstanding notes or have them credited to DTC, Euroclear or Clearstream accounts, as appropriate, promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The participant should transmit its acceptance to DTC, Euroclear or Clearstream, as the case may be, on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC, Euroclear or Clearstream, as the case may be, will verify the acceptance and then send to the exchange agent confirmation of the book-entry transfer. The confirmation of the book-entry transfer will include an agent’s message confirming that DTC, Euroclear or Clearstream, as the case may be, has received an express acknowledgement from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of exchange notes issued in the exchange offer may be effected through book-entry transfer at DTC, Euroclear or Clearstream, as the case may be. However, the letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must:

•	be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” on or prior to the expiration date; or

•	comply with the guaranteed delivery procedures described below.

DTC’s ATOP program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system. In addition, such tendering participants should deliver a copy of the letter of transmittal to the exchange agent unless an agent’s message is transmitted in lieu thereof. DTC is obligated to communicate those electronic instructions to the exchange agent through an agent’s message. To tender outstanding notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal. Any instruction through ATOP is at your risk and such instruction will be deemed made only when actually received by the exchange agent.

In order for an acceptance of an exchange offer through ATOP to be valid, an agent’s message must be transmitted to and received by the exchange agent prior to the expiration date, or the guaranteed delivery procedures described below must be complied with. Delivery of instructions to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If a holder of outstanding notes desires to tender such notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the outstanding notes through an eligible institution;

•

prior to the expiration date, the exchange agent received form such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by mail, hand delivery, overnight courier or facsimile transmission, setting forth the name and address of the holder of the outstanding notes tendered, the certificate number or numbers of such outstanding notes and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent’s message with any required signature guarantees and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

Withdrawal Rights

You may withdraw tenders of your outstanding notes at any time prior to the expiration of the offer.

For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at the address set forth below under “—The Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person that has tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

•	where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream, as applicable, to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC, Euroclear or Clearstream, as applicable, the outstanding notes withdrawn will be unlocked with DTC, Euroclear or Clearstream, as applicable, for the outstanding notes. The outstanding notes will be returned promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we are not required to accept the outstanding notes in the exchange offer or to issue the exchange notes, and we may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer (x) such acceptance or issuance would violate any applicable law or any interpretations of the staff of the SEC, (y) there is an action or proceeding instituted or threatened in any court or by any governmental agency that would reasonably be expected to impair our ability to proceed with the exchange offer or there is a material adverse development in any existing action or proceeding with respect to us, or (z) the governmental approvals necessary for the consummation of the exchange offer are not obtained.

The preceding conditions are for our sole benefit, and we may assert any of them regardless of the circumstances giving rise to such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of such rights, and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange.

The Exchange Agent

U.S. Bank National Association, has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS2N

St. Paul, Minnesota 55107

Attn: Specialized Finance

By Facsimile Transmission:

(651) 495-8158

By Telephone:

(800) 934-6802

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

The method of delivery of the outstanding notes, the letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us.

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

The cash expenses to be incurred in connection with the exchange offer will be paid by us.

Transfer Taxes

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer or substitute outstanding notes not tendered or exchanged are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any applicable transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering memorandum dated February 4, 2011, relating to the outstanding notes. After completion of this exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those outstanding notes except in limited circumstances with respect to specific types of holders of outstanding notes and we do not intend to register the outstanding notes under the Securities Act. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, holders of any remaining outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors—Risks Related to the Exchange Offer and Holding the Exchange Notes—You may have difficulty selling the outstanding notes that you do not exchange.”

Exchanging Outstanding Notes

Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder that is a broker-dealer who acquired outstanding notes for its own account as a result of market-making or other trading activities or by any holder which is an “affiliate” of us within the meaning of Rule 405 under the Securities Act. The exchange notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the holder is not a broker-dealer tendering notes acquired directly from us;

•	the person acquiring the exchange notes in the exchange offer, whether or not that person is a holder, is acquiring them in the ordinary course of its business;

•	neither the holder nor that other person has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer; and

•	the holder is not our affiliate.

However, the SEC has not considered the exchange offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in these other circumstances.

Each holder must furnish a written representation, at our request, that:

•	it is acquiring the exchange notes issued in the exchange offer in the ordinary course of its business;

•

at the time of the commencement of the exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes issued in the exchange offer in violation of the provisions of the Securities Act;

•	it is not an “affiliate,” as defined in Rule 405 of the Securities Act, of us or any guarantor; and

•	if it is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes.

Each holder who cannot make such representations:

•	will not be able to rely on the interpretations of the staff of the SEC in the above-mentioned interpretive letters;

•	will not be permitted or entitled to tender outstanding notes in the exchange offer; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of outstanding notes, unless the sale is made under an exemption from such requirements.

In addition, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by that broker-dealer as a result of market-making or other trading activities, must represent to us and acknowledge that it will provide us with information we reasonably request and comply with the applicable provisions of the Securities Act (including, but not limited to, delivering this prospectus in connection with any resale of such notes issued in the exchange offer). See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

In addition, to comply with state securities laws of certain jurisdictions, the exchange notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the exchange notes. We have not agreed to register or qualify the exchange notes for offer or sale under state securities laws.

DESCRIPTION OF EXCHANGE NOTES

General

The outstanding notes were issued by the Company and the exchange notes will be issued by the Company, each under an indenture (the “Indenture”), among the Company, U.S. Bank National Association, as Trustee (including any successor thereto under the Indenture, the “Trustee”) and the Subsidiary Guarantors. The Indenture has been qualified and is subject to and governed by the Trust Indenture Act of 1939 (the “TIA”). For the purposes of this description, the defined term “notes” refers to the outstanding notes and the exchange notes. We urge you to read the Indenture because it defines your rights and our obligations and the Subsidiary Guarantors’ obligations. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Copies of the Indenture have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” In this description, references to the “Company,” “we,” “us” and “our” refer only to Aleris International, Inc., and not to any of its Subsidiaries.

Any outstanding notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer, will be treated as a single class of securities under the Indenture and will vote together as one class, including for purposes of amending the Indenture.

The terms of the exchange notes are identical in all material respects to the outstanding notes except that upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

Brief Description of the Notes and the Subsidiary Guarantees

The notes:

•	are general, unsecured, senior obligations of the Company;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including Indebtedness under our ABL Facility;

•	are effectively subordinated to all Secured Indebtedness of the Company, including Indebtedness under our ABL Facility, to the extent of the value of the collateral securing such Secured Indebtedness;

•

are structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries of the Company that do not guarantee the notes;

•	are senior in right of payment to all existing and future Subordinated Indebtedness of the Company, including the 6% Senior Subordinated Exchangeable Notes; and

•	are guaranteed on a senior unsecured basis by the Subsidiary Guarantors that guarantee our ABL Facility.

The Subsidiary Guarantee of each Subsidiary Guarantor:

•	are a general, unsecured senior obligation of such Subsidiary Guarantor;

•	rank pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, including its guarantee under our ABL Facility;

•

are effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including its guarantee under our ABL Facility, to the extent of the value of the collateral securing such Secured Indebtedness;

•

are structurally subordinated to all existing and future Indebtedness and claims of creditors (including trade creditors) and of holders of Preferred Stock of Subsidiaries that do not guarantee the notes; and

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor.

Principal, Maturity and Interest

The Company issued the outstanding notes initially with a maximum aggregate original principal amount of $500 million. The Company may issue additional notes under the Indenture from time to time subject to the covenant described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Additional Notes”). The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, although if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will trade under a separate CUSIP number. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of Exchange Notes” include any Additional Notes that are actually issued and references to “principal amount” of the notes include any Additional Notes.

Interest on the notes will be payable semi-annually in arrears on each February 15 and August 15, commencing on August 15, 2011. The Company will make each interest payment to the Holders of record of the notes on the immediately preceding February 1 and August 1. Interest on the notes will accrue from the most recent date to which interest has been paid with respect to such notes, or if no interest has been paid with respect to such notes, from the date of original issuance thereof. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The notes will mature on February 15, 2018. Additional Interest may accrue on the notes in certain circumstances pursuant to the Registration Rights Agreement as described under “Exchange Offer and Registration Rights.” All references in the Indenture and this “Description of Exchange Notes,” in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any Additional Interest pursuant to the Registration Rights Agreement.

Principal of and premium, if any, and interest on the notes will be payable at the office or agency of the Company maintained for such purpose within the City of New York or, at the option of the Company, payments of interest may be made by check mailed to the Holders at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. The notes will be issued in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

Subsidiary Guarantees

Each direct and indirect Restricted Subsidiary of the Company that is a Domestic Subsidiary and that guarantees the obligations of the Company under the ABL Facility, as primary obligor and not merely as surety, has jointly and severally irrevocably and unconditionally guaranteed, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the notes, whether for payment of principal of, or interest on or Additional Interest in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. At the time of issuance of the notes, UWA Acquisition Co., Name Acquisition Co., Granular Aluminum Products, Inc., IMSAMET of Arizona Holding Company, LLC and IMSAMET of Arizona were the only Restricted Subsidiaries of the Company that are Domestic Subsidiaries and that were not required to guarantee the obligations of the Company under the ABL Facility and therefore will not be Subsidiary Guarantors. Each Subsidiary Guarantee is a general unsecured senior obligation of the applicable Subsidiary Guarantor, ranks pari passu in right of payment with all existing and future Senior Indebtedness of such Subsidiary Guarantor, will be effectively subordinated to all Secured Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor’s guarantee of the ABL Facility, to the extent of the value of the collateral securing such Secured Indebtedness, and will rank senior in right of payment to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. The Subsidiary Guarantee of such Subsidiary Guarantor is structurally subordinated to all existing and future claims of creditors (including trade creditors) and holders of Preferred Stock of Subsidiaries of such Subsidiary Guarantor that do not guarantee the notes. See also “—Brief Description of the Notes and the Subsidiary Guarantees.”

Each Subsidiary Guarantee contains a provision intended to limit the Subsidiary Guarantor’s liability thereunder to the maximum amount that it could incur without causing the incurrence of obligations under its Subsidiary Guarantee to be a fraudulent transfer. This provision may not, however, be effective to protect a Subsidiary Guarantee from being voided under fraudulent transfer law, or may reduce the Subsidiary Guarantor’s obligation to an amount that effectively makes its Subsidiary Guarantee worthless. See “Risk Factors—Risks Related to the Exchange Notes and Our Indebtedness—Federal and state statutes may allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require note holders to return payments received.”

Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to (A) the Company or another Subsidiary Guarantor without limitation or (B) any other Person upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

The Subsidiary Guarantee of a Subsidiary Guarantor will automatically and unconditionally be released and discharged upon:

(1)(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which such Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of such Subsidiary Guarantor (other than a sale, disposition or other transfer to a Restricted Subsidiary) if such sale, disposition or other transfer is permitted by the applicable provisions of the Indenture;

(b) the designation by the Company of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary” set forth under “—Certain Definitions”;

(c) the release or discharge of such Subsidiary Guarantor from its guarantee of Indebtedness under the ABL Facility or the guarantee that resulted in the obligation of such Subsidiary Guarantor to guarantee the notes, in each case, if such Subsidiary Guarantor would not then otherwise be required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries” (treating any guarantees of such Subsidiary Guarantor that remain outstanding as incurred at least 30 days prior to such release or discharge); or

(d) the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “—Legal Defeasance and Covenant Defeasance” or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2) in the case of clause (1) (a) above, the release or discharge of such Subsidiary Guarantor from its guarantee, if any, of and all pledges and security, if any, granted by such Subsidiary Guarantor in connection with, the ABL Facility.

Ranking

Senior Secured Indebtedness versus Notes

Payments of principal of, and premium, if any, and interest on the notes and the payment of any Subsidiary Guarantee will rank pari passu in right of payment with all Senior Indebtedness of the Company and the Subsidiary Guarantors, including the obligations of the Company and, to the extent applicable, the Subsidiary Guarantors under the ABL Facility. However, the notes will be effectively subordinated in right of payment to all of the Company’s and the Subsidiary Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2010, the borrowing base under our ABL Facility supported borrowings of up to $439.5 million; we had $33.6 million of outstanding letters of credit and $405.9 million available for borrowing. All of such borrowings would constitute secured debt. The Company also had outstanding $45 million aggregate principal amount of its 6% senior subordinated exchangeable notes.

In addition, certain of our Hedging Obligations with respect to aluminum and natural gas may constitute Secured Indebtedness. To the extent prices of these commodities increase, the amount of this Secured Indebtedness could increase significantly. We expect to incur additional secured Hedging Obligations as part of our ongoing commodity risk management activities.

Although the Indenture contains limitations on the amount of additional Senior Indebtedness that the Company and its Restricted Subsidiaries may incur and the amount of additional Secured Indebtedness the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such additional Senior Indebtedness and Secured Indebtedness could be substantial. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants— Liens.”

Liabilities of Subsidiaries versus Notes

The Company conducts a significant portion of its operations through its Subsidiaries. Some of the Company’s Subsidiaries are not guaranteeing the notes, and Subsidiary Guarantees may be released under certain circumstances, as described under “—Subsidiary Guarantees.” In addition, the Company’s future Subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of holders of Preferred Stock of such non-guarantor Subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the Company’s creditors, including Holders. Accordingly, the notes will be structurally subordinated to claims of creditors (including trade creditors) and holders of Preferred Stock, if any, of such non-guarantor Subsidiaries.

As of December 31, 2010, the Company’s Subsidiaries that are not Subsidiary Guarantors had consolidated assets of $1.0 billion, which represented 54% of the consolidated total assets of the Company and its Subsidiaries and consolidated total liabilities of approximately $512.9 million, including trade payables, which accounted for approximately 61% of the Company’s consolidated liabilities and approximately $6.3 million of indebtedness outstanding with no indebtedness under the ABL Facility. For the seven months ended December 31, 2010 our Subsidiaries that are not Subsidiary Guarantors generated revenues of approximately $1.4 billion, which represented 57% of the consolidated revenues of the Company and its Subsidiaries and operating income of $64.7 million, which represented 82% of the consolidated operating income of the Company and its Subsidiaries. For the five months ended December 31, 2010, our Subsidiaries that are not Subsidiary Guarantors generated consolidated total revenues of $879.9 million, which represented 54% of the consolidated total revenues of the Company and its Subsidiaries and operating income of $35.5 million, which represented 48% of the consolidated operating income of the Company and its Subsidiaries.

Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Indenture, such as trade payables. See “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Although the Indenture imposes requirements upon certain sales, conveyances and other transfers of assets by the Company and the Restricted Subsidiaries, such requirements do not prohibit such sales, conveyances or transfers but generally only require that the Company or the Restricted Subsidiary receive fair market value for the asset, that a designated portion of the consideration is received in cash or, in certain cases, Cash Equivalents and that the Company or the Restricted Subsidiary apply the net cash proceeds for specified purposes, including the retirement of certain Indebtedness or an investment in additional assets.

Mandatory Redemption; Offer to Purchase, Open Market Purchases

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under “—Repurchase at the Option of Holders.” The Company or its Affiliates may from time to time acquire notes by means other than a redemption, whether by tender offer, exchange offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws, upon such terms and at such prices as the Company or its Affiliates may determine, which may be more or less than the consideration for which the outstanding notes were sold and may be less than the redemption price then in effect and could be for cash or other consideration.

Optional Redemption

Except as described below, the notes are not redeemable at the Company’s option prior to February 15, 2014. From and after February 15, 2014, the Company may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on February 15 of each of the years indicated below:

Year	Percentage
2014	105.719%
2015	103.813%
2016	101.906%
2017 and thereafter	100.000%

Prior to February 15, 2014, the Company may, at its option, redeem up to 35% of the sum of the original aggregate principal amount of notes (and the original principal amount of any Additional Notes) issued under the Indenture at a redemption price equal to 107.625% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company, provided that:

•

at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remain outstanding immediately after the occurrence of each such redemption; and

•	each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

Once during each of the three 12-month periods prior to February 15, 2014, the Company may redeem up to 10% of the original principal amount of the notes (and the original principal amount of any Additional Notes) issued under the Indenture at a redemption price equal to 103% of the principal amount of the notes redeemed, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

At any time prior to February 15, 2014, the Company may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

Selection and Notice

If the Company is redeeming less than all of the notes at any time, the Trustee will select the notes to be redeemed (a) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such notes are listed or (b) if such notes are not so listed, on a pro rata basis to the extent practicable; provided that no notes of $2,000 or less shall be redeemed in part.

Notices of redemption shall be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the redemption date to each Holder at such Holder’s registered address, except that notices of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. If any note is to be redeemed in part only, any notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed.

A new note in principal amount equal to the unredeemed portion of any note redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due and payable on the date fixed for redemption. On and after the redemption date, unless the Company defaults in the redemption payment, interest shall cease to accrue on the note or portions thereof called for redemption.

In connection with any redemption of notes (including with the net cash proceeds of an Equity Offering), any such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related Equity Offering. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, and Additional Interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, except to the extent the Company has elected to redeem the notes as described under “—Optional Redemption.” Within 30 days following any Change of Control, except to the extent the Company has elected to redeem the notes as described under “—Optional Redemption,” the Company will send notice of such Change of Control Offer electronically or by first class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the register of Holders with a copy to the Trustee, with the following information:

(1) a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control” and all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) any note not properly tendered will remain outstanding and continue to accrue interest;

(4) unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) Holders will be entitled to withdraw their tendered notes and their election to require the Company to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased; and

(7) Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

While the notes are in global form and the Company makes a Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers’ Certificate stating that such notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided that each such new note will be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The ABL Facility will, and future credit agreements or other agreements to which the Company becomes a party may, provide that certain change of control events with respect to the Company (including a Change of Control under the Indenture) would constitute a default thereunder. If the Company experiences a change of control that triggers a default under the ABL Facility or cross-defaults under any other Indebtedness, the Company could seek a waiver of such defaults or seek to refinance the Indebtedness outstanding under the ABL Facility and such other Indebtedness. In the event the Company does not obtain such a waiver or refinance the Indebtedness outstanding under the ABL Facility and such other Indebtedness, such defaults could result in amounts outstanding under the ABL Facility and such other Indebtedness being declared due and payable. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture. The Company’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Company will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the notes pursuant to the indenture as described above under the caption “—Optional Redemption”, unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Such restrictions can be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The definition of “Change of Control,” and a number of other provisions described in this “Description of Exchange Notes,” refer to a disposition of “all or substantially all” of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the notes as described above. In the case of the other provisions using the term “all or substantially all,” it may be unclear as to whether such other provisions apply to a given transaction. In all cases, for the avoidance of doubt, the term “all or substantially all” of the assets of the Company shall not be deemed to refer to “any” assets of the Company as a result of the Company or a Subsidiary being in the “zone of insolvency.”

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Asset Sales

The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Company) of the assets sold or otherwise disposed of (notwithstanding the foregoing, the consideration received by the Company or any of its Restricted Subsidiaries from (A) the sale of the Saginaw, Michigan facility on terms materially consistent with the terms, as in effect as of October 6, 2003, set forth in Exhibit 5 to the Long Term Agreement as in effect as of October 6, 2003 between General Motors Corporation and Alchem Aluminum Inc., dated as of February 26, 1999, (B) the sale of an investment in the Zhenjiang Joint Venture as required by the Zhenjiang Joint Venture Agreement as existing on the Issue Date and (C) sales, transfers and other dispositions of Investments in other joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements, shall, in each case, be deemed to be fair market value for purposes of this paragraph); and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets (or a third party on behalf of the transferee) and for which the Company or such Restricted Subsidiary has been validly released by all creditors in writing;

(b) any securities, notes or other obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Noncash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that has not previously been converted to cash, not to exceed the greater of (x) $100 million and (y) 3.0% of Consolidated Total Assets at the time of receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value;

shall be deemed to be cash for purposes of this provision and for no other purpose.

Within 450 days after any of the Company’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Company or such Restricted Subsidiary may, at its option, apply the Net Proceeds from such Asset Sale:

(1) to permanently reduce

(x) Obligations under the ABL Facility or any other Senior Indebtedness, in each case, of the Company or any Subsidiary Guarantor and, in the case of Obligations under revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that if the Company or any Restricted Subsidiary shall so reduce Obligations under any Senior Indebtedness that is not Secured Indebtedness, the Company or such Subsidiary Guarantor will, equally and ratably, reduce Obligations under the notes by, at its option, (A) redeeming notes if the notes are then redeemable as provided under “—Optional Redemption,” (B) making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued and unpaid interest and Additional Interest, if any, on the principal amount of notes to be repurchased or (C) purchasing notes through open market purchases (to the extent such purchases are at a price equal to or higher than 100% of the principal amount thereof) in a manner that complies with the Indenture and applicable securities law; or

(y) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, other than Indebtedness owed to the Company or another Restricted Subsidiary; or

(2) to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or any Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties, (c) capital expenditures and (d) acquisitions of other assets, that in each of (a), (b), (c) and (d), are used or useful in a Similar Business or replace the businesses, properties and assets that are the subject of such Asset Sale; or

(3) any combination of the foregoing.

Any Net Proceeds from any Asset Sale that are not invested or applied in accordance with the preceding paragraph within 450 days from the date of the receipt of such Net Proceeds will be deemed to constitute “Excess Proceeds”; provided that if during such 450-day period the Company or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Proceeds in accordance with the requirements of clause (2) of the immediately preceding paragraph after such 450th day, such 450th day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement). When the aggregate amount of Excess Proceeds exceeds $35 million, the Company shall make an offer to all Holders and, if required by the terms of any Senior Indebtedness, to the holders of such Senior Indebtedness (other than with respect to Hedging Obligations) (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of notes and such Senior Indebtedness that is an amount equal to at least $2,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $35 million by mailing or electronically sending the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Company may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $35 million or less.

To the extent that the aggregate amount of notes and such Senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes or the Senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select or cause to be selected the notes and such Senior Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Senior Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds related to such Asset Sale Offer shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the Company or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The procedures for an Asset Sale Offer will be substantially the same as for a Change of Control Offer. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The ABL Facility will limit (subject to limited exceptions), and future credit agreements or other agreements to which the Company becomes a party may limit or prohibit, the Company from purchasing any notes as a result of an Asset Sale Offer. In the event the Company is required to make an Asset Sale Offer at a time when the Company is prohibited from purchasing the notes, the Company could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the notes. In such case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the Indenture.

The provisions under the Indenture relative to the Company’s obligation to make an offer to repurchase the notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Certain Covenants

Covenant Termination

If on any date following the date of the Indenture:

(1) the notes are rated Baa3 or better by Moody’s and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company as a replacement agency); and

(2) no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described herein under the following captions:

(1) “—Repurchase at the Option of Holders—Asset Sales;”

(2) “—Certain Covenants—Limitation on Restricted Payments;”

(3) “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;”

(4) “—Certain Covenants—Limitation on Sale and Lease-Back Transactions;”

(5) clause (4) of “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets”;

(6) “—Certain Covenants—Transactions with Affiliates;”

(7) “—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;” and

(8) “—Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.”

Limitation on Restricted Payments

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Company’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock); or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (h) and (i) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the Issue Date pursuant to the first paragraph of this covenant or clauses (1), (7) and (9) of the next succeeding paragraph (and excluding, for the avoidance of doubt, all other Restricted Payments made pursuant to the next succeeding paragraph), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Issue Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(2) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness, or issuance of Disqualified Stock or Preferred Stock pursuant to clause (u)(ii) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(x) (i) Equity Interests of the Company, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Company, of marketable securities or other property received from the sale of Equity Interests to any future, present or former employees, directors, managers or consultants of the Company, any direct or indirect parent company of the Company or any of the Company’s Subsidiaries after the

Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(ii) to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent companies, or

(y) debt securities of the Company that have been converted into or exchanged for such Equity Interests of the Company;

provided that this clause (2) shall not include the proceeds from (a) Equity Interests of the Company or debt securities of the Company that have been converted into or exchanged for Equity Interests of the Company sold to a Restricted Subsidiary or the Company, as the case may be, (b) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock or (c) Excluded Contributions, plus

(3) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property contributed to the capital of the Company after the Issue Date (less the amount of such net cash proceeds to the extent such amount has been relied upon to permit the incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock pursuant to clause (u)(ii) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than any contribution made by a Restricted Subsidiary and other than any Excluded Contribution), plus

(4) to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received after the Issue Date by means of

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or any Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Company or any Restricted Subsidiary and repayments to the Company or a Restricted Subsidiary of loans or advances that constitute Restricted Investments; or

(B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (11), (12), (13) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Company in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $100 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clauses (11), (12), (13) or (14) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any Equity Interests of any direct or indirect parent company of the Company, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (in each case, other than any Disqualified Stock);

(3) the defeasance, redemption, repurchase or other acquisition or retirement of (a) Subordinated Indebtedness of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of such Person or (b) Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of such Person that, in each case, is incurred in compliance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(A) the principal amount of such new Indebtedness or liquidation preference of such new Disqualified Stock does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness or the liquidation preference of the Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, acquired or retired;

(C) such Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than (x) the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the final stated maturity of the notes; and

(D) such Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, acquired or retired or (y) one year after the final stated maturity of the notes;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Company or any of its direct or indirect parent companies held by any future, present or former employee, director, manager or consultant of the Company, any of its Subsidiaries or any of its direct or indirect parent companies, or their estates or the beneficiaries of such estates, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $15 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30 million in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company and, to the extent contributed to the Company, Equity Interests of any of the Company’s direct or indirect parent companies, in each case to members of management, directors, managers or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

(B) the cash proceeds of key man life insurance policies received by the Company and the Restricted Subsidiaries after the Issue Date, less

(C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4).

and provided, further, that cancellation of Indebtedness owing to the Company from members of management, directors, managers or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Company or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(6) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7) the declaration and payment of dividends on the Company’s common stock following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Company in or from any such public offering, other than public offerings with respect to the Company’s common stock registered on Form S-4 or Form S-8;

(8) the declaration and payment of dividends by the Company to, or the making of loans to, its direct parent company in amounts required for the Company’s direct or indirect parent companies to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) Federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(D) general corporate overhead expenses of any direct or indirect parent company of the Company (including indemnification claims made by directors or officers of any direct or indirect parent company of the Company) to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries;

(E) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company; and

(F) any non-cash “deemed dividend” resulting from a parent company offsetting income against losses of the Company which does not involve any cash distribution by the Company;

(9) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness in connection with events similar to those described under “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that, prior to such repurchase, redemption or other acquisition, the Company (or a third party to the extent permitted by the Indenture) shall have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes and shall have repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer;

(10) distributions or payments of Receivables Fees;

(11) other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (11) and then outstanding, does not exceed $150 million;

(12) Restricted Payments that are made with Excluded Contributions;

(13) make any Restricted Payment if, at the time of the making of such Restricted Payment, and after giving effect thereto (including the incurrence of any Indebtedness to finance such payment), the Consolidated Total Debt Ratio of the Company would not exceed 2.25 to 1.00;

(14) at any time after financial statements are available beginning with the fiscal quarter ending September 30, 2011, when the Consolidated Total Debt Ratio of the Company as of the end of each of the last four prior consecutive fiscal quarters for which internal financial statements are available did not exceed 2.75 to 1.00, the Company may make Restricted Payments in such amounts and at such times as the Company may determine; provided that, immediately after making any such Restricted Payment, the Consolidated Total Debt Ratio of the Company would not exceed 2.75 to 1.00, calculated as of the end of such four consecutive fiscal quarters on a pro forma basis after making any such Restricted Payment and giving effect to the incurrence of any Indebtedness to finance such payment (incorporating such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio with such calculations made in good faith by a responsible financial or accounting officer of the Company);

(15) the declaration and payment of dividends to holders of, and the repurchase, redemption or other acquisition of, the Series A Exchangeable Preferred Stock; and

(16) the Proceeds Payments;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (11), (13) or (14) no Default shall have occurred and be continuing or would occur as a consequence thereof.

In determining whether any Restricted Payment is permitted by this covenant, the Company and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (16) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph of this covenant (including categorization in whole or in part as a Permitted Investment); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this covenant and provided further that the Company and its Restricted Subsidiaries may reclassify all or a portion of such Restricted Payment or Permitted Investment in any manner that complies with this covenant (based on circumstances existing at the time of such reclassification), and following such reclassification such Restricted Payment or Permitted Investment shall be treated as having been made pursuant to only the clause or clauses of this covenant to which such Restricted Payment or Permitted Investment has been reclassified.

As of the time of issuance of the notes, all of the Company’s Subsidiaries were Restricted Subsidiaries, other than Aleris Asia Pacific Limited, Aleris Aluminum (Tianjin) Co., Ltd. and Aleris (Shanghai) Trading Co., Ltd. and any of their direct and indirect Subsidiaries, which were designated as Unrestricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph or clause (11), (12), (13) or (14) of this covenant or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness), and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $125 million at any one time outstanding.

The foregoing limitations will not apply to any of the following items (collectively, “Permitted Debt”):

(a) Indebtedness incurred pursuant to Credit Facilities by the Company or any Restricted Subsidiary; provided that immediately after giving pro forma effect to any such incurrence (including a pro forma application of the net proceeds therefrom), the aggregate principal amount of all Indebtedness incurred under this clause (a) and then outstanding does not exceed the greatest of (i) $750 million, (ii) the sum of (A) 85% of the net book value of accounts receivable of the Company and its Restricted Subsidiaries and (B) 70% of the net book value of inventory of the Company and its Restricted Subsidiaries (with accounts receivable and inventory calculated on the basis that all Investments, acquisitions, dispositions, mergers, consolidations and disposed operations that have been made by the Company and its Restricted Subsidiaries prior to or substantially contemporaneous with the date of any calculation shall be included or excluded, as the case may be, on a pro forma basis with such calculations made in good faith by a responsible financial or accounting officer of the Company) and (iii) the product of (A) 3.5 and (B) EBITDA on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred (calculated in the same manner as for the purposes of the definition of Fixed Charge Coverage Ratio);

(b) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the notes issued on the Issue Date and the Subsidiary Guarantees thereof and the exchange notes and related exchange guarantees to be issued in exchange for the notes and the Subsidiary Guarantees pursuant to the Registration Rights Agreement (other than any Additional Notes, but including exchange notes and related exchange guarantees to be issued in exchange for Additional Notes otherwise permitted to be incurred hereunder pursuant to a registration rights agreement);

(c) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the 6% Senior Subordinated Exchangeable Notes;

(d) Existing Indebtedness (other than Indebtedness described in clauses (a), (b)and (c));

(e) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Company or any of the Restricted Subsidiaries, to finance the development, construction, purchase, lease (other than the lease, pursuant to Sale and Lease-Back Transactions) of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date), repairs, additions or improvement of property (real or personal), equipment or other fixed or capital assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (e); provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (e) (including any such Refinancing Indebtedness) does not exceed the greater of (x) $175 million and (y) 10.0% of Consolidated Total Assets at any one time outstanding;

(f) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that

(1) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (g)(1)); and

(2) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and the Restricted Subsidiaries in connection with such disposition;

(h) Indebtedness of the Company to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor is subordinated in right of payment to the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(i) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Subsidiary Guarantor such Indebtedness is subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Indebtedness;

(j) Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock;

(k) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of managing: (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding, (B) exchange rate risk with respect to any currency exchange or (C) commodity pricing risk with respect to any commodity;

(l) Indebtedness and obligations in respect of (x) self-insurance and obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business, (y) deferred compensation or other similar arrangements incurred by the Company or any of its Restricted Subsidiaries and (z) the financing of insurance premiums or take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business;

(m)(x) any guarantee by the Company or a Restricted Subsidiary of Indebtedness or other Obligations of any Restricted Subsidiary, so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted under the terms of the Indenture or (y) any guarantee by a Restricted Subsidiary of Indebtedness of the Company permitted to be incurred under the terms of the Indenture; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(n) the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock that serves to extend, replace, refund, refinance, renew, defease or retire any Indebtedness, Disqualified Stock or Preferred Stock incurred as permitted under the first paragraph of this covenant and clauses (b), (c) and (d) above and this clause (n) and clauses (o) and (u)(ii) below or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew, defease or retire such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed, defeased or retired or (y) one year after the final stated maturity of the notes;

(2) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the notes or any Subsidiary Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the notes or such Subsidiary Guarantee at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(3) shall not include:

(x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Company;

(y) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(z) Indebtedness, Disqualified Stock or Preferred Stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

(o) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Company or any of its Restricted Subsidiaries incurred to finance the acquisition of any Person or assets or (y) of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that either (1) after giving effect to such acquisition or merger, either:

(A) the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(B) the Fixed Charge Coverage Ratio of the Company and the Restricted Subsidiaries on a consolidated basis is greater than immediately prior to such acquisition or merger; or

(2) such Indebtedness, Disqualified Stock or Preferred Stock (i) is not Secured Indebtedness and is Subordinated Indebtedness with then current customary subordination terms, as attested to by a Board Resolution, (ii) is not incurred while a Default exists and no Default shall result therefrom, (iii) does not mature (and is not mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) and does not require any payment of principal prior to the final maturity of the notes, (iv) is incurred by the Company or a Subsidiary Guarantor and (v) in the case of sub-clause (y) above only, is not incurred in contemplation of such acquisition or merger;

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(q) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(r) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred to finance or assumed in connection with an acquisition and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) and then outstanding (including any such Refinancing Indebtedness) does not exceed $50 million (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (r) shall cease to be deemed incurred or outstanding for purposes of this clause (r) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (r));

(s) Indebtedness incurred by a Foreign Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (s) and then outstanding, does not exceed the greater of (x) $175 million and (y) 10 % of Consolidated Total Assets (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (s) shall cease to be deemed incurred or outstanding for purposes of this clause (s) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (s));

(t) Indebtedness issued by the Company or any Restricted Subsidiary to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent company of the Company to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(u) Indebtedness, Disqualified Stock and Preferred Stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (u) and then outstanding, does not at any one time outstanding exceed the sum of:

(i) $200 million (it being understood that any Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (u) shall cease to be deemed incurred or outstanding for purposes of this clause (u) but shall be deemed incurred pursuant to the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock pursuant to the first paragraph of this covenant without reliance on this clause (u); plus

(ii) the net cash proceeds received by the Company since after the Issue Date from the issue or sale of Equity Interests of the Company or cash contributed to the capital of the Company (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Company or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of the covenant described under “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of the covenant described under “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof); and

(v) Attributable Debt incurred by the Company or any Restricted Subsidiary pursuant to Sale and Lease-Back Transactions of property (real or personal), equipment or other fixed or capital assets owned by the Company or any Restricted Subsidiary as of the Issue Date or acquired by the Company or any Restricted Subsidiary after the Issue Date in exchange for, or with the proceeds of the sale of, such assets owned by the Company or any Restricted Subsidiary as of the Issue Date and any Refinancing Indebtedness incurred to refund, replace or refinance any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (v), provided that the aggregate amount of Attributable Debt incurred under this clause (v) (including any such Refinancing Indebtedness) does not exceed $50 million.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (v) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will classify or reclassify, or later divide, classify or reclassify (based on circumstances existing at the time of such reclassification), such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one or more of the above clauses; provided that all Indebtedness outstanding under the ABL Facility on the Issue Date will be deemed to have been incurred on such date in reliance on the exception in clause (a) of the second paragraph of this covenant;

(2) at the time of incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs of this covenant without giving pro forma effect to the Indebtedness incurred pursuant to the second paragraph of this covenant when calculating the amount of Indebtedness that may be incurred pursuant to the first paragraph of this covenant; and

(3) with respect to Indebtedness incurred under a Credit Facility, reborrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions under such Credit Facility that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this covenant to have been incurred on the date such Indebtedness was first incurred and not on the date of any subsequent reborrowing thereof.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred (as determined by the Company), in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased.

The principal amount of any Indebtedness incurred to extend, replace, refund, refinance, renew or defease other Indebtedness, if incurred in a different currency from the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance.

Liens

The Company will not, and will not permit any of the Subsidiary Guarantors to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or any Subsidiary Guarantor now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes or the applicable Subsidiary Guarantee of a Subsidiary Guarantor, as the case may be, are equally and ratably secured;

provided that any Lien which is granted to secure the notes under this covenant shall be discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the notes.

Limitation on Sale and Lease-Back Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the notes pursuant to the covenant described under “—Liens”; and

(2) the Company applies the proceeds of such transaction in compliance with the terms described under “—Repurchase at the Option of Holders—Asset Sales.”

Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate or merge with or into or wind up into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is (i) a corporation or (ii) a limited partnership or limited liability company and is (or has previously been) joined by a corporation as a co-issuer of the notes, in each case organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (the Company or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period;

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries on a consolidated basis would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction;

(5) each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case clause (A)(2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under the Indenture and the notes; and

(6) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

Subject to certain provisions described in the Indenture, the Successor Company will succeed to, and be substituted for, the Company under the Indenture and the notes. Without complying with the foregoing clauses (3) and (4),

(a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to, the Company; and

(b) the Company may merge with an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another state of the United States of America so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

The foregoing covenant shall not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and the Subsidiary Guarantors; provided, however, that a Subsidiary Guarantor that is a transferee under this provision may not subsequently release its Subsidiary Guarantee unless such Subsidiary Guarantor has consolidated with or merged into the Company.

Subject to certain limitations described in the Indenture governing release of a Subsidiary Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Company will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(A)(1) such Subsidiary Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(2) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee,

(3) immediately after such transaction, no Default exists; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(B) the transaction is permitted by the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain provisions described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Subsidiary Guarantee. Notwithstanding the foregoing, (a) any Subsidiary Guarantor may merge into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Company and (b) any Subsidiary Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company (other than to the Company or a Subsidiary Guarantor in compliance with the terms of the Indenture), which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company and its Subsidiaries on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10.0 million, unless

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and

(b) the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $30.0 million, a Board Resolution adopted by the majority of the members of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Company or any of the Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Company or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Company in good faith;

(4) the payment of reasonable and customary fees and reimbursements paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) payments by the Company or any Restricted Subsidiary to the Sponsors or any Co-Investors for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, and any customary indemnities related thereto, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(6) transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellations of loans) to employees or consultants of the Company, any of its direct or indirect parent companies or any Restricted Subsidiary and employment agreements, employee benefit plans, stock option plans and other compensatory or severance arrangements with such employees or consultants that are, in each case, approved by the Company in good faith;

(8) any agreement, instrument or arrangement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders in any material respect as compared to the applicable agreement as in effect on the Issue Date as reasonably determined by the Company in good faith, as evidenced by an Officers’ Certificate);

(9) the existence of, or the performance by the Company or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Holders in any material respect than the terms of the original agreement in effect on the Issue Date as reasonably determined in good faith by the Company;

(10) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services (including pursuant to joint venture agreements), in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Permitted Holder or to any director, manager, officer, employee or consultant of the Company or any direct or indirect parent company thereof;

(12) transactions with a China Entity;

(13) investments by the Sponsors and the Co-Investors in newly-issued securities of the Company or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than such investor’s pro rata share (based on its holdings of the common equity of Parent) of the proposed or outstanding issue amount of such new class of securities;

(14) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(15) transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Company or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally; provided, however, that with regard to an issue of indebtedness of the Company or any of its Subsidiaries, such Affiliate holds no more than 15% of such issue;

(16) any transaction in which the only consideration paid by the Company or any Restricted Subsidiary consists of Equity Interests (other than Disqualified Stock) of the Company;

(17) transactions with any joint venture engaged in a Similar Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company;

(18) any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purpose of reincorporating the Company in a new jurisdiction;

(19) any agreement that provides customary registration rights to the equityholders of the Company or any parent of the Company and the performance of such agreements; and

(20) transactions between the Company or any Restricted Subsidiary and any person that is an Affiliate of the Company or any Restricted Subsidiary solely because a director of such Person is also a director of the Company or any direct or indirect parent of the Company; provided that such director abstains from voting as a director of the Company or any direct or indirect parent, as the case may be, on any matter involving such other Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or

(2) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(3) make loans or advances to the Company or any Restricted Subsidiary; or

(b) sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary;

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the ABL Facility and the related documentation (including security documents and intercreditor agreements), Hedging Obligations and the 6% Senior Subordinated Exchangeable Notes;

(2) the Indenture, the Notes, the exchange notes, any Additional Notes permitted to be incurred under the Indenture and the guarantees thereof;

(3) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (b) above on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries permitted to be incurred after the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(10) customary provisions in joint venture agreements, asset sale agreements, sale and leaseback agreements and other similar agreements;

(11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

(12) restrictions created in connection with any Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such restrictions are necessary or advisable, in the good faith determination of the Company, to effect such Receivables Facility;

(13) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and

(14) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, that with respect to contracts, instruments or obligations existing on the Issue Date, any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive with respect to such encumbrances and other restrictions than those contained in such contracts, instruments or obligations as in effect on the Issue Date.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

The Company will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities) of the Company or any Subsidiary Guarantor, other than a Subsidiary Guarantor or a Foreign Subsidiary, to guarantee the payment of any Indebtedness of the Company or any Subsidiary Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Company or any Subsidiary Guarantor, that is by its express terms subordinated in right of payment to the notes or such Subsidiary Guarantor’s Subsidiary Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee substantially to the same extent as such Indebtedness is subordinated to the notes;

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that:

(a) such Subsidiary Guarantee has been duly executed and authorized; and

(b) such Subsidiary Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity, provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Reports and Other Information

Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders, within the time periods specified in the SEC’s rules and regulations (as in effect on the Issue Date) for non-accelerated filers:

(1) all quarterly and annual financial information that would be required to be contained in a filing by a non-accelerated filer with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will be deemed to have furnished to the Holders the reports referred to in clauses (1) and (2) of the first paragraph of this covenant if the Company has either (i) filed such reports with the SEC (and such reports are publicly available) or (ii) posted such reports on the Company Website and issued a press release in respect thereof. For purposes of this covenant, the term “Company Website” means the collection of web pages that may be accessed on the World Wide Web using the URL address http://www.aleris.com or such other address as the Company may from time to time designate in writing to the Trustee. In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In addition, if at any time any direct or indirect parent company of the Company becomes a guarantor of the notes (there being no obligation of such parent to do so), the reports, information and other documents required to be filed and furnished to the Holders pursuant to this covenant may, at the option of the Company, be filed by and be those of such parent rather than the Company; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the registered exchange offer (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding notes) or the effectiveness of the shelf registration statement (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding notes) by the filing with the SEC of the exchange offer registration statement (as described under “Exchange Offer and Registration Rights” in the final offering memorandum relating to the issuance of the outstanding notes) or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (3) under “—Events of Default and Remedies” until 120 days after the date any report hereunder is due. Notwithstanding anything herein to the contrary, any failure to comply with this covenant shall be automatically cured when the Company or any direct or indirect parent of the Company, as the case may be, provides all required reports to the Holders of the notes or files all required reports with the SEC.

No Amendment to Subordination Provisions

Without the consent of the Holders of a majority in outstanding aggregate principal amount of the notes, the Company will not amend, modify or alter the 6% Senior Subordinated Debt Documents in any way to:

(1) increase the rate of or change the time for payment of interest on any 6% Senior Subordinated Exchangeable Notes;

(2) increase the principal of, advance the final maturity date of or shorten the Weighted Average Life to Maturity of any 6% Senior Subordinated Exchangeable Notes;

(3) alter the redemption provisions or the price or terms at which the Company is required to offer to purchase any 6% Senior Subordinated Exchangeable Notes; or

(4) amend the provisions of the Senior Subordinated Debt Documents that relate to subordination.

Events of Default and Remedies

The following events constitute Events of Default under the Indenture:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of payments of principal of, or premium, if any, on the notes issued under the Indenture;

(2) default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;

(3) failure by the Company or any Subsidiary Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture to comply with any of its other agreements in the Indenture or the notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

(A) such default either:

(i) results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or

(ii) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40 million or more at any one time outstanding;

(5) failure by the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary); or

(7) the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiaries that together would constitute a Significant Subsidiary), as the case may be, denies that it has any further liability under its Subsidiary Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Company) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest on the notes will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Company, all outstanding notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default, except a Default relating to the payment of principal of and premium, if any, and interest on the notes if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may, on behalf of all Holders, waive any existing Default and its consequences under the Indenture, except a continuing Default in the payment of principal of and premium, if any, or interest on any such notes held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded automatically and without any action by the Trustee or the Holders if, within 20 days after such Event of Default arose,

(x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(z) the default that is the basis for such Event of Default has been cured.

Except to enforce the right to receive payments of principal of and premium, if any, and interest on the notes when due, no Holder may pursue any remedy with respect to the Indenture or the notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the then outstanding notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

The Indenture provides that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor (other than in the case of stockholders of any Subsidiary Guarantor, the Company or another Subsidiary Guarantor) or any of their parent companies shall have any liability for any obligations of the Company or the Subsidiary Guarantors under the notes, the Subsidiary Guarantees and the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Most of the obligations of the Company and the Subsidiary Guarantors under the Indenture will terminate and will be released upon payment in full of all of the notes issued under the Indenture. The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and each Subsidiary Guarantor’s obligation discharged with respect to its Subsidiary Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Company’s obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations and those of each Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions;

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling; or

(B) since the original issuance of the notes, there has been a change in the applicable U.S. Federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel in the United States of America shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States of America reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility, the Senior Subordinated Debt Documents, the 6% Senior Subordinated Exchangeable Notes or any other material agreement or instrument (other than the Indenture) to which, the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel in the United States of America (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (A) have become due and payable by reason of the making of a notice of redemption or otherwise, (B) will become due and payable within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(a) either

(1) all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) all such notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any Credit Facility, the Senior Subordinated Debt Documents, the 6% Senior Subordinated Exchangeable Notes or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(c) the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any related Subsidiary Guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, in each case other than notes beneficially owned by the Company or its Affiliates.

The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in the Indenture or any Subsidiary Guarantee that cannot be amended or modified without the consent of all Holders;

(5) make any note payable in money other than that stated in the notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes;

(7) make any change in the ranking of the Indenture and the notes that would adversely affect the Holders;

(8) except as expressly permitted by the Indenture, modify the Subsidiary Guarantee of any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary) in any manner adverse to the Holders;

(9) make any change in these amendment and waiver provisions; or

(10) impair the right of any Holder to receive payment of principal of, or interest on, such Holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s notes.

Notwithstanding the foregoing, without the consent of any Holder, the Company, any Subsidiary Guarantor (with respect to a Subsidiary Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any Subsidiary Guarantee or the notes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated notes in addition to or in place of certificated notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets and to provide for the assumption of the Company’s or any Subsidiary Guarantor’s obligations to Holders in connection therewith;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(5) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(7) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

(8) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(9) to add a Subsidiary Guarantor or other guarantor under the Indenture;

(10) to conform the text of the Indenture, the Subsidiary Guarantees or the notes to any provision of the “Description of Notes” in the final offering memorandum relating to the issuance of the outstanding notes to the extent that such provision in the Indenture, the Subsidiary Guarantees or the notes was intended to be a substantially verbatim recitation of a provision of such” Description of Notes”;

(11) to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the holders of the notes, as security for the payment and performance of all or any portion of the notes, in any property or assets;

(12) to comply with the rules of any applicable securities depositary; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of notes; provided, however, that (a) compliance with the Indenture as so amended would not result in notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the notes and any Subsidiary Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture and the Registration Rights Agreement without charge by writing to Aleris International, Inc., 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122, Attn: General Counsel.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, (1) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (2) the term “including” means “including, without limitation.”

“ABL Facility” means that certain credit agreement dated as of June 1, 2010 among the Company, each other Subsidiary of the Company set forth on the signature pages thereto, the lenders party thereto from time to time and, Bank of America, N.A., as Administrative Agent, including any notes, mortgages guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of the ABL Facility or such successor agreement.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that any Indebtedness of such other Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Subsidiary of the specified Person will not be Acquired Indebtedness.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on February 15, 2014, (such redemption price being that described in the first paragraph under “—Optional Redemption”) plus (2) all required remaining scheduled interest payments

(calculated based on the cash interest rate payable on the notes) due on such note through such date (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Asset Sale” means

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (other than by way of a Sale and Lease-Back Transaction that complies with the covenant described above under “—Certain Covenants—Limitation on Sale and Lease-Bank Transactions”) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”); and

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a) a disposition of cash, Cash Equivalents or Investment Grade Securities or excess, damaged, obsolete or worn out property or assets in the ordinary course of business or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory or goods held for sale in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Permitted Investment or the making of any Restricted Payment that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of property or other assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $25.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures or governmental condemnations on assets;

(j) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(k) the unwinding of any Hedging Obligations;

(l) the sale, lease, assignment, license, sub-license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(m) the licensing or sub-licensing of intellectual property in the ordinary course of business or consistent with past practice;

(n) any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by the Indenture; and

(o) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business.

“Attributable Debt” in respect of a Sale and Lease-Back Transaction means, as at the time of determination, the present value (discounted at the cash interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease-Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease-Back Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means, with respect to the Company, a duly adopted resolution of the Board of Directors of the Company or any committee thereof.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means

(1) in the case of a corporation, corporate stock,

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means, as to any Person,

(1) securities issued or directly and fully guaranteed or insured by the United States or any agency, instrumentality or sponsored corporation thereof and backed by the full faith and credit of the United States, and in each case having maturities of not more than 24 months from the date of acquisition;

(2) U.S. Dollar denominated time deposits, certificates of deposit, overnight bank deposits and bankers’ acceptances having maturities within one year from the date of acquisition thereof issued by any lender under the ABL Facility or any commercial bank of recognized standing, having capital and surplus in excess of $250,000,000;

(3) repurchase obligations for underlying securities of the types described in clauses (1) and (2) above and entered into with any commercial bank meeting the qualifications specified in clause (2) above;

(4) other investment instruments having maturities within 180 days from the date of acquisition thereof offered or sponsored by financial institutions having capital and surplus in excess of $500,000,000;

(5) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having maturities within 180 days from the date of acquisition thereof and having, at the time of acquisition thereof, one of the two highest rating categories obtainable from either Moody’s or S&P (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency);

(6) commercial paper rated, at the time of acquisition thereof, at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing within one year after the date of acquisition;

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above;

(8) in the case of any Foreign Subsidiary of the Company, (x) certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European economic and monetary union pursuant to the Treaty whose short term commercial paper, at the time of acquisition thereof, is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), or, if no such commercial paper rating is available, a long-term debt rating, at the time of acquisition thereof, of at least A or the equivalent thereof by S&P or at least A-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), in each case maturing not more than one year from the date of acquisition by such Foreign Subsidiary, (y) overnight deposits and demand deposit accounts maintained with any bank that such Foreign Subsidiary regularly transacts business and (z) securities of the type and maturity described in clause (i) above but issued by the principal governmental authority in which such Foreign Subsidiary is organized so long as such security has the highest rating available from either S&P or Moody’s;

(9) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition;

(10) U.S. Dollars; and

(11) Canadian dollars, Japanese yen, pounds sterling, Euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder, or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision), other than the Permitted Holders, in a single transaction or in a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies;

provided, however, that (1) a transaction in which Parent or any direct or indirect parent of the Company becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Person”) shall not constitute a Change of Control if (a) the shareholders of Parent or such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of Parent or such parent, immediately following the consummation of such transaction or (b) immediately following the consummation of such transaction, no “person” (as such term is defined above), other than a Permitted Holder and the Other Person (but including the holders of the Equity Interests of the Other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50% of the voting power of the outstanding Voting Stock of the Parent or the Other Person; (2) any transaction in which the Company remains a Wholly Owned Subsidiary of Parent, but one or more intermediate holding companies between Parent and the Company are added, liquidated, merged or consolidated out of existence, shall not constitute a Change of Control; (3) any holding company whose only significant asset is Capital Stock of the Company, Parent or any direct or indirect parent of the Company shall not itself be considered a “person” or “group” for purposes of this definition; (4) the transfer of assets between or among the Restricted Subsidiaries and the Company in accordance with the terms of the Indenture shall not itself constitute a Change of Control; and (5) a “person” or “group” shall not be deemed to have beneficial ownership of securities (or “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act)) subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

“China Entity” means an entity that is engaged in a Similar Business and primarily conducts its operations in the People’s Republic of China.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Co-Investors” means Persons (and their Affiliates) who, on the Issue Date, are limited partners of each of the Sponsors.

“Company” has the meaning set forth in the first paragraph under “—General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Company” shall, unless otherwise expressly stated, be deemed to mean the Board of Directors of the Company when the fair market value of such asset or liability is equal to or in excess of $100.0 million.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other related noncash charges of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income, including

(1) amortization of original issue discount resulting from the issuance of Indebtedness at less than par,

(2) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances,

(3) noncash interest payments (but excluding any noncash interest expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP),

(4) the interest component of Capitalized Lease Obligations and

(5) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness,

and excluding

(i) Additional Interest, (ii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iii) any expensing of bridge, commitment and other financing fees and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(1) any net after-tax extraordinary gains or losses or any non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, but not limited to, any expenses relating to severance, relocation and one-time compensation charges and any expenses directly attributable to the implementation of cost-saving initiatives) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded;

(4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded;

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period (subject in the case of dividends, distributions or other payments made to a Restricted Subsidiary to the limitations contained in clause (6) below);

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(7) any increase in amortization or depreciation or other noncash charges resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded;

(8) any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded;

(9) any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(10) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 shall be excluded;

(11) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness, including intercompany indebtedness, shall be excluded;

(12) any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded;

(13) non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;

(14) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture including a refinancing thereof (whether or not successful) and any amendment or modification to the terms of any such transactions shall be excluded;

(15) all net after-tax charges, expenses, gain or income with respect to curtailments, discontinuations or modifications to pension and post-retirement employee benefit plans shall be excluded; and

(16) any noncash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments to the Company or a Restricted Subsidiary of loans and advances that constitute Restricted Investments, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4).

“Consolidated Total Assets” means, as of any date of determination, the total assets, net, reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recent fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP, with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” means, at the end of a fiscal quarter for which internal financial statements are available, the ratio of (a) Consolidated Total Indebtedness of the Company and the Restricted Subsidiaries, as of the end of such quarter, less an amount equal to the amount of any cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date, to (b) the aggregate amount of EBITDA of the Company and the Restricted Subsidiaries for the period of the four consecutive full fiscal quarters ended at the end of such quarter, with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio. For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations, Attributable Debt in respect of Sale and Lease-Back Transactions and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (and excluding (x) any undrawn letters of credit, (y) all obligations relating to Receivables Facilities and (z) any intercompany Indebtedness) and (2) the aggregate amount of all outstanding Disqualified Stock of the Company and all Disqualified Stock and Preferred Stock of the Restricted Subsidiaries (excluding items eliminated in consolidation), with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and Maximum Fixed Repurchase Prices, in each case determined on a consolidated basis, and only to the extent required to be recorded on a balance sheet, in accordance with GAAP.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(A) for the purchase or payment of any such primary obligation or

(B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means one or more debt facilities (including, without limitation, the ABL Facility), credit facilities, credit agreements, loan agreements, indentures, financings, commercial paper facilities, note purchase agreements or other agreements, in each case with banks, lenders, purchasers, investors, trustees, agents or other representatives of any of the foregoing, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables or interests in receivables to such lenders or other persons or to special purpose entities formed to borrow from such lenders or other persons against such receivables or sell such receivables or interests in receivables, and including any Receivables Facility), letters of credit, notes or other borrowings or other extensions of credit, including any notes, mortgages guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as amended, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time, including any replacement, refunding or refinancing facility or agreement that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds entities as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender, group of lenders, or otherwise and whether or not any such replacement, refunding, refinancing, amending, renewal, restatement, restructuring, increasing, supplemented or other modification occurs simultaneously with the termination or repayment of a prior Credit Facility.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Company (or a parent company thereof), less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is 91 days after the earlier of the maturity date of the notes and the date the notes are no longer outstanding; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than (i) a Foreign Subsidiary or (ii) a Domestic Subsidiary of a Foreign Subsidiary, but, in each case, including any Subsidiary that guarantees or otherwise provides direct credit support for any indebtedness of the Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

(1) increased by (without duplication):

(a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income; plus

(b) consolidated Fixed Charges of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted in computing Consolidated Net Income; plus

(d) the amount of any restructuring charge or reserve deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with (x) acquisitions after the Issue Date or (y) the closing of any production or manufacturing facilities after the Issue Date; plus

(e) any write offs, write downs or other noncash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(f) the amount of any minority interest expense deducted in computing Consolidated Net Income; plus

(g) the amount of management, monitoring, consulting and advisory fees and related expenses paid (or any accruals related to such fees or related expenses) during such period to the Sponsor and the Co-Investors and the amount of any directors’ fees or reimbursements, in each case, to the extent permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of cost savings, operational improvements and synergies projected by the Company in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operational improvements and synergies are reasonably identifiable and factually supportable, (y) such cost savings, operational improvements and synergies are expected to be realized within 36 months of the date thereof in connection with such actions and (z) the aggregate amount of cost savings added pursuant to this clause (h) shall not exceed the greater of (i) $40 million and (ii) 10.0% of EBITDA on a consolidated basis for the Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination (calculated on a pro forma basis as though such cost savings, operational improvements and synergies had been realized on the first day of such period), for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(i) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Equity Interests of the Company (other than Disqualified Stock that is Preferred Stock) in each case, solely to the extent that such cash proceeds are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period (other than such cash charges that have been added back to Consolidated Net Income in computing EBITDA in accordance with this definition); and

(3) increased or decreased, as applicable, by (without duplication) the amount of gain or loss resulting in such period from a sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any of its direct or indirect parent companies (excluding Disqualified Stock), other than

(a) public offerings with respect to the Company’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) any such public or private sale that constitutes an Excluded Contribution; and

(c) an issuance to any Subsidiary of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Company from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an executive vice president and the principal financial officer of the Company on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishing of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (the “reference period”).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charges and the change in EBITDA resulting therefrom) had occurred on the first day of the reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the reference period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include, without duplication, adjustments appropriate to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature set forth under “Unaudited Condensed Consolidated Pro Forma Financial Information” in this prospectus for the Company to the extent such adjustments, without duplication, continue to be applicable to the reference period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a) Consolidated Interest Expense of such Person for such period,

(b) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock made during such period, and

(c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period;

provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of preferred stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States of America, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States of America that are in effect on the Issue Date. At any time after the date of the Indenture, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that any calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.

“Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations, and, when used as a verb, shall have a corresponding meaning.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and other agreements or arrangements, in each case designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any Person:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof);

(3) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(4) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business;

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of another Person secured by a Lien on any asset owned by such Person, whether or not such obligations are assumed by such Person and whether or not such obligations would appear upon the balance sheet of such Person; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured; and

(d) Attributable Debt in respect of Sale and Lease-Back Transactions;

provided, however, that notwithstanding the foregoing, Indebtedness will be deemed not to include (A) Contingent Obligations incurred in the ordinary course of business; (B) Obligations under, or in respect of, Receivables Facilities; (C) any operating leases as such an instrument would be determined in accordance with GAAP on the date of the Indenture, (D) in connection with the purchase by the Company or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing unless such payments are required under GAAP to appear as a liability on the balance sheet (excluding the footnotes), (E) deferred or prepaid revenues, (E) any Capital Stock other than Disqualified Stock or (F) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged and that is independent of the Company and its Affiliates.

“Initial Purchasers” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated; Barclays Capital Inc.; Deutsche Bank Securities Inc.; J.P.Morgan Securities LLC; UBS Securities LLC; KeyBanc Capital Markets Inc.; and Moelis & Company LLC.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2), which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x) the Company’s “Investment” in such Subsidiary at the time of such redesignation; less

(y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company.

“Issue Date” means February 9, 2011.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes or repatriation costs paid or payable as a result thereof (after taking into account any available tax or other credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company or a Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company or a Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations “ means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), guarantees of payment, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnification in favor of the Trustee and any other third parties other than the Holders.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Parent” means Aleris Corporation, formerly known as Aleris Holding Company, a Delaware corporation.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person that is not the Company or any of its Restricted Subsidiaries; provided that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Holders” means Sponsors and members of management of the Company (or its direct parent) who are holders of Equity Interests of the Company (or any of its direct or indirect parent companies) on the Issue Date (the “Management Investors”) and any Co-Investors or Subsequent Co-Investors; provided, that the Sponsors, the Management Investors and the Co-Investors, collectively, have beneficial ownership of at least 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Company or any Restricted Subsidiary, including, without limitation, a repurchase or retirement of the notes;

(b) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(c)(i) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Similar Business if as a result of such Investment

(1) such Person becomes a Restricted Subsidiary of the Company or

(2) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and

(ii) any Investment held by such Person;

(d) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to legally binding written commitments in existence on the Issue Date, and any extension, modification or renewal of such existing Investments, to the extent not involving any additional Investment other than as the result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investments as in effect on the Issue Date;

(f) loans and advances to, and guarantees of Indebtedness of, employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary not in excess of $8 million outstanding at any one time, in the aggregate;

(g) any Investment acquired by the Company or any Restricted Subsidiary

(1)(x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable or (y) in good faith settlement of delinquent obligations of, and other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course; or

(2) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h) Hedging Obligations permitted under clause (l) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(i) loans and advances to officers, directors and employees of the Company (or any of its direct or indirect parent companies) or a Restricted Subsidiary for business-related travel expenses (including entertainment expenses), moving expenses, tax advances, payroll advances and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Company in good faith;

(j) Investments the payment for which consists of Equity Interests of the Company, or any of its direct or indirect parent companies (exclusive of Disqualified Stock); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described under “—Certain Covenants—Limitation on Restricted Payments”;

(k) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and performance guarantees in the ordinary course of business;

(1) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6) and (10) of such paragraph);

(m) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(n) Investments relating to a Receivables Facility; provided that in the case of Receivables Facilities established after the Issue Date, such Investments are necessary or advisable (in the good faith determination of the Company) to effect such Receivables Facility;

(o) Investments in a China Entity;

(p) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (p) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $250 million and (y) 12.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(q) Investments in joint ventures having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (q) that are at that time outstanding, not to exceed the greater of (x) $150 million and (y) 7.5% of Consolidated Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(r) advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business; and

(s) the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Company.

“Permitted Liens” means, with respect to any Person:

(1) Liens to secure Indebtedness incurred under clauses (a) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (and, in each case, any related Obligations);

(2) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as landlords’, carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case, for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens for taxes, assessments or other governmental charges or claims not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(5) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety, environmental or appeal bonds, bids, leases, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case, which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(9) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary (other than the proceeds or products of such property or shares of stock or improvements thereon);

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(12) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries and do not secure any Indebtedness;

(13) Liens arising from financing statement filings under the Uniform Commercial Code or similar state laws regarding (i) operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business and (ii) goods consigned or entrusted to or bailed with a Person in connection with the processing, reprocessing, recycling or tolling of such goods;

(14) Liens in favor of the Company or any Subsidiary Guarantor;

(15) Liens on inventory or equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s client at which such inventory or equipment is located;

(16) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(17) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (1), (7), (8) and (9) and the following clause (18); provided that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under the foregoing clauses (1), (7), (8), (9) and the following clause (18) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(18) Liens securing Indebtedness permitted to be incurred pursuant to clauses (e), (r), (s) and (v) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (A) Liens securing Indebtedness permitted to be incurred pursuant to clause (r) are solely on acquired property or assets of the acquired entity (and proceeds or products of such property or assets or improvements of such property or assets), as the case may be and (B) Liens securing Indebtedness permitted to be incurred pursuant to clause (s) extend only to the assets of Foreign Subsidiaries;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “—Events of Default and Remedies,” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods in the ordinary course of business;

(22) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;

(26) other Liens securing obligations which obligations at the time outstanding do not exceed the greater of (x) $250 million and (y) 15% of Consolidated Total Assets;

(27) Liens securing Hedging Obligations;

(28) restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

(29) customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships;

(30) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(31) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business; and

(32) Liens securing the notes and the Subsidiary Guarantees.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Proceeds Payments” means one or more cash dividends, or other payments that would otherwise constitute a Restricted Payment, by the Company in an aggregate amount not to exceed the gross proceeds from the offering of the notes issued on the Issue Date; provided that at least a majority of the gross proceeds from this offering of the notes be declared and paid as a dividend within 30 days of the Issue Date.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Company in good faith.

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Indebtedness” means with respect to any Person:

(1) all Indebtedness of such Person, whether outstanding on the Issue Date or thereafter incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; provided that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary or to any joint venture in which the Company or any Restricted Subsidiary has an interest;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors in the ordinary course of business (including guarantees thereof as instruments evidencing such liabilities);

(4) any Indebtedness or other Obligation of such Person that is subordinate or junior in right of payment with respect to any other Indebtedness or other Obligation of such Person; or

(5) that portion of any Indebtedness that at the time of incurrence is incurred in violation of the Indenture.

“Series A Exchangeable Preferred Stock” means the 8% Series A Exchangeable Preferred Stock, par value $0.01 per share, of the Company, with a liquidation preference of $1,000 per share.

“Significant Subsidiary” means any Restricted Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business or other activities conducted, or proposed to be conducted (as described in this prospectus), by the Company and its Subsidiaries on the Issue Date or any business or other activities conducted by any entity that is similar, reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion thereof.

“6% Senior Subordinated Debt Documents” means the documents governing the 6% Senior Subordinated Exchangeable Notes.

“6% Senior Subordinated Exchangeable Notes” means the $45 million aggregate principal amount of 6% senior subordinated notes due June 1, 2020 issued by the Company under the 6% Senior Subordinated Debt Documents.

“Sponsors” means Oaktree Capital Management L.P., Apollo ALS Holdings II, L.P., Sankaty Advisors, LLC, Caspian Capital Partners LP and their respective Affiliates, but not including any portfolio companies thereof.

“Subordinated Indebtedness” means

(a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the notes, and

(b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor that is by its terms subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor.

“Subsequent Co-Investors” means any Person (other than the Sponsor and the Co-Investors) and its Affiliates who, in connection with the acquisition of Equity Interests of the Company (or any of its direct or indirect parent companies) after the Issue Date, is part of a group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) in which any of the Sponsor, the Co-Investors or Management Investors is a member.

“Subsidiary” means, with respect to any Person,

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means the guarantee by any Subsidiary Guarantor of the Company’s Obligations under the Indenture and the notes.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Restricted Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2014; provided, however that if the period from the redemption date to February 15, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank National Association, until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means

(a) any of Aleris Asia Pacific Limited, Aleris Aluminum (Tianjin) Co., Ltd. and Aleris (Shanghai) Trading Co., Ltd. and any of their direct and indirect Subsidiaries; and

(b)(1) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company, as provided below) and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares of Capital Stock or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,

(b) such designation complies with the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and

(c) each of

(1) the Subsidiary to be so designated and

(2) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default shall have occurred and be continuing and either:

(1) the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of any applicable Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Zhenjiang Joint Venture” means the joint venture to construct and operate an aluminum rolling mill in Zhenjiang City, Jiangsu Province, China.

“Zhenjiang Joint Venture Agreement” means the agreement between Aleris Asia Pacific Limited and Zhenjiang Dingsheng Aluminum Industries Joint Stock Co., Ltd., dated as of October 19, 2010, to own and operate the Zhenjiang Joint Venture.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

The following summary describes material U.S. federal income tax consequences and, in the case of a non-U.S. holder (as defined below), material U.S. federal estate tax consequences, of the purchase, ownership and disposition of the exchange notes, and of the exchange of the outstanding notes for the exchange notes. This summary is limited to beneficial owners of the exchange notes and the outstanding notes that hold the exchange notes and the outstanding notes as capital assets.

The U.S. federal income and estate tax considerations set forth below are based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change or differing interpretations (possibly with retroactive effect). We have not and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the exchange notes, and of the exchange of the outstanding notes for the exchange notes that are different from those discussed below or that a court will not agree with any such positions.

This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a beneficial owner of the exchange notes or the outstanding notes in light of such beneficial owner’s particular investment or other circumstances. This summary also does not discuss considerations or consequences relevant to persons subject to special provisions of U.S. federal tax law, such as:

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities (including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes) and beneficial owners of pass-through entities;

•	U.S. expatriates;

•	persons that are subject to the alternative minimum tax;

•	financial institutions, insurance companies, and dealers or traders in securities or currencies;

•	U.S. holders (as defined below) having a “functional currency” other than the U.S. dollar;

•	controlled foreign corporations and passive foreign investment companies, and shareholders of such corporations;

•	regulated investment companies;

•	real estate investment trusts; and

•

persons that hold the outstanding notes or the exchange notes as part of a constructive sale, wash sale, conversion transaction or other integrated transaction or a straddle, hedge or synthetic security.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the outstanding notes or the exchange notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and partnerships holding the outstanding notes or the exchange notes should consult their own tax advisors regarding the U.S. federal tax consequences of purchasing, owning and disposing of the exchange notes and of the exchange of the outstanding notes for the exchange notes. In addition, this summary does not address the effect of any U.S. federal gift tax laws (or estate tax laws for U.S. holders), the newly enacted Medicare tax on investment income or any U.S. state or local or non-U.S. tax laws on a beneficial owner of the outstanding notes or the exchange notes. Each beneficial owner of the outstanding notes or the exchange notes should consult a tax advisor as to the particular tax consequences to it of purchasing, owning and disposing of the exchange notes and of the exchange of the outstanding notes for the exchange notes, including the applicability and effect of any U.S. federal estate or gift tax laws or any U.S. state or local or non-U.S. tax laws.

U.S. Holders

The following summary applies to you only if you are a “U.S. holder.” As used in this prospectus, a “U.S. holder” means a beneficial owner of an outstanding note or an exchange note who or that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or entity treated as a corporation for such purposes) created or organized in or under the laws of the United States, or any State thereof or the District of Columbia;

•	an estate the income of which is includible in its gross income for U.S. federal income tax purposes without regard to its source; or

•

a trust, if either (x) it is subject to the primary supervision of a court within the United States and one or more “United States persons” has the authority to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Stated Interest on Exchange Notes. Stated interest on the exchange notes will be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. holder’s usual method of accounting for U.S. federal income tax purposes.

Market discount. If a U.S. holder purchases an exchange note (or purchased an outstanding note for which the exchange note was exchanged, as the case may be) at a price that is less than its “stated redemption price at maturity” (as defined below), the excess of the stated redemption price at maturity over such U.S. holder’s purchase price will be treated as “market discount”. However, the market discount will be considered to be zero if on the date of purchase it is less than the statutory de minimis amount equal to 1/4 of 1% of the stated redemption price at maturity of the exchange note multiplied by the number of complete years to maturity from the date such U.S. holder purchased the exchange note (or the date such U.S. holder purchased an outstanding note for which the exchange note was exchanged, as the case may be). For this purpose, the stated redemption price at maturity of an exchange note includes all payments on the exchange note (including, for this purpose, all payments on an outstanding note for which the exchange note was exchanged) other than payments of “qualified stated interest.” Stated interest on the outstanding notes and exchange notes is treated as qualified stated interest.

Under the market discount rules of the Internal Revenue Code, such U.S. holder generally will be required to treat any gain recognized on the retirement, sale, redemption, exchange or other taxable disposition of an exchange note as ordinary income (generally treated as interest income) to the extent of the market discount which accrued but was not previously included in income. In addition, such U.S. holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of all or a portion of such U.S. holder’s interest expense on any indebtedness incurred or continued to purchase or carry the exchange note (or an outstanding note for which the exchange note was exchanged, as the case may be). In general, market discount will be considered to accrue ratably during the period from the date such U.S. holder purchased the exchange note (or the date such U.S. holder purchased the outstanding note for which the exchange note was exchanged, as the case may be) to the maturity date of the exchange note, unless such U.S. holder makes an irrevocable election (on an instrument-by-instrument basis) to accrue market discount under a constant yield method. Alternatively, such U.S. holder may elect to include market discount in income currently as it accrues (under either a ratable or constant yield method), in which case the rules described above regarding the treatment of any gain recognized upon the retirement or disposition of the exchange note and the deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

Bond premium. If a U.S. holder purchases an exchange note (or purchased an outstanding note for which the exchange note was exchanged, as the case may be) for an amount in excess of the amount payable at maturity of the exchange note (or on an earlier call date if it results in a smaller excess), such U.S. holder will be considered to have “bond premium” equal to such excess. Such U.S. holder may be able to elect to amortize this premium using a constant yield method over the term of the exchange note (or until an earlier call date, as applicable). The amortized amount of the premium for a taxable year generally will be treated first as a reduction of interest on the exchange note (or on the outstanding note for which the exchange note was exchanged, as the case may be) included in such taxable year to the extent thereof, then as a deduction allowed in that taxable year to the extent of such U.S. holder’s prior interest inclusions on the exchange note (or on the outstanding note for which the exchange note was exchanged, as the case may be), and finally as a carryforward allowable against such U.S. holder’s future interest inclusions on the exchange note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by such U.S. holder on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS. Such U.S. holder should consult such U.S. holder’s own tax advisor concerning the computation and amortization of any bond premium on the exchange notes.

Constant yield election. As an alternative to the above-described rules for including stated interest and any market discount in income and amortizing any bond premium, a U.S. holder may elect to include in gross income all interest that accrues on an exchange note, including stated interest, any market discount (including any de minimis market discount) and adjustments for any bond premium, on the constant yield method. If such U.S. holder were to make this election with respect to an exchange note having market discount, such U.S. holder would be deemed to have made an election to include market discount in income currently (as discussed above) which, as discussed above, will apply to all debt instruments held or subsequently acquired by such U.S. holder. If such U.S. holder were to make this election with respect to an exchange note having bond premium, such U.S. holder would be deemed to have made an election to amortize bond premium (as discussed above) which, as discussed above, will apply to all debt instruments held or subsequently acquired by such U.S. holder. Particularly for the U.S. holders who are on the cash method of accounting, a constant yield election may have the effect of causing such U.S. holders to include stated interest in income earlier than would be the case if no such election were made, and the election may not be revoked without the consent of the IRS. U.S. holders should consult their own tax advisor before making this election.

Exchange Offer. The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, a U.S. holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the exchange notes as the outstanding notes.

Dispositions of the Exchange Notes. Unless a nonrecognition provision of the U.S. federal income tax laws applies, upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, a U.S. holder will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the sale, exchange, redemption, retirement or other taxable disposition (other than amounts attributable to accrued stated interest, which will be treated as described above) and the U.S. holder’s adjusted tax basis in the exchange note. A U.S. holder’s adjusted tax basis in an exchange note will generally be its cost in acquiring the exchange note (or its cost in acquiring the outstanding note for which the exchange note was exchanged, as the case may be), increased by any market discount on the exchange note (including any market discount on an outstanding note for which the exchange note was exchanged) previously included in its gross income and reduced by the amount of any amortizable bond premium applied to reduce interest with respect to its exchange note (or an outstanding note for which the exchange note was exchanged, as the case may be), or allowed as a deduction.

Gain or loss recognized by a U.S. holder on the sale, exchange, redemption, retirement or other taxable disposition of the exchange note will generally be capital gain or loss. The gain or loss recognized by a U.S. holder will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (taking into account, for this purpose, the period of time the U.S. holder held an outstanding note for which the exchange note was exchanged). Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding. In general, “backup withholding” at a rate of 28 percent (which rate currently is scheduled to increase to 31 percent for taxable years beginning on or after January 1, 2013) may apply to payments of interest on an exchange note and of proceeds of a sale or other disposition (including retirement or redemption) of an exchange note that are made to a non-corporate beneficial owner of the exchange notes if that beneficial owner fails to provide an accurate taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules (or otherwise establish an exemption). Backup withholding is not an additional tax and may be credited against a beneficial owner’s U.S. federal income tax liability (or may entitle the beneficial owner to a refund), provided that the required information is timely furnished to the IRS. Where required, information will be reported to both U.S. holders and the IRS regarding the amount of interest on, and the proceeds of a sale or other disposition (including a retirement or redemption) of, the exchange notes in each calendar year as well as the corresponding amount of tax withheld, if any.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of the outstanding notes or the exchange notes and you are neither a U.S. holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) (a “non-U.S. holder”).

U.S. Federal Withholding Tax. Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your exchange notes under the “portfolio interest” exception of the Internal Revenue Code, provided that:

•

you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•

you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a U.S. trade or business; and

•

you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your exchange notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described above. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30 percent U.S. federal withholding tax unless you provide us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your exchange notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

U.S. Federal Income Tax. Except for the possible application of U.S. federal withholding tax (see “—U.S. Federal Withholding Tax” above) and backup withholding tax (see “—Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of interest on your exchange notes, or on any gain realized from (or accrued interest treated as received in connection with) the sale, redemption, retirement at maturity or other taxable disposition of your exchange notes unless:

•

in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or claim a complete exemption from U.S. federal income tax on such interest under an applicable income tax treaty (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

•

in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your exchange notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30 percent U.S. federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•

the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your exchange notes is effectively connected with the conduct of your trade or business, the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to a U.S. holder unless an applicable income tax treaty provides otherwise (although such interest will be exempt from the withholding tax discussed above under “—U.S. Federal Withholding Tax” if you provide a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable U.S. income tax treaty.

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

Backup Withholding and Information Reporting. Under current Treasury regulations, backup withholding and information reporting generally will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “—U.S. Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder. However, we or our paying agent may be required to report to the IRS and you payments of interest on the exchange notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition (including the retirement or redemption) of your exchange notes may be subject to information reporting and backup withholding tax at a rate of 28 percent (which rate currently is scheduled to increase to 31 percent for taxable years beginning on or after January 1, 2013). If you sell your exchange notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your exchange notes through a non-U.S. office of a U.S. broker or a foreign broker with certain U.S. connections unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your exchange notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a U.S. person or the conditions of any other exemption are not, in fact, satisfied.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax. If you are an individual and are not a U.S. citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your exchange notes generally will not be subject to the U.S. federal estate tax, unless, at the time of your death:

•

you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the exchange notes is effectively connected with your conduct of a U.S. trade or business.

BOOK ENTRY; DELIVERY AND FORM

Except as set forth below, all the exchange notes will be issued in fully registered global form. Global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, global notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below, beneficial interests in global notes may not be exchanged for notes in certificated form and owners of beneficial interests in global notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

Transfers of beneficial interests in global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the global notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2) ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in global notes).

Investors global notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in global notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in DTC. All interests in a global note may be subject to the procedures and requirements of DTC. Interests in a global note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a global note to

Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in global notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form (“certificated notes”) and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of and premium, interest and additional interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names notes, including global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Issuer, the trustee or any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in global notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in global notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which that participant or those participants has or have given the relevant direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute those notes to its participants. Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time.

Neither the Issuer nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for a certificated note if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the applicable global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed by us within 90 days;

•	there has occurred and is continuing a Default with respect to the notes; or

•	if requested by a holder of beneficial interest in a global note.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors” in the final offering memorandum relating to the outstanding notes dated February 4, 2011, unless that legend is not required by applicable law.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold or otherwise transferred by holders thereof, other than any holder which is (A) an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, (B) a broker-dealer who acquired notes directly from our company or (C) broker-dealers who acquired notes as a result of market-making or other trading activities, without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such exchange notes are acquired in the ordinary course of such holders’ business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes. However, broker-dealers receiving the exchange notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of such exchange notes. To date, the staff of the SEC has taken the position that these broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the exchange offer, other than a resale of an unsold allotment from the sale of the outstanding notes to the initial purchasers thereof, with the prospectus contained in the exchange offer registration statement. Pursuant to the registration rights agreement, we have agreed to permit these broker-dealers to use this prospectus in connection with the resale of such exchange notes. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, and any amendment or supplement to this prospectus, available to, and promptly send additional copies of this prospectus, and any amendment or supplement to this prospectus, to, any broker-dealer that requests such documents in the letter of transmittal for use in connection with any such resale.

Each holder of the outstanding notes who wishes to exchange its outstanding notes for exchange notes in the exchange offer will be required to make certain representations to us as set forth in “The Exchange Offer.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

LEGAL MATTERS

The validity of the exchange notes offered hereby and the guarantees thereof will be passed on for us by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. Certain matters with respect to Ohio law will be passed upon for us by Baker & Hostetler LLP.

EXPERTS

The consolidated financial statements of Aleris International, Inc. as of December 31, 2010 (Successor) and 2009 (Predecessor) and for the seven-month period ended December 31, 2010 (Successor), the five-month period ended May 31, 2010 (Predecessor) and the years ended December 31, 2009 and 2008 (Predecessor), appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the exchange notes, reference is made to the registration statement. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or other documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or the matter involved.

We are not currently subject to the informational requirements of the Exchange Act. However, under the indenture for the notes, we have agreed to furnish to holders of the notes (1) all quarterly and annual reports that would be required to be filed the SEC on Forms 10-Q and 10-K if we were required to file such reports and (2) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. After consummation of the exchange offer, the indenture for the notes provides that, if we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we will nonetheless continue to file the reports specified in the immediately preceding sentence unless the SEC will not accept such a filing. See “Description of Exchange Notes—Reports and Other Information.”

You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

Aleris International, Inc., a Delaware corporation, is a wholly-owned subsidiary of Aleris Corporation, a Delaware corporation. Our principal executive offices are located at 25825 Science Park Drive, Suite 400, Beachwood, Ohio 44122 and our telephone number at that address is (216) 910-3400. You may find additional information about us and our subsidiaries on our website at www.aleris.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in, and is not a part of, this prospectus.

ALERIS INTERNATIONAL, INC.

Index to Consolidated Financial Statements

Index	Page Number
Audited Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet at December 31, 2010 (Successor) and 2009 (Predecessor)	F-3

Consolidated Statements of Operations for the seven months ended December  31, 2010 (Successor), the five months ended May 31, 2010 (Predecessor) (Restated) and the years ended December 31, 2009 and 2008 (Predecessor)

F-4

Consolidated Statements of Cash Flows for the seven months ended December  31, 2010 (Successor), the five months ended May 31, 2010 (Predecessor) (Restated) and the years ended December 31, 2009 and 2008 (Predecessor)

F-5

Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the seven months ended December 31, 2010 (Successor), the five months ended May 31, 2010 (Predecessor) (Restated) and the years ended December 31, 2009 and 2008 (Predecessor)

F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Consolidated Financial Statements:
Consolidated Balance Sheet (unaudited) at March 31, 2011 (Successor) and December 31, 2010 (Successor)	F-86
Consolidated Income Statement (unaudited) for the three months ended March 31, 2011 (Successor) and 2010 (Predecessor)	F-87
Consolidated Statements of Cash Flows (unaudited) for the three months ended March 31, 2011 (Successor) and 2010 (Predecessor)	F-88
Notes to Consolidated Financial Statements (unaudited)	F-89

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of

Aleris International, Inc.

We have audited the accompanying consolidated balance sheet of Aleris International, Inc. (the Company) as of December 31, 2010 (Successor) and 2009 (Predecessor), and the related consolidated statements of operations, changes in stockholder’s equity (deficit), and cash flows for the seven-month period ended December 31, 2010 (Successor), five-month period ended May 31, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aleris International, Inc. at December 31, 2010 (Successor) and 2009 (Predecessor), and the consolidated results of its operations and its cash flows for the seven-month period ended December 31, 2010 (Successor), five-month period ended May 31, 2010 (Predecessor) and years ended December 31, 2009 and 2008 (Predecessor), in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 3 and 4 to the consolidated financial statements, on May 13, 2010, the Bankruptcy Court entered an order confirming the plan of reorganization, which became effective on June 1, 2010. Accordingly, the accompanying consolidated financial statements have been prepared in conformity with Accounting Standards Codification 852-10, Reorganizations, for the Successor Company as a new entity with assets, liabilities and a capital structure having carrying amounts not comparable with prior periods.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements for the five-month period ended May 31, 2010 (Predecessor) have been restated to revise the gain on reorganization.

/s/ Ernst & Young LLP

Cleveland, Ohio

March 1, 2011, except

for Note 23, as to which the date is

March 30, 2011, and except for Note 1,

Note 4 and Note 24, as to which the date is July 28, 2011

ALERIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(in millions, except share and per share data)

	(Successor)	(Predecessor)
	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$113.5	$108.9
Accounts receivable (net of allowances of $8.7 and $16.7 at December 31, 2010 and 2009, respectively)	393.4	319.3
Inventories	613.6	425.8
Deferred income taxes	1.6	9.8
Current derivative financial instruments	17.4	30.4
Prepaid expenses and other current assets	23.8	64.3

Total Current Assets	1,163.3	958.5
Property, plant and equipment, net	510.0	500.3
Goodwill	—	37.8
Intangible assets, net	49.7	26.3
Long-term derivative financial instruments	9.3	8.6
Deferred income taxes	13.9	28.9
Other long-term assets	33.5	19.9

Total Assets	$1,779.7	$1,580.3

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$283.6	$203.2
Accrued liabilities	165.2	165.1
Deferred income taxes	13.8	29.2
Current portion of long-term debt	5.3	391.7
Debt in default	—	5.0
Debtor-in-possession financing	—	444.0

Total Current Liabilities	467.9	1,238.2
Long-term debt	45.1	2.0
Deferred income taxes	8.7	27.5
Accrued pension benefits	184.5	123.4
Accrued postretirement benefits	48.5	—
Other long-term liabilities	83.2	90.3

Total Long-Term Liabilities	370.0	243.2
Liabilities subject to compromise	—	2,279.3
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued at December 31, 2010	5.2	—
Stockholder’s Equity (Deficit)
Successor:
Common stock; par value $.01; 5,000 shares authorized and 100 shares issued	—	—
Additional paid-in capital	838.7	—
Predecessor:
Preferred stock; par value $.01; 100 shares authorized; none issued	—	—
Common stock; par value $.01; 900 shares authorized and issued	—	—
Additional paid-in capital	—	857.9
Retained earnings (deficit)	71.2	(3,063.3)
Accumulated other comprehensive income	26.7	25.0

Total Stockholder’s Equity (Deficit)	936.6	(2,180.4)

Total Liabilities and Stockholder’s Equity (Deficit)	$1,779.7	$1,580.3

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31, 2009	For the year ended December 31, 2008
Revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7
Cost of sales	2,251.8	1,455.8	2,820.4	5,692.7

Gross profit	222.3	187.2	176.4	213.0
Selling, general and administrative expenses	140.0	84.2	243.6	336.1
Restructuring and impairment charges (gains)	12.1	(0.4)	862.9	1,414.0
(Gains) losses on derivative financial instruments	(6.2)	28.6	(17.0)	124.3
Other operating (income) expense, net	(2.1)	0.4	(2.1)	—

Operating income (loss)	78.5	74.4	(911.0)	(1,661.4)
Interest expense, net	7.0	73.6	225.4	226.0
Reorganization items, net	7.4	(2,227.3)	123.1	—
Other (income) expense, net	(7.6)	32.7	(10.3)	(7.8)

Income (loss) before income taxes	71.7	2,195.4	(1,249.2)	(1,879.6)
Provision for (benefit from) income taxes	0.3	(8.7)	(61.8)	(134.4)

Income (loss) from continuing operations	71.4	2,204.1	(1,187.4)	(1,745.2)
Income from discontinued operations, net of tax	—	—	—	0.8

Net income (loss)	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010 (Restated)	For the year ended December 31, 2009	For the year ended December 31, 2008
Operating activities
Net income (loss)	$71.4	$2,204.1	$(1,187.4)	$(1,744.4)
Less: Income from discontinued operations	—	—	—	0.8

Income (loss) from continuing operations	71.4	2,204.1	(1,187.4)	(1,745.2)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	38.4	20.2	168.4	225.1
Benefit from deferred income taxes	(4.8)	(11.4)	(54.2)	(152.1)
Reorganization items:
Charges (gains)	7.4	(2,227.3)	123.1	—
Payments, net of cash received	(33.7)	(31.2)	(25.2)	—
Restructuring and impairment charges (gains):
Charges (gains)	12.1	(0.4)	862.9	1,427.4
Payments	(3.3)	(5.5)	(45.6)	(31.6)
Adjustment to reflect inventories at lower of cost or market	—	—	—	55.6
Stock-based compensation expense	4.9	1.3	2.1	2.5
Unrealized (gains) losses on derivative financial instruments	(19.8)	39.2	(11.2)	119.2
Foreign exchange loss (gain) on debt	—	25.5	(14.9)	—
Amortization of debt issuance costs	2.5	27.8	109.1	14.0
Other non-cash (gains) charges, net	(15.4)	18.3	1.7	20.5
Change in operating assets and liabilities:
Change in accounts receivable	81.3	(181.5)	119.5	197.3
Change in inventories	(46.6)	(138.7)	159.3	171.8
Change in other assets	37.0	(15.2)	(41.7)	(14.4)
Change in accounts payable	24.8	67.4	(103.6)	(274.3)
Change in accrued liabilities	(35.9)	33.4	(5.6)	(75.9)

Net cash provided (used) by operating activities of continuing operations	120.3	(174.0)	56.7	(60.1)
Investing activities
Proceeds from sale of businesses	19.9	—	—	287.2
Purchase of businesses, net of cash acquired	—	—	—	(19.9)
Payments for property, plant and equipment	(46.5)	(16.0)	(68.6)	(138.1)
Proceeds from sale of property, plant and equipment	0.4	0.3	8.1	2.4
Other	—	—	0.7	0.9

Net cash (used) provided by investing activities of continuing operations	(26.2)	(15.7)	(59.8)	132.5
Financing activities
Proceeds from issuance of AHC common stock, net of issuance costs of $22.5	—	541.1	—	—
Proceeds from issuance of Preferred Stock	—	5.0	—	—
Proceeds from ABL Facility	70.8	80.0	—	—
Payments on ABL Facility	(152.6)	—	—	—
Proceeds from Exchangeable Notes, net of issuance costs of $1.2	—	43.8	—	—
Proceeds from DIP ABL Facility	—	895.3	1,263.2	—
Payments on DIP ABL Facility	—	(1,112.5)	(1,306.0)	—
Net payments on revolving credit facilities	—	—	—	(81.7)
Proceeds from DIP Term Facility	—	34.8	201.6	—
Payments on DIP Term Facility	—	(244.7)	—	—
Payments on other long-term debt, net	(1.0)	(1.3)	(8.8)	(18.3)
Debt issuance costs	(1.1)	(54.2)	(89.5)	(5.8)
Other	(0.9)	0.2	0.3	(2.5)

Net cash (used) provided by financing activities of continuing operations	(84.8)	187.5	60.8	(108.3)
Effect of exchange rate differences on cash and cash equivalents	5.3	(7.8)	2.7	(0.1)

Cash flows provided (used) by continuing operations	14.6	(10.0)	60.4	(36.0)
Cash flows of discontinued operations:
Operating cash flows	—	—	—	(25.4)
Cash and cash equivalents at beginning of period	98.9	108.9	48.5	109.9

Cash and cash equivalents at end of period	$113.5	$98.9	$108.9	$48.5

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER’S EQUITY (DEFICIT)

(in millions)

	Common Stock	Additional paid- in-capital	Retained earnings (deficit)	Accumulated other comprehensive income	Total stockholder’s equity (deficit)
Balance at January 1, 2008 (Predecessor)	$—	$852.6	$(129.0)	$127.1	$850.7
Comprehensive loss:
Net loss	—	—	(1,744.4)	—	(1,744.4)
Other comprehensive income (loss):
Deferred hedge gain, net of tax benefit of $5.0	—	—	—	8.2	8.2
Currency translation adjustments	—	—	—	(75.1)	(75.1)
Pension and other postretirement liability adjustment, net of tax of $4.1	—	—	—	(59.7)	(59.7)

Comprehensive loss					(1,871.0)
Dividend to Aurora Acquisition Holdings, Inc.	—	—	(2.1)	—	(2.1)
Stock-based compensation expense	—	2.5	—	—	2.5
Other	—	0.7	(0.5)	—	0.2

Balance at December 31, 2008 (Predecessor)	$—	$855.8	$(1,876.0)	$0.5	$(1,019.7)

Comprehensive loss:
Net loss	—	—	(1,187.4)	—	(1,187.4)
Other comprehensive income (loss):
Currency translation adjustments	—	—	—	5.0	5.0
Pension and other postretirement liability adjustment, including tax of $3.1	—	—	—	(4.2)	(4.2)
Liquidation of Canada LP	—	—	—	23.7	23.7

Comprehensive loss					(1,162.9)
Stock-based compensation expense	—	2.1	—	—	2.1
Other	—	—	0.1	—	0.1

Balance at December 31, 2009 (Predecessor)	$—	$857.9	$(3,063.3)	$25.0	$(2,180.4)

Comprehensive income:
Net income (restated)	—	—	2,204.1	—	2,204.1
Other comprehensive income (loss):
Currency translation adjustments	—	—	—	44.2	44.2
Pension and other postretirement liability adjustment	—	—	—	(1.8)	(1.8)

Comprehensive income (restated)					2,246.5
Stock-based compensation expense	—	1.3	—	—	1.3
Reorganization and fresh-start accounting (restated)	—	(859.2)	859.2	(67.4)	(67.4)

Balance at June 1, 2010 (Predecessor)	$—	$—	$—	$—	$—

Issuance of Common Stock in connection with emergence from Chapter 11	$—	$833.6	$—	$—	$833.6

Balance at June 1, 2010 (Successor)	$—	$833.6	$—	$—	$833.6

Comprehensive income:
Net income	—	—	71.4	—	71.4
Other comprehensive income:
Currency translation adjustments	—	—	—	21.0	21.0
Pension and other postretirement liability adjustment, net of tax of $2.6	—	—	—	5.7	5.7

Comprehensive income					98.1
Stock-based compensation expense	—	4.9	—	—	4.9
Other	—	0.2	(0.2)	—	—

Balance at December 31, 2010 (Successor)	$—	$838.7	$71.2	$26.7	$936.6

See Notes to Consolidated Financial Statements.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share data)

1. BASIS OF PRESENTATION AND RESTATEMENT

Nature of Operations

The principal business of the Company involves the production of aluminum rolled and extruded products as well as the recycling of aluminum and specification alloy manufacturing. We produce aluminum sheet and fabricated products using direct-chill and continuous cast processes. Our aluminum sheet products are sold to customers and distributors serving the transportation, aerospace, construction, and consumer durables end-use industries. Our aluminum recycling operations consist primarily of purchasing scrap aluminum on the open market, recycling and selling it in molten or ingot form. In addition, these operations recycle customer-owned aluminum scrap for a fee (tolling). Our recycling customers are some of the world’s largest aluminum, steel and automotive companies.

Basis of Presentation

The accompanying Consolidated Financial Statements include the accounts of Aleris International, Inc. and all of its subsidiaries (collectively, except where the context otherwise requires, referred to as “we,” “us,” “our,” “Company” or similar terms). Aleris International, Inc. is a wholly-owned subsidiary of Aleris Holding Company (“AHC”) (our parent company), a holding company whose assets, liabilities and operations consist solely of those of Aleris International, Inc., except as disclosed in Note 19, “Related Party Transactions.”

On June 1, 2010 (the “Effective Date”), the Debtors (as defined in Note 3, “Reorganization Under Chapter 11”) emerged from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). Pursuant to the First Amended Joint Plan of Reorganization as modified (the “Plan”), the entity formerly known as Aleris International, Inc. (the “Predecessor”) transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that was subsequently renamed Aleris International, Inc. (the “Successor”). In exchange for the acquired assets, the Successor contributed shares of AHC common stock and the Exchangeable Notes (as defined in Note 3, “Reorganization Under Chapter 11”) to the Predecessor. These instruments were then distributed or sold pursuant to the Plan. See the Post-Emergence Capital Structure and Rights Offering section within Note 3, “Reorganization Under Chapter 11.” The Predecessor then changed its name to “Old AII, Inc.” and was dissolved.

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations,” we applied fresh-start accounting upon emergence from our Chapter 11 bankruptcy cases and became a new entity for financial reporting purposes as of June 1, 2010. As a result, the Consolidated Financial Statements of the Successor subsequent to emergence from Chapter 11 are not comparable to the Consolidated Financial Statements of the Predecessor for the reporting entity prior to emergence from Chapter 11.

In addition, ASC 852 requires that financial statements, for periods including and subsequent to a Chapter 11 bankruptcy filing, distinguish between transactions and events that are directly associated with the reorganization proceedings and the ongoing operations of the business, as well as additional disclosures. The “Company,” “Aleris International, Inc.,” “we,” “our” or similar terms when used in reference to the period subsequent to the emergence from Chapter 11 bankruptcy proceedings, refer to the Successor, and when used in reference to periods prior to the emergence from Chapter 11, refer to the Predecessor. For further information regarding our filing under and emergence from Chapter 11 and the application of fresh-start accounting, see Note 3, “Reorganization Under Chapter 11,” and Note 4, “Fresh-Start Accounting (Restated).”

On November 19, 2007, the Company entered into a stock purchase agreement to sell all the outstanding shares of capital stock of each of U.S. Zinc Corporation, Interamerican Zinc, Inc., and Aleris Asia Pacific Zinc

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(in millions, except share data)

(Barbados) Ltd. together with their wholly-owned subsidiaries (the “Zinc segment”). As a result, the Zinc segment has been reported as a discontinued operation. This is more fully described in Note 18, “Discontinued Operations.” Unless otherwise indicated, amounts in the notes to the Consolidated Financial Statements refer to continuing operations.

Management evaluated all activity of the Company through March 1, 2011 (the date the Consolidated Financial Statements were initially available to be issued) and through July 28, 2011 (the date the Consolidated Financial Statements were available to be reissued) and concluded that, except as disclosed in Note 24, “Subsequent Events,” no subsequent events have occurred that would require recognition in the Consolidated Financial Statements or disclosure in the Notes to the Consolidated Financial Statements.

Restatement

On July 28, 2011, the Company restated its previously issued financial statements to reflect a change in the presentation of the cancellation of Predecessor equity resulting from the Company’s emergence from bankruptcy and the application of fresh-start accounting. The restatement reduced the gain recorded within “Reorganization items, net” in the consolidated statement of operations for the five months ended May 31, 2010 (Predecessor) by $859.2 and reduced net income (loss) by the same amount for such period. The amounts in Note 4, “Fresh-Start Accounting (Restated),” reflect this restatement. As all Predecessor equity was eliminated as a result of applying fresh-start accounting, neither the closing balance sheet of the Predecessor nor the opening balance sheet of the Successor were impacted by the restatement. Further, the restatement did not impact the Predecessor’s previously reported cash used by operating activities, or investing activities, or provided by financing activities.

The following table shows the impact of the restatement on the statement of operations for the five months ended May 31, 2010 (Predecessor):

	As Previously Reported	Adjustment	As Restated
Reorganization items, net	$(3,086.5)	$859.2	$(2,227.3)
Income (loss) before income taxes	3,054.6	(859.2)	2,195.4
Income (loss) from continuing operations	3,063.3	(859.2)	2,204.1
Net income (loss)	3,063.3	(859.2)	2,204.1

The statement of changes in stockholder’s equity (deficit) for the five months ended May 31, 2010 (Predecessor) has been revised to reflect the presentation of the cancellation of Predecessor equity as a credit to “Retained earnings (deficit),” impacting the amounts reported as “net income” and “reorganization and fresh-start accounting” in this statement. Additionally, comprehensive income decreased by $859.2 to $2,246.5 from the previously reported amount of $3,105.7 as a result of the reduction in net income.

The restatement did not impact the Successor’s consolidated financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Accounting Estimates

The Consolidated Financial Statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual

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(in millions, except share data)

results could differ from those estimates. Our most significant estimates relate to the valuation of derivatives, property, plant and equipment, intangible assets, the assumptions used to estimate the fair value of share-based payments, pension and postretirement benefit obligations, workers’ compensation, medical and environmental liabilities, deferred tax valuation allowances and allowances for uncollectible accounts receivable.

Principles of Consolidation

The accompanying Consolidated Financial Statements include the accounts of the Company and our majority owned subsidiaries. All significant intercompany accounts and transactions have been eliminated upon consolidation. On October 19, 2010, we signed a joint venture agreement with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd. and subsequently broke ground for the construction of an aluminum rolling mill in Zhenjiang City, Jiangsu Province in China that will produce semi-finished rolled aluminum products. Formation of the joint venture will occur upon receipt of the customary government approvals and construction of the facility is expected to be completed within two years. The Company will be an 81% owner in the venture and, as a result, we anticipate including the operating results and financial condition of this entity in our Consolidated Financial Statements. We currently anticipate that the cost of this phase of the facility will be approximately $300.0. We also anticipate that two-thirds of the financing will be provided by a third-party as a non-recourse loan and the remainder will consist of equity capital contributed by each partner.

Reclassifications

Certain reclassifications have been made to prior years’ amounts to conform to the current year’s presentation.

Business Combinations

All business combinations are accounted for using the acquisition method as prescribed by ASC 805, “Business Combinations.” The purchase price paid is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Any excess purchase price over the fair value of the net assets acquired is recorded as goodwill.

Revenue Recognition and Shipping and Handling Costs

Revenues are recognized when title transfers and risk of loss passes to the customer in accordance with the provisions of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” In the case of rolled aluminum product, title and risk of loss do not pass until the product reaches the customer. For material that is tolled, revenue is recognized upon the performance of the tolling services for customers. Shipping and handling costs are included within “Cost of sales” in the Consolidated Statement of Operations.

Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those instruments.

Accounts Receivable Allowances and Credit Risk

We extend credit to our customers based on an evaluation of their financial condition; generally, collateral is not required. Substantially all of the accounts receivable associated with our European operations are insured against loss by third party credit insurers. We maintain an allowance against our accounts receivable for the

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(in millions, except share data)

estimated probable losses on uncollectible accounts and sales returns and allowances. The valuation reserve is based upon our historical loss experience, current economic conditions within the industries we serve as well as our determination of the specific risk related to certain customers. Accounts receivable are charged off against the reserve when, in management’s estimation, further collection efforts would not result in a reasonable likelihood of receipt. As a result of the application of fresh-start accounting, on the Effective Date all of our accounts receivable were adjusted from their historical amounts to fair value and all related allowances were eliminated. The movement of the accounts receivable allowances is as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of the period	$—	$16.7	$25.2	$17.4
Expenses for uncollectible accounts, sales returns, and allowances, net of recoveries	40.2	20.5	28.8	45.4
Receivables written off against the valuation reserve	(31.5)	(23.1)	(37.3)	(37.6)

Balance at end of period	$8.7	$14.1	$16.7	$25.2

Concentration of credit risk with respect to trade accounts receivable is limited due to the large number of customers in various industry segments comprising our customer base. No single customer accounted for more than 10% of consolidated revenues during the seven months ended December 31, 2010, the five months ended May 31, 2010, or the years ended December 31, 2009 or 2008.

Inventories

Our inventories are stated at the lower of cost or net realizable value. Cost is determined primarily on the average cost or specific identification method and includes material, labor and overhead related to the manufacturing process. As a result of the application of fresh-start accounting, on the Effective Date our inventories were adjusted from their historical costs to fair value. This resulted in an increase of approximately $33.0 which has been recognized as additional cost of sales in the seven months ended December 31, 2010. For further information regarding the application of fresh-start accounting, see Note 4, “Fresh-Start Accounting (Restated).” The cost of inventories acquired in business combinations are recorded at fair value in accordance with ASC 805.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, net of asset impairments. As a result of the application of fresh-start accounting, on the Effective Date, all of our property, plant and equipment was adjusted to fair value. For further information regarding the application of fresh-start accounting, see Note 4, “Fresh-Start Accounting (Restated).” The cost of property, plant and equipment acquired in material business combinations represents the fair value of the acquired assets at the time of acquisition.

The fair value of asset retirement obligations is capitalized to the related long-lived asset at the time the obligation is incurred and is depreciated over the remaining useful life of the related asset. Major renewals and improvements that extend an asset’s useful life are capitalized to property, plant and equipment. Major repair and

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(in millions, except share data)

maintenance projects, including the relining of our furnaces and reconditioning of our rolling mills, are expensed over periods not exceeding 18 months while normal maintenance and repairs are expensed as incurred. Depreciation is primarily computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Buildings and improvements	5-33 years
Production equipment and machinery	2-25 years
Office furniture, equipment and other	3-10 years

The construction costs of landfills used to store by-products of the recycling process are depreciated as space in the landfills is used based on the unit of production method. Additionally, used space in the landfill is determined periodically either by aerial photography or engineering estimates.

Interest is capitalized in connection with major construction projects. Capitalized interest costs are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Capitalized interest	$0.1	$0.2	$0.7	$3.4

Intangible Assets

Intangible assets are primarily related to trade names, technology and customer relationships. As a result of the application of fresh-start accounting, our intangible assets were recorded at fair value on the Effective Date. Acquired intangible assets are recorded at their estimated fair value in the allocation of the purchase price paid. Intangibles with indefinite useful lives are not amortized and intangibles with finite useful lives are amortized over their estimated useful lives, ranging from 15 to 25 years. See Note 8, “Goodwill and Other Intangible Assets” for additional information.

Impairment of Property, Plant, Equipment and Finite-Lived Intangible Assets

We review our long-lived assets for impairment when changes in circumstances indicate that the carrying amount may not be recoverable. Once an impairment indicator has been identified, the asset impairment test is a two-step process. The first step consists of determining whether the sum of the estimated undiscounted future cash flows attributable to the specific asset being tested is less than its carrying value. Estimated future cash flows used to test for recoverability include only the future cash flows that are directly associated with and are expected to arise as a direct result of the use and eventual disposition of the relevant asset. If the carrying value of the asset exceeds the future undiscounted cash flows expected from the asset, a second step is performed to compute the extent of the impairment. Impairment charges are determined as the amount by which the carrying value of the asset exceeds the estimated fair value of the asset.

As outlined in ASC 820, “Fair Value Measurements and Disclosures,” the fair value measurement of our long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible, and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the Company is different. The highest and best use of an asset establishes the valuation premise. The

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(in millions, except share data)

valuation premise is used to measure the fair value of an asset. ASC 820-10-35-10 states that the valuation premise of an asset is either of the following:

•

In-use: The highest and best use of the asset is in-use if the asset would provide maximum value to market participants principally through its use in combination with other assets as a group (as installed or otherwise configured for use).

•	In-exchange: The highest and best use of the asset is in-exchange if the asset would provide maximum value to market participants principally on a stand alone basis.

Once a premise is selected, the approaches considered in the estimation of the fair values of the Company’s long-lived assets tested for impairment, which represent level 3 measurements within the fair value hierarchy, include the following:

•

Income Approach: The income approach measures the value of an asset by estimating the present value of its future economic benefits. These benefits include earnings, cost savings, tax deductions, and proceeds from disposition. Value indications are developed using this technique by discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation, and the risk associated with the asset.

•

Sales Comparison Approach: The sales comparison approach takes into account arm’s-length exchange prices in actual transactions, through an analysis of recent sales of comparable property and of asking prices for assets currently offered for sale. This process involves comparison and correlation between the subject asset and other comparable assets. Adjustments are then made to reflect differences in location, time and terms of sale, and physical and functional characteristics between the subject asset and the comparable assets to indicate a fair value of the subject asset.

•

Cost Approach: The cost approach uses the concept of replacement cost as an indicator of value. The premise of this approach is that a prudent investor would typically pay no more for an asset than the amount for which the asset could be replaced. Adjustments are then made to reflect the losses in value resulting from physical deterioration and functional and economic obsolescence. In applying the cost approach to the valuation of tangible assets, the Company typically starts with either an estimate of the cost of reproduction new or an estimate of replacement cost new. Additional adjustments are necessary to account for other forms of depreciation resulting from physical deterioration, functional obsolescence (inefficiencies or inadequacies of the property itself when compared to a more efficient or less costly replacement properties), and economic obsolescence. Economic obsolescence is the loss in value or usefulness of a property caused by factors external to the property, such as increased costs of raw materials, labor, or utilities (without offsetting increases in product prices); reduced demand for the product; increased competition; environmental or other regulations; inflation or high interest rates or similar factors.

During 2010, no indicators of impairment were identified in accordance with ASC 360, “Property, Plant, and Equipment.” In the fourth quarter of 2009, several indicators of impairment were identified including the finalization of the forecast model developed by the Company and its financial advisors to determine the initial plan of reorganization value. The results of the forecast identified a deficiency in the fair value of the business as a whole compared to its carrying value, and therefore, we determined that the associated long-lived assets were required to be tested for impairment. These impairment tests resulted in the Company recording impairment charges totaling $672.4 related to property, plant and equipment and $29.9 related to finite-lived intangible assets in the Recycling and Specification Alloys Americas (“RSAA”) and Europe operating segments in the fourth

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(in millions, except share data)

quarter of 2009. No impairments were necessary for the Rolled Products North America (“RPNA”) segment as the undiscounted cash flows exceeded the carrying amount of this asset group. We conducted our analysis under the premise of fair value in-exchange. An analysis of the earnings capability of the related assets for RSAA and Europe indicated that there would not be sufficient cash flows available to justify investment in the assets under a fair value in-use premise. We also recorded impairment charges of $146.9 associated with certain finite-lived intangible assets in 2008. See Note 5 “Restructuring and Impairment Charges” for additional information.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and indefinite-lived intangible assets are tested for impairment as of October 1 of each year and may be tested more frequently if changes in circumstances or the occurrence of events indicates that a potential impairment exists. The application of fresh-start accounting eliminated all of our goodwill on the Effective Date. Prior to our emergence from bankruptcy, we evaluated goodwill based upon our reporting units. Reporting units are defined as operating segments or, in certain situations, one level below the operating segment. The goodwill impairment test is a two-step process. The first step consists of estimating the fair value of each reporting unit based on a discounted cash flow model or a market comparable approach, which represent level 3 measurements within the fair value hierarchy, and comparing those estimated fair values with the carrying values, which includes allocated goodwill. If the determined fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill, which requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value. If the carrying value of goodwill exceeds its implied fair value, an impairment loss is recognized.

The fair values of our reporting units are estimated based upon a present value technique using discounted future cash flows, forecasted over a five-year period with residual growth rates thereafter (forecasted at 3% to 4% for the impairment calculation performed as of October 1, 2009), and a market comparable approach. We use management business plans and projections as the basis for expected future cash flows. In evaluating such business plans for reasonableness in the context of their use for predicting discounted cash flows in our valuation model, we evaluate whether there is a reasonable basis for the differences between actual results of the preceding years and projected results in future years. This methodology can potentially yield significant changes in growth rates in the first few years of forecasted data due to a multitude of factors, including anticipated near term changes in market and economic conditions as well as efficiencies expected to be realized due to prior restructuring initiatives. Assumptions in estimating future cash flows are subject to a high degree of judgment. We make every effort to forecast our future cash flows as accurately as possible at the time the forecast is developed. However, changes in assumptions and estimates may affect the fair value of our reporting units and could result in additional impairment charges in future periods. Factors that have the potential to create variances between forecasted cash flows and actual results include, but are not limited to: changes in aluminum prices and market conditions, including the capital, credit, commodities, automobile and housing markets, all of which impact demand for our products, as well as the overall global economy.

Discount rates utilized in the goodwill valuation analysis are based on an assessment of the cost of capital for comparable companies adjusted for risks unique to the reporting units. The rates utilized at October 1, 2009 ranged from 11% to 14%.

Under ASC 350, “Intangibles—Goodwill and Other,” intangible assets determined to have indefinite lives are not amortized, but are tested for impairment at least annually. As part of the annual impairment test, the

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(in millions, except share data)

non-amortized intangible assets are reviewed to determine if the indefinite status remains appropriate. Based on the annual test performed as of October 1, 2010, no impairments relating to our indefinite lived intangible assets were necessary.

In the fourth quarter of 2009, based on the estimated fair values of assets and liabilities as of October 1, 2009, we recorded impairment charges totaling $40.4 related to goodwill and $26.5 related to other indefinite-lived intangible assets. In addition, we recorded impairment charges totaling $19.2 related to indefinite-lived intangible assets in the first quarter of 2009. In 2008, we recorded impairment charges of $1,136.0 related to goodwill and $28.9 related to other indefinite-lived intangible assets. See Note 5, “Restructuring and Impairment Charges” for additional information.

Deferred Financing Costs

The costs related to the issuance of debt are capitalized and amortized over the terms of the related debt agreements as interest expense using the effective interest method. Issuance costs related to debt classified as subject to compromise in the Consolidated Balance Sheet have been similarly classified at December 31, 2009, and amortization of these costs ceased upon the filing of the Chapter 11 Petitions.

Research and Development

Research and development expenses primarily relate to expenses incurred under the terms of a five-year research and development agreement with Corus Group plc (“Corus”) pursuant to which Corus assists us in research and development projects on a fee-for-service basis. Research and development expenses were $10.6, $6.0, $18.2, and $21.8 for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008, respectively.

Stock-Based Compensation

We recognize compensation expense for stock options, restricted stock units and restricted shares under the provisions of ASC 718, “Compensation—Stock Compensation,” using the non-substantive vesting period approach, in which the expense (net of estimated forfeitures) is recognized ratably over the requisite service period based on the grant date fair value. The fair value of each new stock option is estimated on the date of grant using a Black-Scholes model. Determining the fair value of stock options at the grant date requires judgment, including estimates for the average risk-free interest rate, dividend yield, volatility, annual forfeiture rate, and exercise behavior. The fair value of our restricted stock units and restricted shares are based on the estimated fair value of AHC common stock on the date of grant. The fair value of AHC common stock is estimated based upon a present value technique using discounted cash flows, forecasted over a five-year period with residual growth rates thereafter and a market comparable approach. If any of these assumptions differ significantly from actual experience, stock-based compensation expense could be impacted.

Total stock-based compensation expense included in “Selling, general and administrative expense” in the Consolidated Statement of Operations for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 was $4.9, $1.3, $2.1 and $2.5, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Derivatives and Hedging

We are engaged in activities that expose us to various market risks, including changes in the prices of primary aluminum, aluminum alloys, scrap aluminum, and natural gas, as well as changes in currency and interest rates. Certain of these financial exposures are managed as an integral part of our risk management program, which seeks to reduce the potentially adverse effects that the volatility of the markets may have on operating results. We do not hold or issue derivative financial instruments for trading purposes. We maintain a natural gas pricing strategy to minimize significant fluctuations in earnings caused by the volatility of gas prices. We also maintain a metal pricing strategy to minimize significant, unanticipated fluctuations in earnings caused by the volatility of aluminum prices. Prior to the Chapter 11 Petitions, we maintained a currency hedging strategy to reduce the impact of fluctuations in currency rates related to purchases and sales of aluminum to be made in currencies other than our functional currencies. From time to time, we would also enter into interest rate swaps or similar agreements to manage exposure to fluctuations in interest rates on our long-term debt.

Generally, we enter into master netting arrangements with our counterparties and offset net derivative positions with the same counterparties against amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements in our Consolidated Balance Sheet. For classification purposes, we record the net fair value of all positions expected to settle in less than one year with these counterparties as a net current asset or liability and all long-term positions as a net long-term asset or liability. At December 31, 2010 and 2009, we had posted cash collateral totaling approximately $3.6 and $9.0, respectively, all of which related to counterparties in a net asset position and, therefore, was recorded within “Prepaid expenses and other current assets” on the Consolidated Balance Sheet.

The fair values of our derivative financial instruments are recognized as assets or liabilities at the balance sheet date. Fair values are determined based on the differences between contractual and forward rates as of the balance sheet date. In accordance with the requirements of ASC 820, we have included an estimate of the risk associated with non-performance by either ourselves or our counterparties in developing these fair values. See Note 14, “Derivative and Other Financial Instruments,” for additional information.

Under ASC 815, “Derivatives and Hedging,” the Company may elect to account for derivative financial instruments as hedges provided they contain certain characteristics including (1) the related cash flows or fair values fluctuate and vary based on changes in one or more underlyings, (2) the contract requires no initial net investment and (3) the contract itself provides for net settlement, can readily be settled net by a market mechanism outside the contract, or provides delivery of an asset. For derivative financial instruments that are accounted for as hedges, the effectiveness of the hedging relationship is measured by formally assessing, at least quarterly, the historical and probable future high correlation of changes in the expected cash flows of the hedges and the hedged items. The effective portions of the changes in the fair value of derivative instruments accounted for as cash flow hedges are recorded on the Consolidated Balance Sheet in “Accumulated other comprehensive income” and are reclassified to the Consolidated Statement of Operations at the time the underlying transaction impacts income while the ineffective portions of the changes in fair value are recorded in the Consolidated Statement of Operations within “(Gains) losses on derivative financial instruments.” The changes in fair value of derivative financial instruments accounted for as fair value hedges are recorded in “(Gains) losses on derivative financial instruments” in the Consolidated Statement of Operations along with the changes in the effective portions of underlying hedged item.

The Company does not currently account for its derivative financial instruments as hedges. The changes in fair value of derivative financial instruments that are not accounted for as hedges and the associated gains and losses realized upon settlement are recorded in “(Gains) losses on derivative financial instruments” in the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Consolidated Statement of Operations. All realized gains and losses are included within “Net cash provided (used) by operating activities of continuing operations” in the Consolidated Statement of Cash Flows.

We are exposed to losses in the event of non-performance by counterparties to derivative contracts. Counterparties are evaluated for creditworthiness and a risk assessment is completed prior to our initiating contract activities. The counterparties’ creditworthiness is then monitored on an ongoing basis, and credit levels are reviewed to ensure there is not an inappropriate concentration of credit outstanding to any particular counterparty. Although non-performance by counterparties is possible, we do not currently anticipate non-performance by any of these parties. At December 31, 2010, substantially all of our derivative financial instruments are maintained with seven counterparties. We have the right to require cash collateral from our counterparties based on the fair value of the underlying derivative financial instruments.

Currency Translation

The majority of our international subsidiaries use the local currency as their functional currency. We translate substantially all of the amounts included in our Consolidated Statement of Operations from our international subsidiaries into U.S. dollars at average monthly exchange rates, which we believe are representative of the actual exchange rates on the dates of the transactions. Impairments of long-lived assets evaluated as of a specific date are translated into U.S. dollars using exchange rates corresponding to the evaluation date. Adjustments resulting from the translation of the assets and liabilities of our international operations into U.S. dollars at the balance sheet date exchange rates are reflected as a separate component of stockholder’s equity, except for current intercompany accounts and transactional gains and (losses) associated with receivables, payables and debt denominated in currencies other than the functional currency, which are included within “Other (income) expense, net” in the Consolidated Statement of Operations. Currency translation adjustments accumulate in consolidated equity until the disposition or liquidation of the international entities. On the Effective Date, the application of fresh-start accounting eliminated all currency translation adjustments accumulated in equity. The translation of accounts receivables, payables and debt denominated in currencies other than the functional currencies resulted in transactional (gains) losses of ($4.3), $33.2, $13.0 and $4.4, for the seven months ended December 31, 2010, the five months ended May 31, 2010, and the years ended December 31, 2009 and 2008, respectively. In addition, in 2009 the liquidation of Aleris Aluminum Canada S.E.C./Aleris Aluminum Canada, L.P. (“Canada LP”) resulted in $4.1 of translation gains being eliminated from other comprehensive income and recorded as a gain in “Reorganization items, net” in the Consolidated Statement of Operations.

Income Taxes

We account for income taxes using the asset and liability method, whereby deferred income taxes reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In valuing deferred tax assets, we use judgment in determining if it is more likely than not that some portion or all of a deferred tax asset will not be realized and the amount of the required valuation allowance.

Environmental and Asset Retirement Obligations

Environmental obligations that are not legal or contractual asset retirement obligations and that relate to existing conditions caused by past operations with no benefit to future operations are expensed while expenditures that extend the life, increase the capacity or improve the safety of an asset or that mitigate or

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(in millions, except share data)

prevent future environmental contamination are capitalized in property, plant and equipment. Obligations are recorded when their incurrence is probable and the associated costs can be reasonably estimated in accordance with ASC 410-30, “Environmental Obligations.” While our accruals are based on management’s current best estimate of the future costs of remedial action, these liabilities can change substantially due to factors such as the nature and extent of contamination, changes in the required remedial actions and technological advancements. Our existing environmental liabilities are not discounted to their present values as the amount and timing of the expenditures are not fixed or reliably determinable.

Asset retirement obligations represent obligations associated with the retirement of tangible long-lived assets. Our asset retirement obligations relate primarily to the requirement to cap our three landfills, as well as costs related to the future removal of asbestos and costs to remove underground storage tanks. The costs associated with such legal obligations are accounted for under the provisions of ASC 410-20, “Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. These fair values are based upon the present value of the future cash flows expected to be incurred to satisfy the obligation. Determining the fair value of asset retirement obligations requires judgment, including estimates of the credit adjusted interest rate and estimates of future cash flows. Estimates of future cash flows are obtained primarily from third party engineering consulting firms. The present value of the obligations is accreted over time while the capitalized cost is depreciated over the useful life of the related asset. As a result of the application of fresh-start accounting, all of our asset retirement obligations were adjusted to fair value on the Effective Date.

Retirement, Early Retirement and Postemployment Benefits

Our defined benefit pension and other post-retirement benefit plans are accounted for in accordance with ASC 715, “Compensation—Retirement Benefits.”

Pension and post-retirement benefit obligations are actuarially calculated using management’s best estimates of assumptions which include the expected return on plan assets, the rate at which plan liabilities may be effectively settled (discount rate), health care cost trend rates and rates of compensation increases.

Benefits provided to employees after employment but prior to retirement are accounted for under ASC 712, “Compensation—Nonretirement Postemployment Benefits.” Such postemployment benefits include severance and medical continuation benefits that are offered pursuant to an ongoing benefit arrangement and do not represent a one-time benefit termination arrangement. Under ASC 712, liabilities for postemployment benefits are recorded at the time the obligations are probable of being incurred and can be reasonably estimated. This is typically at the time a triggering event occurs, such as the decision by management to close a facility. Benefits related to the relocation of employees and certain other termination benefits are accounted for under ASC 420, “Exit or Disposal Cost Obligations,” and are expensed over the required service period.

General Guarantees and Indemnifications

It is common in long-term processing agreements for us to agree to indemnify customers for tort liabilities that arise out of, or relate to, the processing of their material. Additionally, we typically indemnify such parties for certain environmental liabilities that arise out of or relate to the processing of their material.

In our equipment financing agreements, we typically indemnify the financing parties, trustees acting on their behalf and other related parties against liabilities that arise from the manufacture, design, ownership, financing,

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

use, operation and maintenance of the equipment and for tort liability, whether or not these liabilities arise out of or relate to the negligence of these indemnified parties, except for their gross negligence or willful misconduct.

We expect that we would be covered by insurance (subject to deductibles) for most tort liabilities and related indemnities described above with respect to equipment we lease and material we process.

Although we cannot estimate the potential amount of future payments under the foregoing indemnities and agreements, we are not aware of any events or actions that will require payment.

New Accounting Pronouncements

In December 2010, the FASB issued Accounting Standards Update (“ASU”) 2010-29, which addresses diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. The amendments in ASU 2010-29 specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in ASU 2010-29 also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments in ASU 2010-29 are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this guidance will not have a material impact on our consolidated results of operations or financial position.

3. REORGANIZATION UNDER CHAPTER 11

In the year prior to the U.S. Debtors (as defined below) filing for protection under Chapter 11 on February 12, 2009 (the “Petition Date”), each of our major end-use industries experienced significant declines in demand due to the global recession and financial crisis. Specifically, the North American building and construction industries, U.S. and European automotive and transportation industries, and general industrial activity experienced demand declines. Because of major cutbacks in these sectors, the aluminum industry and the Company were subjected to a significant economic downturn characterized by a marked decrease in demand. In addition, many users of aluminum rolled and extruded products had significant inventory on hand when the economic decline occurred, which intensified the impact of the volume declines as the customer base had to de-stock inventory levels to adjust to lower demand levels. Decreased demand, coupled with a surplus of aluminum supply across the industry, increased our exposure to commodity price fluctuations, adversely affected hedging positions, reduced profitability in a changing metals price environment, and subjected earnings to greater volatility from period to period. Much of the decrease in demand was attributable to customer shutdowns and/or large-scale cutbacks, particularly in the residential construction and automotive sectors.

All of these factors, coupled with our highly leveraged capital structure, which required the payment of a substantial amount of interest and principal on prepetition credit facilities, contributed to a severe loss of liquidity prior to the Petition Date for the U.S. Debtors. In the six months prior to the Petition Date, the borrowing base under the prepetition ABL facility declined by over 50%. As a result, the amount outstanding under the prepetition ABL facility (including outstanding letters of credit) exceeded the borrowing base. This “overadvance” position prohibited us from funding our working capital needs through draws under the prepetition ABL facility. The Debtors were required to repay amounts outstanding under the prepetition ABL facility so that the outstanding amounts no longer exceeded the borrowing base. Without access to additional financing, we did not have liquidity sufficient to repay the overadvance and continue funding our operations.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Due to these factors, we decided to seek Chapter 11 bankruptcy protection to restructure our operations and financial position. On the Petition Date, the Company and most of its wholly-owned U.S. subsidiaries (collectively, the “U.S. Debtors”) filed voluntary petitions for relief under Chapter 11 (collectively, the “Chapter 11 Petitions”) of the Bankruptcy Code in the United States Bankruptcy Court, District of Delaware (the “Bankruptcy Court”) and Aleris Deutschland Holding GmbH (“ADH”), a wholly-owned German subsidiary, filed a voluntary petition on February 5, 2010. The cases of the U.S. Debtors and ADH (collectively, the “Debtors”) (the “Bankruptcy Cases”) have been jointly administered under Aleris International, Inc., Case No. 09-10478 (BLS). Certain of our U.S. subsidiaries and all of our international operations (with the exception of ADH) were not part of the Chapter 11 filings.

On February 5, 2010, the Debtors filed a joint plan of reorganization in the Bankruptcy Cases and a related Disclosure Statement for the Plan of Aleris International, Inc. and its Debtors (the “Disclosure Statement”) with the Bankruptcy Court. On March 12, 2010, the Bankruptcy Court approved the Disclosure Statement and authorized the Debtors to begin soliciting votes from their creditors to accept or reject the Plan. On May 13, 2010, the Bankruptcy Court entered an order confirming the Plan. On June 1, 2010 (the “Effective Date”), the Debtors consummated the reorganization contemplated by the Plan and emerged from Chapter 11.

Post-Emergence Capital Structure and Rights Offering

Following the Effective Date, our capital structure consisted of the following:

•

ABL Facility—A $500.0 revolving credit facility (the “ABL Facility”) of which $80.0 was borrowed on the Effective Date. We incurred fees totaling $16.2 associated with the ABL Facility. These costs have been capitalized and reported in “Other long-term assets” and are being amortized to “Interest expense, net” over the term of the facility. See Note 11, “Long-Term Debt” for further discussion.

•	Senior Subordinated Exchangeable Notes—$45.0 aggregate principal amount of 6.0% notes (the “Exchangeable Notes”). See Note 11, “Long-Term Debt” for further discussion.

•

Redeemable Preferred Stock—5,000 shares of Series A exchangeable preferred stock (the “Preferred Stock”) with a liquidation preference of one thousand dollars per share and a par value of $0.01 per share. The Preferred Stock accrues dividends at 8.0% per annum (payable semi-annually on January 15 and July 15 if and when declared by the Board of Directors). All shares of Preferred Stock were issued on the Effective Date to the Backstop Parties (as defined below) in exchange for $5.0. The Preferred Stock is subject to mandatory redemption on the fifth anniversary of the Effective Date, or June 1, 2015, and is exchangeable, at the holder’s option, at any time after June 1, 2013 but prior to redemption, into AHC common stock on an initial per share dollar exchange ratio of $32.74 per share, subject to adjustment. The Preferred Stock can also be exchanged after June 1, 2011 immediately prior to an initial public offering or upon the occurrence of a fundamental change of AHC. The Preferred Stock is classified as temporary equity because its terms include a mandatory redemption feature on a fixed date for a fixed price.

•	Common Stock—A single class of common stock, par value $0.01 per share, 5,000 shares authorized, 100 shares issued (the “Common Stock”). All Common Stock is owned by AHC.

The Bankruptcy Court confirmed $297.6 as the equity value of the Predecessor Company before giving effect to any value ascribed to the rights offering (the “Plan Value”). The Plan provided for three classes of creditors to whom Plan Value would be distributed—the U.S. Roll-Up Term Loan Claims, the European Roll-Up Term Loan Claims, and the European Term Loan Claims (collectively the “Term Loan Participants”) (see Note 11, “Long-Term Debt”, for a further discussion of the Roll-Up provisions associated with the DIP Term

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Facility). Under the terms of the Plan, Term Loan Participants had the right to elect to receive (a) cash equal to their pro rata share of the portion of the Plan Value allocable to their class or (b) (i) an amount of AHC common stock equivalent to such creditor’s pro rata share of the Plan Value allocable to its class and (ii) subscription rights to participate in the rights offering. On the Effective Date, $5.1 was paid to Term Loan Participants that elected to receive cash, and 9,828,196 shares of AHC common stock were issued in satisfaction of the residual Plan Value of $292.5, representing an issuance price of $29.76 per share.

Under the terms of the Plan, the Predecessor also effectuated a rights offering whereby certain participants were entitled, via their subscription rights, to purchase AHC common stock at a discount of 10% to the Plan Value issuance share price and Exchangeable Notes. On the Effective Date, 21,049,175 shares of AHC common stock were sold at $26.78 per share resulting in cash proceeds of $563.6. In conjunction with the rights offering, three of the Debtors’ largest lenders, Oaktree Capital Management, L.P., on behalf of its affiliated investment funds, certain investment funds managed by affiliates of Apollo Management Holdings, L.P., and Sankaty Advisors, LLC, on behalf of the investment funds advised by it (collectively, the “Backstop Parties”), entered into an equity commitment agreement, pursuant to which the Backstop Parties agreed to backstop the rights offering. The Backstop Parties received a fee of $23.7 of which $22.5 and $1.2 has been accounted for as an issuance discount against the AHC common stock and Exchangeable Notes, respectively.

On the Effective Date and immediately prior to emergence, AHC contributed the shares to be sold in the rights offering and the shares to be issued to the Term Loan Participants to the Successor in exchange for 100 shares of Successor Common Stock. The shares were valued at $833.6 representing the sum of the value of the AHC shares issued to the Term Loan Participants of $292.5 and the net proceeds raised in the rights offering of $541.1.

Satisfaction of DIP Agreement

To fund our global operations during the restructuring, we secured $1,075.0 of debtor-in-possession financing (“DIP Financing”) consisting of (a) a $500.0 equivalent term loan credit agreement ($448.3 plus €40.4) (the “DIP Term Facility”) and (b) a $575.0 asset-backed revolving credit agreement (the “DIP ABL Facility,” together with the DIP Term Facility, the “DIP Credit Facilities”). The DIP Credit Facilities were used to fund the Company’s normal operating and working capital requirements, including employee wages and benefits, supplier payments, and other operating expenses during the reorganization process. On the Effective Date, amounts outstanding under the DIP Credit Facilities totaling $575.5, including accrued interest, were repaid by the Predecessor using proceeds from the rights offering, borrowings from the ABL Facility and available cash. For further information regarding the DIP Credit Facilities, see Note 11, “Long-Term Debt.”

Cancellation of Certain Prepetition Obligations

Under the Plan, our Predecessor equity, and certain debt and other obligations were cancelled, extinguished and adjusted as follows:

•	The Predecessor common and preferred stock were extinguished, and no distributions were made to the Predecessor’s stockholder;

•

Creditors of the U.S. Debtors whose aggregate allowed general unsecured claim was less than ten thousand dollars and certain creditors who elected to be included in this class were grouped into a convenience class and each received 50% of their allowed claim (with a claim limitation not to exceed ten thousand dollars) or $2.8 in the aggregate, subject to adjustment for the resolution of disputed claims;

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

•

Creditors of the U.S. Debtors with general unsecured claims in excess of ten thousand dollars (who did not elect to participate in the convenience class) are entitled to receive their pro rata share of $16.5; and

•	Creditors of the U.S. Debtors with allowed other secured claims received 100% of their claim amount.

For further information regarding the resolution of certain of the Company’s other prepetition liabilities in accordance with the Plan, see Note 4, “Fresh-Start Accounting (Restated).”

4. FRESH-START ACCOUNTING (RESTATED)

As discussed in Note 3, “Reorganization Under Chapter 11,” the Debtors emerged from Chapter 11 on June 1, 2010. The Successor applied fresh-start accounting because (i) the reorganization value of the Predecessor’s assets immediately prior to the confirmation of the Plan was less than the total of all postpetition liabilities and allowed claims and (ii) the holder of the Predecessor’s existing voting shares immediately prior to the confirmation of the Plan received less than 50% of the voting shares of the emerging entity. U.S. GAAP requires the application of fresh-start accounting as of the Plan confirmation date, or as of a later date when all material conditions precedent to the Plan’s becoming effective are resolved. This occurred on June 1, 2010 with the execution of the ABL Facility.

Reorganization Value

ASC 852 provides for, among other things, a determination of the value to be assigned to the emerging company as of the Effective Date (the “Reorganization Value”). The Disclosure Statement included a range of enterprise values from $925.0 to $1,195.0. The range of values considered by the Bankruptcy Court was determined using comparable public company trading multiples and discounted cash flow valuation methodologies. From these two approaches, the comparable public company analysis produced a range of enterprise values from $935.0 to $1,123.0 and was weighted at 40% and the discounted cash flow analysis produced a range of enterprise values from $919.0 to $1,244.0 and was weighted at 60%. The comparable public company analysis was given less weight due to a lack of directly comparable companies. After negotiations between the debtors, creditors and the Backstop Parties, an enterprise value of approximately $1,012.5 was agreed-upon by the required majority of creditors and approved by the Bankruptcy Court. This value, after deductions as defined in the Plan (primarily the repayment of the DIP credit facilities and associated expenses), established the Plan Value which was distributed to the Term Loan Participants in cash or shares of Aleris Corporation common stock in settlement of their secured claims. See Note 3, “Reorganization Under Chapter 11.” Plan Value plus the fair value of the securities sold in the rights offering, the Preferred Stock issued, amounts borrowed under the ABL Facility upon emergence and other emergence date indebtedness of non-filing subsidiaries comprised the Reorganization Value, which totaled $966.8. See Fresh-Start Accounting below.

The comparable public company analysis identified a group of comparable companies giving consideration to, among other relevant characteristics, similar lines of business, business risks, growth prospects, business maturity, market presence, and size and scale of operations. The analysis compared the public market implied reorganization value for each comparable public company to its projected earnings before interest, taxes, depreciation and amortization (“EBITDA”). The calculated range of multiples for the comparable companies was used to estimate a range of 4.5x to 8.0x which was applied to our projected EBITDA to determine a range of reorganization values.

The discounted cash flow analysis was based on our projected financial information which includes a variety of estimates and assumptions. While we consider such estimates and assumptions reasonable, they are inherently subject to uncertainties and a wide variety of significant business, economic and competitive risks,

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

many of which are beyond our control and may not materialize. Changes in these estimates and assumptions may have had a significant effect on the determination of the Reorganization Value.

The discounted cash flow analysis was based on production volume projections developed by both third-party and internal forecasts, as well as commercial, wage and benefit and inflation assumptions. The discounted cash flow analysis includes the sum of (i) the present value of the projected unlevered cash flows through December 31, 2014 (the “Projection Period”); and (ii) the present value of a terminal value, which represents the estimate of value attributable to periods beyond the Projection Period. All cash flows were discounted using a weighted-average cost of capital (“WACC”) percentage ranging from 11.5% to 14.0%. To calculate the terminal value, a perpetuity growth rate approach and an exit multiple approach were used. Growth rates ranging from 0% to 2% were used in the perpetuity growth rate approach and were determined based on research of long-term aluminum demand growth rates. Exit multiples ranging from 4.0x to 5.0x were applied to the Company’s projected EBITDA in the exit multiples approach. The range of multiples was based on historical trading multiples of comparable companies. Other significant assumptions include future capital expenditures and changes in working capital requirements. Our estimate of Reorganization Value assumes the achievement of the future financial results contemplated in our forecasts, and there can be no assurance that we will realize that value. The estimates and assumptions used are subject to significant uncertainties, many of which are beyond our control, and there is no assurance that anticipated results will be achieved.

Tax Implications Arising from Bankruptcy Emergence

Under the Plan, the assets of the Predecessor in the United States were acquired by the Successor in a taxable transaction. As a result, the Successor established a new tax basis in the acquired assets located in the United States equal to the fair market value at the Emergence Date. None of the U.S. tax attributes of the Predecessor transfer to the Successor. Cancellation of indebtedness income (“CODI”) is recognized by the Predecessor upon the discharge of its outstanding indebtedness for an amount of consideration that is less than its adjusted issue price. The Internal Revenue Code of 1986, as amended, provides that a debtor in a bankruptcy case may exclude CODI from taxable income but must reduce certain of its tax attributes by the amount of any CODI realized as a result of the consummation of a plan of reorganization. The amount of CODI realized by a taxpayer is the adjusted issue price of any indebtedness discharged less the sum of (i) the amount of cash paid, (ii) the issue price of any new indebtedness issued and (iii) the fair market value of any other consideration, including equity, issued. As a result of emergence, the tax attributes of the Predecessor were reduced to zero as an offset against the CODI.

Fresh-Start Accounting

Fresh-start accounting results in a new basis of accounting and reflects the allocation of Reorganization Value to the estimated fair value of the Company’s underlying assets and liabilities. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our reasonable control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially.

Reorganization Value was allocated to the assets in conformity with the procedures specified by ASC 805. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk-adjusted interest rates. Deferred taxes were determined in conformity with applicable income tax accounting standards. Predecessor accumulated depreciation, accumulated amortization, retained deficit and accumulated other comprehensive income were eliminated.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Adjustments recorded to the Predecessor balance sheet as of June 1, 2010, resulting from the consummation of the Plan and the application of fresh-start accounting, are summarized below:

	Predecessor June 1, 2010	Plan of Reorganization Adjustments (a)		Fresh-Start Accounting Adjustments (p)	Successor June 1, 2010
ASSETS
Current Assets
Cash and cash equivalents	$60.2	$38.7	(b)	$—	$98.9
Accounts receivable, net	468.4	—		—	468.4
Inventories	522.2	—		22.7	544.9
Deferred income taxes	9.6	(9.6	) (c)	—	—
Current derivative financial instruments	6.3	—		—	6.3
Prepaid expenses and other current assets	53.2	(7.6	) (d)	(0.8)	44.8

Total Current Assets	1,119.9	21.5		21.9	1,163.3
Property, plant and equipment, net	465.0	—		12.2	477.2
Goodwill	37.8	—		(37.8)	—
Intangible assets, net	25.9	—		25.1	51.0
Long-term derivative financial instruments	3.4	—		—	3.4
Deferred income taxes	24.8	(14.6	) (c)	—	10.2
Other long-term assets	20.8	15.6	(e)	0.2	36.6

Total Assets	$1,697.6	$22.5		$21.6	$1,741.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	Predecessor June 1, 2010	Plan of Reorganization Adjustments (a)		Fresh-Start Accounting Adjustments (p)		Successor June 1, 2010
LIABILITIES AND STOCKHOLDER’S (DEFICIT) EQUITY
Current Liabilities
Accounts payable	$248.1	$—		$—		$248.1
Accrued liabilities	177.1	13.2	(f)	(0.8)		189.5
Deferred income taxes	25.2	(14.7	) (c)	—		10.5
Current portion of long-term debt	5.4	—		—		5.4
Debt in default	5.0	(5.0	) (g)	—		—
Debtor-in-possession financing	573.0	(573.0	) (g)	—		—

Total Current Liabilities	1,033.8	(579.5)		(0.8)		453.5
Long-term debt	1.7	123.8	(h)	—		125.5
Deferred income taxes	26.8	(21.1	) (c)	—		5.7
Accrued pension benefits	165.1	(4.8	) (i)	25.0		185.3
Accrued postretirement benefits	44.8	—		2.7		47.5
Other long-term liabilities	84.7	0.4	(j)	0.5		85.6

Total Long-Term Liabilities	323.1	98.3		28.2		449.6
Liabilities subject to compromise	2,530.1	(2,530.1	) (k)	—		—
Successor redeemable preferred stock	—	5.0	(l)	—		5.0
Stockholder’s (Deficit) Equity
Successor common stock	—	—		—		—
Successor additional paid-in capital	—	833.6	(m)	—		833.6
Predecessor common and preferred stock	—	—		—		—
Predecessor additional paid-in capital	859.2	—		(859.2	) (n)	—
Retained deficit	(3,116.0)	2,195.2	(o)	920.8		—
Accumulated other comprehensive income	67.4	—		(67.4)		—

Total Stockholder’s (Deficit) Equity	(2,189.4)	3,028.8		(5.8)		833.6

Total Liabilities and Stockholder’s (Deficit) Equity	$1,697.6	$22.5		$21.6		$1,741.7

a.	The “Plan of Reorganization Adjustments” column includes amounts recorded as of the Effective Date for the consummation of the Plan, including the settlement of liabilities subject to compromise, the satisfaction of the DIP obligations, the write-off of debt issuance costs related to the DIP Credit Facilities, the execution of the ABL Facility, the issuance of the Exchangeable Notes and related cash payments and receipts, the issuance of Preferred Stock and Common Stock and the adjustment of deferred taxes in the U.S.
b.	The “Cash and cash equivalents” adjustment reflects the net cash received as of the Effective Date. The significant sources and uses of cash are as follows:

Sources
Rights offering proceeds	$608.6
Issuance of Preferred Stock	5.0
Amounts borrowed under the ABL Facility	80.0

Total Sources	$693.6

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Uses
Repayment of the DIP Credit Facilities, including accrued interest of $2.5	$575.5
Claims payments to Term Loan Participants that elected to receive cash	5.1
Other claims payments	6.4
Fees and expenses	63.1
Payment of past due contributions to the Debtor’s pension plans	4.8

Total Uses	$654.9

Net cash received	$38.7

c.	The adjustments to “Deferred income taxes” adjust the deferred tax position in the U.S. from a net deferred tax liability to a net deferred tax asset with a full valuation allowance. The net deferred tax liability resulted from taxable temporary differences related to assets with an indefinite useful life which, in accordance with ASC 740, “Income Taxes,” cannot be predicted to reverse in a period so as to result in the recognition of deferred tax assets. The change in the book and tax basis on the Effective Date of the assets with an indefinite useful life eliminated these taxable temporary differences (see Tax Implications Arising from Bankruptcy Emergence section above).
d.	The “Prepaid expenses and other current assets” adjustment is comprised of the write-off of $7.6 of unamortized debt issuance costs related to the satisfaction of the DIP Credit Facilities.
e.	The adjustment to “Other long-term assets” primarily represents the capitalization of debt issuance costs related to the ABL Facility.
f.	The adjustment to “Accrued liabilities” includes $19.9, $9.5 and $6.8 for allowed claims, professional and other fees, and assumed liabilities, respectively, all of which were incurred on the Effective Date and for which payment will subsequently be disbursed. These increases were partially offset by $20.5 and $2.5 of professional and other fees and accrued interest associated with the DIP Credit Facilities, respectively, that were paid on the Effective Date.
g.	The “Debtor-in-possession financing” adjustment reflects the payment of the DIP Credit Facilities. The “Debt in default” adjustment reflects the discharge of certain long-term debt, which was offset by an assumed liability of $5.0 to settle a letter of credit that had secured this long-term debt.
h.	The “Long-term debt” adjustment reflects the borrowing of $80.0 and $45.0 associated with the initial draw on the ABL Facility and the issuance of the Exchangeable Notes, respectively. Debt issuance costs totaling $1.2 were incurred related to the Exchangeable Notes and are recorded as a discount adjustment to “Long-term debt” as these costs were paid to the holders of the Exchangeable Notes.
i.	The “Accrued pension benefits” adjustment reflects the payment by the Company of all past due contributions to our pension plans. See Note 12, “Employee Benefit Plans.”
j.	The “Other long-term liabilities” adjustment of $0.4 reflects the reclassification of certain warranty liabilities from “Liabilities subject to compromise.” These liabilities were not discharged upon emergence from bankruptcy and have been assumed by the Company.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

k.	The adjustment to “Liabilities subject to compromise” reflects the settlement, discharge or assumption of liabilities subject to compromise, including the following:

Total liabilities subject to compromise	$2,530.1
Less assumed liabilities previously classified as subject to compromise and transferred to:
Accrued Liabilities	(1.8)
Other long-term liabilities	(0.4)

Total liabilities subject to compromise assumed	(2.2)

Total liabilities subject to compromise settled or discharged	2,527.9
Less:
Cash paid upon emergence to settle claims	(11.5)
Cash paid or to be paid to settle claims	(19.9)
Issuance of Common Stock to settle claims of the Term Loan Participants	(292.5)

Gain on settlement or discharge of liabilities subject to compromise	$2,204.0

l.	The adjustment is comprised of the issuance of $5.0 of Redeemable Preferred Stock.
m.	The adjustment to Successor equity represents the fair value of the shares of AHC common stock contributed to the Successor in exchange for 100 shares of Common Stock. The fair value of the AHC shares consists of $541.1 of net proceeds raised by the Predecessor in the rights offering and $292.5 of residual Plan Value (which represents the fair value of the AHC common stock issued to settle claims of the Term Loan Participants). A reconciliation of the court approved Plan Value to the Reorganization Value and to the fair value of the Successor equity balance as of the Effective Date is as follows:

Plan Value, less $5.1 paid to Term Loan Participants	$292.5
Amount raised in the rights offering from:
Common Stock	541.1
Exchangeable Notes, net of discount of $1.2	43.8

Total amount raised in the rights offering	584.9
Amounts borrowed under the ABL Facility	80.0
Predecessor debt of non-filing subsidiary	4.4
Issuance of Preferred Stock	5.0

Reorganization Value	966.8
Less:
Amounts borrowed under the ABL Facility	(80.0)
Issuance of the Exchangeable Notes	(43.8)
Predecessor debt of non-filing subsidiary	(4.4)
Issuance of Preferred Stock	(5.0)

Fair value of Successor equity	$833.6

n.	The Predecessor “Additional paid-in capital” adjustment reflects the cancellation of the Predecessor’s equity.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

o.	This adjustment reflects the cumulative impact of the reorganization adjustments discussed above and summarized below:

Gain on settlement or discharge of liabilities subject to compromise (see k., above)	$(2,204.0)
Deferred income taxes adjustment (see c., above)	(11.6)
Fees and expenses incurred on the Effective Date	12.8
Write-off of Predecessor unamortized debt issuance costs (see d., above)	7.6

$(2,195.2)

p.	The fresh-start accounting amounts reflect the required adjustment of certain assets and liabilities to fair value or other measures as specified by ASC 805. Significant adjustments are summarized below:

Inventory adjustment (q)	$22.7
Prepaid expenses and other current assets	(0.8)
Property, plant and equipment adjustment (r)	12.2
Elimination of Predecessor company goodwill	(37.8)
Intangible asset adjustment (s)	25.1
Other long-term assets	0.2
Accrued liabilities	0.8
Accrued pension benefits (t)	(25.0)
Accrued postretirement benefits	(2.7)
Other long-term liabilities	(0.5)
Elimination of Predecessor accumulated other comprehensive income	67.4
Elimination of Predecessor additional paid-in capital	859.2

Fresh-start accounting adjustments	$920.8

q.	Inventory—We recorded inventory at its fair value, which was determined as follows:

•	Raw materials were valued at estimated current replacement costs;

•

Work-in-process was valued at the estimated finished goods selling price once completed less estimated completion costs and a reasonable profit allowance for completion, selling effort and shipping costs; and

•	Finished goods were valued at the estimated selling price less a reasonable profit allowance for selling effort and shipping costs.

r.	We recorded “Property, plant and equipment” at its fair value of $477.2. As outlined in ASC 820, the fair value measurement of our long-lived assets assumes the highest and best use of the asset by market participants, considering the use of the asset that is physically possible, legally permissible and financially feasible at the measurement date. Highest and best use is determined based on the use of the asset by market participants, even if the intended use of the asset by the Company is different. Our estimation of fair value represents level 3 measurements within the fair value hierarchy.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The components of “Property, plant and equipment” as of June 1, 2010 are as follows:

	(Successor)	(Predecessor)
Land	$111.1	$110.5
Buildings and improvements	71.9	117.4
Production equipment and machinery	268.4	311.9
Office furniture, equipment and other	25.8	47.1

Total Property, plant and equipment	477.2	586.9
Accumulated depreciation	—	(121.9)

Total Property, plant and equipment, net	$477.2	$465.0

s.	Intangible assets were recorded at fair value in accordance with ASC 820 and represent level 3 measurements within the fair value hierarchy. The following is a summary of the approaches used to determine the fair value of our significant intangible assets:

•	We recorded $5.9 for the fair value of developed technology. The relief from royalty method was used to calculate the fair value of developed technology. The significant assumptions used included:

•	Forecasted revenue associated with the developed technology;

•	Royalty rates based on licensing arrangements for similar technologies and obsolescence factors by technology category;

•	Discount rates ranging from 19.0% to 21.0% based on our overall cost of equity adjusted for perceived business risks related to these developed technologies; and

•	Estimated economic life of 25 years.

•	The relief from royalty method was also used to calculate the fair value of our trade names which totaled $16.8. The significant assumptions used in this method included:

•	Forecasted revenue for each trade name;

•	Royalty rates based on licensing arrangements for the use of trademarks in the Company’s industry and related industries;

•	Discount rates ranging from 19.0% to 21.0% based on our overall cost of equity adjusted for perceived business risks related to these intangible assets; and

•	Indefinite economic lives for our trade names.

•	An excess earnings approach was used to calculate the fair value of our customer relationships which totaled $28.3. The significant assumptions used in this approach included:

•	Forecasted revenue;

•	Customer retention rates;

•	Profit margins;

•	Discount rates ranging from 22.0% to 24.0% based on our overall cost of equity adjusted for perceived business risks related to these customer relationships; and

•	Estimated economic lives ranging from 15 to 20 years.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

t.	We recorded “Accrued Pension benefits” of $185.3, an increase of $25.0 compared to the amounts recorded by the Predecessor, based on actuarial measurements as of the Effective Date. The weighted-average discount rate utilized to measure the plans on the Effective Date was 5.6% and 5.0% for the U.S. and European plans, respectively.

Liabilities Subject to Compromise

Certain prepetition liabilities were subject to compromise under the Plan and were reported by the Predecessor at amounts allowed or expected to be allowed by the Bankruptcy Court. Certain of these claims were resolved and satisfied as of the Effective Date, while others have been or will be resolved in periods subsequent to emergence from Chapter 11. Although the final allowed amount of certain disputed general unsecured claims (Class 5 claims) has not yet been determined, our liability associated with these disputed claims was discharged upon our emergence from Chapter 11. Future dispositions with respect to certain allowed Class 5 claims will be satisfied out of our reserve for outstanding claims recorded in “Accrued liabilities” established for that purpose, which totaled $3.7 at December 31, 2010. Accordingly, the future resolution of these disputed claims will not have an impact on our post-emergence financial condition, results of operations or cash flows. Although the Successor does maintain reserves for certain agreed-upon administrative claims, if disputed administrative claims are settled for more than the amounts currently reserved, the Successor is obligated to fund those claims pursuant to the Plan. As the Bankruptcy Court will determine the resolution of these disputes subsequent to, in certain cases, future hearings, management is unable to estimate a range of potential losses, if any, related to these claims. Any future claims allowed by the Court will be recorded within “Reorganization items, net” in the Consolidated Statement of Operations.

A summary of liabilities subject to compromise reflected in the Predecessor Consolidated Balance Sheet as of June 1, 2010 and December 31, 2009, is shown below:

	(Predecessor)
	June 1, 2010	December 31, 2009
Accounts payable	$102.9	$101.9
Accrued liabilities	12.4	11.8
Derivative financial instruments	98.9	98.9
Roll-up loans, net of discount of $1.7	569.4	568.8
2006 Senior notes, net of discount of $14.5	583.5	583.5
2006 Senior subordinated notes, net of discount of $13.6	385.4	385.4
2007 senior notes, net of discount of $6.8	98.6	98.6
Term loan facility, net of discount of $13.7 and $7.0, respectively	633.2	282.3
Interest payable	26.3	18.7
Accrued pension benefits	—	56.9
Accrued postretirement benefits	—	52.6
Other liabilities	19.5	19.9

Total liabilities subject to compromise	$2,530.1	$2,279.3

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Reorganization Items, net

Professional advisory fees and other costs directly associated with our reorganization are reported as reorganization items pursuant to ASC 852. Reorganization items also include provisions and adjustments to record the carrying value of certain prepetition liabilities at their estimated allowable claim amounts as well as the impact of the liquidation of Canada LP in 2009. Fresh-start accounting adjustments reflect the pre-tax impact of the application of fresh-start accounting.

The “Reorganization items, net” in the Consolidated Statement of Operations consisted of the following items:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Gain on settlement of liabilities subject to compromise	$—	$(2,204.0)	$(1.8)
Fresh-start accounting	—	(61.6)	—
Professional fees and expenses	5.5	34.3	38.0
Write-off of debt issuance costs	—	7.6	6.8
U.S. Trustee fees	0.4	0.6	0.7
Derivative financial instruments valuation adjustment	—	—	88.1
Liquidation of Canada LP	—	(5.1)	(8.7)
Other	1.5	0.9	—

Total Reorganization items, net	$7.4	$(2,227.3)	$123.1

5. RESTRUCTURING AND IMPAIRMENT CHARGES

2010 Charges

During the seven months ended December 31, 2010, we recorded $12.1 of cash restructuring charges, including $11.1 related to the Company’s reduction in force initiatives implemented during the fourth quarter of 2008 and $1.0 of restructuring charges primarily related to employee termination benefits associated with work force reductions at our Bonn, Germany facility initiated in 2010. Payments totaling $0.3 were made during the seven months ended December 31, 2010 related to the Bonn work force reduction. No further charges are anticipated related to this restructuring program.

During the five months ended May 31, 2010, we recorded $1.3 of cash restructuring charges and $1.7 of non-cash gains. The activity primarily resulted from the following restructuring items:

•

Certain of our postretirement benefit plans were amended to eliminate retiree medical benefits for salaried employees/retirees. As a result of these amendments, gains of $1.1 and $1.0 were recorded associated with our RPNA and Europe segments, respectively.

•	We recorded $0.8 of costs associated with environmental remediation efforts required at our Rockport, Indiana facility within our RPNA segment.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

2009 Charges

During the year ended December 31, 2009, we recorded non-cash impairment charges totaling $672.4, $45.7, $40.4 and $29.9 related to our long-lived assets, indefinite-lived intangible assets, goodwill and finite-lived intangibles, respectively. We also recorded $41.7 and $32.8 of other cash and non-cash charges, respectively, associated with plant closures and other restructuring initiatives during the year ended December 31, 2009. Included within these amounts are $33.5 and $24.3 of cash and non-cash restructuring charges recorded in 2009 related to restructuring activities initiated in 2008. These charges, totaling $862.9, primarily resulted from the following:

2009 Impairments

In 2009, we recorded impairment charges totaling $40.4 related to goodwill and $45.7 related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairment related to the RSAA operating segment and trade name impairments totaling $31.7 and $14.0 related to the RSAA and RPNA operating segments, respectively. We also recorded impairment charges associated with certain technology, customer contract and supply contract intangible assets totaling $29.9 in 2009. The impairments consisted of $24.2 and $5.7 associated with our Europe and RSAA segments, respectively. These impairments are also described in Note 2 “Summary of Significant Accounting Policies.”

In accordance with ASC 360, several indicators of impairment were identified in the fourth quarter of 2009 including the finalization of the forecast model developed by the Company and its financial advisors to determine the initial Plan value. The results of the forecast identified a deficiency in the fair value of the business as a whole compared to its carrying value, and therefore, we determined that the associated long-lived assets were required to be tested for impairment. These impairment tests resulted in the Company recording impairment charges totaling $672.4 related to property, plant and equipment and $29.9 related to finite-lived intangible assets in the RSAA and Europe operating segments. No impairments were necessary for the RPNA segment as the undiscounted cash flows exceeded the carrying amount of this asset group. We conducted our analysis under the premise of fair value in-exchange. An analysis of the earnings capability of the related assets indicated that there would not be sufficient cash flows available to justify investment in the assets under a fair value in-use premise. These impairments are also described in Note 2 “Summary of Significant Accounting Policies.”

The 2009 impairments were primarily a result of the continued adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2009 Restructuring Activities

During 2009, we closed our RPNA segment headquarters in Louisville, Kentucky and sold our Terre Haute, Indiana facility. We recorded cash restructuring charges totaling $2.2 primarily related to severance costs and recorded asset impairment charges totaling $3.5 relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value. Other work force reductions across the RPNA operations resulted in the recording of $2.4 of employee termination benefits.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The following table presents the activity and reserve balances for the 2009 restructuring programs for the seven-month period ended December 31, 2010, the five-month period ended May 31, 2010, and the year ended December 31, 2009 (excluding the above mentioned impairment charges):

	Employee severance and benefit costs	Exit costs	Total
Initial provision	$6.0	$1.5	$7.5
Cash payments	(4.9)	(1.3)	(6.2)
Non-cash utilization	(0.4)	(0.2)	(0.6)

Balance at December 31, 2009 (Predecessor)	$0.7	$—	$0.7
Charges recorded in the statement of operations	0.1	0.1	0.2
Cash payments	(0.5)	—	(0.5)
Non-cash utilization	—	(0.1)	(0.1)

Balance at June 1, 2010 (Successor)	$0.3	$—	$0.3
(Gains) recorded in the statement of operations	(0.2)	—	(0.2)
Cash payments	(0.1)	—	(0.1)

Balance at December 31, 2010 (Successor)	$—	$—	$—

2008 Charges

During the year ended December 31, 2008, we recorded non-cash impairment charges totaling $1,136.0, $146.9 and $28.9 related to our goodwill, finite-lived intangibles and indefinite-lived intangibles, respectively. We also recorded $51.2 and $51.0 of cash and non-cash restructuring charges, respectively, associated with plant closures and other restructuring initiatives. Included within these amounts are $4.7 and $3.2 which represent cash and non-cash restructuring charges recorded in 2008 related to restructuring activities initiated in 2007. These charges, totaling $1,414.0, primarily resulted from the following:

2008 Impairments

In 2008, we recorded impairment charges of $1,136.0 related to goodwill and $28.9 related to other indefinite-lived intangible assets. These impairments, which have been included within the operating results of the Corporate segment, consisted of goodwill impairments totaling $539.0, $186.8 and $410.2 related to the RPNA, RSAA and Europe operating segments, respectively, and trade name impairments totaling $15.9 and $13.0 related to the RPNA and RSAA operating segments, respectively. We also recorded impairment charges of $146.9 associated with certain customer relationship and technology intangible assets in 2008. The impairments consisted of $87.6, $27.6 and $31.7 associated with our RPNA, RSAA and Europe segments, respectively. These impairments are also described in Note 2 “Summary of Significant Accounting Policies.” These impairments were primarily a result of the adverse climate for our business, including the erosion of the capital, credit, commodities, automobile and housing markets as well as the global economy.

2008 Restructuring Activities

On July 12, 2008, we announced that the permanent closure of the RPNA segment’s Cap de la Madeleine, Quebec aluminum rolling mill facility would occur following an orderly shut down of all remaining activities at the facility because of the permanent and irreparable damage suffered by the

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

operations as a result of labor issues. We had been engaged in negotiations and discussions regarding a new collective bargaining agreement for many months with representatives of the union representing production and maintenance workers at the facility. The union failed to ratify a new agreement during these negotiations and ultimately rejected our final proposal for a new collective bargaining agreement twice in July 2008. Substantially all production at this facility ceased in September 2008.

We recorded charges of $55.5 related to the closure within “Restructuring and impairment charges (gains)” as well as $13.4 within “Cost of sales” in the Consolidated Statement of Operations in 2008. These charges consisted of the following:

•

Asset impairment charges of $29.1 relating to property, plant and equipment. We based the determination of the impairments of these assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value;

•

Employee severance, health care continuation, and outplacement costs of $4.5 associated with approximately 90 hourly and salaried employees. Substantially all affected employees had left their positions as of December 31, 2008;

•	Curtailment charges relating to defined benefit pension and other postemployment benefit plans of $12.7 covering the affected employees.

•

Other closure related charges of $9.2 related primarily to derivative and other contract terminations and costs associated with environmental remediation efforts required as a result of the closure; and

•	Inventory impairment charges and excess production costs attributable to the closure of $13.4 which have been included within “Cost of sales” in the Consolidated Statement of Operations.

In addition to the charges described above, we recorded $1.8 of cash and $0.6 of non-cash restructuring charges for severance, security, utility and other costs related to the closure during the first quarter of 2009.

During 2008, we temporarily idled the majority of production at our Richmond, Virginia rolling mill and closed our ALSCO divisional headquarters in Raleigh, North Carolina. We recorded cash restructuring charges totaling $2.2 primarily related to costs to move assets to other facilities, severance costs and contract cancellation costs. During 2009, a decision was made to close the previously idled Richmond, Virginia rolling mill and as a result, asset impairment charges totaling $13.1 relating to property, plant and equipment were recorded. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying values. The extent of the impairment charge was based upon the fair value of those assets.

We also recorded $3.1 of cash restructuring charges and $10.7 of non-cash asset impairment charges during 2008 primarily related to the shutdown of our operations in Shelbyville and Rockwood, Tennessee, as well as Bedford and Tipton, Indiana, all of which were recycling operations within our RSAA segment. Production at these facilities has been transferred to other facilities and all of the affected employees had left their positions as of December 31, 2008. We based the determination of the impairments of the assets on the undiscounted cash flows expected to be realized from the affected assets and recorded the related assets at fair value. Cash restructuring costs included the costs to move assets to other facilities, severance costs and contract cancellation costs. In addition to the charges described above, we recorded $1.4 of cash and $3.3 of non-cash restructuring charges for severance, security, utility and other costs related to these fiscal 2008 initiatives within our RSAA segment during 2009.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

In December 2008, we announced plans to restructure our European operations by adjusting our work force in response to declining demand. As of December 31, 2008, we had identified approximately 100 non-production employees to be severed and recorded $12.1 of severance costs in the fourth quarter. These severance amounts were accounted for in accordance with ASC 712 and were recorded pursuant to an ongoing benefit arrangement.

During 2009, we recorded $30.0 of cash and $7.7 of non-cash restructuring charges associated with the finalization of the restructuring of our European operations initiated in 2008. These charges consisted of the following:

•

We expanded and finalized our workforce reduction at our Duffel, Belgium and Vogt, Germany facilities and announced the substantial closure of our extrusions operations in Duffel. These restructuring initiatives eliminated approximately 400 positions in Duffel and approximately 100 positions in Vogt. Employee termination benefits consist of one-time severance and outplacement costs as well as pre-pension benefits totaling $28.8. The severance and outplacement benefits of $23.3 were accounted for in accordance with ASC 712. The pre-pension benefits were offered pursuant to a one-time benefit arrangement and will be paid over a 13 year period. As a result, the fair value of the $13.3 of total benefits to be paid was determined by discounting the future payment stream using a credit-adjusted risk free rate in accordance with ASC 420. This resulted in a charge of $5.5 being recorded in the second quarter of 2009.

•

Non-cash impairment charges of $7.7 were recorded in 2009 primarily related to the substantial closure of the extrusions operations in Duffel. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charges were primarily based upon the fair value of those assets.

•	Other workforce reductions across the European operations resulted in the recording of $1.2 of employee termination benefits.

During 2010, certain previously terminated individuals associated with the reduction in workforce initiative implemented at our Duffel, Belgium facility filed unfair dismissal employment suits in a Belgian labor court requesting additional severance payments. In connection with these pending suits, we evaluated the individual facts and circumstances and concluded that it is probable that the Company will be required to pay additional severance amounts to some of the former employees. As of December 31, 2010, a reserve totaling $10.1 has been recorded for these additional severance amounts as well as related interest and legal fees.

We recorded non-cash asset impairment charges of $7.6 within our Europe segment during 2008 primarily related to our aluminum recycling facility in Norway. The impairment was based on the determination that the cash flows expected to be realized from the affected assets would not be sufficient to recover their carrying value. The extent of the impairment charge was based upon the fair value of those assets.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The following table presents the activity and reserve balances for the 2008 restructuring programs for the seven-month period ended December 31, 2010, the five-month period ended May 31, 2010, and the year ended December 31, 2009 (excluding the above mentioned impairment charges):

	Employee severance and benefit costs	Exit costs	Total
Initial provision	$33.1	$13.5	$46.6
Amounts recorded in purchase accounting	(0.7)	—	(0.7)
Cash payments	(6.6)	(8.4)	(15.0)
Canada LP curtailment	(12.7)	—	(12.7)
Translation and other charges	0.1	0.3	0.4

Balance at December 31, 2008 (Predecessor)	$13.2	$5.4	$18.6
Charges included in the statement of operations	30.3	3.3	33.6
Cash payments	(32.3)	(2.3)	(34.6)
Liquidation of Canada LP	(0.5)	(5.8)	(6.3)
Translation and other charges	2.4	(0.6)	1.8

Balance at December 31, 2009 (Predecessor)	$13.1	$—	$13.1
Charges recorded in the statement of operations	0.2	—	0.2
Cash payments	(4.4)	—	(4.4)
Non-cash utilization	(0.3)	—	(0.3)
Fresh-start accounting adjustment	2.0	—	2.0
Currency translation	(1.3)	—	(1.3)

Balance at June 1, 2010 (Successor)	$9.3	$—	$9.3
Charges recorded in the statement of operations	11.1	—	11.1
Cash payments	(2.4)	—	(2.4)
Currency translation	0.7	—	0.7

Balance at December 31, 2010 (Successor)	$18.7	$—	$18.7

6. INVENTORIES

Our operating results were negatively impacted by the application of fresh-start accounting during the seven months ended December 31, 2010, during which we recorded $33.0 of additional cost of goods sold resulting from the adjustment to record inventory at fair value at the Effective Date. The components of our “Inventories” are as follows:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Finished goods	$183.3	$115.5
Raw materials	227.2	150.3
Work in process	184.1	127.8
Supplies	19.0	32.2

	$613.6	$425.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

7. PROPERTY, PLANT AND EQUIPMENT

The components of our consolidated property, plant and equipment are:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Land	$117.6	$120.7
Buildings and improvements	75.6	122.7
Production equipment and machinery	301.6	317.3
Office furniture, equipment and other	52.1	43.9

	546.9	604.6
Accumulated depreciation	(36.9)	(104.3)

	$510.0	$500.3

Our depreciation expense, including amortization of capital leases, and repair and maintenance expense was as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Depreciation expense included in SG&A	$3.3	$1.4	$10.4	$16.3
Depreciation expense included in cost of sales	33.8	18.3	143.9	173.4
Repair and maintenance expense	68.2	37.6	76.0	132.0

8. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table details the changes in the carrying amount of goodwill for the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008. The impairment charges shown below (totaling $1,176.4 of accumulated charges) are more fully described in Note 2, “Summary of Significant Accounting Policies,” Note 4, “Fresh-Start Accounting (Restated),” and Note 5, “Restructuring and Impairment Charges.”

	RPNA	RSAA	Europe	Total
Balance at January 1, 2008 (Predecessor)	$574.1	$225.0	$420.0	$1,219.1
Impairment charges	(539.0)	(186.8)	(410.2)	(1,136.0)
Acquisitions	3.6	4.5	—	8.1
Translation and other adjustments	(0.9)	(0.7)	(9.8)	(11.4)

Balance at December 31, 2008 (Predecessor)	$37.8	$42.0	$—	$79.8
Impairment charges	—	(40.4)	—	(40.4)
Translation and other adjustments	—	(1.6)	—	(1.6)

Balance at December 31, 2009 (Predecessor)	37.8	—	—	37.8
Impairment charges	—	—	—	—
Translation and other adjustments	—	—	—	—

Balance at May 31, 2010 (Predecessor)	37.8	—	—	37.8
Fresh-start accounting adjustments	(37.8)	—	—	(37.8)

Balance at June 1, 2010 (Successor)	$—	$—	$—	$—

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The impairment charges related to our intangible assets are more fully described in Note 2, “Summary of Significant Accounting Policies,” and Note 5, “Restructuring and Impairment Charges.” The following table details our intangible assets as of December 31, 2010 and 2009:

	(Successor)				(Predecessor)
	December 31, 2010				December 31, 2009
	Gross carrying amount	Accumulated amortization	Net amount	Average life	Gross carrying amount	Accumulated amortization	Net amount
Trade names	$16.8	$—	$16.8	Indefinite	$19.9	$—	$19.9
Technology	5.9	(0.1)	5.8	25 years	10.6	(4.2)	6.4
Customer relationships	28.3	(1.2)	27.1	15 years	—	—	—

	$51.0	$(1.3)	$49.7		$30.5	$(4.2)	$26.3

The following table presents amortization expense, which has been classified within “Selling, general and administrative expense” in the Consolidated Statement of Operations:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Amortization expense	$1.3	$0.5	$14.1	$35.4

The following table presents estimated amortization expense for the next five years:

2011	$2.1
2012	2.1
2013	2.1
2014	2.1
2015	2.1

Total	$10.5

9. ACCRUED LIABILITIES

Accrued liabilities at December 31, 2010 and 2009 consisted of the following:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Employee-related costs	$50.0	$48.7
Accrued professional fees	12.0	34.2
Toll liability	24.5	19.8
Accrued taxes	17.3	10.7
Other liabilities	55.8	51.7
Derivative financial instruments	5.6	—

	$165.2	$165.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

10. ASSET RETIREMENT OBLIGATIONS

Our asset retirement obligations consist of legal obligations associated with the closure of our active landfills as well as costs to remove asbestos and underground storage tanks and other legal or contractual obligations associated with the ultimate closure of our manufacturing facilities. As a result of the application of fresh-start accounting, on the Effective Date all of our other asset retirement obligations were adjusted from their historical amounts to fair value resulting in a $1.3 reduction in our reserve.

The changes in the carrying amount of asset retirement obligations for the seven months ended December 31, 2010, the five months ended May 31, 2010, and the years ended December 31, 2009 and 2008 are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of period	$14.9	$17.4	$17.6	$16.7
Revisions and liabilities incurred	(0.2)	(0.4)	1.6	0.7
Accretion expense	0.4	0.2	0.8	0.7
Payments	(2.3)	(0.6)	(2.6)	(0.5)
Translation and other charges	0.1	(0.4)	—	—

Balance at end of period	$12.9	$16.2	$17.4	$17.6

11. LONG-TERM DEBT

Our debt is summarized as follows:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
	Debt	Subject to compromise	Debt
ABL Facility	$—	$—	$—
Exchangeable Notes, net of discount of $0.9	44.1	—	—
DIP Term Facility, net of discount of $4.1 including Roll-Up Loans, net of discount of $1.7	—	568.8	198.4
DIP ABL Facility	—	—	245.6
Term Loan Facility, net of discount of $7.0	—	282.3	386.3
2006 Senior Notes, net of discount of $14.5	—	583.5	—
2007 Senior Notes, net of discount of $6.8	—	98.6	—
2006 Senior Subordinated Notes, net of discount of $13.6	—	385.4	—
Other	6.3	15.2	12.4

Total debt	50.4	$1,933.8	842.7

Less: Amount reclassified to current liabilities for debt in default	—		5.0
Less: Debtor-in-possession financing	—		444.0
Less: Current portion of long-term debt	5.3		391.7

Long-term debt	$45.1		$2.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Maturities of Long-Term Debt

Scheduled maturities of our long-term debt (including capital leases) subsequent to December 31, 2010 are as follows:

2011	$5.3
2012	0.6
2013	0.2
2014	0.1
2015	0.1
After 2015	44.1

Total	$50.4

ABL Facility

In connection with our emergence from bankruptcy, we entered into an asset backed multi-currency facility. The ABL Facility is a $500.0 revolving credit facility which permits multi-currency borrowings up to $500.0 by our U.S. subsidiaries, up to $200.0 by Aleris Switzerland GmbH (a wholly owned Swiss subsidiary), and $15.0 by Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). We and certain of our U.S. and international subsidiaries are borrowers under the ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible amounts. Non-U.S. borrowers also have the ability to borrow under the ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, euros, and certain other currencies. As of December 31, 2010, we estimate that our borrowing base would have supported borrowings up to $439.5. After giving effect to the outstanding letters of credit of $33.6, we had $405.9 available for borrowings as of December 31, 2010.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 2.00% to 3.75%:

•

in the case of borrowings in U.S. dollars, a base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in euros, a euro LIBOR rate determined by Bank of America; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.75% if the average utilization is less than 33% for any applicable period, 0.63% if the average utilization is between 33% and 67% for any applicable period, and 0.50% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, the Company is required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $65.0 and (y) 17.5% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to eurodollar, euro LIBOR and EURIBOR loans.

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on September 1, 2014 unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada and Aleris Recycling (Swansea) Ltd. (other than its equipment) as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The borrowers’ obligations under the ABL Facility will be guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the ABL Facility is less than the greater of (x) $50.0 or (y) 15% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of December 31, 2010.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

On January 31, 2011, the ABL Facility was amended (i) to allow the payment of a dividend in an amount not to exceed $500.0 and (ii) to provide that capital expenditures made by us and our subsidiaries in China will not be included in calculating the fixed charge coverage ratio under the credit agreement governing the ABL Facility, subject to certain conditions.

Exchangeable Notes

On the Effective Date, we issued $45.0 aggregate principal amount of Exchangeable Notes to the participants of the rights offering. The Exchangeable Notes are scheduled to mature on June 1, 2020. The Exchangeable Notes have exchange rights at the holder’s option, after June 1, 2013, and are exchangeable for AHC common stock on a per share dollar exchange ratio of $29.76 per share, subject to adjustment. The Exchangeable Notes may be redeemed at the Company’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change of AHC subsequent to January 1, 2011.

The Exchangeable Notes are our unsecured, senior subordinated obligations and rank (i) junior to all of our existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of our existing and future senior subordinated indebtedness; and (iii) senior to all of our existing and future subordinated indebtedness.

Predecessor Debt Instruments

DIP Term Facility

Pursuant to the interim order of the Bankruptcy Court, dated as of February 13, 2009 (the “Interim Order”), the Bankruptcy Court approved the DIP Term Facility, among the Company, ADH and Aleris Aluminum Duffel BVBA (the “Belgian Borrower”), as borrowers, the lenders party thereto from time to time, and Deutsche Bank AG New York Branch, as administrative agent and collateral agent. The DIP Term Facility was amended and restated on March 19, 2009 and was approved pursuant to the final order of the Bankruptcy Court on March 18, 2009 (the “Final Order”). The DIP Term Facility was subsequently amended on May 12, 2009, June 29, 2009, December 29, 2009, January 29, 2010 and February 5, 2010, none of which had a significant impact on the financial statements. The DIP Term Facility provided for borrowings of up to an aggregate principal amount not to exceed approximately $448.3 and €40.4 including Roll-Up Loans (as defined below) and new money term loans (the “NM Loans”). We incurred $78.9 of fees and expenses associated with DIP Term Facility (including $17.5 which was paid on the Effective Date, $5.0 associated with the January 2010 extension and $5.0 associated with the May 2010 extension as discussed below).

In addition, pursuant to the terms of the DIP Term Facility, a lender under the Term Loan Facility that (1) committed new money to the DIP Term Facility and executed the Second Amendment was permitted to designate a principal amount of its outstanding term loans under the Term Loan Facility up to an amount equal to its new money commitments to the DIP Term Facility plus 5% of its outstanding term loans under the Term Loan Facility, to be “rolled up” and refinanced under the DIP Term Facility or (2) executed the Second Amendment but did not commit new money to the DIP Term Facility was permitted to “roll up” and refinance an amount equal to 5% of its outstanding term loans under the Term Loan Facility (collectively, the “Roll-Up Loans”). As consideration to the lenders under the Term Loan Facility that provided Roll-Up Loans, the Roll-Up Loans had the benefit of security interests in the collateral securing the Term Loan Facility with a priority ahead of the outstanding term loans under the Term Loan Facility but behind the super-priority security interests in the collateral securing the DIP Term Facility. Notwithstanding this higher priority, the Roll-Up Loans were included within “Liabilities subject to compromise” prior to the Effective Date. The NM Loans and the Roll-Up Loans were both governed by the DIP Term Facility.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The DIP Term Facility was originally set to mature on February 12, 2010. On January 7, 2010, we exercised an extension option whereby the maturity date was extended by one three-month period to May 13, 2010 and on May 7, 2010 we exercised a second extension whereby the maturity date was extended by a second three-month period to August 13, 2010. We incurred $10.0 of fees and expenses associated with these extension elections. On the Effective Date, all amounts outstanding under the DIP Term Facility were repaid, using proceeds from the rights offering, the ABL Facility, and available cash.

Borrowings of NM Loans under the DIP Term Facility were charged interest at:

•	in the case of borrowings in U.S. dollars, the applicable eurodollar rate (subject to a 3% floor) plus a margin of 10.0% per annum; and

•	in the case of borrowings in euros, the applicable euro LIBOR rate (subject to a 3% floor) plus a margin of 6.0% per annum.

Borrowings constituting Roll-Up Loans under the DIP Term Facility were charged interest at:

•	in the event that accrued interest on the Roll-Up Loans is required to be paid in cash, 10.0% per annum; or otherwise, 12.5% per annum.

DIP ABL Facility

Pursuant to the Final Order, the Bankruptcy Court approved the DIP ABL Facility, which we entered into on March 20, 2009 and which amended and restated the Revolving Credit Facility, among the Company, Canada L.P., Aleris Specification Alloy Products Canada Company, Aleris Switzerland GmbH, and all U.S. and certain Canadian subsidiaries of the Company, as borrowers, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank AG New York Branch, Bank of America, N.A. and Wachovia Bank, National Association, as co-collateral agents, Bank of America, N.A. and General Electric Capital Corporation, as syndication agents, and KeyBank National Association and Wachovia Bank, National Association, as co-documentation agents. The DIP ABL Facility was subsequently amended on June 29, 2009, December 29, 2009 and February 5, 2010, none of which had a significant impact on the financial statements. The DIP ABL Facility provided for borrowings of up to $575.0, subject to availability and borrowing base limitations. The amendment and restatement of the Revolving Credit Facility constituted an extinguishment of that facility under U.S. GAAP. As a result, we recorded a $6.8 loss on extinguishment of debt within “Reorganization items, net” in the Consolidated Statement of Operations during the three months ended March 31, 2009. We incurred $46.4 of fees and expenses associated with DIP ABL Facility, which were charged to interest expense over the term of the facility.

The DIP ABL Facility was originally set to mature on February 12, 2010. On January 7, 2010, we exercised an extension option whereby the maturity date was extended by one three-month period to May 13, 2010 and on May 7, 2010 we exercised a second extension whereby the maturity date was extended by a second three-month period to August 13, 2010. We incurred $10.8 of fees and expenses associated with these extension elections. On the Effective Date, all amounts outstanding under the DIP ABL Facility were repaid, using proceeds from the rights offering, the ABL Facility, and available cash.

Borrowings under the DIP ABL Facility were charged interest at a rate equal to:

•

in the case of borrowings in U.S. dollars, (a) a base rate determined by reference to the higher of (1) Deutsche Bank’s prime lending rate, (2) the overnight federal funds rate plus 0.5%, (3) a base CD rate plus 0.5%, (4) a eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank plus 1.0% or (5) 4.0% and (b) an applicable margin of 7.5%;

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank with a 3.0% floor, plus an applicable margin of 8.5%; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate with a 4.0% floor, plus an applicable margin of 7.5%.

Upon each extension of the maturity of the DIP ABL Facility, each applicable margin was increased by 1.0% per annum effective from and after the date that is 12 months following the Interim Order.

In addition to paying interest on outstanding principal under the DIP ABL Facility, we were required to pay a commitment fee in respect of unutilized commitments of 1.0%. We also paid letter of credit fees and agency fees under the DIP ABL Facility.

Term Loan Facility

On August 1, 2006, we entered into the Term Loan Facility which provided for borrowings of $399.0 and €195.6, which we amended and restated on December 19, 2006 in conjunction with the acquisition of the Company by Texas Pacific Group (“TPG Acquisition”) to increase the maximum borrowings to $825.0 and €303.0 and which we further amended on March 16, 2007 to change certain pricing terms.

Interest on borrowings under the Term Loan Facility was calculated at a rate equal to, at our option:

•

in the case of borrowing in U.S. dollars, either (a) a base rate plus an applicable margin or (b) a eurodollar rate (adjusted for maximum reserves) determined by Deutsche Bank, plus an applicable margin; or

•	in the case of borrowings in euros, a euro LIBOR rate determined by Deutsche Bank, plus an applicable margin.

The Term Loan Facility amortized in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount during the first 6  3/4 years thereof, with the balance originally payable on December 19, 2013. As a result of the Chapter 11 Petitions and ADH Bankruptcy, payments on the Term Loan Facility were stayed.

2006 Senior Notes

On December 19, 2006, Aurora Acquisition Merger Sub, Inc. (“Merger Sub”) issued $600.0 aggregate original principal amount of 9.0% / 9.75% Senior Notes (“2006 Senior Notes”) under a senior indenture (the “2006 Senior Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the TPG Acquisition, we assumed all the obligations of Merger Sub under the 2006 Senior Indenture. The 2006 Senior Notes were originally set to mature on December 15, 2014. In the first quarter of 2008, we retired $2.0 of our 2006 Senior Notes for $1.6, resulting in a gain on retirement of $0.4, net of debt issuance costs written off, which is included in “Other (income) expense, net” in the Consolidated Statement of Operations for the year ended December 31, 2008.

Prior to the Chapter 11 Petitions, we could, at our option, elect to pay interest on the 2006 Senior Notes entirely in cash (“Cash Interest”), entirely by increasing the principal amount of the outstanding 2006 Senior Notes or by issuing additional 2006 Senior Notes (“PIK Interest”) or by paying 50% of the interest on the 2006 Senior Notes in Cash Interest and the remaining portion of such interest in PIK Interest. Cash Interest on the 2006 Senior Notes accrued at the rate of 9% per annum. PIK Interest on the 2006 Senior Notes accrued at the rate

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

of 9.75% per annum. Interest on the 2006 Senior Notes was payable semi-annually in arrears on each June 15 and December 15.

2006 Senior Subordinated Notes

On December 19, 2006, Merger Sub issued $400.0 aggregate original principal amount of 10.0% Senior Subordinated Notes (“2006 Senior Subordinated Notes”) under a senior subordinated indenture (the “2006 Senior Subordinated Indenture”) with LaSalle Bank National Association, as trustee. As the surviving corporation in the TPG Acquisition, we assumed all the obligations of Merger Sub under the 2006 Senior Subordinated Indenture. The 2006 Senior Subordinated Notes were originally scheduled to mature on December 15, 2016. In the first quarter of 2008, we retired $1.0 of our 2006 Senior Subordinated Notes for $0.7 resulting in a gain from retirement of $0.3, net of debt issuance costs written off, which is included in “Other (income) expense, net” in the Consolidated Statement of Operations for the year ended December 31, 2008.

2007 Senior Notes

On September 11, 2007, we issued $105.4 aggregate principal amount of 9% New Senior Notes (“2007 Senior Notes”), under a senior indenture dated September 11, 2007 (the “New Senior Indenture”) with LaSalle Bank National Association, as trustee. The 2007 Senior Notes were originally scheduled to mature on December 15, 2014.

12. EMPLOYEE BENEFIT PLANS

Defined Contribution Pension Plans

The Company’s defined contribution plans cover substantially all U.S. employees not covered under collective bargaining agreements and certain employees covered by collective bargaining agreements. The plans provide both profit sharing and employer matching contributions as well as an age and salary based contribution. Effective January 1, 2009, the plan for employees not covered under collective bargaining agreements was amended to suspend the age and salary contribution and on April 1, 2009, this same plan was amended to suspend profit sharing and matching contributions. Effective July 1, 2010, the plan was amended to reinstate the matching contribution provision.

Our match of employees’ contributions under our defined contribution plans for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Company match of employee contributions	$1.5	$0.3	$1.4	$4.2

Defined Benefit Pension Plans

Our U.S. defined benefit pension plans cover certain salaried and non-salaried employees at our corporate headquarters and within our RPNA segment. The plan benefits are based on age, years of service and employees’ eligible compensation during employment for all employees not covered under a collective bargaining agreement and on stated amounts based on job grade and years of service prior to retirement for non-salaried employees covered under a collective bargaining agreement.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The Plan provided that a condition precedent to the entry of the confirmation order was the termination of our U.S. pension benefits. The Debtors, with the consent of the Backstop Parties, waived this condition precedent and assumed these benefit plans on May 13, 2010. On the Effective Date, we made $4.8 of contributions for past due amounts to satisfy the minimum funding requirements.

During the third quarter of 2008, as a result of the permanent closure of our Cap de la Madeleine, Quebec aluminum rolling mill facility, three of our Canadian non-contributory defined benefit pension plans were curtailed and a charge totaling $13.7 was recorded for the affected employees. On March 31, 2009, as a result of the Canadian Assignment in Bankruptcy, all of the liabilities associated with the Canadian non-contributory defined benefit pension plans were removed from the Consolidated Balance Sheet.

Our German subsidiaries sponsor various defined benefit pension plans for their employees. These plans are based on final pay and service, but some senior officers are entitled to receive enhanced pension benefits. Benefit payments are financed, in part, by contributions to a relief fund which establishes a life insurance contract to secure future pension payments; however, the plans are substantially unfunded plans under German law. The unfunded accrued pension costs are covered under a pension insurance association under German law if we are unable to fulfill our obligations.

The components of the net periodic benefit expense for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	U.S. pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Service cost	$1.3	$0.9	$1.9	$1.9
Interest cost	4.7	3.3	7.9	7.7
Amortization of net loss	—	0.9	1.7	—
Amortization of prior service cost	—	—	0.1	—
Expected return on plan assets	(4.2)	(3.0)	(6.6)	(9.4)
Curtailment loss	—	—	0.4	—

Net periodic benefit cost	$1.8	$2.1	$5.4	$0.2

	European and Canadian pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Service cost	$1.5	$0.9	$2.6	$4.5
Interest cost	4.2	3.2	8.7	13.9
Amortization of net gain	—	(0.6)	(0.6)	(0.6)
Amortization of prior service cost	—	0.1	0.2	0.2
Expected return on plan assets	(0.1)	—	(0.1)	(8.0)
Curtailment (gain) loss	—	—	(0.1)	13.7

Net periodic benefit cost	$5.6	$3.6	$10.7	$23.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

As a result of the application of fresh-start accounting, on the Effective Date all of our pension benefit obligations were adjusted from their historical amounts to fair value resulting in a $25.0 increase in our benefit obligation. The changes in projected benefit obligations and plan assets during the seven months ended December 31, 2010, the five months ended May 31, 2010 and the year ended December 31, 2009, using a period-end measurement date, are as follows:

	U.S. pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in projected benefit obligations
Projected benefit obligations at beginning of period	$145.4	$142.5	$129.8
Plan curtailment gain	—	—	(0.6)
Service cost	1.3	0.9	1.9
Interest cost	4.7	3.3	7.9
Actuarial loss (gain)	6.0	(3.2)	11.4
Expenses paid	(0.8)	(0.2)	(0.7)
Benefits paid	(6.7)	(2.9)	(7.2)

Projected benefit obligations at end of period	$149.9	$140.4	$142.5

Change in plan assets
Fair value of plan assets at beginning of period	$82.3	$85.6	$83.4
Employer contributions	9.9	—	—
Actual return on plan assets	12.3	(0.2)	10.1
Expenses paid	(0.8)	(0.2)	(0.7)
Benefits paid	(6.7)	(2.9)	(7.2)

Fair value of plan assets at end of period	$97.0	$82.3	$85.6

Funded status
Fair value of plan assets less projected benefit obligations	$(52.9)	$(58.1)	$(56.9)

Net amount recognized	$(52.9)	$(58.1)	$(56.9)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	European and Canadian pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in projected benefit obligations
Projected benefit obligations at beginning of period	$134.3	$131.5	$256.0
Plan curtailment gain	—	—	(0.2)
Plan settlements	—	—	(0.4)
Service cost	1.5	0.9	2.6
Interest cost	4.2	3.2	8.7
Actuarial (gain) loss	(8.3)	1.1	(10.4)
Liquidation of Canada LP	—	—	(116.0)
Benefits paid	(3.5)	(2.3)	(5.7)
Translation and other	11.7	(20.1)	(3.1)

Projected benefit obligations at end of period	$139.9	$114.3	$131.5

Change in plan assets
Fair value of plan assets at beginning of period	$2.1	$2.2	$85.3
Employer contributions	3.9	2.5	6.2
Plan settlements	—	—	(0.4)
Actual return on plan assets	(0.1)	—	(0.1)
Liquidation of Canada LP	—	—	(80.2)
Benefits paid	(3.5)	(2.3)	(5.7)
Translation and other	0.1	(0.3)	(2.9)

Fair value of plan assets at end of period	$2.5	$2.1	$2.2

Funded status
Fair value of plan assets less projected benefit obligations	$(137.4)	$(112.2)	$(129.3)

Net amount recognized	$(137.4)	$(112.2)	$(129.3)

The following table provides the amounts recognized in the Consolidated Balance Sheet as of December 31, 2010 and 2009:

	U.S. pension benefits		European and Canadian pension benefits
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
	December 31,		December 31,
	2010	2009	2010	2009
Accrued liabilities	$—	$—	$5.8	$5.9
Accrued pension benefits	52.9	—	131.6	123.4
Liabilities subject to compromise	—	56.9	—	—

Net amount recognized	$52.9	$56.9	$137.4	$129.3

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	U.S. pension benefits		European and Canadian pension benefits
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
	December 31,		December 31,
	2010	2009	2010	2009
Amounts recognized in other comprehensive income (before tax) consist of:
Net actuarial (gain) loss	$(2.2)	$38.3	$(8.1)	$(34.5)
Net prior service cost	—	1.0	—	2.3

	$(2.2)	$39.3	$(8.1)	$(32.2)

Amortization expected to be recognized during next fiscal year (before tax)
Amortization of net (loss) gain	$—	$(2.2)	$—	$1.5
Amortization of prior service cost	—	(0.1)	—	(0.2)

	$—	$(2.3)	$—	$1.3

Additional Information
Accumulated benefit obligation for all defined benefit pension plans	$149.9	$142.5	$134.8	$127.1
For defined benefit pension plans with projected benefit obligations in excess of plan assets:
Aggregate projected benefit obligation	149.9	142.5	139.9	131.5
Aggregate fair value of plan assets	97.0	85.6	2.5	2.2
For defined benefit pension plans with accumulated benefit obligations in excess of plan assets:
Aggregate accumulated benefit obligation	149.9	142.5	134.8	127.1
Aggregate fair value of plan assets	97.0	85.6	2.5	2.2
Projected employer contributions for 2011	11.6		6.5

Plan Assumptions. We are required to make assumptions regarding such variables as the expected long-term rate of return on plan assets and the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

Assumptions for long-term rates of return on plan assets are based upon historical returns, future expectations for returns for each asset class and the effect of periodic target asset allocation rebalancing. The results are adjusted for the payment of reasonable expenses of the plan from plan assets. The historical long-term return on the plans’ assets exceeded the selected rates and we believe these assumptions are appropriate based upon the mix of the investments and the long-term nature of the plans’ investments.

The weighted average assumptions used to determine benefit obligations are as follows:

	U.S. pension benefits
	(Successor)		(Predecessor)
	As of December 31, 2010	As of June 1, 2010	As of December 31, 2009
Discount rate	5.20%	5.61%	5.75%

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	European pension benefits
	(Successor)		(Predecessor)
	As of December 31, 2010	As of June 1, 2010	As of December 31, 2009
Discount rate	5.40%	5.00%	6.10%
Rate of compensation increase, if applicable	3.00	3.00	3.00

The weighted average assumptions used to determine the net periodic benefit cost for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	U.S. pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Discount rate	5.61%	5.75%	6.25%	6.25%
Expected return on plan assets	8.25	8.25	8.23	8.23

	European and Canadian pension benefits
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Discount rate	5.00%	6.10%	5.75%	5.62%
Expected return on plan assets	4.15	4.32	5.23	6.97
Rate of compensation increase	3.00	3.00	3.01	3.14

Plan Assets. The U.S. and European pension plans’ assets consist primarily of registered investment companies, insurance company pooled separate accounts, limited partnership interests and guaranteed investment contracts. The weighted average plan asset allocations at December 31, 2010 and December 31, 2009 and the target allocations are as follows:

	Percentage of plan assets
	(Successor)	(Predecessor)
	2010	2009	Target allocation
Equity	67%	66%	60%
Fixed income	19	22	25
Real estate	11	9	12
Other	3	3	3

Total	100%	100%	100%

On December 31, 2009, the Company adopted the amended principles within ASC 715 which requires enhanced disclosures over the Company’s defined benefit pension plan assets. The principal objectives underlying the investment of the pension plans’ assets are to ensure that the Company can properly fund benefit obligations as they become due under a broad range of potential economic and financial scenarios, maximize the long-term investment return with an acceptable level of risk based on such obligations, and broadly diversify

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

investments across and within the capital markets to protect asset values against adverse movements in any one market. The Company’s strategy balances the requirement to maximize returns using potentially higher return generating assets, such as equity securities, with the need to control the risk versus the benefit obligations with less volatile assets, such as fixed-income securities.

Investment practices must comply with the requirements of ERISA and any other applicable laws and regulations. The use of derivative instruments is permitted where appropriate and necessary for achieving overall investment policy objectives. Currently, the use of derivative instruments is not significant when compared to the overall investment portfolio.

The fair values of the Company’s pension plan assets at December 31, 2010 by asset category are as follows:

	Fair Value Measurements at December 31, 2010 Using:
Asset Category:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies	$19.5	$19.5	$—	$—
Insurance company pooled separate accounts:
Equity	50.7	—	50.7	—
Fixed income	6.9	—	6.9	—
Real estate	10.7	—	—	10.7
Limited partnership interests	9.2	—	—	9.2
Other	2.5	—	2.5	—

Total	$99.5	$19.5	$60.1	$19.9

The fair values of the Company’s pension plan assets at December 31, 2009 by asset category are as follows:

	Fair Value Measurements at December 31, 2009 Using:
Asset Category:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Registered investment companies	$15.3	$15.3	$—	$—
Insurance company pooled separate accounts:
Equity	43.0	—	43.0	—
Fixed income	9.9	—	9.9	—
Real estate	8.1	—	—	8.1
Limited partnership interests	9.3	—	—	9.3
Other	2.2	—	2.2	—

Total	$87.8	$15.3	$55.1	$17.4

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The tables below summarizes the activity in our pension plan assets classified within Level 3 of the valuation hierarchy. The determination to classify a pension plan asset within Level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement. Level 3 pension plan assets typically include, in addition to the unobservable or Level 3 components, observable components, including current quoted market prices, which are validated to external sources.

	Insurance company pooled separate accounts—Real estate	Limited partnership interests
Balance at January 1, 2009 (Predecessor)	$11.8	$8.5
(Losses) gains on plan assets	(3.7)	0.8

Balance at December 31, 2009 (Predecessor)	8.1	9.3
Gains (losses) on plan assets	0.2	(0.1)

Balance at June 1, 2010 (Successor)	8.3	9.2
Purchases	1.3	—
Gains on plan assets	1.1	—

Balance at December 31, 2010 (Successor)	$10.7	$9.2

Total (losses) gains attributable to assets held at December 31, 2010:	$(2.4)	$0.7

The following section describes the valuation methodologies used to measure the fair value of pension plan assets. There have been no changes in the methodologies used at December 31, 2010 and 2009.

•	Registered investment companies—Valued at the closing price of the exchange traded fund’s shares.

•

Insurance company pooled separate accounts—Valued based on the unit values of the fund which are determined by dividing the fund’s net assets at fair value by its units outstanding at the valuation date (as estimated by the issuers). Pooled separate accounts invest mainly in domestic and international stock, asset backed securities, residential and commercial mortgage backed securities, corporate bonds and commercial real estate and mortgage loans which are backed by the associated properties. The funds are valued using the net asset value method in which an average of the market prices for the underlying investments is used to value the fund.

•

Limited partnership interests—Valued based on the unit values of the fund which are determined by dividing the fund’s net assets at fair value by its units outstanding at the valuation date (as estimated by the issuers). The value of limited partnership interests is based upon the general partner’s own assumptions about the assumptions a market participant would use in pricing the assets and liabilities of the partnership.

Plan Contributions. Our funding policy for funded pensions is to make annual contributions based on advice from our actuaries and the evaluation of our cash position, but not less than minimum statutory requirements. Contributions for unfunded plans were equal to benefit payments. As a result of the Chapter 11 Petitions, contributions to our U.S. pension plans were suspended; however, upon emergence all past due contributions were made.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Expected Future Benefit Payments. The following benefit payments for our pension plans, which reflect expected future service, as appropriate, are expected to be paid for the periods indicated:

2011	$16.3
2012	16.1
2013	16.8
2014	16.5
2015	17.5
2016-2020	93.2

Other Postretirement Benefit Plans

We maintain health care and life insurance benefit plans covering certain corporate and RPNA segment employees. As a result of the application of fresh-start accounting, on the Effective Date all of our other postretirement benefit obligations were adjusted from their historical amounts to fair value resulting in a $2.7 increase in our benefit obligation. We accrue the cost of postretirement benefits within the covered employees’ active service periods. During the five months ended May 31, 2010, certain of our postretirement benefit plans were amended and a gain totaling $2.1 was recorded. During the fourth quarter of 2009, the Company’s ALSCO postretirement medical plan was curtailed and a gain totaling $1.0 was recorded. See Note 5, “Restructuring and Impairment Charges.” On March 31, 2009, as a result of the Canadian Assignment in Bankruptcy, all of the liabilities associated with the Canadian health care plans were removed from the Consolidated Balance Sheet.

The financial status of the plans at December 31, 2010, May 31, 2010 and December 31, 2009, using a period-end measurement date, is as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Change in benefit obligations
Benefit obligations at beginning of period	$51.9	$52.6	$52.5
Service cost	0.1	0.1	0.5
Interest cost	1.7	1.2	2.9
Benefits paid	(3.0)	(2.6)	(5.3)
Employee contributions	0.3	0.1	0.4
Liquidation of Canada LP	—	—	(4.6)
Plan curtailment gains	—	(2.6)	(2.3)
Medicare subsidies received	—	0.2	0.4
Actuarial loss	2.0	0.3	8.3
Translation and other	—	(0.1)	(0.2)

Benefit obligations at end of period	$53.0	$49.2	$52.6

Change in plan assets
Fair value of plan assets at beginning of period	$—	$—	$—
Employer contributions	2.7	2.3	4.5
Employee contributions	0.3	0.1	0.4
Medicare subsidies	—	0.2	0.4
Benefits paid	(3.0)	(2.6)	(5.3)

Fair value of plan assets, end of period	$—	$—	$—

Funded status	$53.0	$49.2	$52.6
Unrecognized net actuarial loss	—	—	—

Net amount recognized	$53.0	$49.2	$52.6

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The following table provides the amounts recognized in the Consolidated Balance Sheet as of December 31, 2010 and 2009:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Accrued liabilities	$4.5	$—
Accrued postretirement benefits	48.5	—
Liabilities subject to compromise	—	52.6

Net amount recognized	$53.0	$52.6

Amounts recognized in other comprehensive income (before tax) consist of:
Net actuarial loss	$2.0	$4.5
Net prior service credit	—	(2.3)

	$2.0	$2.2

Amortization expected to be recognized during next fiscal year (before tax)
Amortization of net loss	$—	$(0.4)
Amortization of prior service credit	—	0.1

	$—	$(0.3)

Additional Information
For plans with benefit obligations in excess of plan assets:
Aggregate benefit obligation	$53.0	$52.6
Aggregate fair value of plan assets	—	—

The components of net postretirement benefit expense for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008 are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Service cost	$0.1	$0.1	$0.5	$0.5
Interest cost	1.7	1.2	2.9	3.3
Amortization of prior service credit	—	(0.1)	(0.2)	(0.2)
Amortization of net loss	—	0.2	0.1	—
Curtailment recognized	—	—	(1.0)	(1.0)
Plan amendments	—	(2.1)	—	—

Net postretirement benefit expense	$1.8	$(0.7)	$2.3	$2.6

Plan Assumptions. We are required to make an assumption regarding the discount rate applied to determine service cost and interest cost. Our objective in selecting a discount rate is to select the best estimate of the rate at which the benefit obligations could be effectively settled. In making this estimate, projected cash flows are developed and are then matched with a yield curve based on an appropriate universe of high-quality corporate bonds.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The weighted average assumptions used to determine net postretirement benefit expense and benefit obligations are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Discount rate used to determine expense	5.61%	5.75%	6.25%	6.18%
Discount rate used to determine end of period benefit obligations	5.20	5.61	5.75	6.32
Health care cost trend rate assumed for next year:
Retirees under age 65	7.90%	8.10%	8.10%	9.60 – 10.00%
Retirees 65 and older	7.90	8.10	8.10	8.50 – 10.00
Ultimate trend rate	4.50%	4.50%	4.50%	5.63%
Year rate reaches ultimate trend rate:
Retirees under age 65	2027	2027	2027	2015 – 2016
Retirees 65 and older	2027	2027	2027	2014 – 2016

For measurement purposes, there is an employer cap on the amount paid for retiree medical benefits for our U.S. plans. At December 31, 2010, the employer cap had not yet been reached for salary employees but had been reached for hourly employees.

Assumed health care cost trend rates have an effect on the amounts reported for postretirement benefit plans. A one-percentage change in assumed health care cost trend rates would have the following effects:

	1% increase	1% decrease
Effect on total service and interest components	$0.1	$(0.1)
Effect on postretirement benefit obligations	2.4	(2.0)

Plan Contributions. Our policy for the plan is to make contributions equal to the benefits paid during the year.

Expected Future Benefit Payments. The following benefit payments are expected to be paid for the periods indicated without consideration of the potential impact of the Plan:

	Gross benefit payment	Net of Medicare part D subsidy
2011	$4.6	$4.5
2012	4.7	4.5
2013	4.8	4.6
2014	4.8	4.6
2015	4.8	4.6
2016-2020	22.3	21.3

Early Retirement Plans

Our Belgian and German subsidiaries sponsor various unfunded early retirement benefit plans. The obligations under these plans at December 31, 2010 and 2009 total $20.8 and $23.4 of which $5.9, the estimated payments under these plans for the year ending December 31, 2011, has been classified as a current liability at December 31, 2010.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

13. STOCK-BASED COMPENSATION

Successor Stock-Based Compensation Plan

As contemplated by the Plan, on June 1, 2010 the Board of Directors of AHC approved the Aleris Holding Company 2010 Equity Incentive Plan (the “2010 Equity Plan”). Under the 2010 Equity Plan, the maximum aggregate number of shares of AHC common stock that may be issued under the 2010 Equity Plan is 2,928,810 with a further limitation on shares issued pursuant to restricted stock units to 325,423. During the seven months ended December 31, 2010, AHC granted 2,028,060 stock options and 324,177 restricted stock units and restricted shares, respectively, to certain members of senior management of the Company and other nonemployee directors. The options were granted in three tranches with varying exercise prices ranging from $29.76 to $84.40. All stock options, regardless of the tranche, have a ten-year life and vest quarterly over four years. The restricted stock units and restricted shares also vest quarterly over four years. A portion of each tranche of stock options, as well as a portion of the restricted stock units and restricted shares, may vest upon a change in control event should the event occur prior to full vesting of these awards, depending on the amount of vesting that has already occurred at the time of the event in comparison to the change in the Backstop Parties’ overall level of the ownership that results from the event.

During the seven months ended December 31, 2010, we recorded $4.9 of compensation expense, associated with these options, restricted stock units and restricted shares under the push down accounting provisions of ASC 718.

A summary of stock option activity during the period from June 1, 2010 to December 31, 2010 is as follows:

Service-based options	Options	Weighted average exercise price per option	Weighted average remaining contractual term (in years)	Weighted average grant date fair value
Outstanding at June 1, 2010 (Successor)	—	$—
Granted	2,028,060	37.81		$14.37
Canceled	(16,625)	37.14

Outstanding at December 31, 2010 (Successor)	2,011,435	$37.82	9.4	$14.40

Options vested and expected to vest at December 31, 2010	1,933,174	$37.77	9.4	$14.40
Options exercisable at December 31, 2010	80,377	$37.35	9.4	$14.12

Summarized information on options outstanding at December 31, 2010 is as follows:

	Tranche
	1	2	3
Range of exercise price	$29.76 – $42.20	$44.64 – $63.30	$59.52 – $84.40
Number outstanding	1,350,581	330,427	330,427
Weighted-average remaining contractual life, in years	9.5	9.4	9.4
Weighted-average exercise price	$30.55	$45.15	$60.19
Number exercisable	53,321	13,528	13,528
Weighted-average exercise price	$29.84	$44.70	$59.59

At December 31, 2010, there was $31.7 of compensation expense that is expected to be recorded over the next four years pertaining to the stock options, restricted stock units and restricted shares.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The Black-Scholes method was used to estimate the fair value of the stock options granted. Under this method, the estimate of fair value is affected by the assumptions included in the following table. Expected equity volatility was determined based on historical stock prices of our peer companies. The following table summarizes the significant assumptions used to determine the fair value of the stock options granted during the seven months ended December 31, 2010:

Weighted-average expected option life in years	6.1
Risk-free interest rate	2.4%
Equity volatility factor	59.4%
Dividend yield	0.0%

A summary of restricted stock units and restricted shares activity during the period from June 1, 2010 to December 31, 2010 is as follows:

Restricted Stock Units and Restricted Shares	Shares	Weighted average grant date fair value
Outstanding at June 1, 2010 (Successor)	—	$—
Granted	324,177	29.22
Vested	(38,206)	28.64
Forfeited	(3,875)	34.29

Outstanding at December 31, 2010 (Successor)	282,096	$29.22

Predecessor Stock-Based Compensation Plan

During the five months ended May 31, 2010, we recorded compensation expense associated with options granted under the Predecessor’s stock-based incentive plan of $1.3 and $2.1 and $2.5 for the years ended December 31, 2009 and 2008, respectively. Stock-based compensation expense was recognized by the Debtors until the underlying awards were canceled upon emergence. At that time, all previously recognized expense was reversed and credited to “Reorganization items, net” in the Consolidated Statement of Operations.

14. DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

The Company uses forward contracts and options, as well as contractual price escalators, to reduce the risks associated with its aluminum, natural gas and other supply requirements. Generally, the Company enters into master netting arrangements with its counterparties and offsets net derivative positions with the same counterparties against amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements in our Consolidated Balance Sheet. Accordingly, the fair values of outstanding derivative contracts are included in the Consolidated Balance Sheet as “Current derivative financial instruments,” “Long-term derivative financial instruments” and “Accrued liabilities.”

	Fair Value of Derivatives as of December 31,
	(Successor)		(Predecessor)
	2010		2009
Derivatives by type	Asset	Liability	Asset	Liability
Aluminum	$44.1	$(23.3)	$38.9	$—
Natural gas	0.9	(0.6)	0.1	—

Total	45.0	(23.9)	39.0	—
Effect of counterparty netting	(18.3)	18.3	—	—

Net derivatives as classified in the balance sheet	$26.7	$(5.6)	$39.0	$—

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The fair value of the Company’s derivative financial instruments at December 31, 2010 and December 31, 2009 were as follows (the pre-petition derivative financial instruments of the Debtors are not included as of December 31, 2009 as they were not recorded at fair value pursuant to ASC 820):

		(Successor)	(Predecessor)
		December 31,
Asset Derivatives	Balance Sheet Location	2010	2009
Aluminum	Current derivative financial instruments	$17.2	$30.4
	Long-term derivative financial instruments	9.4	8.5
Natural gas	Current derivative financial instruments	0.2	—
	Long-term derivative financial instruments	(0.1)	0.1

Total		$26.7	$39.0

		(Successor)	(Predecessor)
		December 31,
Liability Derivatives	Balance Sheet Location	2010	2009
Aluminum	Accrued liabilities	$5.8	$—
Natural gas	Accrued liabilities	(0.2)	—

Total		$5.6	$—

Derivative contracts are recorded at fair value under ASC 820 using quoted market prices and significant other observable and unobservable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

We endeavor to utilize the best available information in measuring fair value. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth our financial assets and liabilities that are accounted for at fair value on a recurring basis as of December 31, 2010 and the level in the fair value hierarchy:

	Fair Value Measurements at December 31, 2010 Using:
Description	Total Carrying Value in the Consolidated Balance Sheet	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative assets	$45.0	$—	$45.0	$—
Derivative liabilities	(23.9)	—	(23.9)	—

Net derivative assets	$21.1	$—	$21.1	$—

Both realized and unrealized gains and losses on those derivative financial instruments are included within “(Gains) losses on derivative financial instruments” in the Consolidated Statement of Operations. Realized losses and (gains) on derivative financial instruments totaled the following during the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008:

	Realized Losses (Gains) on Derivative Financial Instruments
	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Natural gas	$2.1	$1.2	$9.8	$10.6
Metal	11.5	(11.8)	(12.8)	36.9
Currency	—	—	(2.8)	(42.3)

Natural Gas Hedging

To manage our price exposure for natural gas purchases, we fix the future price of a portion of our natural gas requirements by entering into financial hedge agreements. Under these contracts, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge price. We also enter into call option contracts to manage the exposure to increasing prices while maintaining our ability to benefit from declining prices. Upon settlement of call option contracts, we receive cash and recognize a related gain if the NYMEX closing price exceeds the strike price of the call option. If the call option strike price exceeds the NYMEX price, no amount is received and the option expires. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. Natural gas cost can also be managed through the use of cost escalators included in some of our long-term supply contracts with customers, which limits exposure to natural gas price risk. As of December 31, 2010 and 2009, we had 7.7 trillion and 0.6 trillion, respectively, of British thermal unit forward buy contracts.

Metal Hedging

The selling prices of the majority of the orders for our rolled and extruded products are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

produce these orders are purchased several months or years after the selling prices are fixed, margins are subject to the risk of changes in the purchase price of the raw materials used for these fixed price sales. In order to manage this transactional exposure, London Metal Exchange (“LME”) future or forward purchase contracts are purchased at the time the selling prices are fixed. As aluminum is purchased to fill these fixed price sales orders, LME futures or forward contracts are then sold. We can also use call option contracts, which function in a manner similar to the natural gas option contracts discussed above, and put option contracts for managing metal price exposures. Upon settlement of a put option contract, we receive cash and recognize a related gain if the LME closing price is less than the strike price of the put option. If the put option strike price is less than the LME closing price, no amount is paid and the option expires. As of December 31, 2010, we had 0.2 and 0.2 metric tons of aluminum buy and sell forward contracts, respectively. As of December 31, 2009, we had 0.1 and less than 0.1 metric tons of aluminum buy and sell forward contracts, respectively.

In addition, at times during 2008, we entered into derivative contracts to protect the fair value of a portion of our aluminum inventory against a potential decline in aluminum selling prices. During the third and fourth quarter of 2008, the significant and rapid decline of the LME price of aluminum resulted in substantial margin calls against our derivative positions. In order to preserve our liquidity, we adjusted our metal hedging strategy by unwinding certain hedges to avoid further cash margin posting and purchasing options to protect against further LME declines.

Our recycling businesses also enter into LME high-grade aluminum forward sales and purchase contracts to mitigate the risk associated with changes in metal prices. During 2008, we expanded our hedging strategy to fix the selling prices of our inventory as prices declined and lower demand reduced inventory turnover.

Credit Risk

We are exposed to losses in the event of non-performance by the counterparties to the derivative financial instruments discussed above; however, we do not anticipate any non-performance by the counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities with the brokers.

Other Financial Instruments

The carrying amount and fair value of our other financial instruments at December 31, 2010 and 2009 are as follows:

	(Successor)		(Predecessor)
	December 31,
	2010		2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$113.5	$113.5	$108.9	$108.9
ABL Facility	—	—	—	—
Exchangeable Notes	44.1	75.2	—	—
DIP Term Facility	—	—	198.4	205.1
DIP ABL Facility	—	—	245.6	243.6
Term Loan Facility	—	—	668.6	299.4
Roll-Up Loans	—	—	568.8	274.3
2006 Senior Notes	—	—	583.5	5.3
2006 Senior Subordinated Notes	—	—	385.4	3.6
2007 Senior Notes	—	—	98.6	2.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The fair value of our DIP Term Facility, DIP ABL Facility, Term Loan Facility, 2006 Senior Notes, 2006 Senior Subordinated Notes, and 2007 Senior Notes were based on market quotations, discounted cash flows and incremental borrowing rates. The fair value of our Exchangeable Notes was estimated using a binomial lattice pricing model based on the fair value of AHC common stock, a risk-free interest rate of 3.4% and expected equity volatility of 50%. Expected equity volatility was determined based on historical stock prices of our peer companies. The fair value of our accounts receivable, accounts payable and accrued liabilities approximate carrying value. The fair values of the amounts disclosed herein do not represent the values that were realized by our creditors through the reorganization process.

15. INCOME TAXES

The income (loss) from continuing operations before income taxes was as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
U.S.	$(13.8)	$814.7	$(551.7)	$(1,137.7)
International	85.5	1,380.7	(697.5)	(741.9)

Total	$71.7	$2,195.4	$(1,249.2)	$(1,879.6)

The provision for (benefit from) income taxes was as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Current:
Federal	$3.3	$(0.8)	$0.4	$0.9
State	1.0	(0.1)	(4.6)	1.1
International	0.8	3.6	(3.4)	15.7

	$5.1	$2.7	$(7.6)	$17.7
Deferred:
Federal	$0.2	$(10.7)	$(19.7)	$(82.6)
State	0.3	(1.2)	(2.4)	(2.9)
International	(5.3)	0.5	(32.1)	(66.6)

	$(4.8)	$(11.4)	$(54.2)	$(152.1)

Provision for (benefit from) income taxes	$0.3	$(8.7)	$(61.8)	$(134.4)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The income tax expense (benefit), computed by applying the federal statutory tax rate to the income (loss) before income taxes, differed from the provision for (benefit from) income taxes as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Income tax expense (benefit) at the federal statutory rate	$25.1	$768.4	$(437.2)	$(657.9)
Foreign income tax rate differences	4.1	(437.0)	40.3	(21.9)
State income taxes, net	0.6	42.4	(20.0)	(12.5)
Tax on foreign repatriation, net of foreign tax	—	—	26.9	12.4
Goodwill impairment	—	—	11.2	368.3
Other, net	(0.1)	2.2	0.2	1.7
Plan of reorganization adjustment	—	(671.6)	—	—
Fresh start accounting adjustment	—	483.3	—	—
Change in valuation allowance	(29.4)	(196.4)	316.8	175.5

Provision for (benefit from) income taxes	$0.3	$(8.7)	$(61.8)	$(134.4)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Significant components of our deferred tax liabilities and assets are as follows:

	(Successor)	(Predecessor)
	December 31,
	2010	2009
Deferred Tax Liabilities:
Depreciation and amortization	$—	$0.3
Deferred hedging gain	6.2	10.2
Contractual interest	—	38.0
Foreign exchange gain	3.8	10.9
Deductions not currently expensed	1.5	2.3
Inventory	4.6	—
Other	21.6	21.8

Total deferred tax liabilities	$37.7	$83.5
Deferred Tax Assets:
Net operating loss carryforwards	$190.9	$341.3
Depreciation and amortization	134.2	109.0
Tax credit carryforwards	14.3	74.2
Expenses not currently deductible	13.6	28.3
Accrued pension	28.5	28.5
Accrued post retirement	20.0	17.9
Deferred hedging loss	5.2	23.5
Inventory	1.9	5.7
Original issue discount	—	42.5
Foreign exchange loss	—	7.5
Other	21.5	35.5

	$430.1	$713.9
Valuation allowance	(399.4)	(648.4)

Total deferred tax assets	$30.7	$65.5

Net deferred tax liabilities	$7.0	$18.0

At December 31, 2010 and 2009, we had valuation allowances of $399.4 and $648.4, respectively, to reduce certain deferred tax assets to amounts that are more likely than not to be realized. Of the total 2010 and 2009 valuation allowance, $267.1 and $370.4 relate primarily to net operating losses and future tax deductions for depreciation in non-U.S. tax jurisdictions, respectively, $120.9 and $223.5 relate primarily to the U.S. federal effects of amortization, pension and postretirement benefits for the Successor and net operating losses and tax credits for the Predecessor, respectively, and $11.4 and $54.5 relate primarily to the state effects of amortization, pension and postretirement benefits for the Successor and Kentucky state recycling credits and other state net operating losses for the Predecessor, respectively. The net reduction in the valuation allowance is primarily attributable to the decrease in the underlying deferred tax assets resulting from the plan of reorganization and fresh-start accounting adjustments. We will maintain full valuation allowances against our net deferred tax assets in the U.S. and other applicable jurisdictions until sufficient positive evidence exists to reduce or eliminate the valuation allowance.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

The valuation allowances recognized relate to certain net deferred tax assets in the U.S. and non-U.S. tax jurisdictions. The following table summarizes the change in the valuation allowance:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of the period	$405.1	$648.4	$312.6	$136.5
Additions (reversals) recorded in the Provision for (benefit from) income taxes	(29.4)	20.9	316.8	175.5
Other activity not affecting federal or foreign provision (benefit)	23.7	(46.9)	19.0	0.6

Balance at end of the period	$399.4	$622.4	$648.4	$312.6

In June 2010, as a result of the plan of reorganization, adjustments were required to valuation allowances, which resulted in a net decrease in valuation allowances of $217.3, which has also been recorded in the provision for (benefit from) income taxes during the five months ended May 31, 2010. The net decrease was primarily the result of U.S. federal and state tax attribute reductions related to debt cancellation income and differences between fresh-start reporting fair value and tax bases of assets and liabilities at entities with valuation allowances.

At December 31, 2010, we had approximately $702.1 of unused net operating loss carryforwards associated with non-U.S. tax jurisdictions, of which $554.4 can be carried forward indefinitely. The net operating losses in Germany, in the amount of $103.5, were eliminated as a result of the change of ownership upon emergence from Chapter 11. The remaining net operating loss carryforwards may be carried forward from 5 to 20 years. At December 31, 2010, there were no U.S. federal net operating loss carryforwards. The tax benefits associated with state net operating loss carryforwards at December 31, 2010 were $0.1. The Predecessor’s U.S. federal and state net operating loss carryforwards were decreased by the attribute reduction required in Internal Revenue Code section 108. This reduction relates to the cancellation of indebtedness income resulting from the emergence from Chapter 11.

At December 31, 2010, we had $0.7 of unused state tax credit carryforwards for which a full valuation allowance has been provided.

Substantially all of the $14.8 of undistributed earnings of our non-U.S. investments is considered permanently reinvested and, accordingly, no additional U.S. income taxes or non-U.S. withholding taxes have been provided. It is not practicable to calculate the deferred taxes associated with the remittance of these earnings.

Aleris International, Inc., its parent corporation and its subsidiaries file income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. The Internal Revenue Service completed examinations of the Predecessor’s U.S. income tax returns for 2004 in 2008 and 2005 through 2007 in 2009. As a result, the Predecessor’s research and experimentation credit carryforward was reduced in 2008 by $2.9 which was recognized against goodwill.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

As of December 31, 2010 and 2009, we have $12.5 and $13.3 of unrecognized tax benefits, respectively.

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009
Balance at beginning of period	$10.7	$13.3	$11.7
Additions based on tax positions related to current year	0.7	0.7	1.4
Additions for tax positions of prior years	1.1	—	0.2
Reductions for tax positions of prior years	—	(3.3)	—

Balance at end of period	$12.5	$10.7	$13.3

We recognize interest and penalties related to uncertain tax positions within the “Provision for (benefit from) income taxes” in the Consolidated Statement of Operations. As of December 31, 2010 and 2009, we had approximately $0.8 and $0.7 of accrued interest related to uncertain tax positions, respectively.

The 2003 through 2009 tax years remain open to examination. We have continuing responsibility for the open tax years for our non-filing foreign subsidiaries. A non-U.S. taxing jurisdiction commenced an examination in the first quarter of 2009 that is anticipated to be completed within six months of December 31, 2010. We presented an adjustment to our transfer pricing tax position that is expected to result in a decrease in the reserve of $2.0. Another non-U.S. taxing jurisdiction commenced an examination in the fourth quarter of 2009 that is anticipated to be completed within twelve months of December 31, 2010.

16. COMMITMENTS AND CONTINGENCIES

Operating leases

We lease various types of equipment and property, primarily office space at various locations and the equipment utilized in our operations. The future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2010, are as follows:

	2011	2012	2013	2014	2015	Thereafter
Operating leases	$7.9	$5.8	$5.0	$2.6	$1.8	$1.3

Rental expense for the seven months ended December 31, 2010, the five months ended May 31, 2010, and the years ended December 31, 2009 and 2008 was $10.4, $7.3, $16.2 and $24.4, respectively.

Purchase Obligations

Our non-cancelable purchase obligations are principally for natural gas and materials, such as metals and fluxes used in our manufacturing operations. As of December 31, 2010, amounts due under short-term and long-term non-cancelable purchase obligations are as follows:

	Total	2011	2012	2013	2014	2015	After 2015
Purchase obligations	$1,919.9	$1,060.5	$438.2	$286.5	$134.7	$—	$—

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Amounts purchased under long-term purchase obligations during the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended years ended December 31, 2009 and 2008 totaled $526.4, $376.0, $684.1 and $835.1, respectively.

Employees

Approximately 44% of our U.S. employees and substantially all of our non-U.S. employees are covered by collective bargaining agreements.

Environmental Proceedings

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar stated statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders to perform environmental remediation by agencies in four states and one non-U.S. country at seven sites.

Our reserves for environmental remediation liabilities totaled $36.2 and $42.3 at December 31, 2010 and 2009, respectively, and have been classified as “Other long-term liabilities,” “Accrued liabilities” and “Liabilities subject to compromise” in the Consolidated Balance Sheet. Of the environmental liabilities recorded at December 31, 2010, $6.8 is indemnified by Corus. These amounts are in addition to our asset retirement obligations discussed in Note 10 “Asset Retirement Obligations” and represent the most probable costs of remedial actions. We estimate the costs related to currently identified remedial actions will be paid out primarily over the next ten years.

The changes in our accruals for environmental liabilities are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Balance at beginning of period	$35.9	$42.3	$47.0	$45.4
Revisions and liabilities incurred	(0.4)	2.2	0.7	4.4
Payments	(0.4)	(0.2)	(0.6)	(2.8)
Liquidation of Canada LP	—	—	(4.8)	—
Translation and other charges	1.1	(0.8)	—	—

Balance at end of period	$36.2	$43.5	$42.3	$47.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Pursuant to the Plan, $7.6 of environmental liabilities at sites where we have been named the primary responsible party but which are owned by a third party were discharged and written off through the Plan of Reorganization adjustments.

Legal Proceedings

We are party to routine litigation and proceedings as part of the ordinary course of business and do not believe that the outcome of any existing proceedings would have a material adverse effect on our financial position, results of operations or cash flows. We have established accruals for those loss contingencies, including litigation and environmental contingencies, for which it has been determined that a loss is probable; none of such loss contingencies is material. For those loss contingencies which have been determined to be reasonably possible, an estimate of the possible loss or range of loss cannot be determined because the claims, amount claimed, facts or legal status are not sufficiently developed or advanced in order to make such a determination. While we cannot estimate the loss or range of loss at this time, we do not believe that the outcome of any of these existing proceedings would be material.

17. ACQUISITIONS

We completed the acquisitions of certain assets of A.E., Inc (“A.E.”) and H.T. Aluminum Specialties, Inc. (“H.T.”) in the first quarter of 2008 for an aggregate cash purchase price of $19.9, including acquisition related expenses. The purchase price allocations associated with these acquisitions are final. The results of operations of the acquired businesses are included in the results of operations of the RPNA and RSAA segments, respectively, since the dates of acquisition. Pro forma information has not been presented for these acquisitions as the impact to the Consolidated Financial Statements is not material.

18. DISCONTINUED OPERATIONS

On November 19, 2007, the Company entered into a definitive stock purchase agreement to sell all of the issued and outstanding shares of capital stock of each of U.S. Zinc Corporation, Interamerican Zinc, Inc., and Aleris Asia Pacific Zinc (Barbados) Ltd. together with wholly-owned subsidiaries. On January 11, 2008, we sold our Zinc segment for total cash consideration of $287.2. We provided information technology, accounting and treasury services for a transitional period of approximately nine months, but we have had no other continuing involvement in the operations of the Zinc segment subsequent to the closing of the sale. In addition, we have not realized any continuing cash flows from the Zinc segment subsequent to the closing of the sale.

In accordance with ASC 205-20, the sale of the Zinc segment qualified as a discontinued operation. Accordingly, the results of operations of the Zinc segment have been included in “Discontinued operations, net of tax,” within the Consolidated Statement of Operations for the year ended December 31, 2008. The following table reflects the results of the Zinc segment reported as discontinued operations for all periods presented. The applicable interest expense for the year ended December 31, 2008 has been allocated based on the ratio of net assets for the Zinc segment compared to total net assets of the U.S. entities as the debt held outside the U.S. is not directly attributable to the Zinc segment.

For the year ended December 31, 2008
Revenues	$16.1
Interest expense	0.4
Income from discontinued operations (net of tax of $0.1 for the year ended December 31, 2008)	0.8

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

In addition to the results of operations for the eleven days ended January 11, 2008, the results of discontinued operations for the year ended December 31, 2008 include a credit of $2.0 related to the revision of the purchase price adjustment associated with the working capital delivered as well as adjustments to the estimated income tax expense associated with the sale.

19. RELATED PARTY TRANSACTIONS

As discussed in Note 13, “Stock-Based Compensation,” we recorded $4.9 of compensation expense during the seven months ended December 31, 2010 associated with the 2010 Equity Plan, the beneficiaries of which are members of our senior management and our nonemployee directors. Certain members of our senior management have also borrowed $0.2 from the Company to satisfy personal income tax obligations related to the vesting of restricted stock units.

During the seven months ended December 31, 2010, certain members of our senior management purchased 28,563 shares of AHC common stock for $0.8, which has been recorded as a payable to AHC as of December 31, 2010. Also during the seven months ended December 31, 2010, certain members of our senior management received 7,621 shares of AHC common stock valued at $0.4, which has also been recorded as a payable to AHC as of December 31, 2010.

20. SEGMENT INFORMATION

The Company’s reportable segments include: RPNA, RSAA and Europe. A segment is a component of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

Rolled Products North America

Our RPNA segment produces rolled products for a wide variety of applications, including building and construction, distribution, transportation, and other uses in the consumer durables general industrial segments. Except for depot sales, which are for standard size products, substantially all of our rolled aluminum products in the United States are manufactured to specific customer requirements, using direct-chill and continuous ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of end-uses. Specifically, those products are integrated into, among other things, building panels, truck trailers, gutters, appliances, and recreational vehicles.

Recycling and Specification Alloys Americas

Our RSAA segment includes aluminum melting, processing and recycling activities, as well as our specification alloy manufacturing business, located in North America. This segment’s recycling operations convert scrap and dross (a by-product of melting aluminum) and combine these materials with other alloy agents as needed to produce recycled aluminum generally for customers serving end-uses related to consumer packaging, steel, transportation and construction. The segment’s specification alloy operations combine various aluminum scrap types with hardeners and other additives to produce alloys and chemical compositions with specific properties (including increased strength, formability and wear resistance) as specified by customers for their particular applications. Our specification alloy operations typically deliver recycled and specification alloy products in molten or ingot form to customers principally in the U.S. automotive industry. A portion of this segment’s products are sold through “tolling” arrangements, in which we convert customer-owned scrap and dross and return the recycled metal in ingot or molten form to our customers for a fee.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Europe

Our Europe segment is comprised of eleven rolled and extruded products and recycling and specification alloy manufacturing operations in Europe and a single extrusion facility in China. Our Europe segment produces rolled products for a wide variety of technically sophisticated applications, including aerospace plate and sheet, brazing sheet, automotive sheet and heat treated plate for engineering, and other uses in the transportation, construction and packaging industries. Substantially all of our rolled aluminum products in Europe are manufactured to specific customer requirements using direct-chill ingot cast technologies that allow us to use and offer a variety of alloys and products for a number of technically demanding end-uses. Our Europe segment also produces extruded aluminum products for the automotive, transportation (rail, and shipbuilding), electrical, mechanical engineering and building and construction industries. We further serve our customers by performing value-added fabrication on most of our extruded products. Our Europe segment also includes aluminum melting, processing and recycling activities. These recycling operations convert scrap and dross and combine these materials with other alloy agents as needed to produce recycled aluminum and specification alloys for use in the automotive, container and packaging and general industrial industries. A portion of these products are sold through tolling arrangements.

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Our measure of the profitability of our operating segments is referred to as segment income. Effective December 31, 2010, segment income has been changed to reflect how management currently views segment income for its segments. Specifically, segment income now excludes gains (losses) on prepetition intercompany derivative financial instruments, losses on intercompany receivables and foreign currency exchange gains on debt. The amounts presented have been reclassified to conform to the 2010 presentation. Segment income excludes provisions for income taxes, restructuring and impairment charges, certain other income and expenses, interest, unrealized and certain gains (losses) on derivative financial instruments, currency exchange gains on debt, losses on intercompany receivables and corporate general and administrative costs, including depreciation of corporate assets and reorganization items, net. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets related to our headquarters office are not allocated to the reportable segments.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Reportable Segment Information

The following table shows our revenues and segment income (loss):

	RPNA	RSAA	Europe	Intersegment revenues	Total
Seven months ended December 31, 2010 (Successor)
Revenues	$699.4	$540.5	$1,242.1	$(7.9)	$2,474.1
Segment income	21.0	27.2	54.6		102.8
Depreciation and amortization expense	21.6	5.4	8.4		35.4
Segment assets	535.4	223.9	860.6		1,619.9
Payments for Property, plant and equipment	14.1	8.8	20.3		43.2
Five months ended May 31, 2010 (Predecessor)
Revenues	$507.2	$373.7	$769.1	$(7.0)	$1,643.0
Segment income	38.1	26.4	60.1		124.6
Depreciation and amortization expense	9.6	2.9	6.8		19.3
Payments for Property, plant and equipment	6.0	5.2	4.2		15.4
2009 (Predecessor)
Revenues	$893.6	$564.2	$1,558.4	$(19.4)	$2,996.8
Segment income (loss)	55.8	(7.2)	(79.7)		(31.1)
Depreciation and amortization expense	28.5	23.7	110.5		162.7
Segment assets	467.7	213.7	731.6		1,413.0
Payments for Property, plant and equipment	9.4	5.4	51.3		66.1
2008 (Predecessor)
Revenues	$1,675.6	$1,503.1	$2,761.2	$(34.2)	$5,905.7
Segment (loss) income	(43.2)	23.0	(50.1)		(70.3)
Depreciation and amortization expense	49.4	37.6	130.9		217.9
Segment assets	567.1	438.9	1,546.0		2,552.0
Payments for Property, plant and equipment	17.7	13.3	104.6		135.6

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Reconciliations of total reportable segment disclosures to our Consolidated Financial Statements are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Profits
Total segment income (loss)	$102.8	$124.6	$(31.1)	$(70.3)
Unallocated amounts:
Corporate general and administrative expenses	(26.3)	(12.2)	(37.7)	(53.7)
Restructuring and impairment (charges) gains	(12.1)	0.4	(862.9)	(1,414.0)
Reorganization items, net	(7.4)	2,227.3	(123.1)	—
Interest expense, net	(7.0)	(73.6)	(225.4)	(226.0)
Unallocated gains (losses) on derivative financial instruments	18.8	(38.8)	15.9	(118.4)
Currency translation gains (losses) on debt	5.8	(32.0)	17.0	—
Other (expense) income, net	(2.9)	(0.3)	(1.9)	2.8

Income (loss) from continuing operations before provision for income taxes	$71.7	$2,195.4	$(1,249.2)	$(1,879.6)

Depreciation and amortization
Total depreciation and amortization expense for reportable segments	$35.4	$19.3	$162.7	$217.9
Unallocated depreciation and amortization expense	3.0	0.9	5.7	7.2

Total consolidated depreciation and amortization expense	$38.4	$20.2	$168.4	$225.1

Payments for property, plant and equipment
Total payments for property, plant and equipment for reportable segments	$43.2	$15.4	$66.1	$135.6
Other payments for property, plant and equipment	3.3	0.6	2.5	2.5

Total consolidated payments for property, plant and equipment	$46.5	$16.0	$68.6	$138.1

Assets
Total assets for reportable segments	$1,619.9		$1,413.0	$2,552.0
Unallocated assets	159.8		167.3	124.0

Total consolidated assets	$1,779.7		$1,580.3	$2,676.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Geographic Information

The following table sets forth the geographic breakout of our revenues (based on customer location) and long-lived assets (net of accumulated depreciation and amortization):

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Revenues
United States	$1,080.7	$786.5	$1,192.6	$2,543.3
International:
Asia	96.0	50.2	127.4	185.1
Europe	1,066.6	659.5	1,356.6	2,458.7
Mexico, Canada and South America	227.1	143.8	309.8	687.3
Other	3.7	3.0	10.4	31.3

Total international revenues	1,393.4	856.5	1,804.2	3,362.4

Consolidated revenues	$2,474.1	$1,643.0	$2,996.8	$5,905.7

	(Successor)	(Predecessor)
	December 31,
	2010	2009	2008
Long-lived assets, including intangible assets
United States	$324.8	$303.1	$516.3
International:
Asia	1.6	2.6	7.0
Europe	215.5	234.8	887.2
Mexico, Canada and South America	17.8	23.9	60.2
Total international	234.9	261.3	954.4

Consolidated total	$559.7	$564.4	$1,470.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

21. OTHER COMPREHENSIVE INCOME

The following table presents the components of “Accumulated other comprehensive income,” which are items that change equity during the reporting period, but are not included in earnings.

	Total	Unrealized loss on derivative financial instruments	Currency translation adjustment	Pension and other postretirement liability adjustment
Predecessor
Balance at January 1, 2008	$127.1	$(8.2)	$109.9	$25.4
Current year net change	(138.9)	—	(75.1)	(63.8)
Change in fair value of derivative financial instruments	9.7	9.7	—	—
Deferred tax on pension and other postretirement liability	4.1	—	—	4.1
Income tax effect	(5.0)	(5.0)	—	—
Reclassification of derivative financial instruments into earnings	3.5	3.5	—	—

Balance at December 31, 2008	$0.5	$—	$34.8	$(34.3)
Current year net change	3.9	—	5.0	(1.1)
Liquidation of Canada LP	23.7	—	4.1	19.6
Deferred tax on pension and other postretirement liability	(3.1)	—	—	(3.1)

Balance at December 31, 2009	$25.0	$—	$43.9	$(18.9)
Current year net change	42.4	—	44.2	(1.8)
Fresh-start accounting adjustments	(67.4)	—	(88.1)	20.7
Deferred tax on pension and other postretirement liability	—	—	—	—

Balance at June 1, 2010	$—	$—	$—	$—

Successor
Balance at June 1, 2010	$—	$—	$—	$—
Current year net change	29.3	—	21.0	8.3
Deferred tax on pension and other postretirement liability	(2.6)	—	—	(2.6)

Balance at December 31, 2010	$26.7	$—	$21.0	$5.7

22. SUPPLEMENTAL INFORMATION

Cash payments (receipts) for interest and income taxes and contractual interest are as follows:

	(Successor)	(Predecessor)
	For the seven months ended December 31, 2010	For the five months ended May 31, 2010	For the year ended December 31, 2009	For the year ended December 31, 2008
Cash payments (receipts) for:
Interest	$0.3	$28.7	$59.9	$217.0
Income taxes	—	(6.0)	5.3	5.4
Contractual interest	N/A	129.9	332.0	226.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

23. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The borrowers under our ABL Facility are Aleris International, Inc., substantially all of the domestic wholly owned subsidiaries of Aleris International, Inc., Aleris Switzerland GmbH (a wholly owned Swiss subsidiary) and Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). The obligations under our ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. Each such borrower and guarantor under our ABL Facility is defined in the ABL Facility as a “Credit Party.” The ABL Facility requires us to provide annual and quarterly financial statements that include information solely with respect to Aleris International, Inc., our subsidiaries that are Credit Parties (the “Credit Party Subsidiaries”) and our subsidiaries that are not Credit Parties (the “Non-Credit Party Subsidiaries”) on a condensed consolidating basis. Condensed consolidating financial statements of Aleris International, Inc., the Credit Party Subsidiaries and the Non-Credit Party Subsidiaries are presented below. The condensed consolidating balance sheet is presented as of December 31, 2010. The condensed consolidating statements of operations and cash flows are presented for the seven months ended December 31, 2010.

	As of December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Credit Party Subsidiaries	Non-Credit Party Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$37.9	$60.7	$14.9	$—	$113.5
Accounts receivable, net	1.3	365.9	26.2	—	393.4
Inventories	—	262.7	350.9	—	613.6
Deferred income taxes	—	0.1	1.5	—	1.6
Current derivative financial instruments	—	—	17.4	—	17.4
Prepaid expenses and other current assets	0.4	8.9	14.5	—	23.8

Total Current Assets	39.6	698.3	425.4	—	1,163.3
Property, plant and equipment, net	—	290.0	220.0	—	510.0
Intangible assets, net	—	33.8	15.9	—	49.7
Long-term derivative financial instruments	—	—	9.3	—	9.3
Deferred income taxes	—	1.2	12.7	—	13.9
Other long-term assets	10.6	8.5	14.4	—	33.5
Investments in subsidiaries/ intercompany receivables (payables), net	947.3	(155.7)	(72.5)	(719.1)	—

Total Assets	$997.5	$876.1	$625.2	$(719.1)	$1,779.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$3.2	$106.2	$174.2	$—	$283.6
Accrued liabilities	6.9	57.6	100.7	—	165.2
Deferred income taxes	—	0.1	13.7	—	13.8
Current maturities of debt	—	—	5.3	—	5.3

Total Current Liabilities	10.1	163.9	293.9	—	467.9
Long-term debt	44.1	—	1.0	—	45.1
Deferred income taxes	0.3	3.2	5.2	—	8.7
Accrued pension benefits	—	53.8	130.7	—	184.5
Accrued postretirement benefits	—	48.5	—	—	48.5
Other long-term liabilities	1.2	30.6	51.4	—	83.2

Total Long-Term Liabilities	45.6	136.1	188.3	—	370.0
Redeemable preferred stock	5.2	—	—	—	5.2
Stockholder’s equity (deficit)	936.6	576.1	143.0	(719.1)	936.6

Total Liabilities and Stockholder’s Equity	$997.5	$876.1	$625.2	$(719.1)	$1,779.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the seven months ended December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Credit Party Subsidiaries	Non-Credit Party Subsidiaries	Eliminations	Consolidated
Revenues	$—	$1,347.1	$1,357.1	$(230.1)	$2,474.1
Cost of sales	—	1,265.8	1,216.1	(230.1)	2,251.8

Gross profit	—	81.3	141.0	—	222.3
Selling, general and administrative expenses	—	78.1	61.9	—	140.0
Restructuring and other charges	—	1.1	11.0	—	12.1
Losses (gains) on derivative financial instruments	—	10.2	(16.4)	—	(6.2)
Other operating income	—	(2.1)	—	—	(2.1)

Operating (loss) income, net	—	(6.0)	84.5	—	78.5
Interest expense, net	—	0.7	6.3	—	7.0
Reorganization items, net	1.2	6.0	0.2	—	7.4
Other (income) expense, net	(0.2)	(32.7)	25.3	—	(7.6)
Equity in net earnings of affiliates	(76.3)	(58.3)	—	134.6	—

Income before income taxes	75.3	78.3	52.7	(134.6)	71.7
Provision for (benefit from) income taxes	3.9	1.2	(4.8)	—	0.3

Net income	$71.4	$77.1	$57.5	$(134.6)	$71.4

Net cash provided (used) by operating activities	$116.7	$16.4	$(12.8)	$—	$120.3

Investing activities
Payments for property, plant and equipment	—	(26.2)	(20.3)	—	(46.5)
Proceeds from sale of business	—	19.9	—	—	19.9
Proceeds from the sale of property, plant and equipment	—	—	0.4	—	0.4
Other	—	—	—	—	—

Net cash used by investing activities	—	(6.3)	(19.9)	—	(26.2)

Financing activities
Proceeds from ABL Facility	24.2	46.6	—	—	70.8
Payments on ABL Facility	(104.2)	(48.4)	—	—	(152.6)
Payments on long-term debt	—	—	(1.0)	—	(1.0)
Debt issuance costs	(1.1)	—	—	—	(1.1)
Other	2.3	—	(3.2)	—	(0.9)

Net cash used by financing activities	(78.8)	(1.8)	(4.2)	—	(84.8)

Effect of exchange rate differences on cash and cash equivalents	—	(0.8)	6.1	—	5.3

Net increase (decrease) in cash and cash equivalents	37.9	7.5	(30.8)	—	14.6
Cash and cash equivalents at beginning of period	—	53.2	45.7	—	98.9

Cash and cash equivalents at end of period	$37.9	$60.7	$14.9	$—	$113.5

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

Certain of our subsidiaries (the “Guarantors”) are guarantors of the indebtedness under our Senior Notes (as defined in Note 24, “Subsequent Events”). Each of the Guarantors has fully and unconditionally guaranteed, on a joint and several basis, to pay principal and interest related to the Senior Notes and each of the Guarantors are directly or indirectly wholly-owned subsidiaries of the Company. For purposes of complying with the reporting requirements of the Guarantor Subsidiaries, presented below are condensed consolidating financial statements of Aleris International, Inc., the Guarantor Subsidiaries, and those subsidiaries of Aleris International, Inc. that are not guaranteeing the indebtedness under the Senior Notes (the “Non-Guarantors”). The condensed consolidating balance sheets are presented as of December 31, 2010 and 2009, and the condensed consolidating statements of operations and cash flows are presented for the seven months ended December 31, 2010, the five months ended May 31, 2010 and the years ended December 31, 2009 and 2008.

	As of December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$37.9	$—	$75.6	$—	$113.5
Accounts receivable, net	1.3	140.7	251.4	—	393.4
Inventories	—	249.6	364.0	—	613.6
Deferred income taxes	—	—	1.6	—	1.6
Current derivative financial instruments	—	—	17.4	—	17.4
Prepaid expenses and other current assets	0.4	8.3	15.1	—	23.8

Total Current Assets	39.6	398.6	725.1	—	1,163.3
Property, plant and equipment, net	—	273.1	236.9	—	510.0
Intangible assets, net	—	33.8	15.9	—	49.7
Long-term derivative financial instruments	—	—	9.3	—	9.3
Deferred income taxes	—	—	13.9	—	13.9
Other long-term assets	10.6	4.3	18.6	—	33.5
Investments in subsidiaries/ intercompany receivables (payables), net	947.3	269.0	(64.1)	(1,152.2)	—

Total Assets	$997.5	$978.8	$955.6	$(1,152.2)	$1,779.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$3.2	$88.9	$191.5	$—	$283.6
Accrued liabilities	6.9	48.5	109.8	—	165.2
Deferred income taxes	—	—	13.8	—	13.8
Current maturities of debt	—	—	5.3	—	5.3

Total Current Liabilities	10.1	137.4	320.4	—	467.9
Long-term debt	44.1	—	1.0	—	45.1
Deferred income taxes	0.3	0.2	8.2	—	8.7
Accrued pension benefits	—	52.9	131.6	—	184.5
Accrued postretirement benefits	—	48.5	—	—	48.5
Other long-term liabilities	1.2	30.3	51.7	—	83.2

Total Long-Term Liabilities	45.6	131.9	192.5	—	370.0
Redeemable preferred stock	5.2	—	—	—	5.2
Stockholder’s equity	936.6	709.5	442.7	(1,152.2)	936.6

Total Liabilities and Stockholder’s Equity	$997.5	$978.8	$955.6	$(1,152.2)	$1,779.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	As of December 31, 2009 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$15.6	$0.1	$93.2	$—	$108.9
Accounts receivable, net	0.7	115.0	203.6	—	319.3
Inventories	—	170.0	255.8	—	425.8
Deferred income taxes	0.1	6.2	3.5	—	9.8
Current derivative financial instruments	—	—	30.4	—	30.4
Prepaid expenses and other current assets	11.6	16.0	36.7	—	64.3

Total Current Assets	28.0	307.3	623.2	—	958.5
Property, plant and equipment, net	—	237.8	262.5	—	500.3
Goodwill	—	37.8	—	—	37.8
Intangible assets, net	—	26.3	—	—	26.3
Long-term derivative financial instruments	—	—	8.6	—	8.6
Deferred income taxes	—	—	28.9	—	28.9
Other long-term assets	1.7	4.1	14.1	—	19.9
Investments in subsidiaries/ intercompany receivables (payables), net	124.4	(1,251.7)	(25.9)	1,153.2	—

Total Assets	$154.1	$(638.4)	$911.4	$1,153.2	$1,580.3

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$6.8	$51.1	$145.3	$—	$203.2
Accrued liabilities	31.3	38.0	95.8	—	165.1
Deferred income taxes	—	0.1	29.1	—	29.2
Current maturities of debt	—	—	391.7	—	391.7
Debt in default	5.0	—	—	—	5.0
Debtor in possession financing	277.2	—	166.8	—	444.0

Total Current Liabilities	320.3	89.2	828.7	—	1,238.2
Long-term debt	—	—	2.0	—	2.0
Deferred income taxes	0.5	17.6	9.4	—	27.5
Accrued pension benefits	—	—	123.4	—	123.4
Other long-term liabilities	—	31.5	58.8	—	90.3

Total Long-Term Liabilities	0.5	49.1	193.6	—	243.2
Liabilities subject to compromise	2,013.7	211.0	54.6	—	2,279.3
Stockholder’s equity (deficit)	(2,180.4)	(987.7)	(165.5)	1,153.2	(2,180.4)

Total Liabilities and Stockholder’s Equity (Deficit)	$154.1	$(638.4)	$911.4	$1,153.2	$1,580.3

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the seven months ended December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$1,074.3	$1,405.7	$(5.9)	$2,474.1
Cost of sales	—	994.0	1,263.7	(5.9)	2,251.8

Gross profit	—	80.3	142.0	—	222.3
Selling, general and administrative expenses	—	57.0	83.0	—	140.0
Restructuring and impairment charges	—	0.1	12.0	—	12.1
Losses (gains) on derivative financial instruments	—	9.3	(15.5)	—	(6.2)
Other operating expense (income), net	—	0.1	(2.2)	—	(2.1)

Operating income	—	13.8	64.7	—	78.5
Interest expense, net	—	3.8	3.2	—	7.0
Reorganization items, net	1.2	6.4	(0.2)	—	7.4
Other income, net	(0.2)	(2.1)	(5.3)	—	(7.6)
Equity in net earnings of affiliates	(76.3)	(4.0)	—	80.3	—

Income before income taxes	75.3	9.7	67.0	(80.3)	71.7
Provision for (benefit from) income taxes	3.9	0.8	(4.4)	—	0.3

Net income	$71.4	$8.9	$71.4	$(80.3)	$71.4

	For the five months ended May 31, 2010 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
	(Restated)				(Restated)
Revenues	$—	$766.3	$879.9	$(3.2)	$1,643.0
Cost of sales	—	686.8	772.2	(3.2)	1,455.8

Gross profit	—	79.5	107.7	—	187.2
Selling, general and administrative expenses	—	32.1	52.1	—	84.2
Restructuring and impairment (gains) charges	—	(0.6)	0.2	—	(0.4)
Losses on derivative financial instruments	—	8.7	19.9	—	28.6
Other operating expense, net	—	0.4	—	—	0.4

Operating income	—	38.9	35.5	—	74.4
Interest expense, net	—	53.7	19.9	—	73.6
Reorganization items, net	777.5	(1,471.4)	(1,533.4)	—	(2,227.3)
Other (income) expense, net	(32.0)	(1.7)	66.4	—	32.7
Equity in net (earnings) loss of affiliates	(2,948.4)	38.0	—	2,910.4	—

Income before income taxes	2,202.9	1,420.3	1,482.6	(2,910.4)	2,195.4
(Benefit from) provision for income taxes	(1.2)	(11.7)	4.2	—	(8.7)

Net income	$2,204.1	$1,432.0	$1,478.4	$(2,910.4)	$2,204.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the year ended December 31, 2009 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$1,267.6	$1,750.5	$(21.3)	$2,996.8
Cost of sales	—	1,163.3	1,678.4	(21.3)	2,820.4

Gross profit	—	104.3	72.1	—	176.4
Selling, general and administrative expenses	1.1	92.6	149.9	—	243.6
Restructuring and impairment charges	0.1	176.6	686.2	—	862.9
Losses (gains) on derivative financial instruments	40.3	19.2	(76.5)	—	(17.0)
Other operating expense (income), net	—	0.3	(2.4)	—	(2.1)

Operating loss	(41.5)	(184.4)	(685.1)	—	(911.0)
Interest expense, net	8.8	146.6	70.0	—	225.4
Reorganization items, net	87.9	(1.2)	36.4	—	123.1
Other expense (income), net	25.8	(8.4)	(27.7)	—	(10.3)
Equity in net loss of affiliates	1,061.1	18.7	—	(1,079.8)	—

Loss before income taxes	(1,225.1)	(340.1)	(763.8)	1,079.8	(1,249.2)
(Benefit from) provision for income taxes	(37.7)	11.4	(35.5)	—	(61.8)

Net loss	$(1,187.4)	$(351.5)	$(728.3)	$1,079.8	$(1,187.4)

	For the year ended December 31, 2008 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$2,580.2	$3,397.0	$(71.5)	$5,905.7
Cost of sales	—	2,466.1	3,298.1	(71.5)	5,692.7

Gross profit	—	114.1	98.9	—	213.0
Selling, general and administrative expenses	19.7	166.3	150.1	—	336.1
Restructuring and impairment charges	0.3	884.2	529.5	—	1,414.0
(Gains) losses on derivative financial instruments	(0.1)	34.3	90.1	—	124.3
Other operating expense (income), net	—	0.3	(0.3)	—	—

Operating loss	(19.9)	(971.0)	(670.5)	—	(1,661.4)
Interest expense, net	6.3	167.8	51.9	—	226.0
Other expense (income), net	1.1	(17.9)	9.0	—	(7.8)
Equity in net loss (earnings) of affiliates	1,801.7	(58.2)	—	(1,743.5)	—

Loss from continuing operations before income taxes	(1,829.0)	(1,062.7)	(731.4)	1,743.5	(1,879.6)
Benefit from income taxes	(82.6)	(3.2)	(48.6)	—	(134.4)

Loss from continuing operations	(1,746.4)	(1,059.5)	(682.8)	1,743.5	(1,745.2)
Income (loss) from discontinued operations, net of tax	2.0	—	(1.2)	—	0.8

Net loss	$(1,744.4)	$(1,059.5)	$(684.0)	$1,743.5	$(1,744.4)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the seven months ended December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by operating activities	$116.7	$0.3	$3.3	$—	$120.3

Investing activities
Payments for property, plant and equipment	—	(24.9)	(21.6)	—	(46.5)
Proceeds from sale of businesses	—	—	19.9	—	19.9
Proceeds from sale of property, plant and equipment	—	—	0.4	—	0.4

Net cash used by investing activities	—	(24.9)	(1.3)	—	(26.2)

Financing activities
Proceeds from ABL Facility	24.2	—	46.6	—	70.8
Payments on ABL Facility	(104.2)	—	(48.4)	—	(152.6)
Payments on long-term debt	—	—	(1.0)	—	(1.0)
Debt issuance costs	(1.1)	—	—	—	(1.1)
Other	2.3	—	(3.2)	—	(0.9)

Net cash used by financing activities	(78.8)	—	(6.0)	—	(84.8)

Effect of exchange rate differences on cash and cash equivalents	—	—	5.3	—	5.3

Net increase (decrease) in cash and cash equivalents	37.9	(24.6)	1.3	—	14.6
Cash and cash equivalents at beginning of period	—	24.6	74.3	—	98.9

Cash and cash equivalents at end of period	$37.9	$—	$75.6	$—	$113.5

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the five months ended May 31, 2010 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash (used) provided by operating activities	$(360.1)	$35.9	$150.2	$—	$(174.0)

Investing activities
Payments for property, plant and equipment	—	(11.6)	(4.4)	—	(16.0)
Proceeds from sale of property, plant and equipment	—	0.2	0.1	—	0.3

Net cash used by investing activities	—	(11.4)	(4.3)	—	(15.7)

Financing activities
Proceeds from issuance of AHC common stock	541.1	—	—	—	541.1
Proceeds from issuance of Preferred Stock	5.0	—	—	—	5.0
Proceeds from ABL Facility	80.0	—	—	—	80.0
Proceeds from Exchangeable Notes	43.8	—	—	—	43.8
Proceeds from DIP facilities	854.2	—	75.9	—	930.1
Payments on DIP facilities	(1,131.8)	—	(225.4)	—	(1,357.2)
Payments on long-term debt	(0.3)	—	(1.0)	—	(1.3)
Debt issuance costs	(47.7)	—	(6.5)	—	(54.2)
Other	0.2	—	—	—	0.2

Net cash provided (used) by financing activities	344.5	—	(157.0)	—	187.5

Effect of exchange rate differences on cash and cash equivalents	—	—	(7.8)	—	(7.8)

Net (decrease) increase in cash and cash equivalents	(15.6)	24.5	(18.9)	—	(10.0)
Cash and cash equivalents at beginning of period	15.6	0.1	93.2	—	108.9

Cash and cash equivalents at end of period	$—	$24.6	$74.3	$—	$98.9

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the year ended December 31, 2009 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided by operating activities	$16.0	$11.5	$29.2	$—	$56.7

Investing activities
Payments for property, plant and equipment	—	(16.0)	(52.6)	—	(68.6)
Proceeds from sale of property, plant and equipment	—	1.5	6.6	—	8.1
Other	0.4	—	0.3	—	0.7

Net cash provided (used) by investing activities	0.4	(14.5)	(45.7)	—	(59.8)

Financing activities
Proceeds from DIP facilities	1,250.2	—	214.6	—	1,464.8
Payments on DIP facilities	(1,168.4)	—	(137.6)	—	(1,306.0)
Payments on long-term debt	(0.5)	—	(8.3)	—	(8.8)
Debt issuance costs	(82.2)	—	(7.3)	—	(89.5)
Other	—	—	0.3	—	0.3

Net cash (used) provided by financing activities	(0.9)	—	61.7	—	60.8

Effect of exchange rate differences on cash and cash equivalents	—	—	2.7	—	2.7

Net increase (decrease) in cash and cash equivalents	15.5	(3.0)	47.9	—	60.4
Cash and cash equivalents at beginning of period	0.1	3.1	45.3	—	48.5

Cash and cash equivalents at end of period	$15.6	$0.1	$93.2	$—	$108.9

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

	For the year ended December 31, 2008 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash (used) provided by operating activities	$(228.1)	$38.2	$129.8	$—	$(60.1)

Investing activities
Payments for property, plant and equipment	—	(31.1)	(107.0)	—	(138.1)
Sale of Zinc business	272.7	—	14.5	—	287.2
Purchase of businesses, net of cash acquired	—	(19.9)	—	—	(19.9)
Proceeds from sale of property, plant and equipment	—	—	2.4	—	2.4
Other	—	0.1	0.8	—	0.9

Net cash provided (used) by investing activities	272.7	(50.9)	(89.3)	—	132.5

Financing activities
Net payments on revolving credit facilities	(37.8)	—	(43.9)	—	(81.7)
Payments on long-term debt	(11.3)	(0.5)	(6.5)	—	(18.3)
Debt issuance costs	(5.8)	—	—	—	(5.8)
Other	(1.6)	—	(0.9)	—	(2.5)

Net cash used by financing activities	(56.5)	(0.5)	(51.3)	—	(108.3)

Effect of exchange rate differences on cash and cash equivalents	—	—	(0.1)	—	(0.1)

Cash flows used by continuing operations	(11.9)	(13.2)	(10.9)	—	(36.0)
Operating cash flows of discontinued operations	3.3	—	(28.7)	—	(25.4)
Cash and cash equivalents at beginning of period	8.7	16.3	84.9	—	109.9

Cash and cash equivalents at end of period	$0.1	$3.1	$45.3	$—	$48.5

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

24. SUBSEQUENT EVENTS

Senior Notes

On February 9, 2011, we issued $500.0 aggregate original principal amount of Senior Notes (the “Senior Notes”) under an indenture (the “Indenture”) with U.S. Bank National Association, as trustee. Interest on the Senior Notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. Interest on the Senior Notes will accrue from the most recent date to which interest has been paid, or if no interest has been paid, from February 9, 2011. The Senior Notes mature on February 15, 2018.

The Senior Notes are jointly and severally irrevocably and unconditionally guaranteed on a senior unsecured basis, by each direct and indirect restricted subsidiary that is a domestic subsidiary and that guarantees our obligations under the ABL Facility, as primary obligor and not merely as surety. The Senior Notes and the guarantees thereof are our unsecured senior obligations and will rank (i) equally in right of payment to all of our existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the notes; (ii) be effectively subordinated in right of payment to all of our existing and future secured debt (including any borrowings under our ABL Facility), to the extent of the value of the assets securing such debt; (iii) be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of our subsidiaries that is not a guarantor of the notes; and (iv) rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the notes, including our Exchangeable Notes.

We are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes other than as set forth in the Indenture relating to certain tax matters, but under certain circumstances, we may be required to offer to purchase Senior Notes as described below. We may from time to time acquire Senior Notes by means other than redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

Except as described below, the Senior Notes are not redeemable at our option prior to February 15, 2014. From and after February 15, 2014, we may redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 105.7% of principal amount, declining annually to 100.0% of the principal amount on February 15, 2017, plus accrued and unpaid interest, and Additional Interest (as defined in the Indenture), if any, thereon to the applicable redemption date.

Prior to February 15, 2013, we may, at our option, subject to certain conditions, redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 107.6% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, (plus the aggregate principal amount of any additional notes issued after the issue date) with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such proceeds are contributed to us provided that at least 65% of the sum of the aggregate principal amount of Senior Notes originally issued under the Indenture and the aggregate principal amount of any additional notes issued under the Indenture after the issue date remain outstanding immediately after the occurrence of each such redemption and each such redemption occurs within 180 days of the date of closing of each equity offering. Prior to February 15, 2013, we also may, but not more than one time during each twelve month period, redeem, in the aggregate, up to 10% of the sum of the original principal amount of the Senior Notes (and the original principal amount of any additional notes) issued under the Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

applicable redemption date. At any time prior to February 15, 2014, we may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus an applicable premium, as provided in the Indenture, as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

Upon the occurrence of a change in control (as defined in the Indenture), each holder of the Senior Notes has the right to require us to repurchase some or all of such holder’s Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the purchase date.

If we or our restricted subsidiaries engage in an asset sale (as defined in the Indenture), we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, permanently reduce senior debt, permanently reduce senior subordinated debt, permanently reduce debt of a restricted subsidiary that is not a subsidiary guarantor or make an offer to purchase a principal amount of the notes equal to the net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The indenture governing the Senior Notes contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•	issue preferred stock of restricted subsidiaries;

•	make certain investments;

•	create liens on our or our subsidiary guarantors’ assets to secure debt;

•	enter into sale and leaseback transactions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	sell assets, including capital stock of our subsidiaries.

These covenants are subject to a number of important limitations and exceptions.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in millions, except share data)

We used a portion of the net proceeds from the sale of the Senior Notes to pay a cash dividend of approximately $300.0 to AHC, which was then paid as a dividend, pro rata, to AHC’s stockholders. In addition, we paid a $100.0 cash dividend on June 30, 2011 to AHC, which was then paid as a dividend, pro rata, to AHC’s stockholders. The following presents our Consolidated Balance Sheet as of December 31, 2010 on a pro forma basis as if the Senior Notes had been issued and the dividends paid on December 31, 2010:

	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$113.5	$89.0	$202.5
Accounts receivable, net	393.4	—	393.4
Inventories	613.6	—	613.6
Deferred income taxes	1.6	—	1.6
Current derivative financial instruments	17.4	—	17.4
Prepaid expenses and other current assets	23.8	—	23.8

Total Current Assets	1,163.3	89.0	1,252.3
Property, plant and equipment, net	510.0	—	510.0
Intangible assets, net	49.7	—	49.7
Long-term derivative financial instruments	9.3	—	9.3
Deferred income taxes	13.9	—	13.9
Other long-term assets	33.5	1.0	34.5

Total Assets	$1,779.7	$90.0	$1,869.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$283.6	$—	$283.6
Accrued liabilities	165.2	—	165.2
Deferred income taxes	13.8	—	13.8
Current portion of long-term debt	5.3	—	5.3

Total Current Liabilities	467.9	—	467.9
Long-term debt	45.1	490.0	535.1
Deferred income taxes	8.7	—	8.7
Accrued pension benefits	184.5	—	184.5
Accrued postretirement benefits	48.5	—	48.5
Other long-term liabilities	83.2	—	83.2

Total Long-Term Liabilities	370.0	490.0	860.0
Redeemable preferred stock	5.2	—	5.2
Stockholder’s Equity
Common stock	—	—	—
Additional paid-in capital	838.7	(328.8)	509.9
Retained earnings	71.2	(71.2)	—
Accumulated other comprehensive income	26.7	—	26.7

Total Stockholder’s Equity	936.6	(400.0)	536.6

Total Liabilities and Stockholder’s Equity	$1,779.7	$90.0	$1,869.7

ALERIS INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

(in millions, except share and per share data)

	(Successor)
	March 31, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$227.4	$113.5
Accounts receivable (net of allowances of $9.0 and $8.7 at March 31, 2011 and December 31, 2010, respectively)	551.9	393.4
Inventories	712.6	613.6
Deferred income taxes	1.6	1.6
Current derivative financial instruments	18.2	17.4
Prepaid expenses and other current assets	25.4	23.8

Total Current Assets	1,537.1	1,163.3
Property, plant and equipment, net	518.6	510.0
Intangible assets, net	49.2	49.7
Long-term derivative financial instruments	13.6	9.3
Deferred income taxes	13.8	13.9
Other long-term assets	34.8	33.5

Total Assets	$2,167.1	$1,779.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$376.5	$283.6
Accrued liabilities	179.7	165.2
Deferred income taxes	13.8	13.8
Current portion of long-term debt	6.3	5.3

Total Current Liabilities	576.3	467.9
Long-term debt	535.9	45.1
Deferred income taxes	8.9	8.7
Accrued pension benefits	190.6	184.5
Accrued postretirement benefits	48.0	48.5
Other long-term liabilities	85.1	83.2

Total Long-Term Liabilities	868.5	370.0
Redeemable preferred stock; par value $.01; 5,000 shares authorized and issued	5.3	5.2
Stockholder’s Equity
Common stock; par value $.01; 5,000 shares authorized and 100 shares issued	—	—
Additional paid-in capital	647.3	838.7
Retained earnings	22.2	71.2
Accumulated other comprehensive income	47.6	26.7

Total Aleris International, Inc. Equity	717.1	936.6
Noncontrolling interest	(0.1)	—

Total Equity	717.0	936.6

Total Liabilities and Equity	$2,167.1	$1,779.7

The accompanying notes are an integral part of these financial statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT

(UNAUDITED)

(in millions)

	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Revenues	$1,191.2	$961.9
Cost of sales	1,062.7	848.8

Gross profit	128.5	113.1
Selling, general and administrative expenses	61.7	49.6
Restructuring and impairment charges (gains)	0.1	(1.3)
Gains on derivative financial instruments	—	(7.8)
Other operating income, net	(3.8)	(0.1)

Operating income	70.5	72.7
Interest expense, net	8.4	44.4
Reorganization items, net	0.6	4.7
Other (income) expense, net	(1.5)	12.6

Income before income taxes	63.0	11.0
Provision for income taxes	5.7	1.3

Net income	57.3	9.7

Net loss attributable to noncontrolling interest	(0.1)	—

Net income attributable to Aleris International, Inc.	$57.4	$9.7

The accompanying notes are an integral part of these financial statements.

ALERIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Operating activities
Net income	$57.3	$9.7
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	16.6	12.3
Provision for (benefit from) deferred income taxes	0.2	(0.7)
Reorganization items:
Charges	0.6	4.7
Payments, net of cash received	(2.2)	(4.9)
Restructuring and impairment charges (gains):
Charges (gains)	0.1	(1.3)
Payments	(1.5)	(3.9)
Stock-based compensation expense	2.4	0.8
Unrealized gains on derivative financial instruments	(5.0)	(0.5)
Currency exchange (gains) losses on debt	(4.6)	8.7
Amortization of debt issuance costs	1.3	17.4
Other non-cash (gains) charges, net	(4.5)	6.2
Changes in operating assets and liabilities:
Change in accounts receivable	(138.9)	(142.7)
Change in inventories	(78.0)	(85.2)
Change in other assets	(0.7)	4.5
Change in accounts payable	81.9	42.5
Change in accrued liabilities	18.2	29.7

Net cash used by operating activities	(56.8)	(102.7)
Investing activities
Payments for property, plant and equipment	(22.9)	(9.3)
Proceeds from the sale of property, plant and equipment	0.4	0.2
Other	—	0.2

Net cash used by investing activities	(22.5)	(8.9)
Financing activities
Proceeds from issuance of Senior Notes, net of discount of $10.0	490.0	—
Proceeds from DIP ABL Facility	—	485.0
Payments on DIP ABL Facility	—	(429.9)
Proceeds from DIP Term Facility	—	34.6
Net proceeds from (payments on) long-term debt	1.5	(0.8)
Debt issuance costs	(2.4)	(11.9)
Dividend paid to Aleris Corporation	(300.0)	—

Net cash provided by financing activities	189.1	77.0
Effect of exchange rate differences on cash and cash equivalents	4.1	(3.3)

Net increase (decrease) in cash and cash equivalents	113.9	(37.9)
Cash and cash equivalents at beginning of period	113.5	108.9

Cash and cash equivalents at end of period	$227.4	$71.0

The accompanying notes are an integral part of these financial statements.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

1. BASIS OF PRESENTATION

General

The accompanying unaudited Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles in the United States (“U.S. GAAP”) for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The operating results for interim periods contained herein are not necessarily indicative of the results that may be expected for any other interim period or for the full year. Subsequent events have been evaluated through May 11, 2011, which represents the date the Consolidated Financial Statements were available to be issued. The accompanying Consolidated Financial Statements include the accounts of Aleris International, Inc. and all of its subsidiaries (collectively, except where the context otherwise requires, referred to as “we,” “us,” “our,” “Company” or similar terms). Aleris International, Inc. is a wholly-owned subsidiary of Aleris Corporation (our parent company), a holding company whose assets, liabilities and operations consist solely of those of Aleris International, Inc., except as disclosed in Note 11, “Related Party Transactions.”

On June 1, 2010 (the “Effective Date”), the entity formerly known as Aleris International, Inc. (the “Predecessor”) and most of its wholly-owned U.S. subsidiaries and Aleris Deutschland Holding GmbH, a wholly-owned German subsidiary, emerged from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code. Pursuant to the First Amended Joint Plan of Reorganization as modified (the “Plan”), the Predecessor transferred all of its assets to subsidiaries of Intermediate Co., a newly formed entity that was subsequently renamed Aleris International, Inc. (the “Successor”). In exchange for the acquired assets, the Successor contributed shares of Aleris Corporation common stock and the Exchangeable Notes (defined below) to the Predecessor. These instruments were then distributed or sold pursuant to the Plan. The Predecessor then changed its name to “Old AII, Inc.” and was dissolved.

In accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, “Reorganizations,” we applied fresh-start accounting upon emergence from our Chapter 11 bankruptcy cases and became a new entity for financial reporting purposes as of June 1, 2010. As a result, the Consolidated Financial Statements of the Successor subsequent to emergence from Chapter 11 are not comparable to the Consolidated Financial Statements of the Predecessor for the reporting entity prior to emergence from Chapter 11.

In addition, ASC 852 requires that financial statements, for periods including and subsequent to a Chapter 11 bankruptcy filing, distinguish between transactions and events that are directly associated with the reorganization proceedings and the ongoing operations of the business, as well as additional disclosures. The “Company,” “Aleris International, Inc.,” “we,” “our” or similar terms when used in reference to the period subsequent to the emergence from Chapter 11 bankruptcy proceedings, refers to the Successor, and when used in reference to periods prior to the emergence from Chapter 11, refers to the Predecessor.

Professional advisory fees and other costs directly associated with our reorganization are reported as reorganization items pursuant to ASC 852. Reorganization items also include provisions and adjustments to record the carrying value of certain prepetition liabilities at their estimated allowable claim amounts as well as the impact of the liquidation of Aleris Aluminum Canada S.E.C./Aleris Aluminum Canada, L.P. (“Canada LP”) in 2009.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

The “Reorganization items, net” in the Consolidated Income Statement consisted of the following items:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Professional fees and expenses	$1.0	$9.4
U.S. Trustee fees	—	0.3
Liquidation of Canada LP, $5.1 of cash received from the Canadian Trustee	—	(5.1)
Other	(0.4)	0.1

Total Reorganization items, net	$0.6	$4.7

2. INVENTORIES

The components of our “Inventories” are as follows:

	(Successor)
	March 31, 2011	December 31, 2010
Finished goods	$206.3	$183.3
Raw materials	258.4	227.2
Work in process	227.8	184.1
Supplies	20.1	19.0

Total Inventories	$712.6	$613.6

3. DEBT

Our debt is summarized as follows:

	(Successor)
	March 31, 2011	December 31, 2010
ABL Facility	$—	$—
Senior Notes, net of discount of $9.8	490.2	—
Exchangeable Notes, net of discount of $0.9	44.1	44.1
Other	7.9	6.3

Total debt	542.2	50.4
Less: Current portion of long-term debt	6.3	5.3

Long-term debt	$535.9	$45.1

ABL Facility

In connection with our emergence from bankruptcy, we entered into an asset backed multi-currency facility. The ABL Facility is a $500.0 revolving credit facility which permits multi-currency borrowings up to $500.0 by our U.S. subsidiaries, up to $200.0 by Aleris Switzerland GmbH (a wholly-owned Swiss subsidiary), and $15.0 by Aleris Specification Alloy Products Canada Company (a wholly-owned Canadian subsidiary). We and certain

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

of our U.S. and international subsidiaries are borrowers under this ABL Facility. The availability of funds to the borrowers located in each jurisdiction is subject to a borrowing base for that jurisdiction, calculated on the basis of a predetermined percentage of the value of selected accounts receivable and U.S., Canadian and certain European inventory, less certain ineligible amounts. The level of our borrowing base and availability under the ABL Facility fluctuates with the underlying London Metal Exchange (“LME”) price of aluminum which impacts both accounts receivables and inventory values included in our borrowing base. Non-U.S. borrowers also have the ability to borrow under this ABL Facility based on excess availability under the borrowing base applicable to the U.S. borrowers, subject to certain sublimits. The ABL Facility provides for the issuance of up to $75.0 of letters of credit as well as borrowings on same-day notice, referred to as swingline loans that are available in U.S. dollars, Canadian dollars, Euros, and certain other currencies. As of March 31, 2011, we estimate that our borrowing base would have supported borrowings up to $500.0. After giving effect to the outstanding letters of credit of $38.0, we had $462.0 available for borrowings as of March 31, 2011.

Borrowings under the ABL Facility bear interest at a rate equal to the following, plus an applicable margin ranging from 2.00% to 3.75%:

•

in the case of borrowings in U.S. dollars, a base rate determined by reference to the higher of (1) Bank of America’s prime lending rate, (2) the overnight federal funds rate plus 0.5% or (3) a Eurodollar rate determined by Bank of America plus 1.0%;

•	in the case of borrowings in Euros, a euro LIBOR rate determined by Bank of America; and

•	in the case of borrowings in Canadian dollars, a Canadian prime rate.

As of March 31, 2011, we had no amounts outstanding under the ABL Facility.

In addition to paying interest on any outstanding principal under the ABL Facility, we are required to pay a commitment fee in respect of unutilized commitments of 0.75% if the average utilization is less than 33% for any applicable period, 0.63% if the average utilization is between 33% and 67% for any applicable period, and 0.50% if the average utilization is greater than 67% for any applicable period. We must also pay customary letters of credit fees and agency fees.

The ABL Facility is subject to mandatory prepayment with (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights; (ii) 100% of the net cash proceeds from issuance of debt, other than debt permitted under the ABL Facility; and (iii) 100% of net cash proceeds from certain insurance and condemnation payments, subject to certain reinvestment rights.

In addition, if at any time outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceed the applicable borrowing base in effect at such time, the Company is required to repay outstanding loans or cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. If the amount available under the ABL Facility is less than (x) $65.0 and (y) 17.5% of the total commitments under the ABL Facility or an event of default is continuing, we are required to repay outstanding loans with the cash we are required to deposit in collection accounts maintained with the agent under the ABL Facility.

We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time upon three business days prior written notice without premium or penalty other than customary “breakage” costs with respect to Eurodollar, euro LIBOR and EURIBOR loans.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

There is no scheduled amortization under the ABL Facility. The principal amount outstanding will be due and payable in full at maturity, on September 1, 2014 unless extended pursuant to the credit agreement.

The ABL Facility is secured, subject to certain exceptions (including appropriate limitations in light of U.S. federal income tax considerations on guaranties and pledges of assets by foreign subsidiaries, and certain pledges of such foreign subsidiaries’ stock, in each case to support loans to us or our domestic subsidiaries), by a first-priority security interest in substantially all of our current assets and related intangible assets located in the U.S., substantially all of the current assets and related intangible assets of substantially all of our wholly-owned domestic subsidiaries located in the U.S., substantially all of our assets located in Canada and Aleris Recycling (Swansea) Ltd. (other than its equipment) as well as the assets of Aleris Switzerland GmbH (other than its inventory and equipment). The borrowers’ obligations under the ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries.

The ABL Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on our common stock and make other restricted payments;

•	make investments and acquisitions;

•	engage in transactions with our affiliates;

•	sell assets;

•	merge; and

•	create liens.

Although the credit agreement governing the ABL Facility generally does not require us to comply with any financial ratio maintenance covenants, if the amount available under the ABL Facility is less than the greater of (x) $50.0 or (y) 15% of the lesser of (i) the total commitments or (ii) the borrowing base under the ABL Facility at any time, a minimum fixed charge coverage ratio (as defined in the credit agreement) of at least 1.0 to 1.0 will apply. The credit agreement also contains certain customary affirmative covenants and events of default. We were in compliance with all of the covenants associated with the credit agreement as of March 31, 2011.

On January 31, 2011, the ABL Facility was amended (i) to allow the payment of a dividend in an amount not to exceed $500.0 and (ii) to provide that capital expenditures made by us and our subsidiaries in China will not be included in calculating the fixed charge coverage ratio under the credit agreement governing the ABL Facility, subject to certain conditions.

Exchangeable Notes

On the Effective Date, we issued $45.0 aggregate principal amount of 6.0% Senior Subordinated Exchangeable Notes (the “Exchangeable Notes”). The Exchangeable Notes are scheduled to mature on June 1, 2020. The Exchangeable Notes have exchange rights at the holder’s option, after June 1, 2013, and are exchangeable for Aleris Corporation common stock at a rate equivalent to 41.5 shares of Aleris Corporation common stock per $1,000 principal amount of Exchangeable Notes (after adjustment for the payment of a dividend in February), subject to further adjustment. The Exchangeable Notes may be redeemed at the Company’s option at specified redemption prices on or after June 1, 2013 or upon a fundamental change of Aleris Corporation.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

The Exchangeable Notes are our unsecured, senior subordinated obligations and rank (i) junior to all of our existing and future senior indebtedness, including the ABL Facility; (ii) equally to all of our existing and future senior subordinated indebtedness; and (iii) senior to all of our existing and future subordinated indebtedness.

Senior Notes

On February 9, 2011, we issued $500.0 aggregate original principal amount of Senior Notes (the “Senior Notes”) under an indenture (the “Indenture”) with U.S. Bank National Association, as trustee. Interest on the Senior Notes will be payable in cash semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2011. The Senior Notes mature on February 15, 2018.

The Senior Notes are jointly and severally, irrevocably and unconditionally guaranteed on a senior unsecured basis, by each direct and indirect restricted subsidiary that is a domestic subsidiary and that guarantees our obligations under the ABL Facility, as primary obligor and not merely as surety. The Senior Notes and the guarantees thereof are our unsecured senior obligations and will rank (i) equally in right of payment to all of our existing and future debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes; (ii) be effectively subordinated in right of payment to all of our existing and future secured debt (including any borrowings under our ABL Facility), to the extent of the value of the assets securing such debt; (iii) be structurally subordinated to all existing and future debt and other obligations, including trade payables, of each of our subsidiaries that is not a guarantor of the Senior Notes; and (iv) rank senior in right of payment to our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including our Exchangeable Notes.

We are not required to make any mandatory redemption or sinking fund payments with respect to the Senior Notes other than as set forth in the Indenture relating to certain tax matters, but under certain circumstances, we may be required to offer to purchase Senior Notes as described below. We may from time to time acquire Senior Notes by means other than redemption, whether by tender offer, in open market purchases, through negotiated transactions or otherwise, in accordance with applicable securities laws.

From and after February 15, 2014, we may redeem the Senior Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to 105.7% of the principal amount, declining annually to 100.0% of the principal amount on February 15, 2017, plus accrued and unpaid interest, and Additional Interest (as defined in the Indenture), if any, thereon to the applicable redemption date.

Prior to February 15, 2013, we may, at our option, subject to certain conditions, redeem up to 35% of the original aggregate principal amount of the Senior Notes at a redemption price of 107.6% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, (plus the aggregate principal amount of any additional notes issued after the issue date) with the net cash proceeds of one or more equity offerings of ours or any direct or indirect parent of ours to the extent such proceeds are contributed to us provided that at least 65% of the sum of the aggregate principal amount of Senior Notes originally issued under the Indenture and the aggregate principal amount of any additional notes issued under the Indenture after the issue date remain outstanding immediately after the occurrence of each such redemption and each such redemption occurs within 180 days of the date of closing of each equity offering. Prior to February 15, 2013, we also may, but not more than one time during each twelve month period, redeem, in the aggregate, up to 10% of the sum of the original principal amount of the Senior Notes (and the original principal amount of any additional notes) issued under the Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

applicable redemption date. At any time prior to February 15, 2014, we may redeem all or a part of the Senior Notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of Senior Notes redeemed plus an applicable premium, as provided in the Indenture, as of, and accrued and unpaid interest and Additional Interest, if any, to the redemption date.

Upon the occurrence of a change in control (as defined in the Indenture), each holder of the Senior Notes has the right to require us to repurchase some or all of such holder’s Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to the purchase date.

If we or our restricted subsidiaries engage in an asset sale (as defined in the Indenture), we generally must either invest the net cash proceeds from such sales in our business within a specified period of time, permanently reduce senior debt, permanently reduce senior subordinated debt, permanently reduce debt of a restricted subsidiary that is not a subsidiary guarantor or make an offer to purchase a principal amount of the notes equal to the net cash proceeds, subject to certain exceptions. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

The Indenture contains covenants that limit our ability and certain of our subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;

•	issue preferred stock of restricted subsidiaries;

•	make certain investments;

•	create liens on our or our subsidiary guarantors’ assets to secure debt;

•	enter into sale and leaseback transactions;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	sell assets, including capital stock of our subsidiaries.

These covenants are subject to a number of important limitations and exceptions.

The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all outstanding Senior Notes to be due and payable immediately.

China Loan Facility

During the first quarter of 2011, we formed a joint venture with Zhenjiang Dingsheng Aluminum Industries Joint-Stock Co., Ltd. We are an 81% owner in the joint venture, Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd. (the “China Joint Venture”). On March 29, 2011, our China Joint Venture entered into the China Loan Facility, a non-recourse multi-currency secured revolving and term loan facility with the Bank of China Limited,

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

Zhenjiang Jingkou Sub-Branch, consisting of a $100.0 term loan facility, a ¥532.0 term loan facility and a combined USD/RMB revolving credit facility up to an aggregate amount equivalent to $35.0 (or equivalent to approximately ¥232.8). The revolving loan facility will be used for operating expenses and the term loan facility will be used to finance a portion of the construction and infrastructure and the purchase of equipment. The interest rate on the term USD facility is six month USD LIBOR plus 2.9% and three month USD LIBOR plus 2.6% for any USD revolving loan. The interest rate on the term RMB facility and RMB loans under the revolving credit facility is ninety percent (90%) of the base rate applicable to any loan denominated in RMB of the same tenor, as announced by the People’s Bank of China. The term loan is subject to semiannual scheduled principal repayments beginning one year after the completion of the construction (or January 1, 2016, if earlier) and the final maturity date for all borrowings under the China Loan Facility is the tenth anniversary from the first utilization of the term loan facilities. Our China Joint Venture is an unrestricted subsidiary under the Indenture governing the Senior Notes.

4. COMMITMENTS AND CONTINGENCIES

Environmental Proceedings

Our operations are subject to environmental laws and regulations governing air emissions, wastewater discharges, the handling, disposal and remediation of hazardous substances and wastes and employee health and safety. These laws can impose joint and several liabilities for releases or threatened releases of hazardous substances upon statutorily defined parties, including us, regardless of fault or the lawfulness of the original activity or disposal. Given the changing nature of environmental legal requirements, we may be required, from time to time, to take environmental control measures at some of our facilities to meet future requirements.

We have been named as a potentially responsible party in certain proceedings initiated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act and similar stated statutes and may be named a potentially responsible party in other similar proceedings in the future. It is not anticipated that the costs incurred in connection with the presently pending proceedings will, individually or in the aggregate, have a material adverse effect on our financial position or results of operations.

We are performing operations and maintenance at two Superfund sites for matters arising out of past waste disposal activity associated with closed facilities. We are also under orders by agencies in four states for environmental remediation at five sites, two of which are located at our operating facilities. We are also under orders to perform environmental remediation by agencies in four states and one non-U.S. country at seven sites.

Our reserves for environmental remediation liabilities totaled $36.5 and $36.2 at March 31, 2011 and December 31, 2010, respectively, and have been classified as “Other long-term liabilities” and “Accrued liabilities”. Of the environmental liabilities recorded at March 31, 2011 and December 31, 2010, $7.1 and $6.8, respectively, is indemnified by Corus Group plc.

In addition to environmental liabilities, we have recorded asset retirement obligations associated with legal requirements related primarily to the normal operation of our landfills and the retirement of the related assets. At March 31, 2011 and December 31, 2010, our total asset retirement obligations for our landfills were $12.9. The amounts represent the most probable costs of remedial actions. We estimate the costs related to currently identified remedial actions will be paid out primarily over the next ten years.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

5. COMPREHENSIVE INCOME (LOSS) AND EQUITY (DEFICIT)

The following table presents the components of comprehensive income (loss):

	(Successor)			(Predecessor)
	For the three months ended			For the three months ended
	March 31, 2011			March 31, 2010
		Aleris			Aleris
		International,	Noncontrolling		International,	Noncontrolling
	Total	Inc.	interest	Total	Inc.	interest
Net income (loss)	$57.3	$57.4	$(0.1)	$9.7	$9.7	$—
Changes in other comprehensive income, net of tax:
Currency translation adjustments	20.9	20.9	—	18.5	18.5	—
Pension and other postretirement liability adjustment	—	—	—	(0.3)	(0.3)	—

Changes in other comprehensive income, net of tax	20.9	20.9	—	18.2	18.2	—

Comprehensive income (loss)	$78.2	$78.3	$(0.1)	$27.9	$27.9	$—

We used a portion of the net proceeds from the sale of the Senior Notes to pay a cash dividend of approximately $300.0 to Aleris Corporation on February 28, 2011, which was then paid as a dividend, pro rata, to the stockholders of Aleris Corporation. The following table summarizes the activity within equity for the three months ended March 31, 2011:

	For the three months ended March 31, 2011
	Aleris	Noncontrolling	Total
	International, Inc.	interest	Equity
Equity at January 1, 2011 (Successor)	$936.6	$—	$936.6
Net income (loss)	57.4	(0.1)	57.3
Change in other comprehensive income, net of tax	20.9	—	20.9
Stock-based compensation expense	2.4	—	2.4
Dividend paid to Aleris Corporation	(300.0)	—	(300.0)
Other	(0.2)	—	(0.2)

Equity (deficit) at March 31, 2011 (Successor)	$717.1	$(0.1)	$717.0

6. SEGMENT INFORMATION

We have three reportable segments: (i) Rolled Products North America (ii) Recycling and Specification Alloys Americas and (iii) Europe. A segment is a component of an enterprise whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

Measurement of Segment Profit or Loss and Segment Assets

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies in the Consolidated Financial Statements for the year ended December 31, 2010. Our measure of the profitability of our operating segments is referred to as segment income. Segment income excludes provisions for income taxes, restructuring and impairment charges (gains), certain other income and expenses, interest, unrealized and certain realized gains (losses) on derivative financial instruments, currency exchange gains on debt, losses on intercompany receivables and corporate general and administrative costs, including depreciation of corporate assets and reorganization items, net. Intersegment sales and transfers are recorded at market value. Consolidated cash, long-term debt, net capitalized debt costs, deferred tax assets and assets related to our headquarters office are not allocated to the reportable segments.

Reportable Segment Information

The following table shows our revenues and segment income:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Revenues:
Rolled Products North America	$310.7	$295.0
Recycling and Specification Alloys Americas	247.6	217.4
Europe	634.8	454.0
Intersegment revenues	(1.9)	(4.5)

Total revenues	$1,191.2	$961.9

Segment income:
Rolled Products North America	$14.4	$22.0
Recycling and Specification Alloys Americas	14.9	15.4
Europe	46.4	36.5

Total segment income	75.7	73.9
Unallocated amounts:
Corporate general and administrative expenses	(12.6)	(7.1)
Restructuring and impairment (charges) gains	(0.1)	1.3
Interest expense, net	(8.4)	(44.4)
Unallocated gains on derivative financial instruments	5.0	0.9
Reorganization items, net	(0.6)	(4.7)
Unallocated currency translation gains (losses)	4.5	(8.7)
Other expense, net	(0.5)	(0.2)

Income before income taxes	$63.0	$11.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

The following table shows our reportable segment assets as of March 31, 2011 and December 31, 2010:

	(Successor)
	March 31, 2011	December 31, 2010
Assets
Rolled Products North America	$595.8	$535.4
Recycling and Specification Alloys Americas	264.7	223.9
Europe	1,015.7	860.6
Unallocated assets	290.9	159.8

Total consolidated assets	$2,167.1	$1,779.7

7. STOCK-BASED COMPENSATION

On June 1, 2010 the Board of Directors of Aleris Corporation approved the 2010 Equity Incentive Plan (the “2010 Equity Plan”). Under the 2010 Equity Plan, the maximum aggregate number of shares of Aleris Corporation common stock that may be issued is 2,928,810 with a further limitation on shares issued pursuant to restricted stock units to 325,423. All stock options have a ten-year life and vest quarterly over four years. The restricted stock units and restricted shares also vest quarterly over four years. A portion of the stock options, as well as a portion of the restricted stock units and restricted shares, may vest upon a change in control event.

On February 28, 2011, the Board of Directors of Aleris Corporation paid a $9.60 dividend per share to Aleris Corporation stockholders as of February 17, 2011. As provided in the 2010 Equity Plan, the Board approved the necessary actions to effectuate an option adjustment to (i) increase the number of shares underlying each option outstanding as of February 17, 2011, and (ii) proportionately decrease the exercise price of each option to reflect the dilutive impact of the dividend paid.

During the three months ended March 31, 2011, Aleris Corporation granted an additional 71,584 stock options and 13,000 restricted stock units, respectively, to certain members of senior management of the Company and other nonemployee directors.

During the three months ended March 31, 2011, we recorded $2.4 of compensation expense associated with these options, restricted stock units and restricted shares under the push down accounting provisions of ASC 718. At March 31, 2011, there was $29.9 of compensation expense that is expected to be recorded over the next four years pertaining to the stock options, restricted stock units and restricted shares.

8. INCOME TAXES

Our effective tax rate was 9.0% and 11.8% for the three months ended March 31, 2011 and 2010, respectively. The effective tax rate for the three months ended March 31, 2011 and 2010 differed from the federal statutory rate applied to income and losses before income taxes primarily as a result of the mix of income, losses and tax rates between tax jurisdictions and valuation allowances.

We and the Predecessor have valuation allowances recorded to reduce certain deferred tax assets to amounts that are more likely than not to be realized. The valuation allowances relate to the potential inability to realize our deferred tax assets associated with certain U.S. long-term liabilities and to utilize certain foreign net operating

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

loss carry forwards and, for the Predecessor only, U.S. federal and state net operating loss and tax credit carry forwards. We intend to maintain our valuation allowances until sufficient positive evidence exists (such as cumulative positive earnings and estimated future taxable income) to support their reversal.

Other than those in Germany, most of the tax attributes generated by the Predecessor’s non-filing foreign subsidiaries (net operating loss carryforwards) survived the Chapter 11 proceedings. We expect to use these tax attributes to reduce future tax liabilities. We will assess the ability to utilize these carryforwards on an ongoing basis.

As of March 31, 2011, we have $13.8 of unrecognized tax benefits. We recognize interest and penalties related to uncertain tax positions within the “Provision for income taxes” in the Consolidated Income Statement. As of March 31, 2011, we had approximately $1.0 of accrued interest related to uncertain tax positions.

The 2003 through 2010 tax years remain open to examination. We have continuing responsibility for the open tax years for the Predecessor’s non-filing foreign subsidiaries. A non-U.S. taxing jurisdiction commenced an examination in the first quarter of 2009 that is anticipated to be completed within three months of March 31, 2011. We presented an adjustment to our transfer pricing tax position that is expected to result in a decrease in the reserve of $2.0. Another non-U.S. taxing jurisdiction commenced an examination in the fourth quarter of 2009 that is anticipated to be completed within nine months of March 31, 2011.

9. EMPLOYEE BENEFIT PLANS

Defined Benefit Pension Plans

The components of the net periodic benefit expense are as follows:

	U.S. pension benefits		European pension benefits
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Service cost	$0.7	$0.6	$0.6	$0.5
Interest cost	1.9	2.0	1.8	1.9
Amortization of net loss	—	0.5	—	(0.4)
Expected return on plan assets	(2.0)	(1.8)	—	—

Net periodic benefit expense	$0.6	$1.3	$2.4	$2.0

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

Other Postretirement Benefit Plans

The components of net postretirement benefit expense are as follows:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Service cost	$—	$0.1
Interest cost	0.7	0.7
Amortization of net loss	—	0.1
Plan amendments	—	(2.1)

Net postretirement benefit expense	$0.7	$(1.2)

10. DERIVATIVE AND OTHER FINANCIAL INSTRUMENTS

We use forward contracts and options, as well as contractual price escalators, to reduce the risks associated with our aluminum, natural gas and other supply requirements. Generally, we enter into master netting arrangements with our counterparties and offset net derivative positions with the same counterparties against amounts recognized for the right to reclaim cash collateral or the obligation to return cash collateral under those arrangements in our Consolidated Balance Sheet. For classification purposes, we record the net fair value of all the positions expected to settle in less than one year with these counterparties as a net current asset or liability and all long-term positions as a net long-term asset or liability. At March 31, 2011 and December 31, 2010, we had posted cash collateral totaling approximately $4.7 and $3.6, respectively, which was recorded within “Prepaid expenses and other current assets” on the Consolidated Balance Sheet. The amounts shown in the table below represent the fair value of individual contracts, regardless of the net position presented in the Consolidated Balance Sheet:

	Fair Value of Derivatives as of
	(Successor)
	March 31, 2011		December 31, 2010
Derivatives by type	Asset	Liability	Asset	Liability
Metal	$50.5	$(23.8)	$44.1	$(23.3)
Natural gas	0.6	(0.3)	0.9	(0.6)

Total	51.1	(24.1)	45.0	(23.9)
Effect of counterparty netting	(19.3)	19.3	(18.3)	18.3

Net derivatives as classified in the balance sheet	$31.8	$(4.8)	$26.7	$(5.6)

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

The fair value of our derivative financial instruments at March 31, 2011 and December 31, 2010 was recorded on the Consolidated Balance Sheet as follows:

		(Successor)
Asset Derivatives	Balance Sheet Location	March 31, 2011	December 31, 2010
Metal	Current derivative financial instruments	$17.8	$17.2
	Long-term derivative financial instruments	13.7	9.4
Natural gas	Current derivative financial instruments	0.4	0.2
	Long-term derivative financial instruments	(0.1)	(0.1)

Total		$31.8	$26.7

		(Successor)
Liability Derivatives	Balance Sheet Location	March 31, 2011	December 31, 2010
Metal	Accrued liabilities	$4.8	$5.8
Natural gas	Accrued liabilities	—	(0.2)

Total		$4.8	$5.6

Derivative contracts are recorded at fair value under ASC 820, “Fair Value Measurements and Disclosures,” using quoted market prices and significant other observable and unobservable inputs. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Inputs that are both significant to the fair value measurement and unobservable.

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

We endeavor to utilize the best available information in measuring fair value. To estimate fair value, we apply an industry standard valuation model, which is based on the market approach. Where appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads, and credit considerations. Such adjustments are generally based on available market evidence and unobservable inputs. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following table sets forth our financial assets and liabilities that are accounted for at fair value on a recurring basis as of March 31, 2011 and the level in the fair value hierarchy:

	Fair value measurements at March 31, 2011 using:
Description	Total carrying value in the Consolidated Balance Sheet	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Derivative assets	$51.1	$—	$51.1	$—
Derivative liabilities	(24.1)	—	(24.1)	—

Net derivative assets	$27.0	$—	$27.0	$—

Both realized and unrealized gains and losses on those derivative financial instruments are included within “Gains on derivative financial instruments” in the Consolidated Income Statement. Realized (gains) and losses on derivative financial instruments totaled the following:

	(Successor)	(Predecessor)
	For the three months ended March 31, 2011	For the three months ended March 31, 2010
Natural gas	$0.8	$0.7
Metal	4.2	(8.0)

Metal Hedging

The selling prices of the majority of the orders for our rolled and extruded products are established at the time of order entry or, for certain customers, under long-term contracts. As the related raw materials used to produce these orders can be purchased several months or years after the selling prices are fixed, margins are subject to the risk of changes in the purchase price of the raw materials used for these fixed price sales. In order to manage this transactional exposure, LME aluminum future or forward purchase contracts are purchased at the time the selling prices are fixed. We can also use call option contracts and put option contracts for managing metal price exposures. Upon settlement of call option contracts, we receive cash and recognize a related gain if the LME aluminum closing price exceeds the strike price of the call option. If the call option strike price exceeds the LME aluminum closing price, no amount is received and the option expires. Put options function in a similar but inverse manner. Option contracts require the payment of a premium which is recorded as a realized loss upon settlement or expiration of the option contract. As of March 31, 2011, we had 0.2 and 0.2 metric tons of aluminum buy and sell forward contracts, respectively.

Natural Gas Hedging

To manage the price exposure for natural gas purchases, we can fix the future price of a portion or all of our natural gas requirements by entering into financial hedge contracts. Under these contracts, payments are made or received based on the differential between the monthly closing price on the New York Mercantile Exchange (“NYMEX”) and the contractual hedge contract price. We can also enter into call option contracts to manage the exposure to increasing natural gas prices while maintaining the benefit from declining prices. Natural gas cost

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

can also be managed through the use of cost escalators included in some of our long-term supply contracts with customers, which limits exposure to natural gas price risk. As of March 31, 2011, we had 6.5 trillion British thermal unit forward buy contracts.

Credit Risk

We are exposed to losses in the event of non-performance by the counterparties to the derivative financial instruments discussed above; however, we do not anticipate any non-performance by the counterparties. The counterparties are evaluated for creditworthiness and risk assessment prior to initiating trading activities with the brokers.

Other Financial Instruments

The carrying amount and fair value of our other financial instruments at March 31, 2011 and December 31, 2010 are as follows:

	(Successor)
	March 31, 2011		December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$227.4	$227.4	$113.5	$113.5
ABL Facility	—	—	—	—
Exchangeable Notes	44.1	108.4	44.1	75.2
Senior Notes	490.2	501.9	—	—

The fair value of our Exchangeable Notes was estimated using a binomial lattice pricing model based on the fair value of Aleris Corporation common stock, a risk-free interest rate of 3.4% and expected equity volatility of 50%. Expected equity volatility was determined based on historical stock prices of our peer companies. The fair value of our Senior Notes was estimated using market quotations. The fair value of our accounts receivable, accounts payable and accrued liabilities approximate carrying value.

11. RELATED PARTY TRANSACTIONS

As discussed in Note 7, “Stock-Based Compensation,” we recorded $2.4 of compensation expense for the three months ended March 31, 2011 associated with the 2010 Equity Plan, the beneficiaries of which are members of our senior management and our nonemployee directors.

During the three months ended March 31, 2011, certain members of our senior management received 3,842 shares of Aleris Corporation common stock valued at $0.2, which has been recorded as a payable to Aleris Corporation as of March 31, 2011.

12. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The borrowers under our ABL Facility are Aleris International, Inc., substantially all of the domestic wholly owned subsidiaries of Aleris International, Inc., Aleris Switzerland GmbH (a wholly owned Swiss subsidiary) and Aleris Specification Alloy Products Canada Company (a wholly owned Canadian subsidiary). The obligations under our ABL Facility are guaranteed by certain of our existing and future direct and indirect subsidiaries. Each such borrower and guarantor under our ABL Facility is defined in the ABL Facility as a “Credit Party.” The ABL Facility requires us to provide annual and quarterly financial statements that include

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

information solely with respect to Aleris International, Inc., our subsidiaries that are Credit Parties (the “Credit Party Subsidiaries”) and our subsidiaries that are not Credit Parties (the “Non-Credit Party Subsidiaries”) on a condensed consolidating basis. Condensed consolidating financial statements of Aleris International, Inc., the Credit Party Subsidiaries and Non-Credit Party Subsidiaries are presented below. The condensed consolidating balance sheets are presented as of March 31, 2011 and December 31, 2010 and the condensed consolidating income statement and statement of cash flows are presented for the three months ended March 31, 2011.

	As of March 31, 2011 (Successor)
	Aleris International, Inc. (Parent)	Credit Party Subsidiaries	Non-Credit Party Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$136.8	$63.6	$27.0	$—	$227.4
Accounts receivable, net	1.3	507.8	42.8	—	551.9
Inventories	—	288.4	424.2	—	712.6
Deferred income taxes	—	0.1	1.5	—	1.6
Current derivative financial instruments	—	—	18.2	—	18.2
Prepaid expenses and other current assets	0.3	9.6	15.5	—	25.4

Total Current Assets	138.4	869.5	529.2	—	1,537.1
Property, plant and equipment, net	—	286.1	232.5	—	518.6
Intangible assets, net	—	33.3	15.9	—	49.2
Long-term derivative financial instruments	—	—	13.6	—	13.6
Deferred income taxes	—	1.2	12.6	—	13.8
Other long-term assets	11.9	7.7	15.2	—	34.8
Investments in subsidiaries/intercompany receivables (payables), net	1,111.0	(140.3)	2.4	(973.1)	—

Total Assets	$1,261.3	$1,057.5	$821.4	$(973.1)	$2,167.1

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$2.8	$150.0	$223.7	$—	$376.5
Accrued liabilities	—	73.2	106.5	—	179.7
Deferred income taxes	—	0.1	13.7	—	13.8
Current maturities of debt	—	—	6.3	—	6.3

Total Current Liabilities	2.8	223.3	350.2	—	576.3
Long-term debt	534.3	—	1.6	—	535.9
Deferred income taxes	0.5	3.1	5.3	—	8.9
Accrued pension benefits	—	52.2	138.4	—	190.6
Accrued postretirement benefits	—	48.0	—	—	48.0
Other long-term liabilities	1.3	30.8	53.0	—	85.1

Total Long-Term Liabilities	536.1	134.1	198.3	—	868.5
Redeemable preferred stock	5.3	—	—	—	5.3
Aleris International, Inc. equity	717.1	700.1	273.0	(973.1)	717.1
Noncontrolling interest	—	—	(0.1)	—	(0.1)

Total Liabilities and Equity	$1,261.3	$1,057.5	$821.4	$(973.1)	$2,167.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

	As of December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Credit Party Subsidiaries	Non-Credit Party Subsidiaries	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$37.9	$60.7	$14.9	$—	$113.5
Accounts receivable, net	1.3	365.9	26.2	—	393.4
Inventories	—	262.7	350.9	—	613.6
Deferred income taxes	—	0.1	1.5	—	1.6
Current derivative financial instruments	—	—	17.4	—	17.4
Prepaid expenses and other current assets	0.4	8.9	14.5	—	23.8

Total Current Assets	39.6	698.3	425.4	—	1,163.3
Property, plant and equipment, net	—	290.0	220.0	—	510.0
Intangible assets, net	—	33.8	15.9	—	49.7
Long-term derivative financial instruments	—	—	9.3	—	9.3
Deferred income taxes	—	1.2	12.7	—	13.9
Other long-term assets	10.6	8.5	14.4	—	33.5
Investments in subsidiaries/ intercompany receivables (payables), net	947.3	(155.7)	(72.5)	(719.1)	—

Total Assets	$997.5	$876.1	$625.2	$(719.1)	$1,779.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$3.2	$106.2	$174.2	$—	$283.6
Accrued liabilities	6.9	57.6	100.7	—	165.2
Deferred income taxes	—	0.1	13.7	—	13.8
Current maturities of debt	—	—	5.3	—	5.3

Total Current Liabilities	10.1	163.9	293.9	—	467.9
Long-term debt	44.1	—	1.0	—	45.1
Deferred income taxes	0.3	3.2	5.2	—	8.7
Accrued pension benefits	—	53.8	130.7	—	184.5
Accrued postretirement benefits	—	48.5	—	—	48.5
Other long-term liabilities	1.2	30.6	51.4	—	83.2

Total Long-Term Liabilities	45.6	136.1	188.3	—	370.0
Redeemable preferred stock	5.2	—	—	—	5.2
Aleris International, Inc. equity	936.6	576.1	143.0	(719.1)	936.6

Total Liabilities and Equity	$997.5	$876.1	$625.2	$(719.1)	$1,779.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

	For the three months ended March 31, 2011 (Successor)
	Aleris International, Inc. (Parent)	Credit Party Subsidiaries	Non-Credit Party Subsidiaries	Eliminations	Consolidated
Revenues	$—	$651.8	$661.9	$(122.5)	$1,191.2
Cost of sales	—	606.8	578.4	(122.5)	1,062.7

Gross profit	—	45.0	83.5	—	128.5
Selling, general and administrative expenses	—	33.5	28.2	—	61.7
Restructuring and other charges	—	0.1	—	—	0.1
Losses (gains) on derivative financial instruments	—	5.1	(5.1)	—	—
Other operating expense (income), net	—	0.3	(4.1)	—	(3.8)

Operating income	—	6.0	64.5	—	70.5
Interest expense (income), net	—	6.5	1.9	—	8.4
Reorganization items, net	(0.1)	0.7	—	—	0.6
Other (income) expense, net	—	(6.6)	5.1	—	(1.5)
Equity in net earnings of affiliates	(57.6)	(61.7)	—	119.3	—

Income before income taxes	57.7	67.1	57.5	(119.3)	63.0
Provision for income taxes	0.4	0.6	4.7	—	5.7

Net income	57.3	66.5	52.8	(119.3)	57.3

Net loss attributable to noncontrolling interest	—	—	(0.1)	—	(0.1)

Net income attributable to Aleris International, Inc.	$57.3	$66.5	$52.9	$(119.3)	$57.4

	For the three months ended March 31, 2011 (Successor)
	Aleris International, Inc. (Parent)	Credit Party Subsidiaries	Non-Credit Party Subsidiaries	Eliminations	Consolidated
Net cash (used) provided by operating activities	$(38.9)	$(16.6)	$(1.3)	$—	$(56.8)

Investing activities
Payments for property, plant and equipment	—	(14.8)	(8.1)	—	(22.9)
Proceeds from the sale of property, plant and equipment	—	—	0.4	—	0.4
Net investment in subsidiaries	(50.0)	34.0	16.0	—	—

Net cash used by investing activities	(50.0)	19.2	8.3	—	(22.5)

Financing activities
Proceeds from Senior Notes, net of discount of $10.0	490.0	—	—	—	490.0
Net proceeds from long-term debt	—	—	1.5	—	1.5
Debt issuance costs	(2.2)	—	(0.2)	—	(2.4)
Dividend paid to Aleris Corporation	(300.0)	—	—	—	(300.0)

Net cash provided by financing activities	187.8	—	1.3	—	189.1

Effect of exchange rate differences on cash and cash equivalents	—	0.3	3.8	—	4.1

Net increase in cash and cash equivalents	98.9	2.9	12.1	—	113.9
Cash and cash equivalents at beginning of period	37.9	60.7	14.9	—	113.5

Cash and cash equivalents at end of period	$136.8	$63.6	$27.0	$—	$227.4

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

Certain of our subsidiaries (the “Guarantors”) are guarantors of the indebtedness under our Senior Notes. Each of the Guarantors has fully and unconditionally guaranteed, on a joint and several basis, to pay principal and interest related to the Senior Notes and each of the Guarantors are directly or indirectly wholly-owned subsidiaries of the Company. For purposes of complying with the reporting requirements of the Guarantor Subsidiaries, presented below are condensed consolidating financial statements of Aleris International, Inc., the Guarantor Subsidiaries, and those subsidiaries of Aleris International, Inc. that are not guaranteeing the indebtedness under the Senior Notes (the “Non-Guarantors”). The condensed consolidating balance sheet is presented as of March 31, 2011 and December 31, 2010, and the condensed consolidating income statements and statements of cash flows are presented for the three months ended March 31, 2011 and 2010.

	As of March 31, 2011 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$136.8	$—	$90.6	$—	$227.4
Accounts receivable, net	1.3	211.2	339.4	—	551.9
Inventories	—	275.9	436.7	—	712.6
Deferred income taxes	—	—	1.6	—	1.6
Current derivative financial instruments	—	—	18.2		18.2
Prepaid expenses and other current assets	0.3	9.0	16.1	—	25.4

Total Current Assets	138.4	496.1	902.6	—	1,537.1
Property, plant and equipment, net	—	268.7	249.9	—	518.6
Intangible assets, net	—	33.3	15.9	—	49.2
Long-term derivative financial instruments	—	—	13.6	—	13.6
Deferred income taxes	—	—	13.8	—	13.8
Other long-term assets	11.9	3.5	19.4	—	34.8
Investments in subsidiaries/intercompany receivables (payables), net	1,111.0	238.8	(65.6)	(1,284.2)	—

Total Assets	$1,261.3	$1,040.4	$1,149.6	$(1,284.2)	$2,167.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$2.8	$127.4	$246.3	$—	$376.5
Accrued liabilities	—	58.2	121.5	—	179.7
Deferred income taxes	—	—	13.8	—	13.8
Current maturities of debt	—	—	6.3	—	6.3

Total Current Liabilities	2.8	185.6	387.9	—	576.3
Long-term debt	534.3	—	1.6	—	535.9
Deferred income taxes	0.5	0.1	8.3	—	8.9
Accrued pension benefits	—	51.2	139.4	—	190.6
Accrued postretirement benefits	—	48.0	—	—	48.0
Other long-term liabilities	1.3	30.3	53.5	—	85.1

Total Long-Term Liabilities	536.1	129.6	202.8	—	868.5
Redeemable preferred stock	5.3	—	—	—	5.3
Aleris International, Inc. equity	717.1	725.2	559.0	(1,284.2)	717.1
Noncontrolling interest	—	—	(0.1)	—	(0.1)

Total Liabilities and Equity	$1,261.3	$1,040.4	$1,149.6	$(1,284.2)	$2,167.1

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

	As of December 31, 2010 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
ASSETS
Current Assets
Cash and cash equivalents	$37.9	$—	$75.6	$—	$113.5
Accounts receivable, net	1.3	140.7	251.4	—	393.4
Inventories	—	249.6	364.0	—	613.6
Deferred income taxes	—	—	1.6	—	1.6
Current derivative financial instruments	—	—	17.4	—	17.4
Prepaid expenses and other current assets	0.4	8.3	15.1	—	23.8

Total Current Assets	39.6	398.6	725.1	—	1,163.3
Property, plant and equipment, net	—	273.1	236.9	—	510.0
Intangible assets, net	—	33.8	15.9	—	49.7
Long-term derivative financial instruments	—	—	9.3	—	9.3
Deferred income taxes	—	—	13.9	—	13.9
Other long-term assets	10.6	4.3	18.6	—	33.5
Investments in subsidiaries/intercompany receivables (payables), net	947.3	269.0	(64.1)	(1,152.2)	—

Total Assets	$997.5	$978.8	$955.6	$(1,152.2)	$1,779.7

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities
Accounts payable	$3.2	$88.9	$191.5	$—	$283.6
Accrued liabilities	6.9	48.5	109.8	—	165.2
Deferred income taxes	—	—	13.8	—	13.8
Current maturities of debt	—	—	5.3	—	5.3

Total Current Liabilities	10.1	137.4	320.4	—	467.9
Long-term debt	44.1	—	1.0	—	45.1
Deferred income taxes	0.3	0.2	8.2	—	8.7
Accrued pension benefits	—	52.9	131.6	—	184.5
Accrued postretirement benefits	—	48.5	—	—	48.5
Other long-term liabilities	1.2	30.3	51.7	—	83.2

Total Long-Term Liabilities	45.6	131.9	192.5	—	370.0
Redeemable preferred stock	5.2	—	—	—	5.2
Aleris International, Inc. equity	936.6	709.5	442.7	(1,152.2)	936.6

Total Liabilities and Equity	$997.5	$978.8	$955.6	$(1,152.2)	$1,779.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

	For the three months ended March 31, 2011 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$506.5	$687.5	$(2.8)	$1,191.2
Cost of sales	—	460.6	604.9	(2.8)	1,062.7

Gross profit	—	45.9	82.6	—	128.5
Selling, general and administrative expenses	—	25.5	36.2	—	61.7
Restructuring and other charges	—	0.1	—	—	0.1
Losses (gains) on derivative financial instruments	—	4.9	(4.9)	—	—
Other operating expense (income), net	—	0.3	(4.1)	—	(3.8)

Operating income	—	15.1	55.4	—	70.5
Interest expense (income), net	—	7.0	1.4	—	8.4
Reorganization items, net	(0.1)	0.7	—	—	0.6
Other income, net	—	(0.7)	(0.8)	—	(1.5)
Equity in net earnings of affiliates	(57.6)	(1.0)	—	58.6	—

Income before income taxes	57.7	9.1	54.8	(58.6)	63.0
Provision for income taxes	0.4	—	5.3	—	5.7

Net income	57.3	9.1	49.5	(58.6)	57.3

Net loss attributable to noncontrolling interest	—	—	(0.1)	—	(0.1)

Net income attributable to Aleris International, Inc.	$57.3	$9.1	$49.6	$(58.6)	$57.4

	For the three months ended March 31, 2010 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Revenues	$—	$447.4	$516.6	$(2.1)	$961.9
Cost of sales	—	402.0	448.9	(2.1)	848.8

Gross profit	—	45.4	67.7	—	113.1
Selling, general and administrative expenses	—	18.2	31.4		49.6
Restructuring and other (gains) charges	—	(1.8)	0.5	—	(1.3)
Losses (gains) on derivative financial instruments	—	1.1	(8.9)	—	(7.8)
Other operating income, net	—	(0.1)	—	—	(0.1)

Operating income	—	28.0	44.7	—	72.7
Interest expense, net	—	31.8	12.6	—	44.4
Reorganization items, net	4.8	0.3	(0.4)	—	4.7
Other (income) expense, net	(12.8)	—	25.4	—	12.6
Equity in net earnings of affiliates	(1.9)	(1.9)	—	3.8	—

Income (loss) before income taxes	9.9	(2.2)	7.1	(3.8)	11.0
Provision for income taxes	0.2	—	1.1	—	1.3

Net income (loss)	$9.7	$(2.2)	$6.0	$(3.8)	$9.7

ALERIS INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(amounts in millions, except share and per share data)

	For the three months ended March 31, 2011 (Successor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash provided (used) by operating activities	$(38.9)	$14.5	$(32.4)	$—	$(56.8)

Investing activities
Payments for property, plant and equipment	—	(14.5)	(8.4)	—	(22.9)
Proceeds from the sale of property, plant and equipment	—	—	0.4	—	0.4
Net investment in subsidiaries	(50.0)	—	50.0	—	—

Net cash used by investing activities	(50.0)	(14.5)	42.0	—	(22.5)

Financing activities
Proceeds from Senior Note, net of discount	490.0	—	—	—	490.0
Proceeds from long-term debt	—	—	1.5	—	1.5
Debt issuance costs	(2.2)	—	(0.2)	—	(2.4)
Dividend paid to Aleris Corporation	(300.0)	—	—	—	(300.0)

Net cash provided by financing activities	187.8	—	1.3	—	189.1

Effect of exchange rate differences on cash and cash equivalents	—	—	4.1	—	4.1

Net increase in cash and cash equivalents	98.9	—	15.0	—	113.9
Cash and cash equivalents at beginning of period	37.9	—	75.6	—	113.5

Cash and cash equivalents at end of period	$136.8	$—	$90.6	$—	$227.4

	For the three months ended March 31, 2010 (Predecessor)
	Aleris International, Inc. (Parent)	Guarantors	Non- Guarantors	Eliminations	Consolidated
Net cash (used) provided by operating activities	$(47.2)	$6.6	$(62.1)	$—	$(102.7)

Investing activities
Payments for property, plant and equipment	—	(6.4)	(2.9)	—	(9.3)
Proceeds from the sale of property, plant and equipment	—	0.2	—	—	0.2
Other	—	—	0.2	—	0.2

Net cash used by investing activities	—	(6.2)	(2.7)	—	(8.9)

Financing activities
Proceeds from DIP Facilities	456.9	—	62.7	—	519.6
Payments on DIP Facilities	(398.1)	—	(31.8)	—	(429.9)
Net payments on long-term debt	(0.3)	—	(0.5)	—	(0.8)
Debt issuance costs	(8.5)	—	(3.4)	—	(11.9)

Net cash provided by financing activities	50.0	—	27.0	—	77.0

Effect of exchange rate differences on cash and cash equivalents	—	—	(3.3)	—	(3.3)

Net increase (decrease) in cash and cash equivalents	2.8	0.4	(41.1)	—	(37.9)
Cash and cash equivalents at beginning of period	15.6	0.1	93.2	—	108.9

Cash and cash equivalents at end of period	$18.4	$0.5	$52.1	$—	$71.0

Until                     , 2011 all dealers that effect transactions in the exchange notes may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Aleris International, Inc.

Section 102(b)(7) of the Delaware General Corporate Law, which we refer to as the “DGCL,” permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director for any breach of the director’s duty of loyalty to the corporation or its shareholders, for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law, for the payment of unlawful dividends, for conduct that falls under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

In addition, pursuant to Section 145 of the DGCL, Aleris generally has the power to indemnify its current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Aleris, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. Delaware Registrants also have the power to purchase and maintain insurance for such directors and officers.

Delaware Corporation Guarantors—Aleris Rolled Products, Inc.; Aleris Rolled Products Sales Corporation; Aleris Recycling, Inc.; Aleris Specification Alloys, Inc.; Aleris Specialty Products, Inc.; Aleris Ohio Management, Inc.

For a description of Delaware law see above under the heading “Aleris International, Inc.” The bylaws of each of Aleris Rolled Products, Inc., Aleris Rolled Products Sales Corporation, Aleris Recycling, Inc., Aleris Specification Alloys, Inc., Aleris Specialty Products, Inc. and Aleris Ohio Management, Inc. provide generally for indemnification to the fullest extent not prohibited by Delaware law for directors and executive officers of each respective corporation.

Delaware Limited Liability Company Guarantors—Aleris Rolled Products, LLC; IMCO Recycling of Ohio, LLC; Aleris Recycling Bens Run, LLC

Section 18-108 of the Delaware Limited Liability Company Act permits a limited liability company, subject to such standards and restrictions, if any, as are set forth in such limited liability company’s limited liability company agreement, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Ohio Limited Liability Company Guarantor—ETS Schaefer LLC

Section 1705.32 of the Ohio Limited Liability Company Act, which we refer to as the “OLLCA,” provides that a limited liability company may indemnify any person who was or is a party, or who is threatened to be made a party, to any action, suit or proceeding because such person is or was a manager, member, partner, officer, employee or agent of the company, or is or was serving at the company’s request as a manager, director, trustee, officer, employee or agent of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that were actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful. In the case of an action or suit by or in the right of the company, a limited liability company may indemnify such person against expenses (including attorneys’ fees) that were actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the company, except that no indemnification may be made in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty to the company unless and only to the extent that the court of common pleas or the court in which the action or suit was brought determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for expenses that the court considers proper. To the extent that a manager, officer, employee or agent of a limited liability company has been successful on the merits or otherwise in defense of any action, suit, proceeding, claim, issue or matter referred to above, the limited liability company must indemnify such person against expenses (including attorneys’ fees) that were actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The indemnification authorized by Section 1705.32 of the OLLCA is not exclusive of and shall be in addition to any other rights granted to those seeking indemnification, both as to action in their official capacities and as to action in another capacity while holding their offices or positions. Section 1705.32 of the OLLCA also provides that a limited liability company may purchase and maintain insurance or furnish similar protection for or on behalf of any person who is or was a manager, member, partner, officer, employee or agent of the company or who is or was serving at the request of the company as a manager, director, trustee, officer, employee or agent of another entity. The articles of organization and the operating agreement of ETS Schaefer, LLC do not address indemnification.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b)	Financial Statement Schedules

We have omitted financial statement schedules because they are not required or are not applicable, or the required information is shown in the Consolidated Financial Statements or the notes to the Consolidated Financial Statements included elsewhere in this prospectus.

Item 22.	Undertakings.

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (ii) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 28th day of July 2011.

ALERIS INTERNATIONAL, INC.

By:	/S/ SEAN M. STACK
Sean M. Stack
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Steven J. Demetriou	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2011

/S/ SEAN M. STACK Sean M. Stack	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 28, 2011

* Scott A. McKinley	Senior Vice President and Controller	July 28, 2011

* Scott Graves	Director	July 28, 2011

* Brian Laibow	Director	July 28, 2011

* Ara Abrahamian	Director	July 28, 2011

* Kenneth Liang	Director	July 28, 2011

* Christopher M. Crane	Director	July 28, 2011

* G. Richard Wagoner, Jr.	Director	July 28, 2011

* Lawrence Stranghoener	Director	July 28, 2011

* Emily Alexander	Director	July 28, 2011

*By:	/S/ SEAN M. STACK
Sean M. Stack, As Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 28th day of July 2011.

ALERIS ROLLED PRODUCTS, INC.
ALERIS ROLLED PRODUCTS SALES CORPORATION
ALERIS RECYCLING, INC.
ALERIS SPECIFICATION ALLOYS, INC.
ALERIS SPECIALTY PRODUCTS, INC.
ALERIS OHIO MANAGEMENT, INC.

By:	/S/ SEAN M. STACK
Sean M. Stack
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SEAN M. STACK Sean M. Stack	President and Director (Principal Executive Officer and Principal Financial Officer)	July 28, 2011

* Christopher R. Clegg	Secretary and Director	July 28, 2011

* Scott A. McKinley	Vice President, Treasurer and Director (Controller)	July 28, 2011

*By:	/S/ SEAN M. STACK
Sean M. Stack, As Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 28th day of July 2011.

By: ALERIS RECYCLING BENS RUN, LLC

By: Aleris Recycling, Inc., the sole member

By:	/S/ SEAN M. STACK
Sean M. Stack
President

By: ETS SCHAEFER, LLC

By: Aleris Recycling, Inc., the sole member

By:	/S/ SEAN M. STACK
Sean M. Stack
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SEAN M. STACK Sean M. Stack	President and Director (Principal Executive Officer and Principal Financial Officer)	July 28, 2011

* Christopher R. Clegg	Secretary and Director	July 28, 2011

* Scott A. McKinley	Vice President, Treasurer and Director (Controller)	July 28, 2011

*By:	/S/ SEAN M. STACK
Sean M. Stack, As Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Beachwood, State of Ohio, on the 28th day of July 2011.

By: ALERIS ROLLED PRODUCTS, LLC

By: Aleris Rolled Products, Inc., the sole member

By:	/S/ SEAN M. STACK
Sean M. Stack
President

By: IMCO RECYCLING OF OHIO, LLC

By: Aleris Rolled Products, Inc., the sole member

By:	/S/ SEAN M. STACK
Sean M. Stack
President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SEAN M. STACK Sean M. Stack	President and Director (Principal Executive Officer and Principal Financial Officer)	July 28, 2011

* Christopher R. Clegg	Secretary and Director	July 28, 2011

* Scott A. McKinley	Vice President, Treasurer and Director (Controller)	July 28, 2011

*By:	/S/ SEAN M. STACK
Sean M. Stack, As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1*	First Amended Joint Plan of Reorganization of Aleris International, Inc. and its Affiliated Debtors, as modified, Mar. 19, 2010

3.1*	Certificate of Incorporation of Aleris International, Inc., as amended

3.2*	Amended and Restated Bylaws of Aleris International, Inc.

3.3*	Certificate of Incorporation of Aleris Rolled Products, Inc.

3.4*	Amended and Restated Bylaws of Aleris Rolled Products, Inc.

3.5*	Certificate of Incorporation of Aleris Rolled Products Sales Corporation

3.6*	Amended and Restated Bylaws of Aleris Rolled Products Sales Corporation

3.7*	Certificate of Incorporation of Aleris Recycling, Inc.

3.8*	Amended and Restated Bylaws of Aleris Recycling, Inc.

3.9*	Certificate of Incorporation of Aleris Specification Alloys, Inc.

3.10*	Amended and Restated Bylaws of Aleris Specification Alloys, Inc.

3.11*	Certificate of Incorporation of Aleris Specialty Products, Inc.

3.12*	Amended and Restated Bylaws of Aleris Specialty Products, Inc.

3.13*	Certificate of Incorporation of Aleris Ohio Management, Inc.

3.14*	Amended and Restated Bylaws of Aleris Ohio Management, Inc.

3.15*	Certificate of Formation of Aleris Recycling Bens Run, LLC

3.16*	Second Amended and Restated Limited Liability Company Agreement of Aleris Recycling Bens Run, LLC

3.17*	Certificate of Formation of Aleris Rolled Products, LLC

3.18*	Amended and Restated Limited Liability Company Agreement of Aleris Rolled Products, LLC

3.19*	Articles of Organization of ETS Schaefer, LLC

3.20*	Operating Agreement of ETS Schaefer, LLC

3.21*	Certificate of Formation of IMCO Recycling of Ohio, LLC

3.22*	Limited Liability Company Agreement of IMCO Recycling of Ohio, LLC

4.1*	Indenture, dated as of February 9, 2011, by and among the Company, the guarantors named therein, and U.S. Bank National Association, as trustee

4.2*	Registration Rights Agreement, dated as of February 9, 2011, by and among the Company, the guarantors named therein, and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, UBS Securities LLC, KeyBank Capital Markets Inc., and Moelis & Company LLC, as Initial Purchasers

4.3*	Form of 7 5/8% Senior Notes due 2018 (included as part of Exhibit 4.1 above)

5.1*	Form of Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP

5.2*	Opinion of Baker & Hostetler LLP

Exhibit Number	Description

10.1

Amended and Restated Credit Agreement dated June 30, 2011 among Aleris International, Inc., each subsidiary of Aleris International, Inc. a party thereto, the lenders party thereto from time to time, Bank of America, N.A. as Administrative Agent, J.P. Morgan Securities LLC as Syndication Agent, RBS Business Capital as a Senior Managing Agent, Bank of America, N.A., Deutsche Bank AG New York Branch and JPMorgan Chase Bank, N.A. as Co-Collateral Agents, Barclays Capital, Deutsche Bank AG New York Branch and UBS Securities LLC as Co-Documentation Agents.

10.2*	U.S. Security Agreement, dated as of June 1, 2010, by and among Aleris International, Inc. and certain of its subsidiaries, as assignors, and Bank of America, as administrative agent, relating to the Credit Agreement (filed as Exhibit 10.3 to Aleris International, Inc.’s Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.3*	Facility Agreement, dated as of March 29, 2011, between Aleris Dingsheng Aluminum (Zhenjiang) Co., Ltd., as borrower, and Bank of China Limited, Zhenjiang Jingkou Sub-branch, as lender (filed as Exhibit 10.4 to Aleris International, Inc.’s Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.4†*	Employment Agreement dated as of June 1, 2010 by and among the Company, Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.5 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.4.1†*	Amendment 2 to Employment Agreement by and among Aleris Corporation and Steven J. Demetriou.

10.5†*	Employment Agreement dated as of June 1, 2010 by and among the Company, Aleris Holding Company and Sean M. Stack (filed as Exhibit 10.6 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.5.1†*	Amendment 2 to Employment Agreement by and among Aleris Corporation and Sean M. Stack.

10.6†*	Form of Employment Agreement dated as of June 1, 2010 by and among the Company, Aleris Holding Company with each of Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick (filed as Exhibit 10.7 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.6.1†*	Form of Amendment of Form of Employment Agreement by and among Aleris Corporation and each of Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick.

10.7†*	Aleris Corporation 2011 Equity Incentive Plan.

10.8*	Stockholders Agreement, dated June 1, 2010 between Aleris Holding Company and the stockholders of Aleris Holding Company named therein (filed as Exhibit 10.9 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.9†*	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated June 1, 2010 between Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.10 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.9.1†*	Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement between Aleris Corporation and Steven J. Demetriou.

10.9.2†*	Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement between Aleris Corporation and Steven J. Demetriou.

10.10†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement, dated as of June 1, 2010 between Aleris Holding Company and each of Sean M. Stack, Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick (filed as Exhibit 10.11 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.10.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement between Aleris Corporation and each of Sean M. Stack, Christopher R. Clegg, Thomas W. Weidenkopf, and K. Alan Dick.

Exhibit Number	Description

10.10.2†*	Form of Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement between Aleris Corporation and each of Sean M. Stack, Christopher R. Clegg, Thomas W. Weidenkopf, and K. Alan Dick.

10.11†*	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated February 2, 2011 between Aleris Holding Company and K. Alan Dick (filed as Exhibit 10.12 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.11.1†*	Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement (dated February 2, 2011) between Aleris Corporation and K. Alan Dick.

10.11.2†*	Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement (dated February 2, 2011) between Aleris Corporation and K. Alan Dick.

10.12†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Stock Option Award Agreement dated June 11, 2010 with Management Team Members, including with each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey and Ralf Zimmermann (filed as Exhibit 10.13 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.12.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Award Agreement by and among Aleris Corporation and Management Team Members, including each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey, and Ralf Zimmermann.

10.12.2†*	Form of Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Award Agreement by and among Aleris Corporation and Management Team Members, including each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey, and Ralf Zimmermann.

10.13†*	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement dated June 1, 2010 between Aleris Holding Company and Steven J. Demetriou (filed as Exhibit 10.14 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.13.1†*	Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Restricted Stock Unit Agreement between Aleris Corporation and Steven J. Demetriou.

10.14†*	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and Sean M. Stack (filed as Exhibit 10.15 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.14.1†*	Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Restricted Stock Unit Agreement between Aleris Corporation and Sean M. Stack.

10.15†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and each of Christopher R. Clegg, Thomas W. Weidenkopf, and K. Alan Dick (filed as Exhibit 10.16 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.15.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Restricted Stock Unit Agreement between Aleris Corporation and each of Christopher R. Clegg, Thomas W. Weidenkopf and K. Alan Dick.

10.16†*	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 1, 2010 between Aleris Holding Company and K. Alan Dick (filed as Exhibit 10.17 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.16.1†*	Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Restricted Stock Unit Agreement (dated February 2, 2011) between Aleris Corporation and K. Alan Dick.

Exhibit Number	Description

10.17†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement, dated as of June 11, 2010 with Management Team members, including with each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey and Ralf Zimmermann (filed as Exhibit 10.18 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.17.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Restricted Stock Unit Award Agreement by and among Aleris Corporation and Management Team Members, including each of Terrance J. Hogan, Scott A. McKinley, Michael J. Hobey, and Ralf Zimmermann.

10.18†*	Aleris International, Inc. Deferred Compensation and Retirement Benefit Restoration Plan, effective January 1, 2009 (filed as Exhibit 10.19 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.19†*	Aleris Cash Balance Plan, as amended and restated as of June 1, 2010 (filed as Exhibit 10.20 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.20†*	Aleris Corporation 2011 Management Incentive Plan.

10.21†*	Aleris Switzerland GmbH, Neuhausen am Rheinfall, effective as of April 1, 2008, with respect to pension benefits for Roeland Baan (filed as Exhibit 10.22 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.22†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang (filed as Exhibit 10.23 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No.
333-173180), and incorporated herein by reference).

10.22.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang.

10.22.2†*	Form of Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang.

10.23†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang (filed as Exhibit 10.24 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.23.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Scott L. Graves, Brian Laibow, Ara Abrahamian, and Kenneth Liang.

10.24†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander (filed as Exhibit 10.25 to Aleris International, Inc.’s Registration Statement on Form S-4 (File
No. 333-173180), and incorporated herein by reference).

10.24.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander.

10.24.2†*	Form of Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Director Stock Option Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander.

Exhibit Number	Description

10.25†*	Form of Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander (filed as Exhibit 10.26 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.25.1†*	Form of Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Director Restricted Stock Unit Award Agreement with each of Christopher M. Crane, Lawrence Stranghoener, and Emily Alexander.

10.26†*	Aleris Holding Company 2010 Equity Incentive Plan Director Restricted Stock Award Agreement with G. Richard Wagoner, Jr. (filed as Exhibit 10.27 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.26.1†*	Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Director Restricted Stock Award Agreement with G. Richard Wagoner, Jr.

10.27†*	Employment Agreement dated as of June 1, 2010 by and among Aleris Switzerland GmbH and Roeland Baan (filed as Exhibit 10.28 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.27.1†	Amendment 1 to Employment Agreement by and among Aleris Switzerland GmbH and Roelof IJ. Baan.

10.28†*	Aleris Holding Company 2010 Equity Incentive Plan Stock Option Agreement dated as of June 1, 2010 between Aleris Holding Company and Roeland Baan (filed as Exhibit 10.29 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.28.1†*	Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement between Aleris Corporation and Roelof IJ. Baan.

10.28.2†*	Amendment 2 to the Aleris Corporation 2010 Equity Incentive Plan Stock Option Agreement between Aleris Corporation and Roelof IJ. Baan.

10.29†*	Aleris Holding Company 2010 Equity Incentive Plan Restricted Stock Unit Agreement as of June 1, 2010 between Aleris Holding Company and Roeland Baan (filed as Exhibit 10.30 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.29.1†*	Amendment 1 to the Aleris Corporation 2010 Equity Incentive Plan Restricted Stock Unit Agreement between Aleris Corporation and Roelof IJ. Baan.

10.30*	Registration Rights Agreement, dated June 1, 2010 among Aleris Holding Company and the parties listed therein (filed as Exhibit 10.31 to Aleris International, Inc.’s Registration Statement on Form S-4 (File No. 333-173180), and incorporated herein by reference).

10.31†*	Letter Agreement dated April 5, 2011 between Aleris International, Inc. and Steven J. Demetriou amending Mr. Demetriou’s Employment Agreement and Restricted Stock Unit Award Agreement (filed as Exhibit 10.2 to Aleris International, Inc.’s Quarterly Report on Form 10-Q (File No. 333-173180) filed May 13, 2011, and incorporated herein by reference).

10.32†*	Letter Agreement dated April 5, 2011 between Aleris International, Inc. and Sean M. Stack amending Mr. Stack’s Employment Agreement and Restricted Stock Unit Award Agreement (filed as Exhibit 10.3 to Aleris International, Inc.’s Quarterly Report on Form 10-Q (File No. 333-173180) filed May 13, 2011, and incorporated herein by reference).

10.33*	Consulting Services and Non-Competition Agreement dated June 1, 2010 between Aleris International, Inc. and Dale V. Kesler (filed as Exhibit 10.34 to Aleris International Inc.’s Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-173180) and incorporated herein by reference).

12.1	Statement of Computation of Ratio of Earnings to Fixed Changes.

21.1	Subsidiaries of Aleris International, Inc. as of July 1, 2011.

Exhibit Number	Description

23.1*	Form of Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3*	Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 5.2).

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 with respect to the Indenture governing the 7 5/8% Senior Notes due 2018.

99.1*	Form of Letter of Transmittal, with respect to outstanding notes and exchange notes.

99.2*	Form of Notice of Guaranteed Delivery, with respect to outstanding notes and exchange notes.

99.3*	Form of Instructions to Registered Holder from Beneficial Owners.

99.4*	Form of Letter to Clients.

99.5*	Form of Letter to Registered Holders.

†	Management contract or compensatory plan or arrangement
*	Previously filed